Filed Pursuant to Rule 424(b)(3)
File Number 333-129140

PROSPECTUS SUPPLEMENT NO. 23
to Prospectus declared
effective on May 11, 2006
as supplemented on May 17, 2006, June 12, 2006, August 18, 2006, September 18, 2006, September 29, 2006,
October 23, 2006, November 21, 2006, December 14, 2006, February 20, 2007, March 2, 2007, March 12, 2007, April 2, 2007, May 1, 2007, May 7, 2007, May 22, 2007, June 26, 2007, July 11, 2007, July 27, 2007, August 21, 2007, November 21, 2007, December 20, 2007 and March 3, 2008
(Registration No. 333-129140)

CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC.

        This Prospectus Supplement No. 23 supplements our Prospectus dated May 12, 2006, Prospectus Supplement No.1 dated May 17, 2006, Prospectus Supplement No. 2 dated June 12, 2006, Prospectus Supplement No. 3 dated August 18, 2006, Prospectus Supplement No. 4 dated September 18, 2006, Prospectus Supplement No. 5 dated September 29, 2006, Prospectus Supplement No. 6 dated October 23, 2006, Prospectus Supplement No. 7 dated November 21, 2006, Prospectus Supplement No. 8 dated December 14, 2006, Prospectus Supplement No. 9 dated February 20, 2007, Prospectus Supplement No. 10 dated March 2, 2007, Prospectus Supplement No. 11 dated March 12, 2007, Prospectus Supplement No. 12 dated April 2, 2007, Prospectus Supplement No. 13 dated May 1, 2007, Prospectus Supplement No. 14 dated May 7, 2007, Prospectus Supplement No. 15 dated May 22, 2007, Prospectus Supplement No. 16 dated June 26, 2007, Prospectus Supplement No. 17 dated July 11, 2007, Prospectus Supplement No. 18 dated July 27, 2007, Prospectus Supplement No. 19 dated August 21, 2007, Prospectus Supplement No. 20 dated November 21, 2007, Prospectus Supplement No. 21 dated December 20, 2007 and Prospectus Supplement No. 22 dated March 3, 2008. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 23 together with the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7, Prospectus Supplement No. 8, Prospectus Supplement No. 9, Prospectus Supplement No. 10, Prospectus Supplement No. 11, Prospectus Supplement No. 12, Prospectus Supplement No. 13, Prospectus Supplement No. 14, Prospectus Supplement No. 15, Prospectus Supplement No. 16, Prospectus Supplement No. 17, Prospectus Supplement No. 18, Prospectus Supplement No. 19, Prospectus Supplement No. 20, Prospectus Supplement No. 21 and Prospectus Supplement No. 22.

This Prospectus Supplement includes the attached Annual Report on Form 10-KSB of Cyberkinetics Neurotechnology Systems, Inc., as filed by us on March 31, 2008 with the Securities and Exchange Commission.

Appendix A to this Prospectus Supplement provides the “Consent of Independent Registered Public Accounting Firm” from Vitale, Caturano & Company, Ltd., dated March 31, 2008 for use herein of their report previously filed with our Annual Report on Form 10-KSB.

        Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol "CYKN."

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is April 7, 2008

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-KSB

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934

For the Fiscal Year Ended December 31, 2007

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 000-50505

CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC.
(Name of small business issuer in its charter)

Delaware	13-4287300
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

100 Foxborough Blvd., Suite 240	02035
Foxborough, MA	(Zip Code)
(Address of principal executive offices)

(508) 549-9981
(Issuer's telephone number)

Securities registered under Section 12(b) of the Exchange Act:
None

Securities registered under Section 12(g) of the Exchange Act:
Common Stock, $.001 Par Value

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☑ No ☐

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 126-2 of the Exchange Act). Yes ☐ No☑

Issuer's revenues for its most recent fiscal year:  $2,223,966

Aggregate market value of the voting common stock held by non-affiliates computed by reference to the closing price at which the Common Stock was sold on the Over-the-Counter Bulletin Board on March 25, 2008: $5,361,649. The voting stock held by non-affiliates on that date consisted of 20,621,728 shares of Common Stock. For purposes of this calculation only, all directors, officers and holders of 10% or more of the outstanding common stock were deemed affiliates.

Number of shares outstanding of each of the issuer's classes of common stock at March 25, 2008:

Common Stock: 44,871,691

Transitional Small Business Disclosure Format (check one)  Yes ☐ No ☑

FORM 10-KSB INDEX

EX-21.1 Subsidiaries of the Registrant

EX-23.1 Consent of Independent Registered Public Accounting Firm

Ex-31.1 Certification of Principal Executive Officer

EX-31.2 Certification of Principal Financial Officer

EX-32.1 Certification of Principal Executive Officer and Principal Financial Officer

NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This Annual Report on Form 10-KSB contains certain forward-looking statements, including those statements about financing plans, cost reduction programs, plans to sell assets, product development plans and progress, potential development of proprietary inventions, benefits that may be realized by certain research programs and the plans and objectives of management for the business, operations, and economic performance of Cyberkinetics Neurotechnology Systems, Inc. (the “Company,” “we” or “us”). These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and can be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate” or other comparable terminology. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements and reported results shall not be considered an indication of our future performance. Factors that might cause or contribute to such differences include our limited cash and liquid assets; the potential for us to default on our secured debt payment obligations; our ability to employ and retain qualified employees; our limited operating history; our lack of profits from operations; our ability to raise additional funds; our ability to successfully develop and commercialize our proposed products; a lengthy approval process and the uncertainty of FDA and other governmental regulatory requirements; clinical trials that fail to demonstrate the safety and effectiveness of our products; the degree and nature of our competition; compliance with recent legislation regarding corporate governance, including the Sarbanes-Oxley Act of 2002; as well as those risks more fully discussed herein and in our other public filings with the Securities and Exchange Commission, all of which are difficult to predict and some of which are beyond our control.

PART I

OUR BUSINESS

Business Overview

We are a medical device company focused on developing novel implantable products to treat neurological diseases and injuries of the central nervous system. Our lead proprietary technology, the Andara™ OFS™ Therapy, is based on the targeted delivery of electrical stimulation to the body in order to stimulate the growth of nerve fibers. The Andara™ OFS™ Therapy for spinal cord injury is an investigational device, which is being developed as a single use implant to enhance neurological recovery in patients with devastating loss of movement and sensation. The FDA is currently reviewing this device for market clearance as a Humanitarian Device. We believe, based on the results of our pre-clinical development and clinical trials to date, that our targeted electrical stimulation promotes the growth of nerve fibers across the damaged portion of the spinal cord. We believe that the Andara™ OFS™ Therapy will enhance the natural process of neuroplasticity to make new connections in the spinal cord that lead to partial restoration of neurological functions, such as sensation and movement, below the injury.

To date, we have been unsuccessful in obtaining the FDA’s approval of our Andara OFS Therapy HDE application. Our inability to obtain such FDA approval, combined with our substantial losses and negative cash flow from operations, have made it extremely difficult for us to raise additional capital. Consequently, we have taken steps to significantly reduce our administrative, sales, marketing and clinical spending, including reducing headcount, while we continue to seek FDA approval of our HDE application. We are actively seeking to raise additional equity financing and have also explored the possible sale of the entire Company or of those assets not within our primary strategic focus. We do have a Warrant Agreement in place with NeuroMetrix, Inc. (the NeuroMetrix Warrant”) pursuant to which NeuroMetrix is required to exercise the NeuroMetrix Warrant and pay us $1,250,000 in cash if we receive FDA approval of our HDE application by December 31, 2008. If, however, we do not receive such approval from the FDA before the end of June, 2008, and do not thereby trigger the payment of the $1,250,000 cash exercise price under the NeuroMetrix Warrant, or if before the end of June 2008,we are unsuccessful in raising additional capital or in selling assets to generate sufficient cash proceeds to fund our operations, we are likely to be required to cease operations and seek bankruptcy protection. See: “Risk Factors”.

The Andara™ device is designed to be implanted in muscle tissue adjacent to the spinal column with electrical leads attached to the tissue next to the vertebrae, above and below the spinal cord injury. Our testing indicates it can be implanted in an hour or less by a spine surgeon during the acute phase of treatment and is consistent with other surgical treatments for spinal cord injury. We believe that approximately one third of the estimated 11,000 individuals that suffer spinal cord injuries per year in the United States may be candidates for the Andara™ OFS™ Therapy. Because currently there are no approved treatments for acute spinal cord injury, we believe that if it is approved for use in humans, the Andara™ OFS™ Therapy may become the standard of care for such injuries.

We believe that additional products based on the Andara™ OFS™ Therapy can be developed and used to treat other areas of the body where nerve fiber damage creates loss of function such as the treatment of peripheral nerve injuries, which are estimated to affect more than 100,000 people in the United States each year. Together with our partner NeuroMetrix, Inc. (Nasdaq: NURO; NeuroMetrix), we have formed PNIR, LLC (PNIR), a joint venture to develop and commercialize a therapeutic product for peripheral nerve injury based on Cyberkinetics’ Andara™ Oscillating Field Stimulator (OFS™) neurostimulation technology platform. Each company will have equal ownership in PNIR. The joint venture agreement requires NeuroMetrix to fund $2 million in development costs at PNIR during the first two years of the venture. Cyberkinetics will contribute intellectual property related to its Andara™ OFS™ Therapy platform and its technical and scientific expertise to the joint venture. After the first two years, the companies will each contribute equally to development costs. As part of the agreement, NeuroMetrix will distribute and we will manufacture any products developed through the joint venture.

The primary focus of our current business strategy is to commercialize the Andara™ OFS™ Therapy as a treatment for acute spinal cord injuries. After extensive pre-clinical development in cell culture, and small and large animal models, researchers at the Center for Paralysis Research at Purdue University and at Indiana University completed in 2004 a Phase Ia, 10-patient clinical trial of the Andara™ System in patients with spinal cord injuries. Results from that Phase Ia trial were published in the January 2005 issue of the Journal of Neurosurgery: Spine. Four additional patients have since enrolled in this trial. We believe that the results of this study demonstrate that there is a strong likelihood that the recovery of neurological function produced by the device will be above expectations for spontaneous recovery.

In September 2006, the Food and Drug Administration (FDA) designated the Andara™ OFS™ Therapy as a Humanitarian Use Device, a designation based on a potential U.S. patient population of less than 4,000 patients per year. In order to receive marketing approval as a Humanitarian Use Device, we must demonstrate that our devices are safe, potentially effective and that their benefits outweigh their associated risks. As the second of two steps in the Humanitarian Use approval process, we filed a Humanitarian Device Exemption (HDE) in February 2007. Our filing included a summary of extensive pre-clinical testing as well as the data we have collected from a relatively small sample size of 14 patients.

In May 2007 the FDA sent us a letter informing us that it had completed an initial scientific review of our application and indicating that it requires additional information to determine if the device meets the statutory criteria for approval. The letter specified the need for extensive additional data in a number of areas, namely, clinical data, study analysis, biocompatibility, sterilization, animal data, device description, testing, and labeling. On July 10, 2007, we submitted our response to the FDA's letter in the form of an amendment to our HDE application. Our response included additional clinical data from the phase Ia trial, detailed statistical comparisons of this data to the placebo group of a larger clinical trial of spinal cord injury that has a similar design, additional data and several new analyses requested by the FDA, a discussion of the clinical significance of improvement in the sensory response, as well as detailed answers to specific questions raised (See: Our Business - Clinical Trials).

On December 7, 2007, the FDA sent us a letter indicating that it had completed an initial scientific review of the July amendment and that it required additional information to determine if our device met the statutory criteria for approval. Although the FDA has a statutory target of 75 days to review HDE amendments, the letter was received approximately 150 days after we filed our May 2007 amendment. The letter requested additional information related to clinical data, study analysis, biocompatibility, sterilization, device description, and labeling. The letter indicated potential acceptance of improvement in sensory function as a clinically significant endpoint but requested clarification of the previously submitted data.

On February 28, 2008 we participated in a meeting with members of the FDA review staff, including the Director and Deputy Director of the division responsible for the HDE review. An independent statistician who is an expert in clinical trial outcomes in spinal cord injury presented findings from his own analysis of the OFS System study data in comparison to the data for the placebo group of a large previously completed, randomized clinical trial of spinal cord injury. We also made available to the FDA a team of experts including five neurosurgeons, (including one who is a former president of the Congress of Neurological Surgeons, one who is a former Chair of Neurosurgery at Walter Reed, and two who are authors of the American Academy of Neurosurgeons clinical guidelines for the treatment of spinal cord injuries), one physician who runs a large spinal cord injury rehabilitation center, an expert in spinal cord injury outcomes measurement, and a patient advocate. Two of these individuals have spinal cord injuries themselves. All of these experts recommended to the FDA that the Andara device appeared to meet the standard for probable benefit associated with an HDE application.

On March 14, 2008 we submitted an amendment addressing each of the specific questions contained in the December 7, 2007 FDA letter. The submission included a detailed written report, prepared by the independent statistician, which concluded that compared to matched patients drawn from the placebo group of the large, randomized trial of spinal cord injured patients, the patient sensory improvements demonstrated in the Andara OFS System study were statistically significantly higher than for those in the placebo group. In total we believe that these improvements in sensory function provide a conclusive presumption of benefit.

The FDA will have at least 75 days from receipt to review our amended application and may have additional questions for us or request additional data and information. Although we believe that we have provided the FDA with the information requested, we cannot provide any assurance that (i) our response will be satisfactory to the FDA or that we will not have to conduct additional significant, lengthy and expensive clinical trials before the FDA would grant its approval to market the Andara™ OFS™ System, or (ii) the FDA will ever grant such approval.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before investing in our common stock you should carefully consider the following risk and uncertainties, together with the financial statements and the notes related thereto and the other information contained in this prospectus. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations will likely be materially and adversely affected. In that event, the market price of our common stock would likely decline and you could lose all or a part of, your investment.  We operate in a market environment that is difficult to predict and that involves significant risks and uncertainties, many of which are beyond our control. See also “Special Note Regarding Forward-Looking Statements.”

Risks Related to Financing Our Business

Our current cash and liquid assets are not sufficient to meet our liabilities and anticipated liabilities beyond the next few months, and we are not generating cash from our operations. If we are not able to raise sufficient additional capital in the next two to three months, we are likely to be forced to cease operations and we may need to seek the protection of the bankruptcy court.

If we do not raise sufficient capital in the next few months to pay our debts and fund our operations we are likely to be forced to cease operations and we may need to seek the protection of the bankruptcy court. Given our need for capital, we are seeking new funding and we are minimizing cash expenditures. We have taken steps to reduce our administrative, sales, marketing and clinical spending, including reducing headcount. Additionally, we are exploring a sale of assets related to our neural interface business, as such assets are not within our primary strategic focus, and we are exploring other strategic alternatives to protect the interests of our shareholders, creditors and other stakeholders. If, before the end of June, 2008, we have not received HDE approval from the FDA, and do not thereby trigger the payment of the $1,250,000 cash exercise price under the NeuroMetrix Warrant, or if before the end of June 2008 we are unsuccessful in raising additional capital or in selling assets to generate sufficient cash proceeds to fund our operations, we are likely to have to cease operations, liquidate our assets and use the proceeds to pay creditors. In such event, there may not be sufficient proceeds to make any distributions to our shareholders.

Although we have made all required payments to our secured lender to date, our lender has indicated that it may declare that we are in default under the terms of our Loan and Master Security Agreement. If the lender declares that we are in default, our lender may declare the approximately $1.8 million that we owe to our lender to be immediately due and payable. Such action by the lender would likely cause us to file for bankruptcy and cause substantial loss to our investors and creditors.

Under the terms of our Loan and Master Security Agreement, if there is a material adverse change in our financial condition as determined solely by the lender acting in good faith, the lender, at its option, may declare any or all of the amount we owe to the lender to be immediately due and payable. Any accelerated obligations shall bear interest until paid in full at the lower of 18% per annum or the maximum rate not prohibited by applicable law. If these events were to occur, we currently would not have sufficient liquid assets to meet such obligations and we would likely be forced to seek the protection of the bankruptcy court. Such actions would have a material adverse effect on our investors and creditors.

The report of our registered independent accounting firm includes an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern, which may make capital raising more difficult and may require us to scale back or cease operations.

The report of our registered independent accounting firm for the 2007 fiscal year, included elsewhere in this annual report, includes an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. This explanatory paragraph from our registered independent accounting firm may make it more difficult for us to raise funds.   If we are unable to obtain additional funding for operations, we may not be able to continue operations as proposed, requiring us to modify our business plan and/or cease operations.  In such event, our investors may lose a portion or all of their investment.

We are a clinical-stage company and have incurred operating losses since inception. We have never had any significant product revenues and we may never achieve or sustain profitability.

We are a clinical-stage medical device company, with limited operating history on which you can evaluate our business. Our proposed products are currently in research and development, have not been approved by the FDA, and, if approved for sale, may not be commercially successful. We are not profitable and have incurred continuing, substantial net losses since our inception in 2001, including net losses of $10,057,000 in 2007, $12,278,000 in 2006 and $9,326,000 in 2005. At December 31, 2007, we had an accumulated deficit of $44,333,000. Our current cash and liquid assets are not sufficient to meet our liabilities and anticipated liabilities beyond the next few months, and we are not generating cash from our operations. If we can raise sufficient additional capital in the near term to continue operations beyond the next few months, we expect to continue to incur losses for the foreseeable future, and we expect these losses to persist as we continue our research activities and conduct development of, and seek regulatory approvals for, our products, and prepare for and begin to commercialize any approved products. We may never become profitable. Even if we achieve profitability in the future, we may not be able to sustain profitability. Any failure to successfully develop our products and obtain regulatory approval for products that are currently under development would have a material adverse effect on our business, financial condition and results of operations.

We are dependent on outside funding and will need to raise additional funds in the next few months. There are uncertainties as to our ability to raise additional funding. If we fail to obtain it, we will not be able to complete the development and commercialization of our products or continue our clinical trials and other research and development programs, and we are likely to have to cease operations.

Our operations have consumed substantial amounts of cash since inception. If we are able to raise additional funds, we expect to continue to spend substantial amounts to:

•	continue and complete the clinical development and regulatory approval of the Andara™ OFS™ Therapy;

•	initiate and/or continue to complete the clinical development of our other products;

•	license or acquire additional products;

•	launch and commercialize any products for which we receive regulatory approval; and

•	continue our research and development programs.

If we are able to raise additional funding, such funding will be used to fund operations and the development and commercialization of the Andara OFS System. Our BrainGate and NeuroPort™ clinical programs will be limited to the extent funded by grant income or other dedicated outside funding sources. In addition, our future cash requirements may vary materially from those now expected. For example, our future capital requirements may increase if we:

•
experience scientific progress sooner than expected in our discovery, research and development projects, if we expand the magnitude and scope of these activities, or if we modify our focus as a result of our discoveries;

•	experience setbacks in our progress with pre-clinical studies or clinical trials are delayed;

•	experience delays or unexpected increased costs in connection with obtaining regulatory approvals;

•	experience unexpected or increased costs relating to preparing, filing, prosecuting, maintaining, defending and enforcing patent claims;

•	elect to develop, acquire or license new technologies and products;

•	fail to attract research grant money to fund our research and development projects; or

•	fail to successfully commercialize the Andara™ OFS™ Therapy if we obtain the necessary regulatory approvals.

If we are able to raise additional funding, the terms of such transactions are highly likely to cause dilution to existing shareholders or contain terms that are not favorable to us.

We are seeking to raise additional funding to continue our operations through private placements or public offerings of our equity or debt securities. We cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that we raise additional funds by issuing equity securities, our shareholders are likely to experience significant dilution. Any debt financing, if available, may involve restrictive covenants, such as limitations on our ability to incur additional indebtedness, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. Furthermore, any new equity or debt securities may have rights, preferences and privileges senior to those of our existing equity holders.

Risks Related to Regulatory Approval and Clinical Trials

If we fail to obtain approval, or fail to maintain any approvals we receive, for any of our products, from the FDA and from foreign regulatory authorities, we will not be allowed to market or sell such products in the United States or other countries and our results of operations and financial conditions will be materially adversely affected.

We are a clinical-stage medical device company focused on the development of two neurotechnology product platforms, one that is intended to restore sensation and movement by stimulating the regeneration of neural fibers and one that is based on a set of technologies that record, monitor and analyze brain electrical activity, and allow complex signals from the brain to be interpreted by computer equipment. Our primary focus is on the development of implantable medical devices based on the Andara™ OFS™ Therapy platform that will be designed to partially restore neurological function by regenerating and reconnecting neural fibers that have been damaged by disease or injury. Our secondary focus is on the development of implantable medical devices and software and hardware for human use based on the BrainGate Neural Interface System platform that will be designed to detect and interpret real-time brain activity. If we cannot demonstrate through clinical testing on humans or through other means that the Andara™ OFS™ Therapy, BrainGate System or other products under development and testing are safe and effective, we will not be able to obtain regulatory approvals in the U.S. or other countries for the commercial sale of our product candidates. Without regulatory approval for at least one of our products, we cannot become a successful business.

If we cannot provide sufficient data to satisfy the FDA that our Andara™ OFS™ System provides a clinical benefit to patients who have suffered spinal cord injuries and who are treated with it as an adjunct to surgery and medication that is superior to the benefits of receiving surgery and medication alone, the FDA cannot approve our HDE application.

In September 2006, the Food and Drug Administration (FDA) designated the Andara™ OFS™ Therapy as a Humanitarian Use Device, a designation based on a potential U.S. patient population of less than 4,000 patients per year. As the second of two steps in the Humanitarian Use approval process, we filed a Humanitarian Device Exemption (HDE) application based on a relatively small sample size of 14 patients in February 2007. Approval of the HDE by the FDA requires that we demonstrate our device would not expose patients to an unreasonable or significant risk of illness or injury and that the probable benefit to health from the use of the device outweighs the risk of injury or illness from its use, taking into account the probable risks and benefits of currently available devices or alternate forms of treatment.

In May 2007 the FDA sent us a letter informing us that it had completed an initial scientific review of our application and indicating that it requires additional information to determine if the device meets the statutory criteria for approval. The letter specified the need for extensive additional data in a number of areas, namely, clinical data, study analysis, biocompatibility, sterilization, animal data, device description, testing, and labeling. On July 10, 2007, we submitted our response to the FDA's letter in the form of an amendment to our HDE application. Our response included additional clinical data from the phase Ia trial, detailed statistical comparisons of this data to the placebo group of a larger clinical trial of spinal cord injury that has a similar design, additional data and several new analyses requested by the FDA, a discussion of the clinical significance of improvement in the sensory response, as well as detailed answers to specific questions raised (See: Our Business - Clinical Trials).

On December 7, 2007, the FDA sent us a letter indicating that it had completed an initial scientific review of the July amendment and that it required additional information to determine if our device met the statutory criteria for approval. Although the FDA has a statutory target of 75 days to review HDE amendments, the letter was received approximately 150 days after we filed our May 2007 amendment. The letter requested additional information related to clinical data, study analysis, biocompatibility, sterilization, device description, and labeling. The letter indicated potential acceptance of improvement in sensory function as a clinically significant endpoint but requested clarification of the previously submitted data.

On February 28, 2008 we participated in a meeting with members of the FDA review staff, including the Director and Deputy Director of the division responsible for the HDE review. An independent statistician who is an expert in clinical trial outcomes in spinal cord injury presented findings from his own analysis of the OFS System study data in comparison to the data for the placebo group of a large previously completed, randomized clinical trial of spinal cord injury. We also made available to the FDA a team of experts including five neurosurgeons, (including one who is a former president of the Congress of Neurological Surgeons, one who is a former Chair of Neurosurgery at Walter Reed, and two who are authors of the American Academy of Neurosurgeons clinical guidelines for the treatment of spinal cord injuries), one physician who runs a large spinal cord injury rehabilitation center, an expert in spinal cord injury outcomes measurement, and a patient advocate. Two of these individuals have spinal cord injuries themselves. All of these experts recommended to the FDA that the Andara device appeared to meet the standard for probable benefit associated with an HDE application.

On March 14, 2008 we submitted an amendment addressing each of the specific questions contained in the December 7, 2007 FDA letter. The submission included a detailed written report, prepared by the independent statistician, which concluded that compared to matched patients drawn from the placebo group of the large, randomized trial of spinal cord injured patients, the patient sensory improvements demonstrated in the Andara OFS System study were statistically significantly higher than for those in the placebo group. In total we believe that these improvements in sensory function provide a conclusive presumption of benefit.

The FDA will have at least 75 days from receipt to review our amended application and may have additional questions for us or request additional data and information. Although we believe that we have provided the FDA with the information requested, we cannot provide any assurance that (i) our response will be satisfactory to the FDA or that we will not have to conduct additional significant, lengthy and expensive clinical trials before the FDA would grant its approval to market the Andara™ OFS™ System, or (ii) the FDA will ever grant such approval.

Pursuing and obtaining special regulatory approval for certain of our products may result in those products having limited marketability.

We are seeking to obtain initial approval from the FDA to market the Andara™ OFS™ System under Humanitarian Device Exemption (“HDE”) rather than through Pre-Market Approval application (“PMA”). Approval of an HDE by the FDA requires that we demonstrate that our device is safe, potentially effective and that its benefits outweigh its associated risks. The FDA has not yet approved an HDE application for the Andara™ OFS™ System. If we are successful in obtaining FDA approval for the Andara™ OFS™ System based on a phased approach that begins with an HDE, the initial approval is likely to include conditions or limitations to particular indications that would further limit the available market for this product. In addition, the amount charged for this device is not to exceed the cost of research, development, fabrication and distribution. A humanitarian use device can only be administered at a facility with an Independent Review Board (“IRB”), and the IRB must approve the use of the device for the HDE indication. Under these circumstances, even if the FDA approves our HDE application, we may experience (i) delays in product commercialization; (ii) an inability to broadly commercialize our product or (iii) limited profitability from the sales of such product, if any.

If we obtain regulatory approval of our products, the products will continue to be subject to review and extensive regulatory requirements, which could affect the manufacturing and marketing of our products.

The FDA continues to review products even after they have received initial approval. If the FDA approves the Andara™ OFS™ System, the BrainGate System, or our other products under development, and although the NeuroPort™ System has received 510(k) clearance, the manufacture and marketing of these products will be subject to continuing regulation, including compliance with quality systems regulations (“QSR”), adverse event reporting requirements and prohibitions on promoting a product for unapproved uses. Additionally, if the FDA approved any HDEs for any of our products, the FDA may suspend or withdraw an HDE if any of the applicable criteria are no longer met.

We will also be required to obtain additional approvals in the event we significantly modify the design of an approved product or the product's labeling or manufacturing process. Modifications of this type are common with new products, and we anticipate that the first generation of each of our products will undergo a number of changes, refinements and improvements over time. For example, the current configuration of the BrainGate System utilizes a connector which penetrates the skin, and we anticipate that we will need to obtain regulatory approval for a configuration incorporating a fully-implantable device that can be powered and can transmit neural signals without penetrating the skin. If we are not able to obtain regulatory approval of modifications to our current and future products, the commercial success of those products could be limited.

We and our third-party suppliers of product components are also subject to inspection and market surveillance by the FDA. Enforcement actions resulting from failure to comply with government requirements can result in fines, suspensions of approvals, recalls of products, operating restrictions and criminal prosecutions, and could affect the manufacture and marketing of our products. The FDA could withdraw a previously approved product from the market upon receipt of newly discovered information, including a failure to comply with regulatory requirements, the occurrence of unanticipated problems with products following approval, or other reasons, which could adversely affect our operating results.

To market our products outside the United States, we will be required to obtain regulatory approval from the applicable foreign regulatory agencies, which can be costly and time-consuming. Failure to obtain such regulatory approvals in our chosen foreign markets would negatively affect our business.

We may seek to market the Andara™ OFS™ System, and our other products in international markets, including the European Union and Japan. We must obtain separate regulatory approvals in order to market our products in other jurisdictions. The approval processes may differ among those jurisdictions, and approval in the U.S. or in any other particular jurisdiction does not ensure approval in any other jurisdictions. Seeking to obtain foreign approvals may cause us to incur substantial costs, including costs associated with additional clinical trials if required. The foreign approval processes may take significant amounts of time and there can be no assurance that approvals will be granted. Failure to obtain approvals to market and sell in jurisdictions outside the U.S. will limit the potential commercial success of our products and adversely affect our ability to be successful.

Testing of our products involves uncertainties and risks, which could delay or prevent new product introductions, require us to incur substantial additional costs or prevent us from bringing such products to market.

Development and testing of any medical device is often extensive, expensive and time-consuming. Some of the tests for our products may require months or years to perform, and it may be necessary to begin these tests again if we modify our products to address any problems identified in testing. Even modest changes to certain components of our products can take months or years to complete and test. If results of pre-clinical or clinical testing of our products under development indicate that design changes are required, such changes could cause delays that would adversely affect our results of operations and cash flows. A number of companies in the medical industry have suffered delays, cost overruns and project terminations despite achieving promising results in pre-clinical or clinical testing. In the event that we suffer setbacks in the pre-clinical or clinical testing of our products, we may be forced to delay the commercialization of such products and we may be required to invest substantial additional funds to prepare such products for market.

If we encounter difficulties enrolling patients in future clinical trials, the trials could be delayed or otherwise adversely affected.

Clinical trials for product candidates may require that we identify and enroll a large number of patients with the condition under investigation. We may not be able to enroll a sufficient number of patients to complete such clinical trials in a timely manner. Patient enrollment is a function of many factors including:

•	design of the protocol;

•	the size of the patient population;

•	eligibility criteria for the study in question;

•	perceived risks and benefits of the product under study and availability of competing therapies;

•	efforts to facilitate timely enrollment in clinical trials;

•	patient referral practices of physicians; and

•	availability of clinical trial sites.

If we have difficulty enrolling a sufficient number of patients to conduct future clinical trials, we may need to delay or terminate such clinical trials.

Our products may cause undesirable and potentially serious side effects during clinical trials that could delay or prevent their regulatory approval or commercialization.

Undesirable side effects caused by any of our products could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in the denial of regulatory approval by the U.S. Food and Drug Administration (“FDA”) or non-U.S. regulatory authorities for any or all targeted indications. We intend to conduct clinical testing for Andara™ OFS™ therapy-based products and other future products in patients with a variety of complications, and these patients may die or suffer other adverse medical results for reasons that may or may not be related to the product being tested. Such outcomes could delay the completion of clinical testing and prevent us from commercializing our products and generating revenues from their sale. In addition, if our products receive marketing approval and we or others later identify undesirable side effects caused by the product:

•
regulatory authorities may withdraw their approval of the product; we may be required to recall the product, change the way the product is administered, conduct additional clinical trials or change the labeling of the product;

•	a product may become less competitive and product sales may decrease; or

•	our reputation may suffer.

Any one or a combination of these events could prevent us from achieving or maintaining market acceptance of the affected product or could substantially increase the costs and expenses of commercializing the product, which in turn could delay or prevent us from generating significant revenues from the sale of the product.

Patient complications that may occur in clinical testing conducted by us (or in clinical testing conducted by other companies) and the resulting publicity surrounding these complications may result in greater governmental regulation of future product candidates and potential regulatory delays relating to testing or approval.

Even if we obtain the requisite approval to market our products, the commercial success of our products will depend in part on public acceptance. Public attitudes may be influenced by patient complications during clinical testing or by claims that our products are unsafe, and such products may not gain the acceptance of the public or the medical community. Negative public reaction could result in greater governmental regulation, stricter clinical trial oversight or commercial product labeling requirements of neurotechnology products, resulting in higher compliance costs, and could negatively affect demand for any products that we may develop.

Risks Related to Our Intellectual Property

Our proprietary rights may not adequately protect our technologies and product candidates.

Our commercial success will depend, in part, on our ability to obtain patents and/or regulatory exclusivity and maintain adequate protection for our technologies and product candidates. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies and products are covered by valid and enforceable patents or are effectively maintained as unpatented proprietary technology. If we do not adequately protect our intellectual property, competitors may be able to use our technologies and erode or negate any competitive advantage we may have, which could harm our business and ability to achieve profitability.

Our patents may expire before we can capitalize on them. For example, one patent covering certain technology incorporated into the Andara™ OFS™ System is set to expire in 2008 and a regulatory extension of this patent term may only be available if we can obtain approval of the Andara™ OFS™ System before the patent expires.

We apply for patents and regulatory exclusivity covering our technologies and product candidates, as we deem appropriate. However, we may fail to apply for patents or regulatory exclusivity on important technologies or product candidates in a timely fashion, or at all. Our existing patents and any future patents we obtain may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products and technologies. In addition, we do not control the patent prosecution of subject matter that we license from others. Accordingly, we may be unable to exercise the same degree of control over this intellectual property as we would over our own. Moreover, the patent positions of life sciences companies are highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. As a result, the validity and enforceability of our patents cannot be predicted with certainty. In addition, we cannot guarantee that:

•	we or our licensors were the first to make the inventions covered by each of our issued patents and pending patent applications;

•	we or our licensors were the first to file patent applications for these inventions;

•	others will not independently develop similar or alternative technologies or duplicate any of our technologies;

•	any of our or our licensors' pending patent applications will result in issued patents;

•	any of our or our licensors' patents will be valid or enforceable;

•	any patents issued to us or to our licensors and collaboration partners will provide us with any competitive advantages, will not be challenged by third parties, or will not be invalidated;

•	any relevant patent will not expire or remain in force for sufficient time for us to capitalize on such patent;

•	we will develop additional proprietary technologies that are patentable; or

•	the patents of others will not have an adverse effect on our business.

The actual protection afforded by a patent varies on a product-by-product basis, from country to country and depends upon many factors, including:

•	the type of patent;

•	the scope of its coverage;

•	the availability of regulatory related extensions;

•	the availability of legal remedies in a particular country; and

•	the validity and enforceability of the patents.

Our ability to maintain and solidify our proprietary position for our products will depend on our success in obtaining effective claims and enforcing those claims once granted.

We also rely on trade secrets to protect some of our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to maintain. While we use reasonable efforts to protect our trade secrets, our or our collaboration partners' employees, consultants, contractors or scientific and other advisors may unintentionally or willfully disclose our proprietary information to competitors. Enforcement of claims that a third party has illegally obtained and is using trade secrets is expensive, time consuming and uncertain. In addition, non-U.S. courts are sometimes less willing than U.S. courts to protect trade secrets. If our competitors independently develop equivalent knowledge, methods and know-how, we would not be able to assert our trade secrets against them and our business could be harmed.

Other parties may sue us for infringing their intellectual property rights, or we may have to sue them to protect our intellectual property rights.

There has been a substantial amount of litigation in the medical technology industry regarding patents and intellectual property rights. The neurotechnology market is characterized by extensive patent and other intellectual property rights, which can create greater potential, in comparison to less-developed markets, for allegations of infringement, particularly with respect to newly-developed technology. We may be forced to defend ourselves against allegations that we are infringing the intellectual property rights of others. In addition, we may find it necessary, if threatened, to initiate a lawsuit seeking a declaration from a court that we are not infringing the intellectual property rights of others or that these rights are invalid or unenforceable, or to protect our own intellectual property rights. Intellectual property litigation is expensive and complex and its outcome is difficult to predict. If we do not prevail in any litigation, in addition to any damages we might have to pay, we would be required to stop the infringing activity, obtain a license, or concede intellectual property rights. Any required license may not be available on acceptable terms, if at all. In addition, some licenses may be nonexclusive, and, therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may be unable to sell some or all of our products.

If we breach any of the agreements under which we license technology commercialization rights from others, we could lose license rights that are critical to our business.

We license rights to technology that are critical to our business and we expect to enter into additional licenses in the future. We are dependent upon such license rights to develop our product candidates. If we breach any agreement covering such rights, including any failure to meet certain diligence milestone obligations, and as a result lose license rights, we would be unable to successfully develop our product candidates.

Risks of Operating Our Business

 We are a clinical- stage company with a limited operating history and we are unable to reliably predict future growth and operating results.

We are unable to reliably predict future growth and operating results because we have not demonstrated that we can:

•	obtain the regulatory approvals necessary to commercialize any of our products;

•	ensure that any of our products are safe for extended periods of use or that they will function as intended in human clinical applications;

•	manufacture, or arrange for third-parties to manufacture, any of our products in a manner that will enable us to be profitable;

•	establish sales and marketing functions and expand administrative and financial functions necessary to successfully operate a profitable business;

•	consistently make, use, and sell competitive products and respond effectively to competitive pressures.

If we are able to raise sufficient capital and if we do not effectively manage our growth, our business resources may become strained and our results of operations may be adversely affected.

If we can obtain the necessary regulatory approvals and raise sufficient capital, we expect significant future growth. This growth may provide challenges to our organization and may strain our management and operations. We expect to increase the number of our employees and our ability to effectively manage growth depends on our success in attracting and retaining highly qualified personnel. We may be unable to accurately predict the amount of time or resources that will be required to effectively manage any anticipated or unanticipated growth in our business or we may not be able to attract, hire and retain sufficient personnel to meet our needs. If we cannot scale our business appropriately, maintain control over expenses or otherwise adapt to anticipated and unanticipated growth, our business resources may become strained, we may not be able to deliver products in a timely manner and our results of operations may be adversely affected.

 We will depend on third party reimbursement to our customers for market acceptance of the Andara™ OFS™ Therapy, as well as additional products based on the Andara™ OFS™ Therapy that may be developed and our other proposed products including the NeuroPort™ and BrainGate Systems. If third party payors fail to provide appropriate levels of reimbursement for purchase and use of our products, our profitability would be adversely affected.

Sales of medical products largely depend on the reimbursement of patients' medical expenses by government health care programs and private health insurers. The cost of the Andara™ OFS™ System and BrainGate System, as well as the cost of implanting the BrainGate System into a patient, will be substantial. Furthermore, the purchase and use of our NeuroPort™ System will be substantial. Without the financial support of the government or third party insurers, the market for our products will be limited. Medical products and devices incorporating new technologies are closely examined by government and private insurers to determine whether the products and devices will be covered by reimbursement, and if so, the level of reimbursement which may apply. We cannot be sure that third-party payors will reimburse the sales of our products, or enable us to sell them at profitable prices.

The federal government and private insurers have considered ways to change, and have changed, the manner in which health care services are provided and paid for in the U.S. In the future, it is possible that the government may institute price controls and further limits on Medicare and Medicaid spending. These controls and limits could affect the payments that we collect from sales of our products. Internationally, medical reimbursement systems vary significantly. Some medical centers have fixed budgets, regardless of levels of patient treatment, and other countries require application for, and approval of, government or third party reimbursement. Even if we succeed in bringing our product candidates to market, uncertainties regarding future health care policy, legislation and regulation, as well as private market practices, could affect our ability to sell our products in commercially acceptable quantities at profitable prices.

Prior to approving coverage for new medical devices, most third-party payors require evidence that the product has received FDA approval, is not experimental, and is medically necessary for the specific patient. Increasingly, third-party payors require evidence that the devices being used are cost-effective. Our products may not meet these or future criteria, which could hurt our ability to market and sell these products.

We are dependent upon the success of neurotechnology. Our inability to continue to develop innovative neurotechnology products, or the failure of the neurotechnology market to develop as we anticipate, would adversely affect our business.

During the last ten years a number of products based on long-term implantable devices in the brain and nervous system have been developed. This technology is referred to as neurotechnology. The neurotechnology market is subject to rapid technological change and product innovation. Our competitors may succeed in developing or marketing superior products, using neurotechnology or other competitive technologies. If we are unable to compete successfully in the development of new neurotechnology products, or if new and effective therapies not based on neurotechnology are developed, our products could be rendered obsolete or non-competitive. This would materially adversely affect our business.

Our success will depend on our ability to attract and retain key personnel and scientific staff. If we fail to attract and retain key personnel and scientific staff, we may be unable to succeed in the neurotechnology market.

We believe our future success will depend on our ability to manage our growth successfully, including attracting and retaining scientists, engineers and other highly skilled personnel. The loss of the services of one or more of our officers or key research and development employees could delay regulatory approvals or prevent the successful completion of our clinical trials and the commercialization of our products. Our key employees are subject to confidentiality, trade secret and non-competition agreements, but may terminate their employment with us at any time. Hiring qualified management and technical personnel is difficult due to the limited number of qualified professionals. Competition for these types of employees is intense in the medical field. If we fail to attract and retain personnel, particularly management and technical personnel, we may not be able to achieve long-term success in the neurotechnology market.

We face potential product liability and other claims that could be expensive, divert management’s attention and harm our reputation or business. We may not be able to obtain adequate product liability insurance or have other resources to cover the costs of any successful claims.

Our business exposes us to a risk of product liability claims that is inherent in the testing, manufacturing and marketing of medical devices. The medical device industry has historically been subject to extensive litigation over products liability. We may be subject to product liability claims if our products are defective, ineffective or cause harm to our patients. Our product liability insurance may not be adequate to cover product liability claims against us. We currently maintain product liability insurance coverage of $5,000,000. However, product liability insurance is expensive and, in the future, may not be available on terms that are acceptable to us, if it is available to us at all. A successful claim brought against us in excess of our insurance coverage could significantly harm our business and financial condition. Plaintiffs may also advance other legal theories supporting their claims that our products or actions resulted in some harm. A product liability claim, regardless of its merit or eventual outcome, could result in:

•	decreased demand for our products;

•	injury to our reputation;

•	diversion of management’s attention;

•	withdrawal of clinical trial participants;

•	significant costs of related litigation;

•	substantial monetary awards to patients;

•	product recalls or market withdrawals;

•	loss of revenue; or

•	the inability to commercialize our products under development.

Risks Related to Marketability and Commercialization

Assuming we can obtain the necessary regulatory approvals, which we cannot assure, if we fail to develop and commercialize the Andara™ OFS™ Therapy, it is unlikely that we will achieve significant revenues or that we will be able to successfully compete in our markets. Consequently, it would be unlikely that we would be able to continue our current level of operations, or achieve our long-term growth plans. Our other products, such as additional products based on the Andara™ OFS™ Therapy that may be developed, the BrainGate System and NeuroPort™ System, are not expected to reach the market for several years, if at all. Failure to develop and commercialize these products would negatively affect any projected future revenues.

Our future business and financial success will depend on our ability to commercialize products and continue to introduce new products and new versions of products into the marketplace. Developing and commercializing products imposes burdens on our research and development department and our management. This process is costly, and we cannot assure you that we will be able to successfully develop and commercialize one or more products or enhance any future products that we develop and commercialize. We incurred research and development costs of $5,440,000 and $6,694,000 for the years ended December 31, 2007 and 2006. In addition, as the market for neurotechnology devices develops, future competitors may develop desirable product features earlier than we do. Such developments could make our competitors' products less expensive or more effective than our products and could render our products obsolete or unmarketable. If our product development efforts are unsuccessful, we will have incurred significant costs without recognizing the expected benefits and our business prospects will suffer.

The markets for our products that are currently under development are unproven. If those markets do not develop as we anticipate, we would be unable to sell our products and would not achieve significant revenues.

Even if our products are approved by the FDA and corresponding foreign regulatory authorities, they may not enjoy commercial acceptance or success, which would adversely affect our business and results of operations. Several factors could limit our success, including:

•	the need to create a market for our products and possible limited market acceptance among physicians, medical centers, patients and third-party payors;

•	the relatively small sample size of 14 patients for the Andara™ OFS™ System may not be large enough to convince physicians to adopt our products and therapies;

•
the need for surgeons to develop or be trained in new surgical techniques to use our products effectively; limitations on the number of patients who may have access to physicians and medical centers with adequate training, equipment and personnel to make use of our products;

•
the timing and amount of reimbursement for these products, if any, by third party payors; the introduction by other companies of new treatments, products and technologies that compete with our products, or that may reduce the market acceptance of our products, or make them obsolete; and

•	the reluctance of physicians, patients and society as a whole to accept new medical devices that are implanted in the brain.

  The commercial success of the Andara™ OFS™ System and other neurotechnology products will require acceptance by neurosurgeons, neurologists and physical rehabilitation specialists, a limited number of whom significantly influence medical device selection and purchasing decisions. We may achieve our business objectives only if our products are accepted and recommended by leading physicians, which is likely to be based on a determination by these physicians that our products are safe, cost-effective and represent acceptable methods and standards of treatment. We have developed relationships and have made arrangements to work with only a few physiatrists, neurologists and neurosurgeons and we cannot assure that these existing relationships and arrangements can be maintained or that new relationships will be established in support of our products. If neurosurgeons, neurologists and physiatrists do not consider our products to be adequate for the treatment of our target patient populations or if a sufficient number of neurosurgeons, neurologists and physiatrists recommend and use competing products, it would seriously harm our business, financial condition and results of operations.

We may not be able to expand market acceptance of the use of our neurotechnology products, which would severely harm our ability to achieve significant revenues.

Market acceptance of our products will depend on our ability to convince the medical community of the clinical efficacy and safety of such products. Many physicians are still unfamiliar with neurotechnology and the products that have been developed using neurotechnology. Existing drugs and medical devices may be more attractive to patients or their physicians than our products in terms of efficacy, cost or reimbursement availability. We cannot assure you that our products will achieve expanded market acceptance. Failure of our products to gain additional market acceptance would severely harm our business, financial condition and results of operations.

If future clinical studies or other articles are published, or physician associations or other organizations announce positions that are unfavorable to our products, our sales efforts and revenues will be negatively affected.

Future clinical studies or other articles regarding our products or any competing products may be published that either support a claim, or are perceived to support a claim, that a competitor's product is more accurate or effective than our products or that our products are not as effective as we claim or previous clinical studies may have indicated. Additionally, physician associations or other organizations that may be viewed as authoritative could endorse products or methods that compete with our products or otherwise announce positions that are unfavorable to our products. Any of these events may negatively affect our sales efforts and would negatively affect our revenues.

If patients choose less invasive or less expensive alternatives to our products, our sales would be negatively impacted.

We intend to sell medical devices for invasive surgical procedures. Patient acceptance of our products will depend on a number of factors, including device and associated procedure costs, the success or failure of less invasive therapies to help the patient, the degree of invasiveness involved in the procedures used to implant our products, the rate and severity of complications from the procedures used to implant our products and any adverse side effects caused by the implanting of our products. Competition for our neural interface programs include less invasive means for disabled patients to control external devices that leverage intact muscles still under accurate control of the patient. Devices which utilize voice recognition, eye movement or switches activated by head motion can all be used to provide control of external devices. There is also ongoing research into the use of neural signals which can be detected on the surface of the scalp to provide a computer interface. If patients choose to use existing less invasive or less expensive alternatives to our products, or if effective new alternatives are developed, our business would be materially adversely affected.

Because certain competitors have significantly greater resources and new competitors may enter the neurotechnology market, it may be difficult for us to compete.

The medical device market is highly competitive, is subject to rapid change and is significantly affected by new product introductions and other market activities of industry participants. Certain of our competitors have significantly greater product development capabilities and financial, scientific, marketing and human resources than we do. Additionally, other companies may succeed in developing products sooner than we do, they may obtain approval from the FDA for such products sooner, or they may develop products that are more effective than our products. There can be no assurance that research and development by others will not render our technology or products obsolete, or result in treatments or cures superior to those being developed by us. It is expected that competition in this field will intensify.

Risks Related To Owning Our Stock

We may experience fluctuation of quarterly operating results that may cause our stock price to fluctuate.

Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. These factors include: our ability to raise additional capital; our ability to obtain regulatory approvals for our products; changes in reimbursement policies or procedures; the success of our research and development efforts; our ability to attract and retain personnel with the necessary strategic, technical and creative skills required for effective operations; the amount and timing of expenditures by our customers; the amount and timing of capital expenditures and other costs relating to the expansion of our operations; government regulation and legal developments regarding the use of our products; competitive developments; and general economic conditions. As a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service, technology or marketing decisions that could have a material adverse effect on our quarterly results. Due to all of these factors, our operating results may fall below the expectations of securities analysts, stockholders and investors in any future quarter.

Our stock price is volatile and could decline in the future.

The price of our common stock has fluctuated significantly and may significantly fluctuate in the future. The stock market, in general, and the market price for shares of medical device companies in particular, have experienced extreme stock price fluctuations. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies in the medical device and related industries have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside of our control, could cause the price of our common stock to fluctuate, perhaps substantially. Factors such as the following could have a significant impact on the market price of our common stock:

•	our ability to raise sufficient capital to continue to fund our operations;

•	our ability to obtain regulatory approvals for our products;

•	changes in reimbursement policies or procedures;

•	U.S. and foreign governmental regulatory actions;

•	results of preclinical studies and clinical trials by us, by our collaborators or by our competitors;

•	concern as to, or other evidence of, the safety or efficacy of our products or our competitors' products; announcements of technological innovations or new products by us or our competitors;

•	press releases concerning our technology or competitive technologies;

•	actual or potential media coverage;

•	actual or anticipated changes in medical device or drug reimbursement policies;

•	developments with our collaborators, if any;

•	developments concerning our patent or other proprietary rights or our competitors (including litigation);

•	our ability to obtain additional financing and, if available, the terms and conditions of the financing; our financial position and results of operations;

•	status of litigation;

•	period-to-period fluctuations in our operating results;

•	changes in estimates of our performance by any securities analysts;

•	new regulatory requirements and changes in the existing regulatory environment;

•	market conditions for medical device stocks in general;

•	market conditions of securities traded on the Over-the-Counter (OTC) Bulletin Board;

•	the issuance of new equity securities in any future offerings;

•
issued and outstanding shares of our common stock becoming eligible for resale pursuant to contractual registration requirements or pursuant to exemptions from registration becoming available following the passage of time;

•	competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	the depth and liquidity of the market for our common stock; investor perceptions of us and the medical device industry generally;

•	general economic and other national conditions; and

•	changes in interest rates.

The limited public market for our securities may limit an investor’s ability to sell our securities and cause high volatility in the market price of our common stock.

Our common stock is currently traded on a limited basis on the OTC Bulletin Board under the symbol “CYKN.” The quotation of our common stock on the OTC Bulletin Board does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years that market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like ours. Our common stock is thus subject to volatility. In the absence of an active trading market:

•	investors may have difficulty buying and selling or obtaining market quotations;

•	market visibility for our common stock may be limited; and

•	a lack of visibility for our common stock may have a depressive effect on the market for our common stock.

Although our common stock trades on the OTC Bulletin Board, a regular trading market for the securities may not be sustained in the future. In addition, our securities may not qualify for listing on the OTC Bulletin Board or any other securities market in the future. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASD's automated quotation system (the “NASDAQ Stock Market”). Therefore holders of our common stock may be unable to resell their securities at or near their original offering price or at any price.

Our common stock is considered a “penny stock” and may be difficult to sell.

Our common stock is considered to be a “penny stock” because it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended. These include but are not limited to the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the NASDAQ Stock Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a “penny stock” is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis. Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated there under by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account.

Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing our shares. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of an investor before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of our stock in the public marketplace could reduce the price of our common stock.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act of 1933, as amended (“Rule 144”), subject to certain limitations. In general, pursuant to Rule 144, an affiliate stockholder (or stockholders whose shares are aggregated) who has satisfied a six-month holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of the Registrant that has satisfied a six-month holding period. In addition to sales pursuant to Rule 144, we have previously registered 27,529,284 shares of common stock on Forms SB-2. Any substantial sale of common stock pursuant to Rule 144 or pursuant to our resale prospectuses may have an adverse effect on the market price of our securities.

Certain of our stockholders hold a significant percentage of our outstanding voting securities, which may have the effect of delaying or preventing a change-in-control.

Oxford Bioscience Partners, NeuroMetrix, Inc. Medica Venture Partners, GDH Partners, LP, Purdue Research Foundation and their respective affiliates beneficially own, in the aggregate, over 51% of our outstanding voting securities. As a result, these stockholders possess significant influence, giving them the ability, among other things, to elect a majority of our Board of Directors and to authorize or prevent proposed significant corporate transactions. Such stock ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination, or discouraging a potential acquirer from making a tender offer.

Certain provisions of our Certificate of Incorporation and Delaware law may make it more difficult for a third party to affect a change-in-control.

Our Certificate of Incorporation authorizes the Board of Directors to issue up to 50,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the Board of Directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire the Company or affect a change-in-control.

In addition, we are also subject to Section 203 of the Delaware General Corporation Law that, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder. The preceding provisions of our Certificate of Incorporation, as well as Section 203 of the Delaware General Corporation Law, could discourage potential acquisition proposals, delay or prevent a change-in-control and prevent changes in our management, even if such things would be in the best interests of our stockholders.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

Although we have not identified any material weaknesses in our internal controls over financial reporting to date, the assessment required pursuant to rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 may uncover weaknesses that need to be addressed and conditions that need to be met, the disclosure of which may have an adverse impact on investor confidence and the price of our common stock. Failure to establish and maintain appropriate internal controls over financial reporting, or any failure of those controls once established, could adversely impact our business, financial condition or results of operations or raise concerns for investors. Any actual or perceived weaknesses in our internal controls over financial reporting that need to be addressed, and any conditions that need to be met may have an adverse impact on the price of our common stock.

Compliance with the rules established by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 will be complex. Failure to comply in a timely manner could adversely affect investor confidence and our stock price.

Rules adopted by the Securities and Exchange Commission pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require us to perform an annual assessment of our internal controls over financial reporting, certify the effectiveness of those controls and secure an attestation of our assessment by our independent registered public accountants. Currently, the management assessment requirement first applies to us during the preparation and filing of our annual report for fiscal 2007 and the attestation of our assessment will be required in fiscal 2008. The standards that must be met for management to assess the internal controls over financial reporting as now in effect are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal controls over financial reporting. In addition, the attestation process is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of the assessment by our independent registered public accountants. If we cannot perform the assessment or certify that our internal controls over financial reporting are effective, or our independent registered public accountants are unable to provide an unqualified attestation on such assessment, investor confidence and share value may be negatively affected.

OUR BUSINESS (continued)

Market Opportunity

Overview

The field of neurostimulation—a form of therapy in which a low-voltage electrical current is used to treat medical conditions affecting different parts of the central nervous system—has grown dramatically in recent years. According to industry sources, the worldwide market for neurostimulation devices grew from approximately $500 million in 2001 to approximately $1.2 billion in 2005, representing a compound annual growth rate in excess of 20%. FDA-approved neurostimulation devices are currently utilized to treat a range of indications, including chronic pain, epilepsy, essential tremor, Parkinson’s disease, hearing loss and depression. These devices are implanted in the body and are used to stimulate different parts of the central nervous system, including the spinal cord, sacral nerves, vagus nerve and deeper structures of the brain. Clinical trials are being conducted by companies utilizing these and other methods of neurostimulation for additional applications, such as treatment of obesity, migraine headaches, and obsessive compulsive disorder.

Spinal Cord Injury Market Opportunity

Our Andara™ OFS™ Therapy is intended to be used to treat spinal cord injuries that result in partial or total loss of sensation and movement and cause significant physical, emotional, and financial strain on patients. It is estimated that over 250,000 people in the United States have spinal cord injuries and that there are approximately 11,000 new spinal cord injuries in the United States each year. Most patients suffer these catastrophic injuries while in their twenties and require care for the rest of their lives. Individual treatment costs can approach $650,000 in the first year and $120,000 each year thereafter. Total costs can easily approach $3 million when lost wages, fringe benefits, and productivity are factored in. The Center for Disease Control estimates the United States spends approximately $9.7 billion on the treatment of spinal cord injuries each year. In addition, the management of pressure ulcers alone, a common secondary complication of spinal cord injury, costs approximately $1.2 billion annually. Spinal cord injury is the second most expensive condition to treat in the United States, exceeded only by respiratory distress syndrome of infants. Currently, there are no products approved by the FDA to restore function after spinal cord injury and treatment is limited to the surgical procedures which are designed to stabilize the injured spinal cord and prevent further damage. Some physicians treat spinal cord injured patients with Methylprednisilone, however this is an off-label use which is controversial and has not been demonstrated to restore function.

Peripheral Nerve Injury Market Opportunity

Our Andara™ OFS™ Therapy may be suitable to assist in the repair of damage to peripheral nerves created by laceration, stretch and compression injuries to the nerves which connect the spinal cord to the arms, hands, legs and feet. Unlike spinal cord injuries, which almost always result in devastating loss of function, peripheral nerve injuries have a wider range of outcomes. In the worst cases, peripheral nerve injuries can result in the loss of function in the hand or foot. We have conducted initial market research which indicates that of the approximately 800,000 peripheral nerve injuries per year in the United States, approximately 100,000 may benefit from nerve fiber growth repair treatment using an implantable neurostimulator.

Our Products and Proposed Products

Andara™ OFS™ System for acute spinal cord injury

The implantable Andara™ OFS™ System is based on initial research by the Center for Paralysis Research at Purdue University and is intended to improve or restore tactile sensation and some movement in those with quadriplegia and tetraplegia due to recent spinal cord injuries by promoting nerve fiber repair. About the size of a cardiac pacemaker, the Andara™ OFS™ System's implantable device must be implanted within 18 days of a spinal cord injury. The device is implanted in muscle tissue adjacent to the spinal column and the electrical leads are attached onto the bone above and below the area of injury. After 15 weeks of operation the device is removed from the body. The Andara™ OFS™ System has been shown in published randomized controlled preclinical studies to restore some sensation and some motor function in a large animal model. Results of a ten-patient clinical study were published in the Journal of Neurosurgery: Spine in January of 2005 and indicated improvements in ability to move and feel at 12 months after treatment. Four additional patients subsequently enrolled in this trial.

This trial represents the first use of a neural stimulation technology in humans as a means of regenerating neural tissue for the purpose of restoring function, sensation and movement. In September 2006, the Food and Drug Administration (FDA) designated the Andara™ OFS™ Therapy as a Humanitarian Use Device, a designation based on a potential U.S. patient population of less than 4,000 patients per year. In order to receive marketing approval as a Humanitarian Use Device, we must demonstrate that our devices are safe, potentially effective and that their benefits outweigh their associated risks. As the second of two steps in the Humanitarian Use approval process, we filed a Humanitarian Device Exemption (HDE) in February 2007. Our filing included a summary of extensive pre-clinical testing as well as the data we have collected from a relatively small sample size of 14 patients.

In May 2007 the FDA sent us a letter informing us that it had completed an initial scientific review of our application and indicating that it requires additional information to determine if the device meets the statutory criteria for approval. The letter specified the need for extensive additional data in a number of areas, namely, clinical data, study analysis, biocompatibility, sterilization, animal data, device description, testing, and labeling. On July 10, 2007, we submitted our response to the FDA's letter in the form of an amendment to our HDE application. Our response included additional clinical data from the phase Ia trial, detailed statistical comparisons of this data to the placebo group of a larger clinical trial of spinal cord injury that has a similar design, additional data and several new analyses requested by the FDA, a discussion of the clinical significance of improvement in the sensory response, as well as detailed answers to specific questions raised (See: Our Business - Clinical Trials).

On December 7, 2007, the FDA sent us a letter indicating that it had completed an initial scientific review of the July amendment and that it required additional information to determine if our device met the statutory criteria for approval. Although the FDA has a statutory target of 75 days to review HDE amendments, the letter was received approximately 150 days after we filed our May 2007 amendment. The letter requested additional information related to clinical data, study analysis, biocompatibility, sterilization, device description, and labeling. The letter indicated potential acceptance of improvement in sensory function as a clinically significant endpoint but requested clarification of the previously submitted data.

On February 28, 2008 we participated in a meeting with members of the FDA review staff, including the Director and Deputy Director of the division responsible for the HDE review. An independent statistician who is an expert in clinical trial outcomes in spinal cord injury presented findings from his own analysis of the OFS System study data in comparison to the data for the placebo group of a large previously completed, randomized clinical trial of spinal cord injury. We also made available to the FDA a team of experts including five neurosurgeons, (including one who is a former president of the Congress of Neurological Surgeons, one who is a former Chair of Neurosurgery at Walter Reed, and two who are authors of the American Academy of Neurosurgeons clinical guidelines for the treatment of spinal cord injuries), one physician who runs a large spinal cord injury rehabilitation center, an expert in spinal cord injury outcomes measurement, and a patient advocate. Two of these individuals have spinal cord injuries themselves. All of these experts recommended to the FDA that the Andara device appeared to meet the standard for probable benefit associated with an HDE application.

On March 14, 2008 we submitted an amendment addressing each of the specific questions contained in the December 7, 2007 FDA letter. The submission included a detailed written report, prepared by the independent statistician, which concluded that compared to matched patients drawn from the placebo group of the large, randomized trial of spinal cord injured patients, the patient sensory improvements demonstrated in the Andara OFS System study were statistically significantly higher than for those in the placebo group. In total we believe that these improvements in sensory function provide a conclusive presumption of benefit.

The FDA will have at least 75 days from receipt to review our amended application and may have additional questions for us or request additional data and information. Although we believe that we have provided the FDA with the information requested, we cannot provide any assurance that (i) our response will be satisfactory to the FDA or that we will not have to conduct additional significant, lengthy and expensive clinical trials before the FDA would grant its approval to market the Andara™ OFS™ System, or (ii) the FDA will ever grant such approval.

Andara™ OFS™ Peripheral Nerve System

The Andara™ OFS™ Peripheral Nerve System is essentially an Andara™ OFS™ System that has been adapted to be used for peripheral nerves such as those in the arms, hands, legs and feet. Traumatic injuries such as lacerations or broken bones can sever or stretch the peripheral nerves. These injuries do not always heal resulting in loss of function in the extremities. The size of the device will likely be reduced and the power output optimized for application to those parts of the anatomy that have a considerably smaller cross-sectional area than the human trunk (spinal cord).

Together with our partner NeuroMetrix, Inc., we have formed PNIR, LLC (PNIR), a joint venture to develop and commercialize the Andara™ OFS™ Peripheral Nerve System. The joint venture agreement requires NeuroMetrix to fund $2 million in development costs at PNIR during the first two years of the venture. Cyberkinetics will contribute intellectual property related to its Andara™ OFS™ Therapy platform and its technical and scientific expertise to the joint venture. After the first two years, the companies will each contribute equally to development costs. As part of the agreement, NeuroMetrix will distribute and we will manufacture any products developed through the joint venture. We intend to begin human clinical trials, contingent on receiving an IDE (investigational device exemption) in the next few years. The subsequent market release of this product could occur if regulatory approvals are obtained. It may be possible to market this product in Europe before we are able to market it in the United States.

Andara™ OFS™ PLUS System

The Andara™ OFS™ PLUS System (“Andara™ PLUS System”) combines the Andara™ OFS™ System with simultaneous local delivery of a neurotrophic factor through an implantable drug pump. The neurotrophic factor currently being studied is inosine, which is a naturally occurring nucleoside that has been shown to have neurotrophic properties. This treatment strategy could potentially be employed to promote nerve fiber re-growth in patients who would not be candidates for the Andara™ OFS™ System alone because their injuries occurred more than 18 days prior to treatment. In April 2006, we reported results from a preclinical study sponsored by an academic research group of the Andara™ PLUS System which demonstrated nerve regeneration and some functional recovery in animals that were treated three months after their injuries occurred. In April 2007, we received a patent on the OFS PLUS System. We currently plan to limit our spending on the OFS PLUS system to the costs of maintaining our patent protection.

NeuroPort™ System

Our second proprietary technology allows us to create neural interfaces that interact with and recover signals from the cortex, or outer layer, of the brain at the level of individual cells. We sell a line of research products that are used by pre-clinical neuroscience researchers in a wide variety of leading-edge brain research applications. We have also developed another variation of our neural interface technology, the NeuroPort™ System, which is being developed to support clinical research into a wide range of neurological diseases, including epilepsy.

The NeuroPort™ System (“Neuroport™”) is a electrode system designed to be used in patients on a temporary basis (less than 30 days) to record and monitor the brain’s electrical activity. NeuroPort™ records high resolution signals and provides physicians with the tools to analyze them. Unlike lower resolution signals such as electrocorticography (ECoG) and electroencephalography (EEG), which offer a summation of neural activity (coarse), the NeuroPort™ is designed to provide a neurosurgeon, neurologist or clinical neurophysiologist with the means to record, monitor and analyze detailed, highly granular, electrical activity from individual neurons in the cortex of the brain.

In March 2005, we received 510(k) clearances to market the NeuroPort™ in the United States for short-term (less than 30 days), intra-operative and post-operative cortical monitoring. We have collected data in a beta site study from patients who are experiencing seizures during in-patient hospital stays to study the utility of the product for diagnosing patients with severe epilepsy. To date, NeuroPort™ has been used in over 20 patients. We have begun to see increasing demand for the NeuroPort™ system as a means to perform clinical research on patients suffering from a range of neurological diseases. We intend to release the NeuroPort™ system and sell it through our research products business during 2008.

Research Products

We manufacture and sell a line of neural recording arrays and data acquisition systems to neuroscience researchers for animal research.

Research and Development Activities

Our research and development activities have been primarily focused on the development of the Andara™ OFS™ Therapy, the BrainGate System and the NeuroPort™ System. Our research and development expenses consist primarily of compensation and other expenses for research and development personnel, fees paid to engineering consultants, non-cash stock compensation expense, costs associated with the clinical trials of our product candidates, supplies and materials, depreciation and facility costs. We charge all research and development expenses to operations as they are incurred.

During 2007, our research and development activities principally related to obtaining regulatory approval for the Andara™ OFS™ System, and to a lesser extent the pilot clinical trial of the BrainGate System and the development of the NeuroPort™ System. A significant portion of this spending consisted of outside consulting services for the Andara™ OFS™ System and, to a lesser extent, the BrainGate System.

Availability of Materials

The components that we use in our operations are readily available from multiple suppliers.

 Customers

Our current product revenues are generated solely by sales of our research products. The research products business depends on sales of special purpose research equipment to a limited number of neuroscience researchers. The number of researchers who have sufficient funding to purchase equipment in a given year is limited and is dependent on the level of government grant funding.

If we receive FDA approval to market the Andara™ OFS™ System, our potential customers are the surgeons, purchasing agents and hospital administrators at the approximately 200 trauma centers in the United States.

 Competition

Although we are not aware of any company working to develop a product similar to our Andara™ OFS™ System, several growth factors are in early stage clinical trials as treatments for spinal cord injury. We are also aware of companies that are in the planning stages for early clinical trials of stem cell technology for application in treatment of spinal cord injury.

For that portion of the peripheral nerve market for which our Andara™ OFS™ System would be appropriate, there are a number of recently introduced competitive products, including Integra Lifesciences’ NeuraGen synthetic graft, Axogen, Inc.’s autologous graft and certain neurotrophic factors from Synovis Life Technologies and SaluMedica.

We have many potential competitors, including academic labs, large public corporations and small venture-funded companies who might enter into our areas of commercialization in the future.

Intellectual Property

We have developed and are continuing to expand our intellectual property portfolio. Early in our history, we obtained an exclusive license from Emory University for a patent covering a system that achieves a brain-machine interface by processing multicellular brain signals. This exclusive license expires on the later of (i) the tenth anniversary of the first commercial sale of the first licensed product to achieve commercial sales and (ii) the expiration of the last valid claim upon the patents. Pursuant to the license agreement, we are obligated to pay royalties equal to 3% of the first $17 million of net sales of licensed products and 1% of net sales of licensed products exceeding $17 million within the same year. The annual royalties payable may be reduced by 50% of any royalties payable to third parties by us or our affiliates or sublicensees on the same net sales, provided that not less than 1% of net sales of licensed products is paid to Emory in any given year. Additionally, we are required to make minimum annual royalty payments of $75,000. During 2007 and 2006, we made $75,000 annual minimum royalty payments to Emory. These minimum royalties may be applied against the running royalties payable in the same period.

In connection with the acquisition of Bionic Technologies, LLC in August 2002, we became the licensee of exclusive licenses from the University of Utah for patents covering our electrode array technology and the insertion mechanism used in the surgical placement of the array. These exclusive licenses expire when the patents expire in 2010 and 2011, respectively. Pursuant to the University of Utah license agreement, we are obligated to pay royalties of 2.5% of net sales of products incorporating the licensed technology.

In September 2005, we signed a collaborative research and licensing agreement with Brown University. This agreement provides that we will allow specific researchers at Brown University to access certain human clinical data obtained through our research and development programs. In exchange for this access, Brown has granted us a range of options for exclusive worldwide licenses for any proprietary inventions derived from the work done by the researchers based upon our data.

In connection with the acquisition of Andara in February 2006, we became the licensee of an exclusive, sublicenseable, royalty bearing license from Purdue Research Foundation (“PRF”) for the development and commercialization of the PRF technology pertaining to the Andara™ OFS™ system and the Andara™ OFS™ Plus system, and a series of neurotrophic and other drugs to be utilized with the Andara™ OFS™ system or on their own. We agreed to pay royalties to PRF based upon gross receipts generated from the various licensed products. The OFS™ Plus technology is co-licensed from Indiana University Research and Technology Corporation (“IURT”). We have not yet generated any gross receipts related to the PRF technology. We agreed to pay a 3% royalty on product sales of the Andara™ OFS™ system and a 6% royalty on product sales of the Andara™ OFS™ Plus system. We may reduce, by up to 50%, the royalties due to PRF by the royalties paid to third parties provided the reductions do not exceed 50% during any given annual reporting period. We are not required to make any milestone payments related to the Andara™ OFS™ system and Andara™ OFS™ Plus system. For the remaining licensed products, we are obligated to make up to four milestone payments to PRF for each product; one at the completion of each clinical trial phase I, II and III, respectively and one at the time of the product launch. The milestone payments range from $30,000 due at completion of clinical trial phase I to $1,500,000 due at the time of product launch. Such payments vary in scale depending on potential market size of the product. We are also obligated to make annual maintenance payments to PRF of $100,000 beginning in 2009, $250,000 in 2010 through 2012 and $500,000 in 2013 and beyond. These maintenance payments may be credited against any royalties or other payments due to PRF during the same annual period. This license agreement will terminate at the later of either the expiration of the last valid claim upon the patents or the tenth-year anniversary of the first commercial shipment of a licensed product.

Also in connection with the acquisition of Andara, we became the licensee of an exclusive sublicenseable license with Indiana University Research and Technology Corporation (“IURT”) for the development and commercialization of the IURT technology pertaining to the Andara™ OFS™ System and Andara™ OFS™ device with a series of neurotrophic and other drugs to be utilized with the Andara™ OFS™ System or on their own.

We were also recently granted a patent for an approach to improve and extend the benefits of the Andara™ OFS™ Therapy for the treatment of spinal cord injuries by combining our device with local delivery of neurotrophic drugs.

We have entered into beta site agreements with the users of our NeuroPort™ systems which give us an option to license any inventions derived from the research collaboration.

Government Regulation

Overview

The manufacture and sale of medical devices intended for commercial distribution are subject to extensive governmental regulations in the United States by the FDA under the Federal Food, Drug, and Cosmetic Act, or the FDC Act, and require pre-market clearance, unless exempt, or PMA prior to commercial distribution. In addition, certain material changes or modifications to medical devices are also subject to FDA review and clearance or approval. Pursuant to the FDC Act, the FDA regulates the research, testing, manufacture, safety, labeling, storage, record keeping, advertising, and distribution of medical devices in the United States. Under the Medical Device Reporting regulation, manufacturers or importers must inform the FDA whenever information reasonably suggests that one of their devices may have caused or contributed to a death or serious injury, or has malfunctioned, and, if the malfunction were to recur, the device would be likely to cause or contribute to a death or serious injury. These reports are publicly available and, therefore, can become a basis for private tort suits, including class actions. Noncompliance with applicable requirements can result in failure of the government to grant pre-market clearance or approval for devices, withdrawal of approvals, total or partial suspension of production, banning devices or imposing restrictions on sale, distribution or use, fines, injunctions, civil penalties, recall or seizure of products, and criminal prosecution. The FDA also has the authority to request repair, replacement or refund of the purchase price of any device manufactured or distributed that presents an unreasonable health risk.

From time to time, legislation is drafted and introduced in Congress that could significantly affect the statutory provisions governing the approval, manufacture, and marketing of medical devices in the U.S. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect business operations and/or products. It is impossible to predict whether legislative changes will be enacted, or FDA regulations, guidance, or interpretations will be changed, and what the impact of such changes, if any, may be.

510(k) Approvals

Generally, before a new device can be introduced into the market in the United States, the manufacturer or distributor must obtain FDA clearance of a pre-market notification, or 510(k), submission, unless exempt, or approval of a Premarket Approval Application (PMA). Medical devices are classified into one of three classes on the basis of the level of control deemed by the FDA to be necessary to reasonably ensure their safety and effectiveness. Class I devices are subject to the least regulatory control (general controls), and generally are exempt from the 510(k) requirement. Devices that cannot be classified as Class I because the general controls are insufficient to provide reasonable assurance of safety and effectiveness, and for which there is sufficient information to establish special controls (e.g., performance standards or guidelines) are Class II devices. Class II devices, unless exempt, can be marketed with a cleared 510(k). Specifically, if a medical device manufacturer can establish that a device is “substantially equivalent” to a legally marketed Class I or Class II device, or to a Class III device for which the FDA does not require an approved PMA, the manufacturer may seek clearance from the FDA to market the device by filing a 510(k). The 510(k) needs to be supported by appropriate data establishing the claim of substantial equivalence to the satisfaction of the FDA. The FDA charges a fee for 510(k) reviews unless an exemption or waiver applies. The 510(k) must be submitted 90 days before the marketing of the device. The FDA will issue an order determining that the device is substantially equivalent or not substantially equivalent, or may request additional information. There can be no assurance that the FDA review process will not involve delays or that such clearance will be granted on a timely basis, if at all.

Class III Devices - Stringent Regulations

The FDA places devices in Class III if insufficient information exists to determine that the application of general controls or special controls are sufficient to provide reasonable assurance of safety and effectiveness, and the devices are life-sustaining or life-supporting, or of substantial importance in preventing the impairment of human health, or present a potential, unreasonable risk of illness or injury. Most Class III devices require clinical testing to ensure safety and effectiveness, and an approved PMA, prior to marketing and distribution. Class III devices that require an approved PMA to be marketed are devices that were regulated as new drugs prior to May 28, 1976 (transitional devices), devices not found substantially equivalent to devices marketed prior to May 28, 1976, and Class III pre-amendment devices which were introduced into the U.S. market before May 28, 1976 and which by regulation require a PMA. Pre-amendment devices are classified automatically by statute into Class III without any FDA rulemaking process, and may be marketed with a 510(k) until the FDA issues a final classification regulation requiring the submission of a PMA. The FDA is directed by statute to either down-classify pre-amendment Class III devices to Class I or II, or to publish a classification regulation retaining the device in Class III. In reclassifying these devices, the FDA considers data, including adverse safety and effectiveness information, submitted by manufacturers of pre-amendment Class III devices for which no final regulation has been issued. If the FDA calls for a PMA for a pre-amendment Class III device, a PMA must be submitted for the device even if it has already received 510(k) clearance. If the FDA down-classifies a pre-amendment Class III device to Class I or Class II, a PMA application is not required. Post-amendment Class III devices that are substantially equivalent to pre-amendment Class III devices, and for which a regulation calling for an approved PMA has not been published, can be marketed with a 510(k). A PMA application must be supported by extensive data, including preclinical and clinical trial data, to prove the safety and effectiveness of the device. The FDA charges a fee for PMA reviews unless an exemption or waiver applies. The Medical Device User Fee and Modernization Act of 2002 (MDUFMA) codified the FDA's modular review approach, whereby applicants are allowed to submit discrete sections of the PMA for review after completion. Under the FDC Act, the FDA must review PMAs within 180 days of submission.

Investigational Device Exemptions (IDE) to allow companies to conduct trials

If human clinical trials of a device are required, and if the device presents a “significant risk”, the manufacturer of the device is required to file an IDE application with the FDA prior to commencing clinical trials. The IDE application must be supported by data, typically the results of animal and, possibly, mechanical testing. If the IDE application is approved by the FDA, human clinical trials may begin at a specific number of investigational sites with a maximum number of patients, as approved by the FDA. Sponsors of clinical trials may charge for an investigational device provided that such costs do not exceed the amount necessary to recover the costs of manufacture, research, development and handling of the investigational device. The clinical trials must be conducted under the auspices of an independent Internal Review Board (“IRB”) established pursuant to FDA regulations. If one or more IRBs determine that a clinical trial involves a “nonsignificant risk” device, the investigation is considered to have an approved IDE if certain conditions are met, including, for example, IRB approval of the investigation and compliance with informed consent requirements. The sponsor of a study involving a nonsignificant risk device does not need to obtain FDA approval of an IDE application before beginning the study.

Humanitarian Device Exemptions (HDE) for devices serving small populations

With the passage of the Safe Medical Devices Act of 1990, Congress sought to improve the framework to regulate medical devices. Congress recognized that for diseases and conditions affecting small populations, a device manufacturer's research and development costs could exceed its market returns, thereby making development of such devices unattractive. The HDE regulations were created to provide an incentive for development of devices to be used in the treatment of diseases or conditions affecting small numbers of patients. Under the HDE regulations, medical devices that provide safe treatment and that are intended to treat and diagnose conditions that affect fewer than 4,000 individuals in the United States per year, may be approved on more limited clinical experience than that required for a PMA. Specifically, an HDE application must include safety data, but need not contain the results of clinical investigations demonstrating that the device is effective for its intended use. The HDE application is exempt from the effectiveness requirement of a PMA, and the regulations call for the FDA to review it within 75 days of receipt of the application. One of the criteria that must be satisfied in order for a device to obtain marketing approval under the HDE regulation is that there is no comparable device, other than another Humanitarian Use Device, or HUD, approved under the HDE regulation, or a device being studied under an approved IDE, available to treat or diagnose the disease or condition. Other criteria for approval are that the device not expose patients to an unreasonable or significant risk of illness or injury and that the probable benefit to health from the use of the device outweighs the risk of injury or illness from its use, taking into account the probable risks and benefits of currently available devices or alternate forms of treatment.

After approval or clearance of a device, numerous regulatory requirements apply. These include establishment registration and device listing as well as requirements relating to labeling and corrections and removals reporting. The FDA also requires that all device manufacturers comply with the Quality System Regulation, or QSR. Under the QSR, manufacturers must comply with various control requirements pertaining to all aspects of the manufacturing process, including requirements for design and processing controls, packaging, storage, labeling, and recordkeeping, including maintaining complaint files. The FDA enforces these requirements through periodic inspections of the medical device manufacturing facilities.

Overseas Regulation

The current regulatory environment in Europe for medical devices differs from that in the United States. Countries in the European Union, or EU, have promulgated rules, which provide that medical products may not be marketed and sold commercially in the countries in the European Economic Area without a CE Mark.

Clinical Trials

Andara™ System

Cyberkinetics acquired Andara™ Life Science, Inc. in February 2006. Prior to that, a number of studies of the Andara™ OFS™ System were conducted in cell culture, as well as in small and large animal species. Outcome measurements from the preclinical studies included histology, electrical conductance and function. After completion of two randomized, sham surgery trials in 58 naturally injured dogs, a Phase Ia study was undertaken. All participants in the trial were diagnosed with spinal cord injuries that were clinically “complete” - that is, these patients had no sensation or movement below the level of their injury. The results of the first 10 patients in the Phase Ia Investigational Device Exemption (IDE) trial were published in the January 2005 issue of the Journal of Neurosurgery: Spine . Following the publication of results, an additional four patients were enrolled in the trial. One patient of the 14 was lost to follow-up prior to his one year assessment.

In September 2006, the FDA designated the Andara™ OFS™ Therapy as a Humanitarian Use Device, a designation based on a potential U.S. patient population of less than 4,000 patients per year. As the second of two steps in the Humanitarian Use approval process, we filed a Humanitarian Device Exemption (HDE) application in February 2007.

In May 2007 the FDA sent us a letter informing us that it had completed an initial scientific review of our application and indicating that it requires additional information to determine if the device meets the statutory criteria for approval. The letter specified the need for extensive additional data in a number of areas, namely, clinical data, study analysis, biocompatibility, sterilization, animal data, device description, testing, and labeling. On July 10, 2007, we submitted our response to the FDA's letter in the form of an amendment to our HDE application. Our response included additional clinical data from the phase Ia trial, detailed statistical comparisons of this data to the placebo group of a larger clinical trial of spinal cord injury that has a similar design, additional data and several new analyses requested by the FDA, a discussion of the clinical significance of improvement in the sensory response, as well as detailed answers to specific questions raised (See: Our Business - Clinical Trials).

On December 7, 2007, the FDA sent us a letter indicating that it had completed an initial scientific review of the July amendment and that it required additional information to determine if our device met the statutory criteria for approval. Although the FDA has a statutory target of 75 days to review HDE amendments, the letter was received approximately 150 days after we filed our May 2007 amendment. The letter requested additional information related to clinical data, study analysis, biocompatibility, sterilization, device description, and labeling. The letter indicated potential acceptance of improvement in sensory function as a clinically significant endpoint but requested clarification of the previously submitted data.

On February 28, 2008 we participated in a meeting with members of the FDA review staff, including the Director and Deputy Director of the division responsible for the HDE review. An independent statistician who is an expert in clinical trial outcomes in spinal cord injury presented findings from his own analysis of the OFS System study data in comparison to the data for the placebo group of a large previously completed, randomized clinical trial of spinal cord injury. We also made available to the FDA a team of experts including five neurosurgeons, (including one who is a former president of the Congress of Neurological Surgeons, one who is a former Chair of Neurosurgery at Walter Reed, and two who are authors of the American Academy of Neurosurgeons clinical guidelines for the treatment of spinal cord injuries), one physician who runs a large spinal cord injury rehabilitation center, an expert in spinal cord injury outcomes measurement, and a patient advocate. Two of these individuals have spinal cord injuries themselves. All of these experts recommended to the FDA that the Andara device appeared to meet the standard for probable benefit associated with an HDE application.

On March 14, 2008 we submitted an amendment addressing each of the specific questions contained in the December 7, 2007 FDA letter. The submission included a detailed written report, prepared by the independent statistician, which concluded that compared to matched patients drawn from the placebo group of the large, randomized trial of spinal cord injured patients, the patient sensory improvements demonstrated in the Andara OFS System study were statistically significantly higher than for those in the placebo group. In total we believe that these improvements in sensory function provide a conclusive presumption of benefit.

The FDA will have at least 75 days from receipt to review our amended application and may have additional questions for us or request additional data and information. Although we believe that we have provided the FDA with the information requested, we cannot provide any assurance that (i) our response will be satisfactory to the FDA or that we will not have to conduct additional significant, lengthy and expensive clinical trials before the FDA would grant its approval to market the Andara™ OFS™ System, or (ii) the FDA will ever grant such approval.

One patient of the 14 developed a superficial wound infection after the Andara™ OFS™ device was removed and was treated successfully with IV antibiotics. This represents an infection rate of 3.6% which compares favorably to infection rates normally seen in other implantable devices. To assess efficacy of the Andara™ OFS™ System, neurological assessments were made using the American Spinal Injury Association (ASIA) Standard Neurological Classification of Spinal Cord Injury published in 1992. Neurological assessments were made at four time periods: baseline (prior to implant), six (6) weeks, six (6) months, and twelve (12) months. Neurological assessments consisted of tests for sensory function (pin prick scores and light touch scores - each on a scale of 0-112) and motor function (arms and legs - on a scale of 0-100). Improvements were observed in both assessments of sensory function and motor function when baseline (pre-treatment) scores were compared to one year results. These results appeared to compare favorably to previously published reports of the limited amount of spontaneous improvement in spinal cord injury patients. A responder analysis was performed to see what portion of the patients had improved motor or sensory recovery below the so-called zone of partial preservation, which is generally the limit of spontaneous recovery in spinal cord patients. This analysis indicated that 31% of patients had improved motor response, 85% had improved sensory response, and 91% percent had either a motor or a sensory response, or both. The mean changes in ASIA assessments between baseline and twelve (12) months (52 weeks) for the thirteen patients measured at 52 weeks were as follows:

	Group Mean Baseline Score	Group Mean Improvement from Baseline to 52 weeks (points)	Group Mean Improvement from Baseline to 52 Weeks (%)	Wilcoxon Signed Rank (p-value)
Pin Prick	34.5	16.8	48.9%	0.001
Light Touch	34.2	25.9	75.9%	<0.001
Motor	28.6	6.9	24.2%	0.001

Despite the limited number of participants in our Phase Ia trial, the changes from baseline were all statistically significant as indicated by p-values of 0.001 or less. The p-value measures the likelihood that a difference between the baseline and the 52 week score is due to random chance. In the data presented above, the smaller the p-value, the less likely that a change in group mean is attributable to chance. A p-value of less than or equal to 0.05 is a commonly accepted threshold for denoting a meaningful difference between two groups.

Our experience indicates that central neuropathic pain is a significant problem experienced by many people after a total spinal cord injury (TSCI). A 2001 published report indicated that 40 percent to 75 percent of patients suffering a TSCI suffer chronic pain. Additionally, the study indicated that such pain is moderate to severe in 25 percent to 60 percent of these individuals, is often associated with psychological and psychiatric conditions, and is severe enough to impair or prevent optimal physical function and daily living. The patients in the Phase Ia trial were asked to assess their level of pain using the visual analog score (VAS) system (a scale of 0-10). At the 52 week follow-up, the VAS pain score ranged from 0 to 3.7, with an average score of 0.73, which we believe compares favorably to the reports that suggest that neuropathic pain is a common problem in patients with spinal cord injury.

While preparing the HDE amendment, we obtained access to detailed clinical results from a multi-center, placebo-controlled study of GM-1 ganglioside (Sygen® ) that had similar enrollment criteria and primary endpoints as our Phase Ia trial.. Although this trial did not meet its primary endpoint, the data recorded with respect to the placebo (untreated) group in the trial provides relevant information concerning the likelihood of spontaneous recovery in spinal cord injured patients. To answer the FDA’s request for additional clinical data demonstrating that the use of the Andara™ OFS™ device results in a clinically significant benefit or functional improvement in patients that is superior to surgery and medication alone, we conducted several detailed comparisons between the Sygen® placebo group and our Phase Ia data.

Our initial overall comparison of the Andara™ Phase Ia trial participants to those of the Sygen® study placebo group indicated that patients treated with the Andara™ OFS™ Device had substantially greater sensory improvements (as measured by cervical and thoracic pinprick and light-touch scores). Three of the four differences were statistically significant (with p-values below 0.05) as demonstrated below. Our comparison of motor improvements in the Sygen® placebo group to the Andara™ OFS™ participants did not indicate any significant differences in motor improvements.

To validate our finding that sensory improvement in Andara™ OFS™ treated patients substantially exceeded spontaneous improvement, we assembled a matched control group based on the following criteria: level of injury, baseline ASIA motor, pinprick, and light touch scores (combined, within 20 points), age (within 20 years), and gender. The matched control group included 103 patients, with many patients included more than once because they met the match criteria for more than a single patient using the broad match criteria. We compared pinprick and light-touch scores for the Sygen® control group at the end of four weeks and for the Andara™ OFS™ participants at the end of six weeks. We found that the Sygen® cervical patients demonstrated an improvement in pinprick scores of 5.9 points (34% improvement from four weeks) and the Andara™ OFS™ cervical patients demonstrated an improvement in pinprick scores of 33.8 points (147% improvement from six weeks). Light touch scores for the cervical groups improved 8 points for the Sygen patients (36% improvement from four weeks) and 33.8 points for the Andara OFS patients (147% from six weeks). We also found that the Sygen® thoracic patients demonstrated a deterioration in pinprick scores of -0.2 points (-.5% change from four weeks) and the Andara™ OFS™ thoracic patients demonstrated improvement of 11.6 points (22% from six weeks). Light touch scores for the thoracic groups declined -0.7 points for the Sygen® patients (-1% change from four weeks) and increased 11.6 points for the Andara™ OFS™ patients (22% improvement from six weeks).

Additionally, we compared the sensory improvement realized by the Andara™ OFS™ treated patients to those of the Sygen® placebo group using a “response to therapy” approach as measured at one year from the baseline date. We found that at one year, 84.6% of the Andara™ OFS™ combined cervical and thoracic patients exhibited sensory improvement at least two levels below the zone of partial preservation compared to 41.2% of the Sygen® group. We also found that 100% of the Andara™ OFS™ cervical patients and 60% of the Andara™ OFS™ thoracic patients experienced this sensory improvement as compared to 50.4% of the Sygen cervical patients and 22.4% of the Sygen thoracic patients.

We plan to conduct additional clinical studies of the Andara™ OFS™ device if we receive market approval to support the adoption and reimbursement of the device. We anticipate that we will conduct a post-approval study that will compare results obtained in patients who have received the device to results obtained in those who did not. The purpose of this post-approval study will be to generate additional peer-reviewed publications to support increased product usage and reimbursement.

NeuroPort™ System

In 2005, we received 510(k) clearance to market the NeuroPort™ System in the United States for temporary (less than 30 days) recording and monitoring of brain electrical activity. In March 2006, Cyberkinetics and Columbia University Medical Center (“Columbia”) entered into a collaborative agreement to evaluate the utility of brain electrical activity recordings obtained using Cyberkinetics’ NeuroPort™ System to improve the understanding of certain abnormal human brain processes, which may include those commonly associated with epileptic seizures, Parkinson’s disease and other movement disorders, as well as many other neurological diseases. This effort is led by Ronald G. Emerson, M.D., a world recognized leader in the field of neurophysiological and critical care monitoring and advanced methods of EEG analysis and a Professor in the Department of Neurology at Columbia University.  Dr. Emerson has recruited a team of neurosurgeons, neurologists and neurophysiologists to assist him as co-investigators with the research collaboration. To date, more than 20 patients have been monitored with the NeuroPort™ System. Dr. Emerson reported results from an epileptic patient at the Annual Meeting of the American Clinical Neurophysiology Society in Chicago, Illinois, on November 3, 2006. The study is currently underway at the Columbia University Medical Center in New York City.

Based in part on Dr. Emerson’s work we have begun to see increasing demand for the NeuroPort™ system as a means to perform clinical research on patients suffering from a range of neurological diseases. We intend to release the NeuroPort™ system and sell it through our research products business during 2008. We plan to limit our involvement in the clinical activities associated with the NeuroPort™ program to selling researchers the NeuroPort system as a tool to facilitate their research.

Employees

At December 31, 2007, we employed 36 full-time employees. At March 25, 2008, we employed 25 full-time employees. We believe that our relationship with our employees is good.

ITEM 2.	DESCRIPTION OF PROPERTIES

Facilities

We lease approximately 6,169 square feet of space in Foxborough, Massachusetts and 11,225 square feet of space in Salt Lake City, Utah. This space is adequate for our purposes for at least the next 12 months. The Foxborough, Massachusetts, lease expires on June 30, 2009 and we have an option to renew the lease for one additional three year period. The lease on our engineering and manufacturing facility in Salt Lake City, Utah, expires on November 30, 2009 and we have an option to renew the lease at the end of the initial lease term for one additional five year period.

ITEM 3.	LEGAL PROCEEDINGS

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. We are not currently a party to any legal proceedings, the adverse outcome of which, in management's opinion, individually or in the aggregate, would have a material adverse effect on our results of operations or financial position.

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There were no matters submitted to a vote of our security holders during the quarter ended December 31, 2007.

PART II

ITEM 5.	MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS AND SMALL ISNESS
BUSINESS ISSUER PURCHASES OF EQUITY SECURITIES.

Market for Common Stock; Related Information

Our common stock is approved for quotation on the Over-the-Counter Bulletin Board under the trading symbol “CYKN.” From December 10, 2003 through October 11, 2004, we traded under the symbol “TGRV.” A trading market for our common stock did not develop until October 15, 2004. The following table sets forth the high and low bid prices for our common stock on a post-split basis for the periods noted, as reported by the National Daily Quotation Service and the Over-The-Counter Bulletin Board. Quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

	High	Low
Fiscal Year Ended 2007
Fourth Quarter	$0.50	$0.17
Third Quarter	$0.74	$0.35
Second Quarter	$0.95	$0.38
First Quarter	$1.34	$0.85

Fiscal Year Ended 2006
Fourth Quarter	$1.62	$1.15
Third Quarter	$1.80	$1.30
Second Quarter	$1.50	$1.03
First Quarter	$1.83	$1.26

Fiscal Year Ended 2005
Fourth Quarter	$1.90	$1.20
Third Quarter	$2.65	$1.30
Second Quarter	$3.55	$1.20
First Quarter	$5.00	$1.95

At March 25, 2008, there were approximately 115 holders of record of our common stock and no holders of record of our preferred stock. The closing sales price of our common stock on March 25, 2008 was $0.26 per share, as reported on the Over-The-Counter Bulletin Board.

Dividend Policy

We have not declared or paid any cash dividends on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business. We do not expect to pay any cash dividends in the foreseeable future. Any decision to pay cash dividends on our common stock will be made by the members of our Board of Directors, in their discretion, and will depend on our financial position, operating results, capital requirements and other factors that the Board of Directors considers significant.

Equity Compensation Plans

Refer to Item 11 below for information with respect to our equity compensation plans.

Additional Information

Copies of our annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K, and any amendments to those reports, are available free of charge on the Internet at www.sec.gov . All statements made in any of our filings, including all forward-looking statements, are made as of the date of the document in which the statement is included, and we do not assume or undertake any obligation to update any of those statements or documents unless we are required to do so by law.

ITEM 6.	MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This Annual Report on Form 10-KSB contains forward-looking statements. Our actual results could differ materially from those set forth herein as a result of a number of factors, including, without limitation, general economic conditions and changes in the assumptions used in making such forward-looking statements. The following discussion and analysis of our financial condition and results of operations should be read together with the audited consolidated financial statements and accompanying notes and the other financial information appearing else where in this Annual Report on Form 10-KSB. The analysis set forth below is provided pursuant to applicable Securities and Exchange Commission regulations and is not intended to serve as a basis for projections of future events. See “Special Note Regarding Forward Looking Statements” below.

Overview

We are a medical device company focused on developing novel implantable products to treat neurological diseases and injuries of the central nervous system. Our lead proprietary technology, the Andara™ OFS™ Therapy, is based on the targeted delivery of electrical stimulation to the body in order to stimulate the growth of nerve fibers. The Andara™ OFS™ Therapy for spinal cord injury is an investigational device, which is being developed as a single use implant to enhance neurological recovery in patients with devastating loss of movement and sensation. The FDA is currently reviewing this device for market clearance as a Humanitarian Device. We believe, based on the results of our pre-clinical development and clinical trials to date, that our targeted electrical stimulation promotes the growth of nerve fibers across the damaged portion of the spinal cord. We believe that the Andara™ OFS™ Therapy will enhance the natural process of neuroplasticity to make new connections in the spinal cord that lead to partial restoration of neurological functions, such as sensation and movement, below the injury.

To date, we have been unsuccessful in obtaining the FDA’s approval of our Andara OFS Therapy HDE application. Our inability to obtain such FDA approval, combined with our substantial losses and negative cash flow from operations, have made it extremely difficult for us to raise additional capital. Consequently, we have taken steps to significantly reduce our administrative, sales, marketing and clinical spending, including reducing headcount, while we continue to seek FDA approval of our HDE application. We are actively seeking to raise additional capital and have also explored the possible sale of the entire Company or of those assets not within our primary strategic focus. If, before the end of June, 2008, we have not received HDE approval from the FDA, and thereby do not trigger the required exercise of the NeuroMetrix Warrant and the payment to us of the $1,250,000 cash exercise price,, or if before the end of June 2008, we are unsuccessful in raising additional capital or in selling assets to generate sufficient cash proceeds to fund our operations, we are likely to be required to cease operations and seek bankruptcy protection. See: “Risk Factors”.

The Andara™ device is designed to be implanted in muscle tissue adjacent to the spinal column with electrical leads attached to the tissue next to the vertebrae, above and below the spinal cord injury. Our testing indicates it can be implanted in an hour or less by a spine surgeon during the acute phase of treatment and is consistent with other surgical treatments for spinal cord injury. We believe that approximately one third of the estimated 11,000 individuals that suffer spinal cord injuries per year in the United States may be candidates for the Andara™ OFS™ Therapy. Because currently there are no approved treatments for acute spinal cord injury, we believe that if it is approved for use in humans, the Andara™ OFS™ Therapy may become the standard of care for such injuries.

We believe that additional products based on the Andara™ OFS™ Therapy can be developed and used to treat other areas of the body where nerve fiber damage creates loss of function such as the treatment of peripheral nerve injuries, which are estimated to affect more than 100,000 people in the United States each year. Together with our partner NeuroMetrix, Inc. (Nasdaq: NURO; NeuroMetrix), we have formed PNIR, LLC (PNIR), a joint venture to develop and commercialize a therapeutic product for peripheral nerve injury based on Cyberkinetics’ Andara™ Oscillating Field Stimulator (OFS™) neurostimulation technology platform. Each company will have equal ownership in PNIR. Under the terms of the joint venture agreement, NeuroMetrix will fund $2 million in development costs at PNIR during the first two years. Cyberkinetics will contribute intellectual property related to its Andara™ OFS™ Therapy platform and its technical and scientific expertise to the joint venture. Beyond the first two years, the companies will each contribute equally to development costs. As part of the agreement, NeuroMetrix will distribute and Cyberkinetics will manufacture any products developed by through the joint venture. We were also recently granted a patent for an approach to improve and extend the benefits of the Andara™ OFS™ Therapy for the treatment of spinal cord injuries by combining our device with local delivery of neurotrophic drugs.

The primary focus of our current business strategy is to commercialize the Andara™ OFS™ Therapy as a treatment for acute spinal cord injuries. After extensive pre-clinical development in cell culture, and small and large animal models, researchers at the Center for Paralysis Research at Purdue University and at Indiana University completed in 2004 a Phase Ia, 10-patient clinical trial of the Andara™ System in patients with spinal cord injuries. Results from that Phase Ia trial were published in the January 2005 issue of the Journal of Neurosurgery: Spine. Four additional patients subsequently enrolled in this trial. We believe that the results of this study demonstrate that there is a strong likelihood that the recovery of neurological function produced by the device will be above expectations for spontaneous recovery.

In September 2006, the Food and Drug Administration (FDA) designated the Andara™ OFS™ Therapy as a Humanitarian Use Device, a designation based on a potential U.S. patient population of less than 4,000 patients per year. In order to receive marketing approval as a Humanitarian Use Device, we must demonstrate that our devices are safe, potentially effective and that their benefits outweigh their associated risks. As the second of two steps in the Humanitarian Use approval process, we filed a Humanitarian Device Exemption (HDE) in February 2007. Our filing included a summary of extensive pre-clinical testing as well as the data we have collected from a relatively small sample size of 14 patients.

In May 2007 the FDA sent us a letter informing us that it had completed an initial scientific review of our application and indicating that it requires additional information to determine if the device meets the statutory criteria for approval. The letter specified the need for extensive additional data in a number of areas, namely, clinical data, study analysis, biocompatibility, sterilization, animal data, device description, testing, and labeling. On July 10, 2007, we submitted our response to the FDA's letter in the form of an amendment to our HDE application. Our response included additional clinical data from the phase Ia trial, detailed statistical comparisons of this data to the placebo group of a larger clinical trial of spinal cord injury that has a similar design, additional data and several new analyses requested by the FDA, a discussion of the clinical significance of improvement in the sensory response, as well as detailed answers to specific questions raised (See: Our Business - Clinical Trials).

On December 7, 2007, the FDA sent us a letter indicating that it had completed an initial scientific review of the July amendment and that it required additional information to determine if our device met the statutory criteria for approval. Although the FDA has a statutory target of 75 days to review HDE amendments, the letter was received approximately 150 days after we filed our May 2007 amendment. The letter requested additional information related to clinical data, study analysis, biocompatibility, sterilization, device description, and labeling. The letter indicated potential acceptance of improvement in sensory function as a clinically significant endpoint but requested clarification of the previously submitted data.

On February 28, 2008 we participated in a meeting with members of the FDA review staff, including the Director and Deputy Director of the division responsible for the HDE review. An independent statistician who is an expert in clinical trial outcomes in spinal cord injury presented findings from his own analysis of the OFS System study data in comparison to the data for the placebo group of a large previously completed, randomized clinical trial of spinal cord injury. We also made available to the FDA a team of experts including five neurosurgeons, (including one who is a former president of the Congress of Neurological Surgeons, one who is a former Chair of Neurosurgery at Walter Reed, and two who are authors of the American Academy of Neurosurgeons clinical guidelines for the treatment of spinal cord injuries), one physician who runs a large spinal cord injury rehabilitation center, an expert in spinal cord injury outcomes measurement, and a patient advocate. Two of these individuals have spinal cord injuries themselves. All of these experts recommended to the FDA that the Andara device appeared to meet the standard for probable benefit associated with an HDE application.

On March 14, 2008 we submitted an amendment addressing each of the specific questions contained in the December 7, 2007 FDA letter. The submission included a detailed written report, prepared by the independent statistician, which concluded that compared to matched patients drawn from the placebo group of the large, randomized trial of spinal cord injured patients, the patient sensory improvements demonstrated in the Andara OFS System study were statistically significantly higher than for those in the placebo group. In total we believe that these improvements in sensory function provide a conclusive presumption of benefit.

The FDA will have at least 75 days from receipt to review our amended application and may have additional questions for us or request additional data and information. Although we believe that we have provided the FDA with the information requested, we cannot provide any assurance that (i) our response will be satisfactory to the FDA or that we will not have to conduct additional significant, lengthy and expensive clinical trials before the FDA would grant its approval to market the Andara™ OFS™ System, or (ii) the FDA will ever grant such approval.

Our second proprietary technology allows us to create neural interfaces that interact with and recover signals from the cortex, or outer layer, of the brain at the level of individual cells. We sell a line of research products that are used by pre-clinical neuroscience researchers in a wide variety of leading-edge brain research applications. We have also developed another variation of our neural interface technology, the NeuroPort™ System, which is being developed to support clinical research into a wide range of neurological diseases, including epilepsy. As we devote an increasing portion of our resources to our Andara™ OFS™ Therapy, we have reduced our spending on neural interface programs.

We believe that our programs in the use of targeted electrical stimulation for nerve fiber growth and our neural interface systems are unique and innovative. We are developing our intellectual property position relating to key aspects of our Andara™ OFS™ Therapy and we believe that our intellectual property portfolio will provide us with an advantage over our competitors.

The long-term success of our business is dependent on the development and commercialization of advanced neurological products such as the Andara™ OFS™ Therapy and additional products based on the technology underlying the Andara™ OFS™ Therapy that may be developed. We have been unprofitable since our inception in May 2001 and we expect to incur substantial additional operating losses for the foreseeable future. As of December 31, 2007, our accumulated deficit was $44,333,000. If we can raise sufficient additional capital in the near term to continue our operations beyond the next few months, we expect to incur substantial losses for the next several years as we:

●	continue to develop the Andara™ OFS™ Therapy and additional products based on the Andara™ OFS™ Therapy that may be developed;

●	continue to enroll new patients in our clinical studies and continue to seek regulatory approvals;

●	develop and commercialize our product candidates, if any, that receive regulatory approval;

●	expand our research and development programs;

●	acquire or in-license products, technologies or businesses that are complementary to our own; and

●	incur general and administrative expenses related to operating as a public company.

We have a limited history of operations. Through December 31, 2007, we have generated limited revenue from product sales and from grant income. Since inception we have financed operations primarily through private placements of equity securities, capital lease and debt facilities, and to a much more limited extent, revenue from product sales and sponsored research. Our business is subject to significant risks, including, but not limited to, the risk that we may not be able to raise sufficient funding to continue our operations, the risk that we may default on our outstanding debt obligations, the risks inherent in our ongoing clinical trials and the regulatory approval process, the results of our research and development efforts, competition from other products and uncertainties associated with obtaining and enforcing intellectual property rights. Accordingly, our activities to date are not as broad in depth or in scope as the activities we may undertake in the future, and our operating results or financial position or our lack of profitably as a commercial enterprise are not necessarily indicative of our future operating results.

We became a publicly traded entity through a reverse merger. We were originally incorporated in the State of Nevada on February 6, 2002 as Trafalgar Ventures Inc. (“Trafalgar”). On July 23, 2004, Trafalgar, certain stockholders of Trafalgar, Trafalgar Acquisition Corporation, a Nevada corporation (“Merger Sub”), and Cyberkinetics, Inc., a privately-held Delaware corporation (“Cyberkinetics”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Trafalgar, through its wholly-owned subsidiary, Merger Sub, agreed to acquire Cyberkinetics in exchange for shares of Trafalgar's common stock (the “Merger”). The Merger closed on October 7, 2004. Immediately upon closing, Trafalgar effected a reincorporation from the State of Nevada to the State of Delaware and a corporate name change to “Cyberkinetics Neurotechnology Systems, Inc.” Until the Merger with Cyberkinetics, we were in the business of mineral exploration, but had not generated revenues from operations. Post-merger, we ceased all operations in the mineral exploration industry and now we operate as the parent company of Cyberkinetics, Inc.

In February 2006, we acquired Andara™ Life Science, Inc. (“Andara™”), an Indiana corporation, through the merger of a wholly-owned subsidiary of ours with and into Andara™ (the “Andara™ Merger”). Prior to its acquisition by us, Andara™ was a privately held company engaged in the development of a portfolio of programs related to the repair and regeneration of neural tissues, which were developed at the Center for Paralysis Research at Purdue University.

Andara™ was acquired pursuant to the terms and conditions of an Agreement and Plan of Merger dated February 14, 2006 (the “Andara™ Merger Agreement”), among us, Andara™ and Andara™ Acquisition Corp (“Acquisition”), a wholly-owned subsidiary of ours. Acquisition merged with and into Andara™ and all of the issued and outstanding capital stock of Andara™ was exchanged for an aggregate of 3,029,801 shares of our common stock, $0.001 par value per share (“Common Stock”), of which 993,377 shares of Common Stock were issued pursuant to a restricted stock award and subject to forfeiture (the “Restricted Stock”). As a result of the Andara™ Merger, Andara™ became a wholly-owned subsidiary of ours. The Restricted Stock is subject to forfeiture if certain specific milestones are not achieved by the surviving corporation within thirty-six (36) months of the Andara™ Merger.

Research and Development

Our research and development activities have been primarily focused on the development of the Andara™ OFS™ Therapy, the BrainGate System and the NeuroPort™ System. Our research and development expenses consist primarily of compensation and other expenses for research and development personnel, fees paid to engineering consultants, non-cash stock compensation expense, costs associated with the clinical trials of our product candidates, supplies and materials, depreciation and facility costs. We charge all research and development expenses to operations as they are incurred.

During 2007, our research and development activities principally related to obtaining regulatory approval for the Andara™ OFS™ System, and to a lesser extent the pilot clinical trial of the BrainGate System and the development of the NeuroPort™ System. A significant portion of this spending consisted of outside consulting services for the Andara™ OFS™ System and, to a lesser extent, the BrainGate System.

In the future, if we are successful in the next few months in raising sufficient additional capital to continue our operations, our rate of spending is likely to increase as we develop the portfolio of product candidates acquired from Andara. These product candidates include the proprietary Andara™ OFS™ System. We may also commence a pilot clinical trial on the Andara™ OFS™ PLUS System within the next few years. We have also initiated development of a completely implantable sensor and signal transmission system for use in our NeuroPort™ System. Such a system will require substantial time to develop and is expected to take years. Future development of our NeuroPort™ System will be limited to activities funded by revenue from our research business and from research contracts from academic institutions funded by NIH grants.

The lengthy process of seeking regulatory approvals for our product candidates, and the subsequent compliance with applicable regulations, requires the expenditure of substantial resources. Any failure by us to obtain, or any delay in obtaining, regulatory approvals could cause our research and development expenditures to increase and, in turn, have a material adverse effect on our results of operations and our ability to raise additional capital.

Results of Operations

The following table sets forth certain statement of operations data for the periods indicated:

	Year ended December 31,
	2007	2006
Consolidated Statement of Operations Data:
Product sales	$1,554,000	$1,037,000
Grant income	670,000	643,000
Total revenues	2,224,000	1,680,000
Operating expenses	12,209,000	13,788,000
Operating loss	(9,985,000)	(12,108,000)
Other expense, net	(72,000)	(170,000)
Net loss	$(10,057,000)	$(12,278,000)

Years Ended December 31, 2007 and 2006

Revenues

Product Sales and Gross Margin.   For the year ended December 31, 2007, overall product sales, increased $517,000 to $1,554,000 from $1,037,000 for the year ended December 31, 2006. Product sales consisted primarily of our Research Products line of neural recording arrays and data acquisition systems sold to neuroscience researchers. During 2007, we also sold two custom Andara™ OFS™ Systems under a compassionate use exemption in Europe. The increase in sales was principally related to an increase in the number of Research Products units sold, partially offset by a slight decrease in the average selling price of products sold. The decrease in the average selling price of products sold was due to the mix of products sold. The gross margin on product sales was approximately 62% and 63% for the year ended December 31, 2007 and 2006, respectively. The slight decrease in gross margin for the year end ended December 31, 2007 is principally a result of the mix of products sold.

For the years ended December 31, 2007 and 2006, customers to whom sales exceeded 10% of each year's respective total product sales were as follows:

Customer	2007	2006
United Scientific USA, Inc.	18%	15%
Fundacao Calouste Gulbenkian	13	—
Alpha Omega	6	13
University of Utah	—	12
California Institute of Technology	—	11

Grants.  Revenue from grants increased $27,000 to $670,000 for the year ended December 31, 2007, from $643,000 for the year ended December 31, 2006. During 2007, grant revenue was derived from our subcontract with Case Western Reserve University (Case) and from two subcontracts with Brown University (Brown). The increase in grant revenue was due to the Brown subcontracts which were awarded to us during 2007 and are described below.

We were awarded the subcontract with Case in October 2005 under a grant issued to Case by the National Center for Medical Rehabilitation Research (NCMRR), a component of the National Institute of Child Health and Human Development (NICHD). The subcontract provides us, in conjunction with other collaborators, with the financial resources to support the joint development of a neuroprosthetic system capable of restoring partial arm and hand function to individuals with extensive paralysis due to high cervical spinal cord injury. We are scheduled to receive up to $2.3 million from the subcontract over the five-year period covered by the grant. As part of our current strategy to focus resources on our Andara™ OFS™ System, we are currently in the process of terminating our activities under the Case grant and in turn assigning the subcontract to a third party. Accordingly, we do not expect to receive any grant revenue from Case beyond the second quarter of 2008.

We finalized two subcontracts with Brown in November 2007. One subcontract was awarded under a grant issued to Brown by the National Institute of Biomedical Imaging and Bioengineering and the National Institute of Child Health and Human Development, both constituents of the National Institutes of Health (NIH). We are scheduled to receive up to $2.5 million from the subcontract over the five-year period covered by the grant. The second subcontract was awarded under a grant issued to Brown by the Office of Naval Research. We are scheduled to receive up to $385,000 from this subcontract over the 16-month period covered by the grant. Both grants were awarded to support the development of our neural interface programs. There can be no assurance that we will receive the full amounts potentially available under these subcontracts.

A portion of the grant revenue for the year ended December 31, 2006 consists of income from research grants obtained from the U.S. government through the Small Business Innovative Research (SBIR) program. As of the end of 2006, we have completed all of our remaining SBIR grants. We no longer submit SBIR grant applications because of uncertainties concerning the availability of these types of grants to public companies.

Expenses

Research and Development.  Research and development expenses decreased $1,254,000 to $5,440,000 for the year ended December 31, 2007 from $6,694,000 for the year ended December 31, 2006. The decrease was due to a decrease in stock-based compensation of $614,000, a decrease in employee compensation and related expenses of $424,000 and a decrease in outside spending relating to our Andara™ OFS™ System and, to lesser extent, neural interface programs, including principally consulting and contracting services as well as other operating expenses, of $216,000. The decrease in stock-based compensation expense was attributable primarily to options issued to consultants. The fair values of stock options issued to consultants are calculated for each option tranche as it vests. As the average number of non-vested non-employee options declined significantly from the prior year, the related stock-based compensation decreased significantly as well. Note that the majority of non-employee options became fully vested in August 2007. The decrease in employee compensation and related expenses was due to a reduction of our research and development staff as well as our decision not to pay bonuses to executives and other high level employees. The decrease in outside spending relating to our Andara™ OFS™ System was based on certain development and testing projects being completed during the year and to our decision to scale back operations as we await a response from the FDA concerning our HDE application.

Sales and Marketing.  Sales and marketing expenses increased $721,000 to $1,595,000 for the year ended December 31, 2007, from $874,000 for the year ended December 31, 2006. The increase was the result of $503,000 in employee compensation and related expenses associated primarily with developing a commercial organization to prepare for the launch of the Andara™ OFS™ System and, to a lesser extent, to expand our Research Products sales team. These compensation expenses also included an increase in sales commissions directly resulting from significantly increased products sales in 2007. The remaining increase principally consisted of outside consulting services, marketing materials and other operating costs associated with initial marketing efforts for the anticipated launch of the Andara™ OFS™ System.

During the first quarter of 2008, we implemented cost reduction initiatives to significantly reduce spending on sales and marketing activities related to our Andara™ OFS™ System. These initiatives included a reduction of headcount.

General and Administrative.  General and administrative expenses increased $351,000 to $4,584,000 for the year ended December 31, 2007, from $4,233,000 for the year ended December 31, 2006. The increase is due to $370,000 in legal and accounting fees associated with our abandoned efforts to raise capital through a public offering as well as a certain private convertible debt offering. The increase in professional fees was partially offset by a reduction in other operating expenses, primarily investor relations costs.

During the first quarter of 2008, we implemented cost reduction initiatives to significantly reduce spending on general and administrative activities. These initiatives included a reduction of headcount. As part of the headcount reduction, our Chief Financial Officer transitioned to consultant status.

Other Income and Expenses

Other Income (Expense), Net.  Interest income decreased $93,000 to $325,000 for the year ended December 31, 2007, from $418,000 for the year ended December 31, 2006. The decrease in interest income was primarily the result of lower average invested balances. Interest expense decreased $190,000 to $397,000 for the year ended December 31, 2007 from $587,000 for the year ended December 31, 2006. The decrease was related to lower average borrowings.

Net Loss

Net Loss.  Net loss decreased by $2,221,000 to $10,057,000 for the year ended December 31, 2007, from $12,278,000 for the year ended December 31, 2006. A portion of this decrease was due to the prior year including a charge of $1,602,000 for in-process research and development recorded in connection with the acquisition of Andara. The decrease also reflects a reduction in engineering and manufacturing costs, offset partially by increased revenues as well as increased marketing efforts related to the anticipated launch of the Andara™ OFS System. Our net loss per common share decreased $0.15 per share to $0.27 per share for the year ended December 31, 2007 from $0.42 for the year ended December 31, 2006. The decrease in net loss per share was due to a decrease in the net loss of $2,221,000 and to an increase in the weighted average common shares outstanding. The weighted average common shares outstanding increased by 7,823,000 to 37,184,000 for the year ended December 31, 2007 from 29,361,000 for the year ended December 31, 2006. Weighted-average common shares outstanding increased primarily as a result of the issuance of 5,435,000 and 8,337,000 shares in connection with private placements in November 2007and October 2006, respectively.

Liquidity and Capital Resources

Since inception we have financed operations primarily through private placements of equity securities, and to a lesser extent through capital leases and other debt facilities, as well as through revenue from product sales and sponsored research. We received net proceeds of $36,986,000 from the private placements of equity securities through December 31, 2007. We also borrowed an additional $5,201,000 through December 31, 2007 under various debt facilities. As of December 31, 2007, we had $3,272,000 of cash and cash equivalents on hand.

Based upon our current cost structure, we believe that our existing cash resources will be sufficient to meet our projected operating requirements only into June 2008. Our cash and cash equivalents will not be sufficient to meet our obligations thereafter, including but not limited to, our obligations to repay the projected $1,205,000 of outstanding indebtedness due to General Electric Capital Corporation (“GECC”) as of June 30, 2008, assuming we continue to remain current with the monthly amounts due through the end of June 2008. As of December 31, 2007, our outstanding indebtedness to GECC was $2,113,000. In order to continue operations beyond June 2008 and through the end of 2008, we are (i) actively seeking to raise additional capital through private equity and/or debt financing (ii) exploring the potential sale of assets related to our neural interface business; (iii) exploring arrangements with strategic partners; and (iv) significantly reducing our administrative, sales, marketing and clinical spending. If we are unsuccessful in raising additional capital before the end of June 2008, and if we have not received HDE approval from the FDA to trigger the $1,250,000 in proceeds due from NeuroMetrix under the terms of a warrant agreement, we may be required to cease operations and seek bankruptcy protection.

Net cash used in operating activities was $9,075,000 for the year ended December 31, 2007. The primary use of cash was to fund our operating losses. The net loss for the year ended December 31, 2007 was $10,057,000. Included in this loss were non-cash expenses totaling $1,810,000 consisting of stock-based compensation expense of $1,231,000, depreciation and amortization expense of $524,000 and non cash interest expense of $55,000. The use of cash for operations included costs associated with preparing for the anticipated launch of the Andara™ OFS™ System, continued efforts on our other development programs, costs associated with the ongoing clinical trials of the BrainGate System and costs associated with operating as a public company. Working capital changes affecting our cash position include uses of cash of $100,000 to fund an increase in inventory, an increase in accounts receivable of $511,000 and a change in accounts payable and accrued expenses of $539,000, offset partially by $323,000 resulting from decreases in prepaid expenses and other assets.

Net cash used in investing activities was $100,000 for the year ended December 31, 2007. We used cash to purchase equipment to be used primarily for manufacturing and research and development activities and to upgrade and expand our operations in both our Salt Lake City, Utah and Foxborough, Massachusetts facilities.

Net cash provided by financing activities was $611,000 for the year ended December 31, 2007. We received proceeds during 2007 through a private placement, offset by payments made under our loan agreement and capital lease line.

On November 13, 2007, the Company entered into a Joint Venture and Strategic Investment Agreement (the “Agreement”) with NeuroMetrix, Inc., a Delaware corporation located in Waltham, MA (“NURO”). Pursuant to the Agreement, the Company issued and sold to NURO in a private placement (i) 5,434,783 shares of its common stock, $0.001 par value per share (“Common Stock”), at price of $0.46 per share and (ii) a five-year, immediately exercisable warrant (the “Warrant”) to purchase an aggregate of 2,717,391 shares (the “Warrant Shares”) of Common Stock at an exercise price of $0.46 per share. The Company received aggregate cash proceeds of $2,500,000 from NURO in exchange for the Shares and the Warrant. In connection with the sale of the Shares and the Warrant, the Company entered into a Registration Rights Agreement with NURO pursuant to which the Company has agreed to use its best efforts to register the Shares and the Warrant Shares for resale with the U.S. Securities and Exchange Commission on the occurrence of certain events after December 31, 2008. The Agreement provides for a one-year contractual restriction on the sale of the Shares and the Warrant Shares.

Pursuant to the Agreement, the Warrant must be exercised in full if the Company receives HDE approval for the OFS™ Device during the period the Warrant is exercisable. If the HDE approval is received prior to December 31, 2008, the exercise price must be paid in cash. The exercise price may be paid pursuant to a cashless exercise provision after December 31, 2008, whether such exercise is voluntary or mandatory. If the Warrant is exercised in full for cash at the $0.46 per share exercise price, the Company would receive aggregate proceeds of approximately $1.25 million. The exercise price and the number of shares of Common Stock issuable pursuant to the Warrant are subject to customary adjustments.

Our future capital requirements will depend upon many factors, including advancement of our research and development programs and clinical studies, progress with marketing our technologies, the time and costs  involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, the necessity of, and time and costs involved in obtaining, regulatory approvals, competing technological and market developments, and our ability to establish collaborative arrangements, effective commercialization, marketing activities and other arrangements.

 Contractual Obligations

Below is a table setting forth contractual obligations (including interest payments as applicable) as of December 31, 2007:

	Less Than 1 Year	1-3 Years	4-5 Years	More Than 5 Years	Total
Operating Lease	$301,000	$253,000	$—	$—	$554,000
Capital Lease Obligations (3)	171,000	102,000	—	—	273,000
Loan Obligations (3)	1,831,000	153,000	—	—	1,984,000
Minimum Royalties (1) (2)	75,000	150,000	150,000	375,000	750,000
Total	$2,378,000	$658,000	$150,000	$375,000	$3,561,000

(1)
These minimum royalties are payable under our license agreement with Emory University and may be applied against any running royalties that may be payable in the same period. For further information regarding this agreement, see Note 14, Licensing Arrangements , to our consolidated financial statements included elsewhere in this prospectus.

(2)
In addition to the minimum royalties included in the table above, we are currently paying annual maintenance fees of $50,000 under our license agreement with Brown University Research Foundation and Massachusetts Institute of Technology. We also are obligated to make annual maintenance payments under our license agreement with Purdue Research Foundation of $100,000 beginning in 2009, $250,000 in 2010 through 2012 and $500,000 in 2013 and beyond. For further information regarding these agreements, see Note 14, Licensing Arrangements, to our consolidated financial statements include elsewhere in this prospectus.

(3)
The loan obligations and capital lease obligations represent the scheduled minimum cash payments due to GECC. Although we have made all the required payments to GECC, they have recently indicated they may declare that we are in default due to a material adverse change in our financial condition, as per the terms of the loan and capital lease agreements. If GECC declares that we are in default, they may declare that all amounts currently owed to them be immediately due and payable. Such action by GECC would likely cause us to seek bankruptcy protection.

Off-Balance Sheet Arrangements

As of December 31, 2007, we had no off-balance sheet arrangements.

Dividends and Distributions

We have not paid any cash dividends to date. We intend to retain our future earnings, if any, and we do not anticipate paying cash dividends on either class of our stock in the foreseeable future.

Critical Accounting Policies

This discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and related disclosure of contingent assets and liabilities. We review our estimates on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. While our significant accounting policies are described in more detail in Note 2 to our consolidated financial statements, we believe the following  accounting policies to be critical to the judgments and estimates used in the preparation of our financial statements:

Revenue Recognition.  We recognize revenue from product sales and research grants. Product sales consist of sales of our line of brain-computer interface equipment to universities and research hospitals involved in neurological research. Research grants consist of grants obtained form the United States government as well as through subcontracts with research partners.

Product sales are recognized in accordance with SEC Staff Accounting Bulletin (SAB) 104, Revenue Recognition , when persuasive evidence of an arrangement exists, fees are fixed or determinable, delivery has occurred and collection is reasonably assured. Revenue is not recognized until title and risk of loss have transferred to the customer, which generally occurs at the time of shipment. Terms for customers are generally FOB shipping. The product operates without any custom configuration or installation. Product sales do not contain multiple elements. Following shipment, there are no customer acceptance requirements or installation obligations or continuing service requirements incumbent on us. Terms of product sales contain no contractual rights of return. In practice, we have not experienced or granted rights of return.

We recognize revenues from research grants as reimbursable eligible costs are incurred. Eligible costs typically include direct labor costs, other direct costs as outlined in the grant, such as lab materials and supplies and consulting costs, and an overhead allocation as specifically defined by the grant. In accordance with Emerging Issues Task Force (EITF) 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent , we record grant revenues on a gross basis as we are the primary obligor with respect to our research and development activities. We are subject to grant audits as required by the Department of Health and Human Services. Audits may result in adjustments to the amount of grant revenues recorded and funds received. Historically, we have not been required to make any adjustments to the amount of grant revenues recorded and funds received as a result of grant audits.

Accounts Receivable.  Accounts receivable represent amounts due from customers for goods shipped. We generally extend 30-day payment terms to our customers, and we do not require collateral. We periodically assess the collectibility of our receivables and establish reserves, as necessary, based on various considerations including customer credit history, payment patterns, and aging of accounts. Once management determines an account receivable is not collectible, the account is written off. We have not experienced significant collection problems to date. If our collection history or aging of accounts receivable deteriorates, we may have to record a charge to operations to establish an allowance for doubtful accounts.

Inventories.  Inventories are stated at the lower of cost (determined using the first-in, first-out method) or market. Inventories consist of raw materials, work-in-process and finished goods. We periodically review our inventory for excess, obsolescence or quality issues. Should we conclude that we have inventory for which we cannot recover our costs as a result of such review, we would have to record a charge to operations classified as cost of products sold.

Property and Equipment and Identifiable Intangible Assets.  We periodically review our property and equipment and identifiable intangible assets for impairment. In determining whether an asset is impaired, we must make assumptions regarding recoverability of costs, estimated future cash flows from the asset, intended use of the asset and other related factors. If these estimates or their related assumptions change, we may be required to record impairment charges for these assets.

Goodwill.  In assessing the recoverability of our goodwill, we make assumptions, at least annually, regarding its fair value, including estimated future cash flows and other factors. We currently make this annual assessment as of October 1 each year. This process is subjective and requires judgment. If these estimates or their related assumptions change in the future, or if actual cash flows are below estimates, we may be required to record goodwill impairment charges.

Acquired In-Process Research and Development  During the first quarter of 2006, we recorded a charge of $1,602,000 related to the write-off of acquired in-process research and development, or IPR&D, related to the purchase of research and development obtained in the acquisition of Andara Life Science, Inc. The amount expensed as IPR&D represents the estimated fair value of purchased in-process technology for projects that, as of the acquisition date, had not reached technological feasibility and had no alternative future use including the Andara OSF System and the Andara OFS PLUS system, which includes the use of neurotrophic growth factor. The estimated fair value of these projects was determined based on the use of a discounted cash flow model using a discount rate of 36%.

As of December 31, 2007, we estimated future research and development expenses of approximately $12,895,000 would be incurred to complete the Andara OFS and Andara OFS PLUS projects. These projects, which were in various stages of development, from preclinical through pilot clinical trials are, unless they have been discontinued, expected to reach completion at various dates ranging from 2008 through 2013.

 The major risks and uncertainties associated with the timely and successful completion of these projects are that we will not be able to confirm the safety and efficacy of the technology with data from clinical trials and that we will not be able to obtain necessary regulatory approvals. No assurance can be given that the underlying assumptions used to forecast the cash flows or the timely and successful completion of such projects will materialize, as estimated. For these reasons, among others, actual results may vary significantly from estimated results.

Stock-Based Compensation.  Prior to January 1, 2006, we accounted for stock-based awards issued to employees under our stock-based compensation plans using the intrinsic value method in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations. Accordingly, no compensation expense was recorded for options awarded to employees with exercise prices equal to or in excess of the stock's fair market value on the grant date. We elected to adopt, for periods prior to January 1, 2006, the disclosure requirements of FASB Statement No. 123, Accounting for Stock-Based Compensation , as amended by FASB Statement No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure (collectively, SFAS 123) which used a fair value based method of accounting for share-based awards. Effective January 1, 2006, we adopted SFAS No. 123 (revised 2004), Share-Based Payments (SFAS 123R) using the modified prospective transition method. In conjunction with the adoption of SFAS 123R, we applied the principles of Staff Accounting Bulletin No. 107 (SAB 107), which provides guidance on the implementation of SFAS 123R.

SFAS 123R requires companies to record compensation expense for stock options measured at fair value, on the date of grant, using an option-pricing model. We elected to determine the fair value of stock options using the Black-Scholes valuation model, which is consistent with our valuation techniques previously utilized under SFAS 123. The use of the Black-Scholes valuation model requires us to make assumptions regarding the expected term of the option, the forfeiture rate and the volatility of the underlying stock.

On November 10, 2005, the FASB issued FASB Staff Position SFAS 123R-3, Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards. We have elected to adopt the alternative transition method provided by the FASB Staff Position for calculating the tax effects (if any) of stock-based compensation expense pursuant to SFAS 123R. The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool related to the tax effects of employee stock-based compensation, and to determine the subsequent impact to the additional paid-in capital pool and the consolidated statements of operations and cash flows of the tax effects of employee stock-based compensation awards that are outstanding upon adoption of SFAS 123R.

We account for stock-based awards issued to non-employees in accordance with the provisions of SFAS 123R and EITF No. 96-18, Accounting For Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (EITF 96-18), under which compensation expense is generally computed and recognized over the vesting period of the award.

Recently Issued Accounting Standards

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), which prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise's financial statements in accordance with SFAS No. 109. Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 was effective on January 1, 2007. The adoption of FIN 48 did not have a material impact on our financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective for the Company as of January 1, 2008. We are currently evaluating the impact, if any, of SFAS No. 157 on our consolidated financial statements. The FASB has agreed to defer the effective date of SFAS No. 157 for all nonfinancial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis, for one year.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159), which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 will be effective for the Company on January 1, 2008. We are currently evaluating the impact, if any, of adopting SFAS No. 159 on our financial position and results of operations.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. This statement retains the fundamental requirements of the original pronouncement requiring that the acquisition method of accounting, or purchase method, be used for all business combinations. SFAS No. 141(R) defines the acquirer as the entity that obtains control of one or more businesses in the business combination, establishes the acquisition date as the date that the acquirer achieves control and requires the acquirer to recognize the assets acquired, liabilities assumed and any noncontrolling interest at their fair values as of the acquisition date. In addition, SFAS No. 141(R) requires, among other things, expensing of acquisition related and restructuring related costs, measurement of pre-acquisition contingencies at fair value, measurement of equity securities issued for purchase at the date of close of the transaction and capitalization of in process research and development, all of which represent modifications to current accounting for business combinations. SFAS No. 141(R) is effective for fiscal years beginning after December 15, 2008. Adoption is prospective and early adoption is not permitted. Adoption of SFAS No. 141(R) will not impact our accounting for business combinations closed prior to its adoption, but given the nature of the changes noted above, we expect our accounting for business combinations occurring subsequent to adoption will be significantly different than that applied following current accounting literature.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Before this statement, limited guidance existed for reporting noncontrolling interests (minority interest). As a result, diversity in practice exists. In some cases minority interest is reported as a liability and in others it is reported in the mezzanine section between liabilities and equity. Specifically, SFAS 160 requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financials statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interests. SFAS 160 is effective for the Company on January 1, 2009.   Earlier adoption is prohibited. We are currently evaluating the impact, if any, the adoption of SFAS 160 will have on our consolidated financial statements.

ITEM 7. FINANCIAL STATEMENTS.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Cyberkinetics Neurotechnology Systems, Inc.

We have audited the accompanying consolidated balance sheets of Cyberkinetics Neurotechnology Systems, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cyberkinetics Neurotechnology Systems, Inc. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s significant operating losses and accumulated deficit raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ VITALE, CATURANO & COMPANY, LTD.

Boston, Massachusetts March 31, 2008

Cyberkinetics Neurotechnology Systems, Inc.

Consolidated Balance Sheets
	December31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$3,271,583	$11,835,534
Accounts receivable	843,186	332,288
Inventory	797,522	697,947
Prepaid expenses and other current assets	321,318	563,483
Total current assets	5,233,609	13,429,252
Property and equipment, net	407,352	569,256
Intangible assets, net	1,537,758	1,802,390
Deposits and other assets	73,170	208,928
Goodwill	94,027	94,027
Total assets	$7,345,916	$16,103,853

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$330,353	$882,141
Accrued expenses	1,148,946	1,170,622
Current portion of capital lease obligations	248,145	295,948
Current portion of notes payable and line of credit	1,864,951	1,540,242
Total current liabilities	3,592,395	3,888,953
Capital lease obligations, net of current portion	-	250,280
Notes payable and line of credit, net of current portion	-	1,864,951
Total long-term liabilities	-	2,115,231
Commitments—Note7
Stockholders' equity:
Common stock, $0.001par value; 100,000,000shares authorized in 2007 and 2006; 43,561,691 issued and outstanding at December 31, 2007 and 37,409,214 issued and outstanding at December31, 2006, respectively	43,562	37,409
Additional paid-in capital	48,042,613	44,337,458
Accumulated deficit	(44,332,654)	(34,275,198)
Total stockholders' equity	3,753,521	10,099,669
Total liabilities and stockholders' equity	$7,345,916	$16,103,853

 The accompanying notes are an integral part of these consolidated financial statements.

Cyberkinetics Neurotechnology Systems, Inc.

Consolidated Statements of Operations

	Year ended December 31,
	2007	2006
Revenues:
Product sales	$1,554,442	$1,037,169
Grant income	669,524	642,866
Total revenues	2,223,966	1,680,035
Operating expenses:
Cost of product sales	590,643	384,175
Research and development	5,439,735	6,693,881
Sales and marketing	1,594,712	874,426
General and administrative	4,583,993	4,233,466
In-process research and development	-	1,602,239
Total operating expenses	12,209,083	13,788,187
Operating loss	(9,985,117)	(12,108,152)
Other income (expense):
Interest income	324,927	417,886
Interest expense	(397,266)	(587,281)
Other expense, net	(72,339)	(169,395)
Net loss	(10,057,456)	(12,277,547)
Basic and diluted net loss per common share	$(0.27)	$(0.42)
Shares used in computing basic and diluted net loss per common share	37,183,777	29,361,064

The accompanying notes are an integral part of these consolidated financial statements.

Cyberkinetics Neurotechnology Systems, Inc.

Consolidated Statements of Changes in Stockholders' Equity
	Common Stock		Additional	Shares			Total
	Shares	Par Value	Paid-in- Capital	Held in Escrow	Deferred Compensation	Accumulated Deficit	Stockholders' Equity

Balance at December31, 2005	27,157,997	$27,158	$31,112,108	$(13,000)	$(786,364)	$(21,997,651)	$8,342,251

Issuance of common stock, net of issuance costs of $688,265	8,336,668	8,337	9,307,400	—	—	—	9,315,737
Issuance ofcommon stock in connection with acquisition of Andara Life Science Inc.	3,029,801	3,030	2,909,056	—	—	—	2,912,086
Issuance of restricted common stock to employees	100,000	100	—	—	—	—	100
Issuance of common stock from exercise of stock options	84,748	84	15,971	—	—	—	16,055
Cancellation of common stock held in escrow	(1,300,000)	(1,300)	(11,700)	13,000	—	—	—
Common stock warrants issued in connection with loan	—	—	77,918	—	—	—	77,918
Stock-based compensation related to issuance of common stock to consultants	—	—	101,250	—	—	—	101,250
Stock-based compensation related to issuance of options to consultants	—	—	649,233	—	—	—	649,233
Stock-based compensation related to issuance of options and restricted stock to employees	—	—	176,222	—	786,364	—	962,586
Net loss	—	—	—	—	—	(12,277,547)	(12,277,547)
Balance at December31, 2006	37,409,214	37,409	44,337,458	-	-	(34,275,198)	10,099,669

Issuance of common stock, net of issuance costs of $63,607	5,434,783	5,435	2,430,958	—	—	—	2,436,393

Issuance of restricted common stock to employees	560,000	560	(560)	—	—	—	—
Issuance of common stock from exercise of stock options	130,271	131	12,971	—	—	—	13,102
Issuance of common stock to employees	27,423	27	30,961				30,988
Stock-based compensation related to issuance of options to consultants	—	—	148,709	—	—	—	148,709
Stock-based compensation related to issuance of options and restricted stock to employees	—	—	1,082,116	—	—	—	1,082,116
Net loss	—	—	—	—	—	(10,057,456)	(10,057,456)
Balance at December 31, 2007	43,561,691	$43,562	$48,042,613	$—	$—	$(44,332,654)	$3,753,521

The accompanying notes are an integral part of these condensed consolidated financial statements.

Cyberkinetics Neurotechnology Systems, Inc.
Consolidated Statements of Cash Flows

	Year ended December 31,
	2007	2006
Operating activities
Net loss	$(10,057,456)	$(12,277,547)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	523,609	495,714
Stock-based compensation	1,230,825	1,713,069
In-process research and development	—	1,602,239
Non-cash interest on line of credit and notes payable	55,315	94,407
Changes in operating assets and liabilities, net of acquisition
Accounts receivable	(510,898)	55,443
Prepaid expenses and other current assets	186,850	(149,889)
Inventory	(99,575)	(462,627)
Deposits and other assets	135,758	(70,477)
Accounts payable	(548,537)	(17,257)
Accrued expenses	9,312	231,168
Net cash used in operating activities	(9,074,797)	(8,785,757)
Investment activities
Purchases of property and equipment	(97,073)	(209,159)
Acquisition of Andara Life Science, Inc.	(3,251)	(186,598)
Net cash used in investing activities	(100,324)	(395,757)
Financing activities
Proceeds from note payable	—	4,000,000
Payments on note payable	(1,540,242)	(594,807)
Payments on line of credit	—	(3,000,000)
Proceeds from capital lease line	—	237,771
Payments on capital lease line	(298,083)	(304,080)
Net proceeds from issuance of common stock	2,449,495	9,331,792
Net cash provided by financing activities	611,170	9,670,676
Net (decrease) increase in cash and cash equivalents	(8,563,951)	489,162
Cash and cash equivalents at beginning of year	11,835,534	11,346,372
Cash and cash equivalents at end of year	$3,271,583	$11,835,534
Supplemental disclosure of noncash investing and financing activities
Common stock warrants issued in connection with notes payable	$—	$77,918
Cancellation of common stock held in escrow	$—	$(13,000)

Acquisition of Andara Life Science, Inc.
Fair value of assets acquired	$—	$3,526,937
Assumed liabilities	$—	$(425,000)
Acquisition costs incurred	$(3,251)	$(186,598)
Fair value of common stock issued	$(3,251)	$2,915,339

The accompanying notes are an integral part of these consolidated financial statements.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements

1. Nature of Business and Basis of Presentation

Cyberkinetics Neurotechnology Systems, Inc. (“Cyberkinetics” or the “Company”) is a medical device company engaged in the research, development, manufacture, sale and distribution of novel implantable products to treat neurological diseases and injuries of the central nervous system. Cyberkinetics is developing the Andara™ OFS™ Therapy which is intended to partially restore neurological functions, such as sensation and movement, by regenerating nerve tissue damaged in spinal cord injury. The Company is also developing clinical products for human use designed to detect and interpret brain activity in real time. Cyberkinetics operates one business segment, which is the development, manufacturing and marketing of neurological products. Since its inception on May 2, 2001, the Company has devoted its efforts principally to research and development, licensing of intellectual property, business development activities and raising capital. The primary focus of the Company’s current business strategy is to commercialize the Andara™ OFS™ Therapy as a treatment for acute spinal cord injuries.

Effective October 7, 2004, pursuant to an Agreement and Plan of Merger, dated July 23, 2004, by and among privately held Cyberkinetics, Inc., a Delaware corporation (“CKI”), Trafalgar Ventures Inc., a publicly-held Nevada corporation (“Trafalgar”), and Trafalgar Acquisition Corporation, a Nevada corporation and a wholly-owned subsidiary of Trafalgar (“Merger Sub”), Merger Sub merged with and into CKI with CKI as the survivor for accounting purposes (the “Merger”). Upon the consummation of the Merger, Trafalgar was renamed Cyberkinetics Neurotechnology Systems, Inc. and effected a reincorporation in the State of Delaware. The Merger was treated as a reverse merger of CKI. Accordingly, from an historical accounting perspective, the period from inception of the Company begins on May 2, 2001, the date of inception of CKI.

In February 2006, the Company acquired Andara Life Science, Inc. (“Andara”), an Indiana corporation, through the merger of a wholly-owned subsidiary of Cyberkinetics with and into Andara. Prior to its acquisition, Andara was a privately-held company engaged in the development of a portfolio of programs related to the repair and regeneration of neural tissues, which were developed at the Center for Paralysis Research at Purdue University (Note 13).

The Company's future capital requirements will depend upon many factors, including progress with marketing its technologies, the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, the necessity of, and time and costs involved in, obtaining regulatory approvals, competing technological and market developments, and its ability to establish collaborative arrangements, effective commercialization, marketing activities and other arrangements.

Going Concern

Based upon its current cost structure, the Company believes that its existing cash resources will be sufficient to meet its projected operating requirements only into June 2008. The Company’s cash and cash equivalents will not be sufficient to meet its obligations thereafter, including but not limited to, its obligations to repay the projected $1,205,000 of outstanding indebtedness due to General Electric Capital Corporation (“GECC”) as of June 30, 2008, assuming the Company continues to remain current with the monthly payments due through the end of June 2008. As of December 31, 2007, the Company’s outstanding indebtedness to GECC was $2,113,000. In order to continue operations beyond June 2008, and through the end of 2008, the Company is (i) actively seeking to raise additional capital through private equity and/or debt financing (ii) exploring the potential sale of assets related to its neural interface business; (iii) exploring arrangements with strategic partners; and (iv) significantly reducing its administrative, sales, marketing and clinical spending, including headcount reductions. The Company cannot offer any assurances that sufficient funds will be available to the Company, if they are available at all, to enable the Company to continue to operate. Additionally, there can be no assurance that any financing will be obtained on terms satisfactory to the Company. If the Company is unsuccessful in raising additional capital before the end of June 2008, and if it has not received HDE approval from the FDA to trigger the $1,250,000 in proceeds due from NeuroMetrix under the terms of a warrant agreement, the Company may be required to cease operations or seek bankruptcy protection.

Without sufficient capital to fund their operations and repay outstanding indebtedness, the Company will be unable to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements - (Continued)

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Cyberkinetics Neurotechnology Systems, Inc. and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in accordance with United States generally accepted accounting principles requires the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents

The Company considers short-term investments with original maturity dates of three months or less at the date of purchase to be cash equivalents. Cash equivalents consist of money market accounts.

Financial Instruments

The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and debt, and are carried at cost, which approximates fair value due to the short-term nature of these instruments.

Concentrations of Credit Risk and Significant Customer Concentrations

Financial instruments that potentially subject the Company to credit risk primarily consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with high-quality financial institutions in the United States. With respect to trade accounts receivable, the Company generally extends thirty-day terms to its customers and does not require collateral. As of each reporting period, the Company periodically assesses the collectibility of its receivables and establishes reserves, as necessary, based on various considerations, including customer credit history, payment patterns and aging of accounts; once management determines an account receivable is not collectible, the account is written-off. The Company has not experienced significant collectibility problems to date.

The Company currently operates in one business segment, that being the development and marketing of advanced-stage neurological products. In 2007 and 2006, 34% and 32%, respectively, of total product sales were made to customers residing outside of the United States. In 2007, international product sales were derived primarily from Portugal and Israel. In 2006, international product sales were derived primarily from Israel, Canada and Europe. Balances due from international customers at December 31, 2007 and 2006 were approximately $277,000 and $54,000, respectively. For the years ended December 31, 2007 and 2006, customers to whom sales exceeded 10% of each year's respective total product sales were as follows:

Customer	2007	2006
A	18%	15%
B	13	—
C	6	13
D	—	12
E	—	11

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements - (Continued)

Inventory

Inventory is stated at the lower of cost or market, and is valued on a first-in, first-out basis and includes allocations of labor and overhead. Inventory is reviewed periodically for slow-moving or obsolete issues based on sales activity, both projected and historical. As of December 31, 2007 and 2006, there had been no reserves or write-downs recorded against inventory.

Property and Equipment

Property and equipment is stated at cost. The Company provides for depreciation using the straight-line method based on the respective asset's estimated useful life. Expenditures for maintenance and repairs are charged to operating expenses as incurred.

Goodwill

The Company follows Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets (SFAS 142). The Company reviews costs of purchased businesses in excess of net assets acquired (goodwill) for impairment at least annually, unless significant changes in circumstances indicate a potential impairment may have occurred sooner. The Company performs the annual impairment test as of the first day of its fourth quarter. The Company uses the two step test as required by SFAS 142 to determine if an impairment exists, and if so, to measure the amount of impairment. The fair values used in the tests are estimated using discounted cash flows. As of December 31, 2007 and 2006, there was no impairment of goodwill.

Impairment of Long-Lived Assets

The Company follows SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144). Under SFAS 144, the Company reviews long-lived assets, including intangible assets subject to amortization, for impairment when circumstances indicate the carrying amount of an asset may not be recoverable based on the undiscounted future cash flows of the asset. If the carrying amount of the asset is determined not to be recoverable, a write-down to fair value is recorded based upon various techniques to estimate fair value. As of December 31, 2007 and 2006, there was no impairment of long-lived assets.

Revenue Recognition and Accounts Receivable

The Company recognizes revenue from product sales and research grants. Product sales consist of sales of brain computer interface equipment to universities and research hospitals involved in neurological research. Research grants consist of grants obtained from the United States government as well as through subcontracts with research partners.

Product sales are recognized in accordance with SEC Staff Accounting Bulletin (SAB) 104, Revenue Recognition, when persuasive evidence of an arrangement exists, fees are fixed or determinable, delivery has occurred and collection is reasonably assured. Revenue is not recognized until title and risk of loss have transferred to the customer, which generally occurs at the time of shipment. Terms for customers are generally FOB shipping point. The product operates without any custom configuration or installation. Product sales do not contain multiple elements. Following shipment, there are no customer acceptance requirements or installation obligations or continuing service requirements incumbent on the Company. Terms of product sales contain no contractual rights of return. In practice, the Company has not experienced or granted rights of return.

The Company recognizes revenues from research grants as reimbursable, eligible costs are incurred. Eligible costs typically include direct labor costs, other direct costs as outlined in the grant, such as lab materials and supplies and consulting costs, and an overhead allocation as specifically defined by the grant. In accordance with Emerging Issues Task Force (EITF) 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, the Company records grant revenues on a gross basis as the Company is the primary obligor  with respect to its research and development activities. The Company is subject to grant audits as required by the Department of Health and Human Services. Audits may result in adjustments to the amount of grant revenues recorded and funds received. Historically, the Company has not been required to make any adjustments to the amount of grant revenues recorded and funds received as a result of grant audits.

Accounts receivable are stated at the amount management expects to collect from outstanding balances. An allowance for doubtful accounts is provided for those accounts receivable considered to be uncollectible based upon historical experience and management's evaluation of outstanding accounts receivable at the end of the year. Bad debts are written off when identified. At December 31, 2007 and 2006, there were no allowances for doubtful accounts.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements - (Continued)

Cost of Product Sales

Cost of product sales primarily consists of purchased components, production materials, direct labor and manufacturing overhead consisting primarily of depreciation of machinery and equipment, rent and utilities related to the Company's manufacturing facility and indirect labor.

Research and Development Costs

Costs incurred for research and development are expensed as incurred. Research and development expense primarily comprises salaries, salary-related expenses and costs of contractors, materials, amortization of intangible assets acquired from others (patents) and allocations of indirect costs related to research and development efforts.

Income Taxes

The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes (SFAS 109). Under SFAS 109, the asset and liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), Share-Based Payments (SFAS 123R) using the modified prospective transition method. In conjunction with the adoption of SFAS 123R, the Company applied the principles of Staff Accounting Bulletin No. 107 (SAB 107), which provides guidance on the implementation of SFAS 123R.

SFAS 123R requires companies to record compensation expense for stock options measured at fair value, on the date of grant, using an option-pricing model. The Company elected to determine the fair value of stock options using the Black-Scholes valuation model, which is consistent with the Company's valuation techniques previously utilized under SFAS 123.

On November 10, 2005, the FASB issued FASB Staff Position SFAS 123R-3, Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards. The Company elected to adopt the alternative transition method provided by the FASB Staff Position for calculating the tax effects (if any) of stock-based compensation expense pursuant to SFAS 123R. The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool related to the tax effects of employee stock-based compensation, and to determine the subsequent impact to the additional paid-in capital pool and the consolidated statements of operations and cash flows of the tax effects of employee stock-based compensation awards that are outstanding upon adoption of SFAS 123R.

The Company accounts for stock-based awards issued to non-employees in accordance with the provisions of SFAS 123R and EITF No. 96-18, Accounting For Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (EITF 96-18), under which compensation expense is generally computed and recognized over the vesting period of the award.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements - (Continued)

  Net Loss Per Share

The Company computes net loss per share in accordance with SFAS No. 128, Earnings per Share (SFAS 128), and related interpretations. Under the provisions of SFAS 128, basic net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding. Diluted net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares and dilutive common share equivalents then outstanding. Common share equivalents consist of the incremental common shares issuable upon the exercise of stock options and warrants. The Company has excluded the impact of all restricted stock, stock options and warrants from the calculation of historical diluted net loss per common share because all such securities are antidilutive for all periods presented. As part of the Andara acquisition which closed during the first quarter of 2006, the Company issued 3,029,801 shares of common stock, of which 993,377 shares of common stock were issued pursuant to a restricted award and are subject to forfeiture. The shares subject to forfeiture have been excluded from the calculation of net loss per share. During 2006 the Company issued 100,000 shares of restricted stock to an employee. In 2007, the Company issued 560,000 shares of restricted stock to certain employees. The shares in escrow issued in connection with the Merger in October 2004, which were cancelled in 2006, have been excluded from the calculation for all periods presented.

The following potentially dilutive, common share equivalents and restricted stock were excluded from the calculation of diluted and pro forma net loss per common share because their effect was anti-dilutive for each of the periods presented:

	At December 31,
	2007	2006
Options	4,450,411	4,188,391
Warrants	13,254,359	10,585,398
Restricted stock	1,441,710	1,093,377
Total	19,146,480	15,867,166

Segment Reporting

The Company has adopted SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information , which requires companies to report selected information about operating segments, as well as enterprise-wide disclosures about products, services, geographical areas and major customers. Operating segments are determined based on the way management organizes its business for making operating decisions and assessing performance. The Company has only one operating segment, the development and commercialization of advanced-stage neurological products.

Recently Issued Accounting Standards

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), which prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise's financial statements in accordance with SFAS No. 109. Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 was effective on January 1, 2007. The adoption of FIN 48 did not have a material impact on the Company’s financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective for the Company as of January 1, 2008. The Company is currently evaluating the impact, if any, of SFAS No. 157 on its consolidated financial statements. The FASB has agreed to defer the effective date of SFAS No. 157 for all nonfinancial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis, for one year.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159), which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 will be effective for the Company on January 1, 2008. The Company is currently evaluating the impact, if any, of adopting SFAS No. 159 on its financial position and results of operations.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements - (Continued)

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (SFAS No. 141(R)) This statement retains the fundamental requirements of the original pronouncement requiring that the acquisition method of accounting, or purchase method, be used for all business combinations. SFAS No. 141(R) defines the acquirer as the entity that obtains control of one or more businesses in the business combination, establishes the acquisition date as the date that the acquirer achieves control and requires the acquirer to recognize the assets acquired, liabilities assumed and any noncontrolling interest at their fair values as of the acquisition date. In addition, SFAS No. 141(R) requires, among other things, expensing of acquisition related and restructuring related costs, measurement of pre-acquisition contingencies at fair value, measurement of equity securities issued for purchase at the date of close of the transaction and capitalization of in process research and development, all of which represent modifications to current accounting for business combinations. SFAS No. 141(R) is effective for fiscal years beginning after December 15, 2008. Adoption is prospective and early adoption is not permitted. Adoption of SFAS No. 141(R) will not impact the Company’s accounting for business combinations closed prior to its adoption, but given the nature of the changes noted above, the Company expects its accounting for business combinations occurring subsequent to adoption will be significantly different than that applied following current accounting literature.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Before this statement, limited guidance existed for reporting noncontrolling interests (minority interest). As a result, diversity in practice exists. In some cases minority interest is reported as a liability and in others it is reported in the mezzanine section between liabilities and equity. Specifically, SFAS 160 requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financials statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interests. SFAS 160 is effective for the Company on January 1, 2009.   Earlier adoption is prohibited. The Company is currently evaluating the impact, if any, the adoption of SFAS 160 will have on its consolidated financial statements.

3. Inventory

Inventory consists of the following at December 31:

	2007	2006
Raw materials	$315,414	$164,739
Work in process	262,266	317,413
Finished goods	219,842	215,795
Total	$797,522	$697,947

4. Property and Equipment

Property and equipment consist of the following at December 31:

	2007	2006	Useful Life
Computer equipment	$277,846	$252,911	3 years
Software	224,009	193,806	3 years
Furniture and fixtures	84,770	61,445	3 years
Machinery and equipment	801,242	790,647	3 to 5 years
Leasehold improvements	67,911	59,896	Remaining lease term
	1,455,778	1,358,705
Less accumulated depreciation	(1,048,426)	(789,449)
Property and equipment, net	$407,352	$569,256

 Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements - (Continued)

Depreciation expense, which includes amortization of assets under capital leases, was $258,977 and $261,347 for the years ended December 31, 2007 and 2006, respectively.

5. Intangible Assets

Patents, non-competition intangibles and research grant contracts, which were obtained through the Andara acquisition in 2006 and the Bionic Technologies, LLC acquisition in 2002, are being amortized on a straight-line basis over their respective useful lives. Pursuant to SFAS 142, goodwill is not amortized, but is evaluated annually for impairment. Intangible assets consist of the following at December 31:

	2007	2006	Useful Life
Patented technology	$1,900,054	$1,900,054	8 to 10 years
Non-competition agreements	213,632	213,632	3 years
	2,113,686	2,113,686
Less accumulated amortization	(575,928)	(311,296)
Intangible assets, net	$1,537,758	$1,802,390

Amortization expense was $264,632 and $234,367 for the years ended December 31, 2007 and 2006, respectively.

The estimated remaining amortization expense related to intangible assets with finite lives for each of the five succeeding years and thereafter is as follows:

Year ending December 31:
2008	$264,632
2009	202,323
2010	193,420
2011	172,396
2012	170,905
Thereafter	534,082
$1,537,758

6. Accrued Expenses

Accrued expenses consist of the following at December 31:

	2007	2006
Payroll and payroll-related	$97,829	$74,090
Accrued vacation	47,400	64,576
Accrued bonuses	115,560	400,773
Accrued professional services	380,396	152,160
Accrued research and development expenses	258,368	356,829
Accrued general and administrative expenses	211,960	93,553
Other	37,433	28,641
	$1,148,946	$1,170,622

7. Commitments

Operating Leases

The Company leases office space in Foxborough, Massachusetts and office and laboratory space in Salt Lake City, Utah used for manufacturing and research and development. The Foxborough, Massachusetts lease expires on June 30, 2009, and the Company

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements - (Continued)

has an option to renew the lease at the end of the initial term for an additional three-year term. The Salt Lake City, Utah lease expires on November 30, 2009 and the Company has an option to renew the lease at the end of the initial lease term for an additional five-year term. Total rent expense under operating leases was $311,787 and $320,177 for the years ended December 31, 2007 and 2006, respectively. Future minimum lease payments required under noncancellable operating leases at December 31, 2007, are as follows:

Year ending December 31:
2008	$300,750
2009	253,363
Total minimum lease commitments	$554,113

Capital Leases

In October 2003, the Company entered into a loan and security agreement (the “Capital Lease Line”) with a lender that allows for the Company to borrow funds to finance the purchase of equipment, hardware, leasehold improvements and software. The Company may borrow up to $1,300,000 under this Capital Lease Line. All borrowings under the Capital Lease Line are collateralized by the assets financed. In connection with the Capital Lease Line, the Company issued to the lender 20,000 warrants to purchase Series A Preferred Stock in 2003. At the closing of the Merger, such warrant converted to a warrant to purchase 20,000 shares of common stock. The warrants, valued at $10,506 under the Black-Scholes model, are exercisable at the option of the holder at $1.00 per share, and expire ten years from the date of issuance. The fair value is being charged to interest expense over the term of the Capital Lease Line. The Capital Lease Line will expire upon the termination of the last remaining lease schedule which, as of
December 31, 2007, is June 22, 2010.

During 2007 and 2006, the Company received gross proceeds of $0 and $237,771, respectively, from financings completed under the Capital Lease Line.

All financings under the Capital Lease Line have a term of 42 months, a $1.00 buyout option and monthly payments ranging from approximately 2.7% to 2.9% of the total cost of the equipment financed.

At December 31, 2007 and 2006, the Company had capitalized lease equipment totaling $573,302 and $1,259,385 with related accumulated amortization of $354,654 and $716,449, respectively. Such amounts are included in the respective classifications of property and equipment in Note 4. The Company paid interest under the Capital Lease Line for the years ended December 31, 2007 and 2006 of $40,458 and $56,938, respectively.

Future minimum cash payments under the Capital Lease Line at December 31, 2007 are as follows:

Year ending December 31:
2008	$170,797
2009	87,701
2010	13,948
272,446
Less amount representing interest	(24,301)
Present value of minimum future payments	248,145
Less current portion of capital leases	(248,145)
Long-term portion of capital leases	$—

The amounts in the table above represent the contractually scheduled minimum cash payments due under the Capital Lease Line. Although the Company has made all the required payments due under the Capital Lease Line, the lender has recently indicated they may declare that the Company is in default due to a material adverse change in its financial condition, as per the terms of the Capital Lease Line. If the lender declares that the Company is in default, they may declare that all amounts currently outstanding to them be immediately due and payable. Accordingly, the Company has classified all amounts due under the Capital Lease Line as current obligations in its balance sheet as of December 31, 2007.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements - (Continued)

8. Notes Payable

On December 27, 2005, the Company entered into a Loan and Master Security Agreement (the “Loan Agreement”) with General Electric Capital Corporation (the “Lender”). The Loan Agreement provides for borrowings in an amount up to $6,000,000, of which $4,000,000 became available immediately (“Tranche 1”) and the remaining $2,000,000 is available upon the achievement of certain milestones. Because we did not meet these milestones, the remaining $2,000,000 is no longer available to the Company. As a condition to borrowing any funds under Tranche 1, the Company was required to pay the $3,000,000 outstanding and due under the Company's Line of Credit with a financial institution and fully satisfy and discharge all related liens, claims and encumbrances on our property and intellectual property. On January 5, 2006, the Company paid all amounts due and owing under the Line of Credit. Borrowings are collateralized by the assets of the Company, excluding intellectual property. The Loan Agreement provides for customary conditions to the Company's ability to borrow, as well as customary covenants and default provisions. The Loan Agreement also contains certain acceleration clauses. In connection with the execution of the Loan Agreement, the Company issued to the Lender a ten-year warrant to purchase up to 71,301 shares of common stock at an exercise price of $1.40 per share. The Company recorded the fair value of the warrant of $97,246 as deferred financing cost which amount is being amortized as interest expense over the term of the Loan. The fair value of the warrant was calculated using the Black-Scholes option pricing model with the following assumptions: 100% volatility, risk-free interest rate of 3.75%, no dividend yield, and a 10-year term.

On January 10, 2006, the Company borrowed $4,000,000 under the Loan (the “Initial Borrowing”). The Initial Borrowing bears interest at a fixed rate of 10.72% annually and interest only was payable for six months; thereafter, the Initial Borrowing is payable in thirty equal monthly payments of principal plus interest of $152,588. If the Company fails to pay any amounts borrowed when due, the Lender may declare that all amounts borrowed pursuant to the Loan Agreement are immediately due and payable. In connection with the Initial Borrowing, the Company issued to the Lender a ten-year warrant to purchase up to 55,944 shares of the Company's common stock at an exercise price of $1.79 per share. The warrant was valued under the Black Scholes option pricing model with the following assumptions: 100% volatility, risk-free interest rate of 3.75%, no dividend yield and a 10-year term. The Company recorded the fair value of the warrant of $77,918 as a deferred financing cost which amount is being amortized as interest expense over the thirty-six month term of the loan. The Company paid interest of $290,816 and $407,546, during the year ended 2007 and 2006, respectively, related to the Initial Borrowing.

Future minimum cash payments with respect to the Initial Borrowing are as follows as of December 31, 2007:

Year ending December 31:
2008	$1,713,714
2009	151,237
Total	1,864,951
Less current portion of loan	(1,864,951)
Long-term portion of loan	$—

The amounts in the table above represent the contractually scheduled minimum cash payments due under the Initial Borrowing. Although the Company has made all the required payments due under the Initial Borrowing, the Lender has recently indicated they may declare that the Company is in default due to a material adverse change in its financial condition, as per the terms of the Loan Agreement. If the Lender declares that the Company is in default, they may declare that all amounts currently outstanding to them be immediately due and payable. Accordingly, the Company has classified all amounts due under the Initial Borrowing as current obligations in its balance sheet as of December 31, 2007.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements - (Continued)

9.	Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31, 2007, the Company has federal and state net operating loss carryforwards of approximately $35,072,778 and $29,959,848, respectively, available to offset future federal and state taxable income to the extent permitted under the Internal Revenue Code (IRC), expiring in varying amounts through 2027. Under the IRC, certain substantial changes in the Company's ownership may limit the amount of net operating loss and credits carryforwards that can be utilized in any one year to offset future taxable income. As a result of the significant changes in the Company's equity structure, it is highly probable that the Company has had an ownership change as defined in IRC Section 382. However, the Company has not done a detailed analysis of these ownership changes, and has not determined whether the application of Section 382 would in fact limit the amount of losses that may be utilized in the future.

The Company has adopted the provisions of FIN48 as of January 1, 2007 and has determined that it does not have any uncertain tax positions at adoption or at December 31, 2007.

The Company has net deferred tax assets at December 31, 2007 and 2006 that consist of the following:

	2007		2006
Deferred tax assets:
Net operating loss carryforwards	$13,255,460		$9,823,794
Stock-based compensation	1,598,783		1,492,456
Research credits carryforwards	913,739		959,178
Capital lease obligations	99,928		219,966
Other	290,309		422,077

Total deferred tax assets	16,158,218		12,917,471
Valuation allowance	(15,519,094)		(11,973,009)

Total deferred tax assets, net of valuation allowance	639,124		944,462
Deferred tax liabilities:
Intangible assets, net	(551,074)		(725,822)
Property and equipment, net	(88,050)		(218,640)

Total deferred tax liabilities	(639,124)		(944,462)
Net deferred tax asset	$--	$	$--

The Company has provided a valuation allowance for the full amount of these net deferred tax assets, since it is more likely than not that these future benefits will not be realized.

Income taxes computed using the federal statutory income tax rate differs from the Company's effective tax rate primarily due to the following:

	Year ended December 31,
	2007	2006

Benefit from income taxes at statutory rate	$(3,419,535)	$(4,174,366)
Stock-based compensation	324,466	175,130
In-process research and development	--	544,761
Research credits	(140,515)	(225,260)
Change in valuation allowance	3,226,823	3,639,087
Other	8,761	40,648
Benefit from income taxes	$--	$--

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements - (Continued)

10.	Preferred Stock

As of December 31, 2007 and 2006, the Company had 50,000,000 shares of preferred stock authorized and no shares issued and outstanding.

11.	Stockholders' Equity

Common shares reserved for future issuance at December 31, 2007 consist of the following:
Stock options	4,450,411
Warrants	13,254,359
Total common shares reserved	17,704,770

Total warrants outstanding at December 31, 2007 by expiration date were as follows:

	Number of Shares	Exercise Price per Share	Expiration Date
Common stock warrants	100,000	$3.00	November 4, 2009
Common stock warrants	660,000	$6.00	November 4, 2009
Common stock warrants	5,052,306	$1.60	September 26, 2010
Common stock warrants	4,505,988	$1.40	October 18, 2011
Common stock warrants	2,717,391	$0.46	November 13, 2012
Common stock warrants	20,000	$1.00	December 8, 2013
Common stock warrants	71,429	$2.10	March 31, 2015
Common stock warrants	71,301	$1.40	December 27, 2015
Common stock warrants	55,944	$1.79	January 10, 2016
Total outstanding at the end of the year	13,254,359

During 2007, the Company issued 560,000 shares of restricted common stock to certain employees, of which, 186,667 was vested at December 31, 2007. During 2006, the Company issued 100,000 shares of restricted common stock to an employee, of which 25,000 was vested at December 31, 2007.

Private Placement

On October 18, 2006, the Company completed a private placement (“2006 Private Placement”) whereby it sold 8,336,668 shares of its common stock (the “2006 Shares”) and issued warrants to purchase up to 4,168,338 shares of its common stock (the “2006 Warrant Shares”) to accredited investors resulting in net proceeds, assuming no exercise of the warrants, of approximately $9,316,000. The Shares were issued at a purchase price of $1.20 per share pursuant to the terms of a Securities Purchase Agreement entered into by the Company and each of the investors. Each of the investors received a five (5)-year warrant to purchase up to fifty percent (50%) of the number of Shares purchased by such investor in the 2006 Private Placement, at an exercise price per share of $1.40.These warrants were valued at $4,696,154 calculated using the Black-Scholes option pricing model with the following assumptions: 100% volatility, risk-free interest rate of 4.78%, no dividend yield and a 5-year term. These warrants are classified as equity in accordance with EITF No. 00-19.

C.E. Unterberg, Towbin, LLC and WBB Securities, LLC served as placement agents for the 2006 Private Placement and, for services rendered, received aggregate cash consideration of approximately $630,280. For their services, C.E. Unterberg, Towbin, LLC also received a warrant to purchase up to 337,650 shares of common stock on the same terms as the investor warrants. These warrants were valued at $380,405 calculated using the Black-Scholes option pricing model with the following assumptions: 100% volatility, risk-free interest rate of 4.78%, no dividend yield and a 5-year term. These warrants are classified as equity in accordance with EITF No. 00-19.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements - (Continued)

In consideration of the investment in the 2006 Private Placement, the Company granted to each investor certain registration rights with respect to the 2006 Shares and the 2006 Warrant Shares. The 2006 Shares and 2006 Warrant Shares, except for shares and warrant shares held by Oxford Bioscience Partners and affiliated entities (Oxford), were registered under a Form SB-2, which the Securities and Exchange Commission declared effective on February 13, 2007. The shares and warrant shares held by Oxford were not included in the Form SB-2 due to the Securities and Exchange Commission's determination that Oxford was a “deemed underwriter”. As a result, the Company agreed to issue to Oxford a certain number of shares of its restricted common stock valued at $50,000 in exchange for Oxford agreeing to waive its registration rights and any liquidated damages that it may have been entitled to receive under the Registration Rights agreement. This amount was charged to expense in 2007.

On November 13, 2007, the Company entered into a Joint Venture and Strategic Investment Agreement (the “Agreement”) with NeuroMetrix, Inc., a Delaware corporation located in Waltham, MA (“NURO”). Pursuant to the Agreement, the Company issued and sold to NURO in a private placement (i) 5,434,783 shares of its common stock, $0.001 par value per share (“2007 Common Stock”), at price of $0.46 per share and (ii) a five-year warrant (the “2007 Warrant”) to purchase an aggregate of 2,717,391 shares (the “2007 Warrant Shares”) of Common Stock at an exercise price of $0.46 per share. These warrants were valued at $1,074,578 calculated using the Black-Scholes option pricing model with the following assumptions: 133.90% volatility, risk-free interest rate of 4.55%, no dividend yield and a 5-year term. These warrants are classified as equity in accordance with EITF No. 00-19. The Company received net proceeds of $2,436,000 from NURO in exchange for the 2007 Shares and the 2007 Warrant. In connection with the sale of the 2007 Shares and the 2007 Warrant, the Company entered into a Registration Rights Agreement with NURO pursuant to which the Company has agreed to register the 2007 Shares and the 2007 Warrant Shares for resale with the U.S. Securities and Exchange Commission on the occurrence of certain events after December 31, 2008. The Agreement provides for a one-year contractual restriction on the sale of the 2007 Shares and the 2007 Warrant Shares.

In addition to the private placement, the Agreement called for the parties to negotiate a joint venture. On February 19, 2008, the Company entered into agreements with NURO forming a joint venture, PNIR LLC (“PNIR”), pursuant to which the Company and NURO will develop and commercialize a therapeutic product for peripheral nerve injury based on Cyberkinetics's Andara™ Oscillating Field Stimulator (OFS™) neurostimulation technology platform. NURO will fund the first $2.0 million of the development and commercialization costs and will provide intellectual property developed by it and biomedical engineering and neurophysiology expertise to the joint venture. The Company will contribute or license (or sublicense) intellectual property related to its Andara™ OFS™ Therapy platform and provide technical and scientific expertise to the joint venture. After the initial $2.0 million investment by NURO, the two companies will each contribute equally to future development and commercialization costs. As part of the agreement, NURO will market and distribute, and the Company will manufacture, any collaboration products developed by the joint venture.

The Agreement provides that under the joint venture, on the earliest to occur of December 31, 2009, or the date on which the first new product designed by PNIR is available for commercial distribution, NURO would, for a period of 90 days, hold a right of first negotiation with respect to commercialization and development of all new products designed by PNIR. In addition, the Agreement grants NURO a right of first negotiation with respect to the following: (i) if prior to December 31, 2008, the Company receives HDE approval with respect to the OFS™ Device, the Company desires to grant distribution rights with respect to the OFS™ Device to another party for treatment of spinal cord injuries, or the Company desires to transfer some or all of its rights to the OFS™ Device or assets related thereto, for a period of 90 days, NURO shall have the right of first negotiation with respect to the commercialization and distribution of the OFS™ Device in North America, or the acquisition of such distribution or other rights the Company proposes to transfer; and (ii) if prior to December 31, 2008 the Company determines that it is advisable and in its best interests to initiate a Change of Control Transaction (as defined in the Agreement), NURO shall have the right of first negotiation with respect to such change of control for a period of 30 days.

Terms of the Warrant

The 2007 Warrant is immediately exercisable to purchase the 2007 Warrant Shares for cash until the fifth anniversary of the date of issue. Pursuant to the Agreement, the 2007 Warrant must be exercised in full if the Company receives HDE approval for the OFS™ Device during the period the 2007 Warrant is exercisable. The exercise price may be paid pursuant to a cashless exercise provision after December 31, 2008, whether such exercise is voluntary or mandatory. If the 2007 Warrant is exercised in full for cash at the $0.46 per share exercise price, the Company would receive aggregate proceeds of approximately $1.25 million. The exercise price and the number of shares of Common Stock issuable pursuant to the Warrant are subject to customary adjustments.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements - (Continued)

12.	Stock Option Plans

Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), Share-Based Payments (SFAS 123R) using the modified prospective transition method. In conjunction with the adoption of SFAS 123R, the Company applied the principles of Staff Accounting Bulletin No. 107 (SAB 107), which provides guidance on the implementation of SFAS 123R.

SFAS 123R requires companies to record compensation expense for stock options measured at fair value, on the date of grant, using an option-pricing model. The Company elected to determine the fair value of stock options using the Black-Scholes valuation model, which is consistent with the Company's valuation techniques previously utilized under SFAS 123.

Compensation expense for the year ended December 31, 2006 includes compensation expense for all stock-based awards granted prior to, but not yet vested as of, January 1, 2006 based on the grant date fair value estimated in accordance with the original provisions of SFAS 123. Stock-based compensation expense for all stock-based awards granted after January 1, 2006 is based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. Stock-based compensation expense includes an estimate for forfeitures and is recognized over the vesting period of the award on a straight-line basis. The Company adjusts this estimate to reflect actual forfeitures at the end of each reporting period. The Company evaluated the need to record a cumulative effect adjustment relating to estimated forfeitures for unvested previously issued awards, and the impact was not deemed to be material.

As a result of adopting SFAS 123R, the Company recorded stock-based compensation of $962,586, or $0.03 per share, for the year ended December 31, 2006 for stock-based awards granted to employees. This amount represent an incremental charge of $376,839, or $0.01 per share, as compared to the Company's previous method of accounting for stock-based awards to employees under APB 25. The Company has not capitalized any employee stock-based compensation in its balance sheets and the adoption of SFAS 123R had no impact on its cash flow from operations or financing activities.

The Company accounts for stock-based awards issued to non-employees in accordance with the provisions of SFAS 123R and EITF No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (EITF 96-18), under which compensation expense is generally computed and recognized as awards vest.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements - (Continued)

The fair value of each option grant was estimated as of the date of grant using the Black-Scholes option-pricing model. The weighted-average fair values of options granted during the years ended December 31, 2007 and 2006 were $0.72 and $1.13 per share, respectively. As required by SFAS 123R, the Company records stock-based compensation expense only for those awards that are expected to vest. Forfeitures were estimated based on historical experience and the Company expects forfeitures to be 5% annually. The following assumptions were made for options granted during the years ended December 31, 2007 and 2006:

	2007	2006
Expected volatility (1)	104-134%	100%
Expected dividend yield (2)	0%	0%
Expected lives of options (in years) (3)	6.25-10	6.25-10
Risk-free interest rate (4)	4.55%	4.78%

(1)
The Company's common stock is approved for quotation on the Over-the-Counter Bulletin Board and began trading on October 15, 2004. Prior to 2007, the Company determined the expected volatility based on public small capitalization stocks with significant risk (scientific or otherwise), which tend to have a relatively high volatility. In 2007, the Company began calculating volatility based on its historical stock price.

(2)	No cash dividends have been declared on the Company's common stock since the Company's inception and the Company does not anticipate paying cash dividends over the expected term of the option.

(3)	During 2007, the expected life is generally determined using the short-cut method permitted under SAB No. 107.

(4)	The risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero-coupon issues with maturity dates equivalent to the expected term of the option.

As of December 31, 2007, there was $1,252,818 of total unrecognized compensation cost related to non-vested options granted to employees under all equity compensation plans. Total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures. The Company expects to recognize that cost over a weighted-average period of 2.04 years.

Stock Option Plans

2002 Equity Incentive Plan

On August 12, 2002, the Company's Board of Directors and stockholders adopted the 2002 Equity Incentive Plan (the 2002 Equity Plan). The 2002 Equity Plan provides for the granting of shares of common stock pursuant to incentive stock options, nonqualified option awards, stock grants and other restricted stock awards for officers, directors, employees, consultants and advisers. On June 7, 2006, Cyberkinetics' Board of Directors and its stockholders amended the 2002 Equity Plan to increase the total number of shares available from 3,500,000 to 4,400,000 and on June 13, 2007, Cyberkinetics' Board of Directors and its stockholders amended the 2002 Equity Plan to increase the total number of shares available from 4,400,000 to 5,400,000. At December 31, 2007, a total of 3,512,016 shares of common stock have been reserved for the exercise of stock options outstanding under the 2002 Equity Plan.

Pursuant to the 2002 Equity Plan, the Board of Directors (or committees designated by the Board) may grant incentive and nonqualified stock options, restricted stock and other stock awards to the Company's officers, directors, employees, consultants and advisers. The options can be exercisable at various dates, as determined by the Company's Board of Directors, and will expire no more than ten years from the date of grant. Options granted under the 2002 Equity Plan are restricted as to transfer. All options granted on or after October 15, 2004, the date the Company's common stock began trading publicly, are valued using the closing sales price for the Company's common stock as of the date of the grant. For holders of more than 10% of the Company's voting stock, incentive stock options may not be granted at less than 110% of the fair market value of the Company's common stock at the date of grant, with an expiration date not to exceed five years. Options granted to new employees generally vest at a rate of 25% on the first anniversary of the grant and thereafter at the rate of 6.25% of the initial grant at the end of each successive three-month period. Annual option grants to existing employees generally vest at a rate of 6.25% of the initial grant at the end of each successive three-month period beginning from the date of grant.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements - (Continued)

2002 Founders' Option Plan

On August 12, 2002, the Company's Board of Directors and stockholders adopted the 2002 Founders' Option Plan (the 2002 Founders' Plan). The 2002 Founders' Plan provides for the granting of shares of common stock pursuant to incentive stock options, nonqualified option awards, stock grants and other restricted stock awards for certain key employees and stockholders. Options granted under the 2002 Founders' Plan will expire no more than ten years from the date of grant and generally vest monthly over a four-year period beginning from the date of grant. The total number of shares available under the 2002 Founders' Plan is 1,230,915. At December 31, 2007, a total of 938,395 shares of common stock have been reserved for the exercise of stock options outstanding under the 2002 Founders' Plan.

A summary of option activity for all plans for the year ended December 31, 2007 is as follows:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Yrs.)	Aggregate Intrinsic Value
Outstanding at December 31, 2006	4,188,391	$0.76
Granted	888,364	$0.85
Exercised	(130,271)	$0.10
Forfeited	(496,073)	$1.23
Outstanding at December 31, 2007	4,450,411	$0.74	8.05	$253,928
Exercisable at December 31, 2007	2,974,742	$0.51	7.52	$253,991

The aggregate intrinsic value included in the table above represents the difference between the exercise price of the options and the market price of the Company's common stock for the options that had exercise prices that were lower than the $0.18 market price of the Company's common stock at December 31, 2007. The total intrinsic value of stock options exercised during the years ended December 31, 2007 and 2006 was $111,714 and $112,669, respectively, determined on the date of exercise. During the years ended December 31, 2007 and 2006, the Company received proceeds of $13,102 and $16,055, respectively, from the exercise of stock options.

During 2003, stock options to purchase common stock were issued to consultants at exercise prices less than the fair value of the underlying common stock, with performance-based vesting. These options have been recorded at fair value using the Black-Scholes option-pricing model assumptions. These options are subject to variable plan accounting and are re-measured at each reporting period. During the years ended December 31, 2007 and 2006, the Company recorded stock-based compensation expense related to options issued to non-employees of $148,709 and $649,233, respectively.

13.	Acquisition of Andara Life Science, Inc.

Pursuant to an Agreement and Plan of Merger dated February 14, 2006 (the “Andara Merger Agreement”), among Cyberkinetics, Andara and Andara Acquisition Corp., a wholly-owned subsidiary of the Company, (“Acquisition”), on the filing of a Certificate of Merger in the State of Delaware and Articles of Merger in the State of Indiana, Acquisition merged with and into Andara and all of the issued and outstanding capital stock of Andara was exchanged for an aggregate of 3,029,801 shares of common stock, $0.001 par value per share (“Common Stock”) of the Company (“the Andara Merger”), of which 993,377 shares of Common Stock were issued pursuant to a restricted stock award and subject to forfeiture (“Restricted Stock”). The Restricted Stock is subject to forfeiture if certain specific milestones are not achieved by the surviving corporation within thirty-six (36) months of the Andara Merger. As of December 31, 2007, these milestones have not been achieved. Andara was the surviving corporation in the Andara Merger and became a wholly-owned subsidiary of Cyberkinetics. As the restricted stock is considered contingent consideration, only the 2,036,424 shares of unrestricted common stock (3,029,801 issued less 993,377 restricted shares) has been included as part of the aggregate purchase price calculation. In accordance with to SFAS No. 141 Business Combinations (SFAS No. 141) and EITF Issue No 98-3 Determining whether a Non-monetary Transaction Involves Receipt of Productive Assets or of a Business , the Company determined that this transaction does not constitute a business combination and accordingly, has accounted for it as an asset purchase. The accounting for the transaction is similar to purchase accounting under SFAS No. 141, except that goodwill is not recorded.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements - (Continued)

The total consideration of $3,102,000 consisted of $2,912,000 of unrestricted Cyberkinetics common stock and approximately $190,000 in transaction costs which primarily consisted of fees paid for legal and accounting services. The Company determined the value of the common stock issued to acquire Andara based on the fair market value of the common stock on the closing date of acquisition in accordance with EITF Issue 99-12, Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination .  The amount of consideration paid by Cyberkinetics was determined through arms-length negotiation between Cyberkinetics and Andara. There was no material pre-existing relationship between Andara or its stockholders and the Company or any of its affiliates, directors or officers, or any associate of a director or officer of the Company.

The fair value of the tangible and intangible assets acquired and liabilities assumed were recorded as follows:

Property and Equipment	$2,012
Intangible assets
Non-competition agreements (estimated useful lives of 3 years)	213,632
Developed technology (estimated useful life of 10 years)	1,709,054
Acquired in process research and development	1,602,239
Current Liabilities	(425,000)
Net assets acquired	$3,101,937

The fair market value of the intangible assets acquired was based on a valuation determined using an income approach for the developed technology and a discounted cash flow analysis for the non-competition agreements and In Process Research and Development (“IPR&D”). The discount rate used in determining the net present value of the cash flows was 36% and is consistent with the overall risks of developing the projects. In determining the value of the IPR&D, the Company considered the clinical development timeline and costs, market size and nature of the industry. The value of the acquired IPR&D reflects the relative value and contribution of the acquired research and development. The IPR&D was written off immediately upon the consummation of the transaction and is presented as a separate line on the Company's Statement of Operations. The non-competition agreements and developed technology are being amortized over their estimated useful life of three and ten years, respectively.

The Company's Statement of Operations includes the results of operations of Andara since the date of the acquisition. For the year ended December 31, 2007 and 2006, the Company recorded $242,116 and $211,852, respectively, of amortization expense related to the non-competition agreements and developed technology of which the entire amount was included in research and development.

The following unaudited pro forma consolidated information gives effect to the acquisition of Andara as if the acquisition occurred on January 1, 2006.

Year Ended December 31, 2006
Total revenue	$1,680,035
Net loss	(10,893,048)
Net loss per share	$(0.37)

The pro forma consolidated results do not purport to be indicative of results that would have occurred had the acquisition been in effect for the periods presented, nor do they purport to be indicative of the results that may be obtained in the future.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements - (Continued)

14.	Licensing Arrangements

In August 2002, the Company issued warrants to purchase 48,430 fully paid and nonassessable warrants for shares of common stock to BURF, at a price of $0.10 per share, as partial consideration for an exclusive, royalty-bearing license, including the right to grant sublicenses, of Brown University's and MIT's collaborative licensed technology pertaining to neural signal decoding. These warrants expired unexercised in July 2007. Also in consideration, the Company issued 43,600 and 10,900 shares of common stock to BURF and to MIT, respectively. In addition, the Company will pay BURF royalties equal to 3% of the first $50,000,000 of aggregate net sales, and 1.5% of net sales over $50,000,000. The Company paid a fee of $50,000 upon execution, which was charged to research and development expense, and will commence paying $50,000 each year in maintenance fees beginning on the third anniversary date. The Company's obligation to pay royalties will terminate on a country-by-country basis upon the date on which the last valid claim of infringement by the manufacture, use or sales of the licensed product would cease to be a valid claim. After such lapse, no further royalty payment will be due in each respective country, and the Company will hold a fully paid-up, perpetual, exclusive, irrevocable, royalty-free license. During 2007 and 2006, the Company made $50,000 maintenance fee payments to Brown due under this license agreement. These amounts are being amortized to research and development expense on a straight-line basis over the applicable one year period covered by each respective maintenance payment. The Company has the right to terminate the license agreement with BURF and MIT at any time by giving written notice. Termination will not release either party from any obligations that have matured by the effective termination date, and certain obligations survive the termination, including royalty payments on net sales of licensed products, as defined.

The common stock issued to BURF and MIT was recorded using a fair value of $0.15 per share. In accordance with guidance in APB 29, Accounting for Non-Monetary Transactions (APB 29), the Company determined that using the market value of the common stock on the date the shares were issued was a better measure of the value of the transaction rather than using the value of the license agreement, which was not as readily determinable. The aggregate fair value of the common stock issued to BURF and MIT was $8,175, and was expensed to research and development in 2002. The warrants vest upon the occurrence of four certain vesting events. In accordance with FAS 123, as amended by FAS 148, and EITF Issue 96-18, the Company has determined that the measurement date is the date at which vesting occurs. A significant disincentive for nonperformance does not exist and thus there is no performance commitment. A “vesting event” occurs when the Company elects to exercise its option to acquire an exclusive license to an Additional Invention, as defined in the license agreement, and such additional license is licensed to the Company in accordance with the license agreement. The warrant will vest 25% for the first vesting event, 25% for the second vesting event, 25% for the third vesting event, and 25% for the fourth vesting event. Based on this vesting schedule, the amount of shares that will eventually vest, if any, is uncertain at the time of grant. In accordance with guidance noted above, the Company will use the lowest aggregate amount within a range of potential values for measurement and recognition purposes. Such amount is currently zero. The Company performs a quarterly evaluation of whether Additional Inventions exist that it may be interested in acquiring an exclusive license. If strong evidence exists that the Company will elect to acquire an exclusive license to an Additional Invention, the Company will determine the fair value of the first 25% of the warrants, or more as appropriate, using the Black-Scholes option-pricing model. The Company will record the fair value of the warrants to research and development expense when the warrants vest. In September, 2005, the  Company signed a collaborative research and licensing agreement with Brown University through which Cyberkinetics will allow specific researchers at Brown University access to certain human clinical data obtained through the Company's research and development programs in exchange for the Company's right to a range of options to exclusive worldwide licenses for any proprietary inventions derived from the work done by the researchers based upon Cyberkinetics' data. In connection with executing the agreement, the Company agreed to fully vest the warrant. As a result, the Company charged $90,077, the fair value of the warrant, to research and development expense. The value of the warrant was calculated using the Black-Scholes option pricing model with the following assumptions: 100% volatility, risk-free interest rate of 3.75%, no dividend yield, and a 2-year term.

In August 2002, the Company entered into an agreement with Emory University (“Emory”) for an exclusive, sublicenseable, royalty-bearing license for Emory's technology pertaining to the control of external devices by nervous system signals. The Company paid fees of $40,000 related to the license, and issued 40,000 shares of common stock in partial consideration. The Company agreed to pay a 3% royalty on the first $17 million in annual net licensed product sales, and 1% on net sales exceeding $17 million within the same year. These annual royalties payable may be reduced by 50% of royalties payable to third parties by the Company or its affiliates or sublicensees on the same net sales, provided that no less than 1% of net sales is paid to Emory in any given year. The royalties will terminate at the later of either the expiration of the last valid claim upon the patents or the tenth year anniversary of the Company's first commercial shipment. Additionally, the Company is obligated to make milestone payments to Emory of $25,000 and $50,000 upon the occurrence of U.S. Investigational Device Exemption (“IDE”) approval and U.S. 510(k) approval, respectively. Commencing upon the fourth anniversary of the agreement's effective date, the Company will make annual minimum royalty payments of $75,000 to Emory. During 2007 and 2006, the Company made $75,000 annual minimum royalty payments to Emory. These amounts are being amortized to research and development expenses on a straight-line basis over the one year period applicable to the maintenance payment. These minimum royalties may net against the running royalties payable in the same period. The 40,000 shares of common stock issued was recorded using a fair value of $0.15 per share. In accordance with APB 29, the Company determined that using the market value of the common stock on the date the shares were issued was a better measure of the value of the transaction rather than using the value of the license agreement which was not as readily determinable. The aggregate fair value of the common stock issued to Emory was $6,000, and was expensed to research and development in 2003. The $30,000 reimbursement and $10,000 execution fees were charged to research and development expense in 2002. The $25,000 milestone payment for U.S. IDE approval was charged to research and development in 2004.

Cyberkinetics Neurotechnology Systems, Inc.

Notes to Consolidated Financial Statements - (Continued)

In January 2003, the Company issued warrants to purchase 33,189 shares of common stock to the University of Utah Research Foundation (“UURF”), for an exercise price of $0.015 per share, in partial consideration for an exclusive, royalty-bearing license, including right to grant sublicenses for UURF's proprietary technology pertaining to neural signal amplification and electrode arrays. These warrants expire in August 2007. The fair value of the warrants were determined using the Black-Scholes method based on contractual lives of the warrants of five years, a risk-free interest rate of 3.33%, volatility of 70% and no expected dividends. The market value of the common stock used in this fair value calculation was $0.15 per share. The fair value of the warrants was determined to be $4,554. The warrants were fully exercisable upon execution of the agreement and accordingly, the full fair value of $4,554 was recorded immediately to research and development expense. In addition to the warrants, the Company will also pay UURF royalties equal to 2.5% of net sales of licensed products. The Company will also pay UURF royalties equal to 40% of gross consideration, as defined in the license agreement, received from sublicensees through December 31, 2003, 30% through December 31, 2005 and 25% thereafter. The Company has paid $3,000 to UURF in each of the years ended December 31, 2007 and 2006, respectively. The Company has the right to terminate the license agreement at any time by giving written notice. Termination will not release either party from any obligation or liability accrued prior to the effective termination date. The Company will also be required to pay royalties to UURF on any licensed products held at termination, which are disposed of within 90 days of the effective termination date.

In connection with the acquisition of Andara in February 2006, the Company became the licensee of an exclusive, sublicenseable, royalty bearing license with Purdue Research Foundation (“PRF”) for the development and commercialization of the PRF technology pertaining to the Andara™ OFS™ system and the Andara™ OFS Plus™ system, and a series of neurotrophic and other drugs to be utilized with the Andara OFS™ system or on their own. The Company agreed to pay royalties to PRF based upon gross receipts generated from the various licensed products. The OFS Plus™ technology is co-licensed from Indiana University Research and Technology Corporation (“IURT”). The Company has not yet generated any gross receipts related to the PRF technology. The Company agreed to pay a 3% royalty on product sales of the Andara™ OFS™ system and a 6% royalty on product sales of the Andara™ OFS Plus™ system. The Company may reduce, by up to 50%, the royalties due to PRF by the royalties paid to third parties provided the reductions do not exceed 50% during any given annual reporting period. The Company is not required to make any milestone payments related to the Andara™ OFS™ system and Andara™ OFS Plus™ system. For the remaining licensed products, the Company is obligated to make up to four milestone payments to PRF for each product; one at the completion of each clinical trial phase I, II and III, respectively and one at the time of the product launch. The milestone payments range from $30,000 due at completion of clinical trial phase I to $1,500,000 due at the time of product launch. Such payments vary in scale depending on potential market size of the product. The Company is obligated to make annual maintenance payments to PRF of $100,000 beginning in 2009, $250,000 in 2010 through 2012 and $500,000 in 2013 and beyond. These maintenance payments may be credited against any royalties or other payments due to PRF during the same annual period. This license agreement will terminate at the later of either the expiration of the last valid claim upon the patents or the tenth-year anniversary of the first commercial shipment of a licensed product.

15.	Related Party Transactions

During 2007 and 2006, the Company recognized product sales of $100,013, and $32,050 to Brown University, respectively. In addition, during 2007, the Company recognized grant revenue of $252,511 to Brown University. The Company's Chief Scientific Officer, who is also a member of the Company's Board of Directors, is a professor and the Chairman of the Neuroscience Department at Brown University. Amounts due from Brown University at December 31, 2007 and 2006 were $252,511 and $0, respectively.

16.	Employee Benefit Plan

The Company sponsors a defined contribution 401(k) benefit plan for all employees over the age of 21. Employees may elect to defer up to 75% of their annual compensation, up to the statutory limits. The Company matches the contributions of employees at 50% of the first 4% of their contributions. The Company made contributions to the plan of $51,980 and $41,822 during 2007 and 2006, respectively.

ITEM 8.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES.

 NA

ITEM 8A.	CONTROLS AND PROCEDURES.

Management's report on internal control over financial reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) of the Exchange Act. Internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

Under the supervision and with the participation of our management, including our Chief Executive Officer and Vice President, Finance, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on criteria established in the Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management's evaluation included such elements as the design and operating effectiveness of key financial reporting controls, process documentation, accounting policies, and our overall control environment. Based on this evaluation, our management concluded that our internal control over financial reporting was effective as of December 31, 2007. This annual report does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.

Evaluation of disclosure controls and procedures

As of December 31, 2007, an evaluation was carried out under the supervision and with the participation our management, including our principal executive officer and principal financial officer, of the effectiveness of our disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934). Based on their evaluation, our principal executive officer and principal financial officer have concluded that our disclosure controls and procedures are effective to ensure that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms.

Changes in internal controls over financial reporting

There was no change in our internal control over financial reporting during the fourth quarter of fiscal 2007 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

ITEM 8B.	OTHER INFORMATION.

NA

PART III

ITEM 9.	DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, CONTROL PERSONS AND CORPORATE
GOVERNANCE, COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT.

Executive Officers and Directors

     The following sets forth the name and certain information concerning each of our current executive officers and directors.

Name	Age	Position
Timothy R. Surgenor	48	President, Chief Executive Officer, Director
John P. Donoghue, Ph.D.	59	Chief Scientific Officer, Director
J. Christopher Flaherty	46	Executive Vice President, Technology and Intellectual Property
Mark A. Carney	49	Director
Mark P. Carthy(3)(4)	47	Director
George N. Hatsopoulos, Ph.D.	81	Director
Nicholas G. Hatsopoulos, Ph.D. (4)	46	Director
Theo Melas-Kyriazi(1)(2)(3)	48	Director
Daniel E. Geffken(1)(2)(3)(4)	51	Director
Shai N. Gozani, M.D., Ph.D.	43	Director

(1) Independent Director

(2) Member Audit Committee

(3) Member Compensation Committee

(4) Member Nominating Committee

Executive Officers

Timothy R. Surgenor has been our President and Chief Executive Officer since January 2003 and a Director since November 2002. From January 1999 to January 2003, Mr. Surgenor was Executive Vice President at Haemonetics Corporation (NYSE:HAE), which is a medical device company. From 1994 to 1999, Mr. Surgenor was President of Genzyme Tissue Repair, the cell therapy division of Genzyme Corporation (NASDAQ:GENZ). Previously, Mr. Surgenor was Executive Vice President and Chief Financial Officer of BioSurface Technology, Inc. and also held various positions in operations at Integrated Genetics. Mr. Surgenor received a B.A. in Biochemistry from Williams College in 1981 and an M.B.A. from Harvard Business School in 1987.

      John P. Donoghue, Ph.D. has been our Chief Scientific Officer and a Director since August 2002. He is also currently the Henry Merritt Wriston Professor at Brown University. Since 1991, Dr. Donoghue has been Chairman of the Department of Neuroscience and since 1998 he has served as Executive Director of the Brain Science Program at Brown University. Dr. Donoghue received an A.B. from Boston University in 1971, an M.S. in Anatomy from the University of Vermont in 1976 and a Ph.D. in Neuroscience from Brown University in 1979.

          J. Christopher Flaherty has been our Executive Vice President, Technology and Intellectual Property since September 2003. Mr. Flaherty founded Insulet Corporation in July 2000 and served as its President and Chief Operating Officer until January 2002. Mr. Flaherty also co-founded TransVascular, Inc. in March 1996 and served as its Executive Vice President until June 2003. Mr. Flaherty has also held positions at Pfizer (NYSE:PFE) and Strato Medical. Mr. Flaherty earned a B.S. in Aeronautical and Electrical Engineering from Massachusetts Institute of Technology in 1985.

Non-Employee Directors

      Mark A. Carney has been a Director since February 2006 and served as our Executive Vice President from February 2006 to March 17, 2008. Mr. Carney co-founded Andara Life Science, Inc. (Andara), and served as its President and Chief Executive Officer from January 2005 until Cyberkinetics acquired Andara on February 14, 2006. From February 2002 to December 2003, he was Senior Vice President at Affiliated Computer Services, Inc. (NYSE:ACS), following that company's acquisition of Outsourced Administrative Services, where he served as Executive Vice President and Chief Operating Officer from April 2000 until January 2002. From September 1997 to January 2000, Mr. Carney was Senior Vice President at the Centris Group, Inc. (NYSE:CGE) following its acquisition of The Interra Group of Companies, which Mr. Carney had founded. Mr. Carney served as President, Chief Executive Officer and Chairman of the Board of the Interra Group of Companies from September 1993 to August 1997. From January 1990 to August 1993, Mr. Carney was President and Chief Operating Officer at International Medical Group, Inc. Mr. Carney received a B.S. in 1981 from Purdue University.

      Mark P. Carthy has been a Director of our Company since August 2002. He is currently a Senior Partner at Orion Healthcare Equity Partners, which he co-founded in 2007. From October 2000 to December 2007, Mr. Carthy was a General Partner at Oxford Bioscience Partners. From 1998 to 2000, he was an advisor to Kummell Investments Limited, a Morningside Group affiliate, on its venture capital portfolio. Prior to Kummell, he was employed as Chief Business Officer of Cubist Pharmaceuticals, Inc. (NASDAQ:CBST) and Senior Director of Business Development at Vertex Pharmaceuticals Inc. (NASDAQ:VRTX). He received his B.E. in Chemical Engineering from University College Dublin, Ireland in 1982, an M.S. in chemical engineering from University of Missouri in 1983 and a M.B.A. from Harvard Business School in 1987.

      George N. Hatsopoulos, Ph.D. has been a Director of our Company since August 2002 and is currently Chairman and Chief Executive Officer of Pharos, LLC which positions he has held since 1999. Dr. Hatsopoulos is the founder of Thermo Electron Corporation (NYSE:TMO) and served as Chairman and Chief Executive Officer from its founding in 1956 until his retirement in 1999. Dr. Hatsopoulos was trained at the National Technical University of Athens and Massachusetts Institute of Technology, where he received his Bachelors degree in 1949, his Masters degree in 1950, his Engineers degree in 1954, and his Doctorate degree in 1956. He was a member of the MIT faculty from 1956 to 1962 and a Senior Lecturer until 1990.

      Nicholas G. Hatsopoulos, Ph.D. has been a Director of our Company since August 2002 and is currently an Assistant Professor at the University of Chicago. Dr. Hatsopoulos has been an Assistant Professor in Organismal Biology and Anatomy at the University of Chicago since January 2002. From January 1998 to December 2001, Dr. Hatsopoulos was an Assistant Professor of Research in the Department of Neuroscience at Brown University. Dr. Hatsopoulos has completed two postdoctoral research fellows, one in the Department of Neuroscience at Brown University and the other in the Computation Neuroscience Program at the California Institute of Technology. Dr. Hatsopoulos received his B.A. in Physics from Williams College in 1984, his M.S. in Psychology from Brown University in 1991 and his Ph.D. in Cognitive Science from Brown University in 1992.

      Theo Melas-Kyriazi has been a Director of our Company since November 2004 and is currently Chief Financial Officer of Levitronix LLC. Mr. Melas-Kyriazi joined Levitronix LLC in June 2006. From November 2004 to June 2006, Mr. Melas-Kyriazi was self-employed as a consultant. Mr. Melas-Kyriazi was affiliated with Thermo Electron Corporation (NYSE:TMO) from 1986 to October 2004. He served as Chief Financial Officer of Thermo Electron Corporation from 1999 until October 2004 and, from 1994 to 1997, he served as Chief Executive Officer and President of Thermo Spectra Corporation, a publicly traded subsidiary of Thermo Electron Corporation. Mr. Melas-Kyriazi has also served as a member of the Board of Directors of Valeant Pharmaceuticals (NYSE:VRX) since 2003 and Helicos BioSciences Corporation (NASDAQ:HLCS) since 2007. Mr. Melas-Kyriazi received a B.A. in Economics from Harvard College in 1981 and an M.B.A. from Harvard Business School in 1983.

     Daniel E. Geffken has been a Director of our Company since January 2005 and is currently Chief Financial Officer of Codon Devices, Inc. Mr. Geffken joined Codon Devices Inc. in March 2007. From August 2006 to March 2007, Mr. Geffken was Executive Vice President and Chief Financial Officer of Konarka Technologies, Inc. From December 2003 to August 2006, Mr. Geffken served as Senior Vice President, Business Development and Chief Financial Officer of Omnisonics Medical Technologies, Inc. From February 1997 to April 2003, Mr. Geffken was Senior Vice President of Finance and Chief Financial Officer at Transkaryotic Therapies, Inc. (NASDAQ:TKTX). Prior to Transkaryotic Therapies, Inc., Mr. Geffken held a variety of senior financial roles at Cytotherapeutics, Inc. (NASDAQ:CTII), Anderson Group (now Moscow CableCom Corp. (NASDAQ:MOCC)) and MedChem Products (now C. R. Bard Inc. (NYSE:BCR)). Mr. Geffken also spent several years at KPMG. Mr. Geffken received a B.S. in Economics from The Wharton School at the University of Pennsylvania in 1979 and an M.B.A. from Harvard Business School in 1987.

Shai N. Gozani, M.D., Ph.D. has been a Director of our Company since November 2007. He founded NeuroMetrix, Inc. in 1996 and currently serves as its Chairman of the Board of Directors and as its President and Chief Executive Officer. Since founding NeuroMetrix in 1996, Dr. Gozani has served in a number of positions at NeuroMetrix including Chairman since 1996, President from 1996 to 1998 and from 2002 to the present, and Chief Executive Officer since 1997. Dr. Gozani holds a B.S. in computer science, an M.S. in Biomedical Engineering and a Ph.D. in Neurobiology, from the University of California, Berkeley. He also received an M.D. from Harvard Medical School and the Harvard-M.I.T. Division of Health Sciences at M.I.T. Prior to forming NeuroMetrix, Dr. Gozani completed a neurophysiology research fellowship in the laboratory of Dr. Gerald Fischbach at Harvard Medical School. Dr. Gozani has published articles in the areas of basic and clinical neurophysiology, biomedical engineering and computational chemistry.

Family Relationships

      There are no family relationships among the directors and executive officers other than the following: George N. Hatsopoulos is the father of Nicholas G. Hatsopoulos.

The Board of Directors and Committees

     The Board of Directors is responsible for the supervision of the overall affairs of the Company. The Board met four times in fiscal 2007. During 2007, each director attended at least 75% of all Board meetings and meetings of any committee on which he served.

     Audit Committee

     The Board of Directors has established an Audit Committee. The Audit Committee’s responsibilities include:

•	appointing, evaluating, and retaining the independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and disclosures;

•	discussing our systems of internal control over financial reporting; and

•	meeting independently with the independent registered public accounting firm and management.

     The Audit Committee currently consists of Theo Melas-Kyriazi and Daniel E. Geffken. Each of Messrs. Melas-Kyriazi and Geffken qualify as a “financial expert” and are “independent,” under the listing standards of the American Stock Exchange. As the Company’s stock is traded on the OTC Bulletin Board, the Company has chosen to use the definition of “independent” under the listing standards of the American Stock Exchange. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee met four times during fiscal 2007.

     Compensation Committee

     The Board of Directors has a Compensation Committee, which administers the Company’s compensation and benefit plans, in particular, the incentive compensation and equity-based plans, and approves salaries, bonuses, and other compensation arrangements and policies for the Company’s officers, including the chief executive officer. The Board of Directors has adopted a written charter for the Compensation Committee. The Compensation Committee currently consists of Mark P. Carthy, Theo Melas-Kyriazi and Daniel E. Geffken. The Compensation Committee met two times during fiscal 2007.

     Nominating Committee

     The Board of Directors has a Nominating Committee, which (i) identifies individuals qualified to become Board members and recommends such individuals to the Board for nomination for election to the Board, (ii) makes recommendations to the Board concerning committee appointments, other than to the Nominating Committee, (iii) develops, recommends and annually reviews corporate governance guidelines for the Company and (iv) oversees corporate governance matters and coordinates an annual review of the Board’s performance. The Board of Directors has adopted a written charter for the Nominating Committee. The Nominating Committee currently consists of Mark P. Carthy, Nicholas G. Hatsopoulos, Ph.D. and Daniel E. Geffken. Mr. Geffken is “independent,” under the listing standards of the American Stock Exchange. As the Company’s stock is traded on the OTC Bulletin Board, the Company has chosen to use the definition of “independent” under the listing standards of the American Stock Exchange. The Nominating Committee did not meet during fiscal 2007.

Selection and Evaluation of Director Candidates

      The Nominating Committee is responsible for identifying candidates for membership on the Board and makes determinations as to whether to recommend a candidate’s nomination to the Board based on his or her character, judgment, and business experience, as well as his or her ability to add to the Board’s existing strengths. This assessment typically includes issues of expertise in industries important to Cyberkinetics, functional expertise in areas such as marketing, human resources, operations, finance, and information technology and an assessment of an individual’s abilities to work constructively with the existing Board and management, all in the context of an assessment of the perceived needs of the Board at that point in time. The Board does not have any written specific minimum qualifications or skills that a candidate must meet in order to serve on the Board. The Board identifies nominees by first evaluating the current members of the Board of Directors qualified and willing to continue in service. Current members of the Board with skills and experience that are relevant to Cyberkinetics’ business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not to wish to continue in service or if the majority of the Board decided not to re-nominate a member for re-election, the Board would identify the desired skills and experience of a new nominee in light of the following criteria. When identifying and evaluating new directors, the Board considers the diversity and mix of the existing board of directors, including, but not limited to, such factors as:employment experience, public interest considerations and the implementation of the Cyberkinetics’ strategic plan. Among other things, when examining a specific candidate’s qualifications, the Board considers: the ability to represent the best interest of Cyberkinetics and its shareholders, existing relationships with Cyberkinetics, interest in the affairs of Cyberkinetics and its purpose, the ability to fulfill director responsibilities, leadership skill, integrity, business judgment, ability to develop business for Cyberkinetics and the ability to work as a member of a team.

Communications with the Board and Annual Meeting Attendance

      Individuals who wish to communicate with Cyberkinetics’ Board of Directors may do so by sending correspondence to the Company’s Board of Directors at 100 Foxborough Blvd. Suite 240, Foxborough, MA 02035. Any communications intended for non-employee directors should be sent to the above address to the attention of the non-employee directors in care of Investor Relations. Cyberkinetics does not have a policy regarding Board member attendance at Annual Meetings of Stockholders, although it encourages its Board members to attend its Annual Meeting of Stockholders. All of our Board members, except Mr. Geffken, attended the Annual Meeting of Stockholders in 2007.

Code of Ethics

      Cyberkinetics has adopted a Code of Ethics that is applicable to Cyberkinetics’ principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. The Code of Ethics was filed as part of a Current Report on Form 8-K, filed December 12, 2006, and is available on the Securities and Exchange Commission’s website at www.sec.gov. Amendments to and waivers from the Code of Ethics will also be disclosed in future filings with the Securities and Exchange Commission.

Section 16(a) Beneficial Ownership Compliance

Under the federal securities laws of the United States, the Directors, executive officers (and certain other officers) and ten-percent beneficial owners of the Company’s Common Stock must file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Specific filing dates have been established. For fiscal 2007, the Company has been advised by the reporting persons that all required reports of beneficial ownership of the Company’s Common Stock were timely filed with the SEC, except for a Form 4 not timely filed for current executive officers Timothy R. Surgenor, John P. Donoghue, Ph.D and J. Christopher Flaherty and former executive officers Mark A. Carney and Kurt H. Kruger. In addition, a non-employee director, Shai N. Gozani, M.D., Ph.D. filed one late Form 3.

ITEM 10.	EXECUTIVE COMPENSATION.

The following table sets forth information concerning the compensation earned by our Chief Executive Officer, Chief Financial Officer and the two most highly compensated executive officers who served during the year ended December 31, 2007, and whose total compensation during the year ended December 31, 2007 exceeded $100,000 (the “Named Executive Officers”).

Summary Compensation Table

		Salary	Bonus	Stock Awards	Option Awards	All Other Compensation	Total
Name and Position	Year	($)	($) (1)	($) (2)	($) (2)	($)	($)
Timothy R. Surgenor	2007	277,946	—	28,469	147,295	7,020	460,730
President, Chief Executive	2006	259,044	75,000	—	129,169	6,174	469,387
Officer and Director

Mark A. Carney	2007	219,588	—	12,941	33,967	5,326	271,822
Executive Vice President, Director (3)	2006	186,926	62,344	—	23,978	—	273,248

Kurt H. Kruger	2007	224,021	—	56,759	149,974	7,102	437,856
Chief Financial Officer (4)	2006	63,535	18,750	13,167	43,714	—	139,166

J. Christopher Flaherty	2007	224,455	—	12,941	30,970	7,499	275,865
Executive Vice President,	2006	216,816	41,250	—	23,083	1,891	283,040
Technology and Intellectual
Property

(1)
Includes bonus amounts accrued in year of service whether paid during year of service or thereafter. See below for further information concerning the 2006 bonus, which included cash and shares of stock.

(2)
The dollar amount represents the total compensation expense for stock option and restricted stock awards recognized in our financial statements in accordance with SFAS 123R. For information regarding our valuation of option awards see Note 12 to our consolidated financial statements included elsewhere in this Annual Report.

(3)	Mark A. Carney resigned as an employee of the Company effective March 17, 2008 and entered into a consulting arrangement more fully described herein.

(4)	Kurt H. Kruger resigned as an employee of the Company effective March 17, 2008 and entered into a consulting arrangement more fully described herein.

2006 Bonus Awards

The following Named Executive Officers earned the bonuses indicated below for the year ended December 31, 2006:

	Cash Bonus	Dollar Value of Stock Bonus*	Shares Issued*
Timothy R. Surgenor	$63,700	$11,300	10,000
Mark A. Carney	$62,344	—	—
Kurt H. Kruger	$9,374	$9,376	8,297
J. Christopher Flaherty	$30,938	$10,312	9,126

*	Number of shares issued is based upon a per share price of $1.13 on the date of grant.

 The Compensation Committee awarded the 2006 cash bonuses to Mr. Surgenor pursuant to, and consistent with, his existing employment agreement, dated November 3, 2004. Mr. Surgenor's employment agreement reflects a target cash bonus of $100,000 and provides the Compensation Committee with the discretion to award up to the full target amount based on objective and mutually agreed upon criteria. For 2006, the criteria included, among other things, progress on acquiring, obtaining a humanitarian designation, and planning a humanitarian device exemption filing for the Andara OFS therapy, progress on demonstrating proof of concept for the BrainGate Neural Interface System, and the initiation of a pilot program in Epilepsy seizure detection using the NeuroPort System.

The Compensation Committee awarded the 2006 cash and stock bonuses to Mr. Carney pursuant to, and consistent with, his existing employment agreement, dated February 14, 2006. Mr. Carney's employment agreement reflects a target cash bonus of $100,000 (pro rated to $87,500 for 2006) and provides the Compensation Committee with the discretion to award up to the full target amount based on objective and mutually agreed upon criteria. For 2006, the criteria included, among other things, progress on integrating intellectual property acquired with Andara Life Science, Inc., obtaining a humanitarian designation, and planning a humanitarian device exemption filing for the Andara(TM) OFS(TM) Therapy, and progress in obtaining business development objectives.

The Compensation Committee awarded the 2006 cash and stock bonuses to Mr. Kruger pursuant to, and consistent with, his existing employment agreement, dated September 18, 2006. Mr. Kruger's employment agreement reflects a target cash bonus of $75,000 (pro rated to $25,000 for 2006) and provides the Compensation Committee with the discretion to award up to the full target amount based on objective and mutually agreed upon criteria. For 2006, the criteria included, among other things, progress on obtaining equity financing and the subsequent registration of shares from that financing.

The Compensation Committee awarded the stock bonuses pursuant to Cyberkinetic's Fourth Amended and Restated 2002 Equity Incentive Plan, as last amended by its stockholders on June 7, 2006. The shares issued pursuant to such stock bonus awards are not subject to a share repurchase option in favor of Cyberkinetics and are fully vested.

Employment Agreements

     On November 3, 2004, our Board of Directors approved an Employment Agreement (the “Agreement”) with Timothy R. Surgenor, our President and Chief Executive Officer. During the term of Agreement, Mr. Surgenor will earn a base salary of no less than $244,400 per annum (or such higher amount as the Compensation Committee may establish), to be reviewed annually. He is also eligible to receive an annual cash bonus of up to $100,000, based on objectives mutually agreed upon by the Board of Directors, the Compensation Committee and Mr. Surgenor. The Agreement shall terminate upon the death or disability of Mr. Surgenor; provided, however, that we may terminate Mr. Surgenor’s employment immediately “for cause” with no further obligations. If we terminate Mr. Surgenor’s employment “without cause,” he will be entitled to 18 months of severance pay at rate of one hundred percent of his monthly salary and a bonus equal to the average of the annual cash bonus earned in each of the two fiscal years prior to his termination.

          In connection with our efforts to significantly reduce our operating expenses while we await the FDA’s response to our latest amendment to our Humanitarian Device Exemption (HDE) application which was submitted on March 14, 2008, we negotiated the termination of our employment agreements with Mark A. Carney, Executive Vice President, and Kurt H. Kruger, Chief Financial Officer.

Under the terms of our agreement with Mr. Carney made and effective as of March 17, 2008, Mr. Carney has released us from our obligation to pay severance and benefits under his Employment Agreement dated February 14, 2006 in exchange for the following:

(i) We shall issue to Mr. Carney 650,000 shares of our common stock, $0.001 par value per share (“Common Stock”), which shares of Common Stock which shall not be registered under the Securities Act of 1933;

(ii) All outstanding unvested options to purchase shares of our Common Stock held by Mr. Carney shall immediately vest and such options shall be exercisable for a period of ninety (90) days following the termination of the Services Term (as defined below);

(iii) The restrictions on all outstanding shares of restricted Common Stock issued to Mr. Carney on November 9, 2007 shall continue to lapse in accordance with their stated terms during the Services Term;

(iv) During the Services Term, Mr. Carney shall continue to serve as a member of the board of directors of the Company and the Company’s steering committee representative to PNIR, LLC, subject to the Company’s, the board of director’s and the shareholders’ previously existing right and ability to remove Mr. Carney from such positions.

As part of our agreement, Mr. Carney will serve as a consultant to us. Mr. Carney’s engagement, subject to earlier termination as provided in the agreement, shall be for a term of six (6) months commencing on March 17, 2008 (the “Services Term”). The Services Term may be amended by written agreement between us and Mr. Carney.

During the Services Term, Mr. Carney shall devote no less than four, eight-hour days per month of his business time and his best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and to the discharge of his duties and responsibilities necessary to carry out the function of this engagement.

As compensation for all services performed by Mr. Carney under the consulting agreement and during the Services Term, subject to performance by Mr. Carney’s of his duties and obligations, we shall pay Mr. Carney Seven Hundred Fifty Dollars ($750.00) per day, payable in accordance with the payroll practices of the Company, provided, however, that such amount shall increase to One Thousand Five Hundred Dollars ($1,500.00) per day if, during the Services Term, we receive a Humanitarian Device Exemption approval from the U.S. FDA for our AndaraTM OFS device and successfully complete a financing that provides adequate financial reserves to operate the Company for a period of no less than twelve (12) months without the need for a subsequent financing.

 Under the terms of our March 17, 2008 agreement with Mr. Kruger, Mr. Kruger has released us from our obligation to pay severance and benefits under his Employment Agreement dated September 16, 2006 in exchange for the following:

(i) We shall issue to Mr. Kruger 325,000 shares of the our common stock, $0.001 par value per share (“Common Stock”), which shares shall not be registered under the Securities Act of 1933, as amended.

(ii) We shall issue to Mr. Kruger 325,000 restricted shares of Common Stock, which restricted shares shall not be registered under the Securities Act of 1933, as amended, and which restricted shares shall vest and the restrictions thereon shall lapse upon the earlier to occur of (a) any sale, merger or other transaction resulting in a change in control of the Company; or (b) the date on which the U.S. Food and Drug Administration (FDA) approves, conditionally approves or makes known its intent to approve or conditionally approve the Company’s application for humanitarian device exemption (HDE) for its Andara OFS Therapy for spinal cord injury, as long as Mr. Kruger continues to be engaged by the Company as a consultant on such vesting date under the terms and conditions of this Agreement (or another agreement mutually agreed upon);

(iii) All outstanding unvested options to purchase shares held by Mr. Kruger shall immediately vest and such options shall be exerciseable for a period of ninety (90) days following the termination of the Services Term (as defined below);

(iv) The restrictions on all outstanding shares of restricted Common Stock issued to Mr. Kruger on September 18, 2006 shall immediately lapse.

As part of our agreement, Mr. Kruger will serve as a consultant to us beginning March 17, 2008. Mr. Kruger’s engagement, subject to earlier termination as provided in the consulting agreement, shall be for a term of seven (7) months (the “Services Term”). In the event that Mr. Kruger and we wish to extend the Services Term, an amendment to the agreement shall be executed in accordance with the terms of the agreement.

During the Services Term, Mr. Kruger shall devote no less than sixty-four hours per month during the first month, no less than thirty-two hours per month during the second month, and thereafter on an as-needed basis, of his business time and his best efforts, business judgment, skill and knowledge to the advancement of our business and interests and to the discharge of his duties and responsibilities necessary to carry out the function of this engagement.

As compensation for all services performed by Mr. Kruger under the consulting agreement during the Services Term, subject to performance by Mr. Kruger of his duties and obligations, we shall pay Mr. Kruger Ninety-Five Dollars ($95.00) per hour, payable in accordance with the payroll practices of the Company.

Employee Retention Plan

In March 2008, the Compensation Committee of our Board of Directors approved an Employee Retention Plan to be used to reward certain employees for remaining with us and achieving certain goals and objectives as we attempt to work through our current financial difficulties. Pursuant to the Employee Retention Plan, a total of 1,825,000 shares of our Common Stock will be issued to five employees. Of the 1,825,000 shares, 822,678 shares will be issued in exchange for all of the outstanding options held by those employees. All 1,825,000 shares shall be restricted and subject to vesting upon approval by the FDA of our Andara OFS HDE application or upon the sale of the Company, provided in each case, that the individual is then still employed by us. Such shares issued to an individual shall also vest if that individual’s employment is terminated by us without cause. Of the 1,825,000 shares, Mr. Surgenor will receive 900,000 shares and Mr. Flaherty will receive 250,000 shares.

The Employee Retention Plan also provides for a cash bonus pool of up to $395,000 to be paid to certain employees upon the sale of the Company provided such employees are then still employed by us. Mr. Surgenor shall not participate in the cash bonus pool, but Mr. Flaherty will be eligible to receive $100,000 upon a sale of the Company.

Additionally, the Employee Retention Plan provides for the issuance to certain employees of up to 4,000,000 restricted shares of our Common Stock. A total of 1,333,333 shares will vest upon the recognition by us of $1 million of cumulative Andara OFS product revenue, and an additional 2,666,667 shares will vest upon the recognition by us of $2.5 million of cumulative Andara OFS product revenue, provided that an individual's restricted shares will vest only if the individual is then still employed by us. In the event that the Company is sold prior to the shares vesting based on revenue recognition, up to 4,000,000 shares may vest, but only to the extent that the sum of the cash bonus pool to be paid out upon the sale (a maximum of $395,000) plus the value of the shares to be vested does not exceed ten percent (10%) of the proceeds from the sale.

Outstanding Equity Awards at December 31, 2007

     The following table sets forth information regarding equity awards granted to the Named Executive Officers that were outstanding as of December 31, 2007.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($/Share)(1)	Option Expiration Date(2)	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(3)
Timothy R. Surgenor	900,000	—	(4)	0.01	1/23/2013	—		—
	68,750	31,250	(5)	2.10	3/14/2015	—		—
	109,375	140,625	(5)	1.40	3/7/2016	—		—
	28,125	121,875	(5)	1.18	2/26/2017	110,000	(6)	19,800
Mark A. Carney (7)	43,750	56,250	(4)	1.43	2/13/2016	—		—
	5,625	24,375	(5)	1.18	2/26/2017	50,000	(6)	9,000
Kurt H. Kruger (8)	62,500	237,500	(9)	1.58	9/17/2016	75,000	(10)	13,500
	1,875	8,125	(5)	1.18	2/26/2017	66,667	(6)	12,000
J. Christopher Flaherty	10,000	—	(11)	0.10	3/27/2013	—		—
	180,000	—	(4)	0.10	9/11/2013	—		—
	19,250	8,750	(5)	2.10	3/14/2015	—		—
	13,125	16,875	(5)	1.40	3/7/2016	—		—
	6,563	28,437	(5)	1.18	2/26/2017	50,000	(6)	9,000

(1)	The exercise price per share of options granted represents the fair market value of the underlying shares of common stock on the date the options were granted.

(2)	Such stock options expire ten years from the date of grant.

(3)
The market value of the stock is determined by multiplying the number of shares by the closing sales price of our common stock on December 31, 2007, or $0.18, as reported on the Over-The-Counter Bulletin Board.

(4)	Options vest over four years at a rate of 25% on the first anniversary of the date of grant and 6.25% per quarter thereafter.

(5)	Options vest over four years at a rate of 6.25% per quarter.

(6)
Restricted stock vests on the second anniversary of the date of grant, subject to acceleration of vesting upon the Company’s achievement of certain performance milestones. This award was granted on November 9, 2007.

(7)
Mark A. Carney resigned from the Company effective March 17, 2008. Under the terms of his Severance and Consulting Agreement, Mr. Carney’s outstanding option awards became fully vested upon the effective date of the agreement. With respect to his restricted stock award, the restrictions shall continue to lapse in accordance with their stated terms during the services term of Mr. Carney’s consulting agreement.

(8)
Kurt H. Kruger resigned from the Company effective March 17, 2008. Under the terms of the Severance and Consulting Agreement, Mr. Kruger’s outstanding option awards became fully vested upon the effective date of the agreement. With respect to his restricted stock awards, the restrictions on 75,000 shares immediately lapsed and 66,667 shares were forfeited upon the execution of Mr. Kruger’s Severance and Consulting Agreement.

(9)
Of the 300,000 options, 200,000 vest over four years at a rate of 25% on the first anniversary of the date of grant and 6.25% per quarter thereafter and the remaining options vest on the ninth anniversary of the date of grant, subject to acceleration of vesting upon the Company’s achievement of certain performance milestones.

(10)	This restricted stock award vests over four years at a rate of 25% per year beginning on the first anniversary of the date of grant. This award was granted on September 18, 2006.

(11)
J. Christopher Flaherty was hired on September 2, 2003. He was a consultant to Cyberkinetics from February 19, 2003 to September 1, 2003. These options were granted to Mr. Flaherty in connection with consulting services rendered to Cyberkinetics. These options vest on the first anniversary of the date of grant.

Option Plans

2002 Equity Incentive Plan

On August 12, 2002, the Company's Board of Directors and stockholders adopted the 2002 Equity Incentive Plan (the 2002 Equity Plan). The 2002 Equity Plan provides for the granting of shares of common stock pursuant to incentive stock options, nonqualified option awards, stock grants and other restricted stock awards for officers, directors, employees, consultants and advisers. On June 7, 2006, Cyberkinetics' Board of Directors and its stockholders amended the 2002 Equity Plan to increase the total number of shares available from 3,500,000 to 4,400,000 and on June 13, 2007, Cyberkinetics' Board of Directors and its stockholders amended the 2002 Equity Plan to increase the total number of shares available from 4,400,000 to 5,400,000. At December 31, 2007, a total of 3,512,016 shares of common stock have been reserved for the exercise of stock options outstanding under the 2002 Equity Plan.

Pursuant to the 2002 Equity Plan, the Board of Directors (or committees designated by the Board) may grant incentive and nonqualified stock options, restricted stock and other stock awards to the Company's officers, directors, employees, consultants and advisers. The options can be exercisable at various dates, as determined by the Company's Board of Directors, and will expire no more than ten years from the date of grant. Options granted under the 2002 Equity Plan are restricted as to transfer. All options granted on or after October 15, 2004, the date the Company's common stock began trading publicly, are valued using the closing sales price for the Company's common stock as of the date of the grant. For holders of more than 10% of the Company's voting stock, incentive stock options may not be granted at less than 110% of the fair market value of the Company's common stock at the date of grant, with an expiration date not to exceed five years. Options granted to new employees generally vest at a rate of 25% on the first anniversary of the grant and thereafter at the rate of 6.25% of the initial grant at the end of each successive three-month period. Annual option grants to existing employees generally vest at a rate of 6.25% of the initial grant at the end of each successive three-month period beginning from the date of grant.

2002 Founders' Option Plan

On August 12, 2002, the Company's Board of Directors and stockholders adopted the 2002 Founders' Option Plan (the 2002 Founders' Plan). The 2002 Founders' Plan provides for the granting of shares of common stock pursuant to incentive stock options, nonqualified option awards, stock grants and other restricted stock awards for certain key employees and stockholders. Options granted under the 2002 Founders' Plan will expire no more than ten years from the date of grant and generally vest monthly over a four-year period beginning from the date of grant. The total number of shares available under the 2002 Founders' Plan is 1,230,915. At December 31, 2007, a total of 938,395 shares of common stock have been reserved for the exercise of stock options outstanding under the 2002 Founders' Plan.

Defined Contribution Plan

The Company sponsors a defined contribution 401(k) benefit plan for all employees over the age of 21. Employees may elect to defer up to 75% of their annual compensation, up to the statutory limits. The Company matches the contributions of employees at 50% of the first 4% of their contributions.

     Director Compensation

Directors who are not our employees and are not affiliated with an entity owning greater than 2% of our outstanding common stock, and who do not beneficially own greater than 2% of our outstanding common stock will receive the following compensation:

•	An annual retainer of $20,000, plus an additional retainer of $5,000 and $3,000, respectively, if serving as Chairman of the Board or Chairman of the Audit Committee.

•
New directors are granted an initial stock option to purchase up to 20,000 shares of common stock at an exercise price equal to the fair market value of a share of common stock on the date of grant, and such option vests over four years.

•
Existing directors are granted an annual stock option to purchase up to 5,000 shares of common stock at an exercise price equal to the fair market value of a share of common stock on the date of grant, and such options vest over four years.

All directors are reimbursed reasonable out-of-pocket expenses incurred to attend meetings of the Board of Directors or any committee of the Board of Directors.

Director Compensation

Name	Year	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Daniel E. Geffken (2)	2007	20,000	20,294	40,294
	2006	20,000	19,193	39,193

Theo Melas-Kyriazi (3)	2007	23,000	19,189	42,189
	2006	23,000	18,089	41,089

(1)
The dollar amount represents the total compensation expense for stock option awards recognized in our financial statements in accordance with SFAS 123R. For information regarding our valuation of option awards see Note 12 to our consolidated financial statements included elsewhere in this Annual Report.

(2)	Daniel E. Geffken has been a director of our Company since November 2005. Mr. Geffken has outstanding options to purchase an aggregate of 35,000 shares of common stock as of December 31, 2007.

(3)	Theo Melas-Kyriazi has been a director of our Company since November 2004. Mr. Melas-Kyriazi has outstanding options to purchase an aggregate of 35,000 shares of common stock as of December 31, 2007.

ITEM 11.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth, as of March 25, 2008, the number and percentage of shares of Common Stock beneficially owned, directly or indirectly, by each of Cyberkinetics’ directors, director-nominees, the Named Executive Officers, beneficial owners of more than 5% of the outstanding shares of common stock and by the directors and executive officers of Cyberkinetics as a group. Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Securities Exchange Act of 1934, as amended, and does not necessarily indicate ownership for any other purpose, and generally includes voting or investment power with respect to the shares and shares which such person has the right to acquire within 60 days of March 25, 2008. Except as subject to community property laws, where applicable, and except as indicated below, the person named below has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by him/her. Unless otherwise indicated, the persons listed below can be contacted at 100 Foxborough Blvd., Suite 240, Foxborough, MA 02035.

		Amount and
		Nature of
Title of		Beneficial	Percent of
Class	Name and Address of Beneficial Owner	Owner	Class**
Common	Timothy R. Surgenor(1)	1,526,811	3.31%
Stock	President, Chief Executive Officer and Director

Common	John P. Donoghue, Ph.D.(2)	882,832	1.94%
Stock	Founder, Chief Scientific Officer and Director

Common	J. Christopher Flaherty(3)	323,320	*
Stock	Executive Vice President, Technology and Intellectual Property

Common	Mark A. Carney(4)	1,876,640	4.17%
Stock	Director

Common	Nicholas G. Hatsopoulos, Ph.D.(5)	503,563	1.12%
Stock	Founder and Director

Common	Mark P. Carthy(6)	12,312,496	26.40%
Stock	Director

Common	George N. Hatsopoulos, Ph.D.(7)	1,324,072	2.95%
Stock	Director

Common	Shai Gozani, M.D., Ph.D.(8)	8,152,174	17.13%
Stock	Director

Common	Theo Melas-Kyriazi(9)	25,000	*
Stock	Director

Common	Daniel E. Geffken(9)	23,750	*
Stock	Director

Common	All directors and executive officers as a group
Stock	(10 persons)(10)	26,950,658	52.09%

	Five Percent Stockholders:

Common	Oxford Bioscience Partners and affiliated entities(7)	12,312,496	26.40%
Stock

Common	NeuroMetrix, Inc.(8)	8,152,174	17.13%
Stock

Common	Medica Venture Partners and affiliated entities(11)	6,250,002	13.31%
Stock

*	Indicates less than 1.0%

**	Based on 44,871,691 shares outstanding as of March 25, 2008.

(1)
Includes options to purchase 1,137,500 shares of common stock exercisable within 60 days of March 25, 2008. Also includes 140,000 shares of common stock, 186,111 stock awards and 63,200 warrants to purchase common stock held by the Daniel S. Gregory 1987 Trust for the benefit of Charlotte Gregory Surgenor. Mr. Surgenor’s children are the primary beneficiaries of the trust and Mr. Surgenor and his wife retain a pecuniary interest in the shares and warrants.

(2)	Includes options to purchase 535,217 shares of common stock exercisable within 60 days of March 25, 2008.

(3)	Includes options to purchase 234,750 shares of common stock exercisable within 60 days of March 25, 2008.

(4)	Includes options to purchase 130,000 shares of common stock exercisable within 60 days of March 25, 2008.

(5)	Includes options to purchase 200,848 shares of common stock exercisable within 60 days of March 25, 2008. Such person may be contacted at 1027 East 57th St., Chicago, IL 60637.

(6)
Jonathan J. Fleming, Jeffrey T. Barnes, Mark P. Carthy, Alan G. Walton and Michael E. Lytton exercise voting and investment control with respect to shares held by Oxford Bioscience Partners. These persons are the General Partners of OBP Management IV L.P., which is the General Partner of the funds referenced herein. The holdings of Oxford Bioscience Partners include 10,436,017 shares and warrants to purchase 1,754,172 shares held by Oxford Bioscience Partners IV, L.P. and 104,707 shares and warrants to purchase 17,600 shares held by MRNA Fund II, L.P. Mr. Carthy, a Director of Cyberkinetics since 2002, disclaims beneficial ownership of the shares held by funds affiliated with Oxford Bioscience Partners, except to the extent of his proportionate pecuniary interest therein. The listed beneficial owners may be contacted at 222 Berkeley St., Suite 1650, Boston, MA 02116.

(7)
Daphne Hatsopoulos exercises voting and investment control with respect to shares held. The holdings include 1,296,138 shares and warrants to purchase 27,934 shares held by GDH Partners L.P. Dr. Hatsopoulos, a Director of Cyberkinetics since 2002, is a limited partner of GDH Partners L.P. and a minority owner GDH Management, LLC, which is a general partner of GDH Partners L.P. Dr. Hatsopoulos disclaims beneficial ownership of the shares held by GDH Partners L.P., except to the extent of his proportionate pecuniary interest therein. The listed beneficial owners may be contacted at 233 Tower Road, Lincoln, MA 01773.

(8)	Consists of 5,434,783 shares and warrants to purchase 2,717,391 shares held by NeuroMetrix, Inc. Dr. Gozani disclaims beneficial ownership of the shares held by NeuroMetrix, Inc.

(9)	Consists of options to purchase 25,000 shares of common stock exercisable within 60 days of March 25, 2008.

(10)	Includes options to purchase 2,287,065 shares of common stock exercisable within 60 days of March 25, 2008 and warrants to purchase 4,580,297 shares.

(11)
Ehud Geller exercises voting and investment control with respect to securities held. The holdings of Medica Ventures Partners include 1,406,105 shares and 703,053 warrants to purchase shares held by Medica III Investments (International) L.P., 509,004 shares and 254,502 warrants to purchase shares held by Medica III Investments (Israel) L.P., 557,565 shares and warrants to purchase 278,783 shares held by Medica III Investments (S.F.) L.P., 300,081 shares and warrants to purchase 150,041 shares held by Medica III Investments (P.F.) L.P., 724,834 shares and warrants to purchase 362,417 shares held by Medica III Investments (Israel) (B) L.P. and 669,078 shares and warrants to purchase 334,539 shares held by Poalim Medica III Investments L.P. Dr. Geller may be contacted at Ackerstein Towers, 11 Hamanofim St., Bldg. B, 10 th fl., Herzlia, Israel 46120.

Securities Authorized for Issuance Under Equity Compensation Plans

     The following table provides information as of December 31, 2007 regarding compensation plans (including individual compensation arrangements) under which equity securities of our Company are authorized for issuance. Information is included for both equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders.

	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Plan Category	(a)		(b)	(c)
Equity compensation plans approved by security holders	4,450,411	(1)	$0.74	884,294
Equity compensation plans not approved by security holders	—		—	—
Total	4,450,411		$0.74	884,294

(1)	Includes 3,512,016 stock options under the 2002 Equity Incentive Plan and 938,395 stock options under the 2002 Founders' Option Plan.

ITEM 12.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR
INDEPENDENCE.

Andara Life Science, Inc.

      Andara Life Science, Inc. is a wholly-owned subsidiary of the Company. The Company and Andara Life Science, Inc., have interlocking officers and certain executive positions.

Joint Venture and Strategic Investment

On November 13, 2007, the Company entered into a Joint Venture and Strategic Investment Agreement (the “Agreement”) with NeuroMetrix, Inc., a Delaware corporation located in Waltham, MA (“NURO”). Pursuant to the Agreement, the Company issued and sold to NURO in a private placement (i) 5,434,783 shares of its common stock, $0.001 par value per share (“Common Stock”), at price of $0.46 per share and (ii) a five-year, immediately exercisable warrant (the “Warrant”) to purchase an aggregate of 2,717,391 shares (the “Warrant Shares”) of Common Stock at an exercise price of $0.46 per share. The Company received aggregate cash proceeds of $2,500,000 from NURO in exchange for the Shares and the Warrant. In connection with the sale of the Shares and the Warrant, the Company entered into a Registration Rights Agreement with NURO pursuant to which the Company has agreed to use its best efforts to register the Shares and the Warrant Shares for resale with the U.S. Securities and Exchange Commission on the occurrence of certain events after December 31, 2008. The Agreement provides for a one-year contractual restriction on the sale of the Shares and the Warrant Shares.

Pursuant to the Agreement, the Warrant must be exercised in full if the Company receives HDE approval for the OFS™ Device during the period the Warrant is exercisable. If the HDE approval is received prior to December 31, 2008, the exercise price must be paid in cash. The exercise price may be paid pursuant to a cashless exercise provision after December 31, 2008, whether such exercise is voluntary or mandatory. If the Warrant is exercised in full for cash at the $0.46 per share exercise price, the Company would receive aggregate proceeds of approximately $1.25 million. The exercise price and the number of shares of Common Stock issuable pursuant to the Warrant are subject to customary adjustments.

Shai N. Gozani, M.D., Ph.D. , a member of our Board of Directors since November 2007, founded NeuroMetrix, Inc. in 1996 and currently serves as its Chairman of the Board of Directors and as its President and Chief Executive Officer.

ITEM 13.	EXHIBITS LIST AND REPORTS ON FORM 8-K.

(a) Exhibits

Exhibit Number	Description of Exhibit
2.1
Agreement and Plan of Merger by and among Trafalgar Ventures Inc., Cyberkinetics, Inc., Trafalgar Acquisition Corporation and Robert Gorden Smith, dated July 23, 2004 (incorporated by reference to Current Report on Form 8-K filed July 27, 2004).

2.2
Amendment No. 1 to Agreement and Plan of Merger by and among Trafalgar Ventures Inc., Cyberkinetics, Inc., Trafalgar Acquisition Corporation and Robert Gorden Smith, dated October 7, 2004 (incorporated by reference to Current Report on Form 8-K filed October 8, 2004).

2.3
Agreement and Plan of Merger by and among Andara™ Life Science, Inc. Andara™ Acquisition Corp and Cyberkinetics, Inc., dated February 14, 2006 (incorporated by reference to Annual Report on Form 10-K filed March 30, 2006).

3.1	Certificate of Incorporation (incorporated by reference to Current Report on Form 8-K filed October 8, 2004).

3.2	Bylaws (incorporated by reference to Current Report on Form 8-K filed October 8, 2004)

4.1	Form of Warrant, issued November 4, 2004 (incorporated by reference to Current Report on Form 8-K filed November 5, 2004).

4.2	Common Stock Registration Rights Agreement, dated November 4, 2004 (incorporated by reference to Current Report on Form 8-K filed November 5, 2004).

4.3	Warrant Shares Registration Rights Agreement, dated November 4, 2004 (incorporated by reference to Current Report on Form 8-K filed November 5, 2004).

4.4	Warrant issued to University of Utah Research Foundation, dated August 13, 2002 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).

4.5	Warrant issued to Brown University Research Foundation, dated August 13, 2002 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).

4.6	Warrant issued to General Electric Capital Corporation, dated December 8, 2003 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004)

4.7	Registration Rights Agreement, dated October 7, 2004 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).

4.8	Warrant issued to Silicon Valley Bank, dated March 31, 2005 (incorporated by reference to Current Report on Form 8-K filed April 4, 2005)

4.9	Form of Warrant, issued September 26, 2005 (incorporated by reference to Current Report on Form 8-K filed September 28, 2005).

4.10	Registration Rights Agreement, dated September 26, 2005 (incorporated by reference to Current Report on Form 8-K filed September 28, 2005).

4.11	Warrant issued to General Electric Capital Corporation, dated January 10, 2006 (incorporated by reference to Current Report on Form 8-K filed January 13, 2006)

4.12	Form of Warrant, issued October 18, 2006 (incorporated by reference to Current Report on Form 8-K filed October 19, 2006).

4.13	Form of Warrant, issued October 18, 2006 (incorporated by reference to Current Report on Form 8-K filed October 19, 2006).

4.14	Registration Rights Agreement, dated October 18, 2006 (incorporated by reference to Current Report on Form 8-K filed October 19, 2006).

4.15	Warrant issued to NeuroMetrix, Inc.,dated November 13, 2007 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 14, 2007).

4.16	Registration Rights Agreement, dated November 13, 2007 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 14, 2007).

10.1	Employment Agreement with Timothy R. Surgenor, dated November 3, 2004 (incorporated by reference to Current Report on Form 8-K filed November 8, 2004).

10.2	Securities Purchase Agreement, dated November 4, 2004 (incorporated by reference to Current Report on Form 8-K filed November 5, 2004).

10.3*
License Agreement between Bionic Technologies, Inc. and University of Utah Research Foundation, dated August 1, 1996 and amended as of October 15, 1997, November 10, 1999 and February 7, 2002 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).

10.4	Consulting Agreement between Cyberkinetics, Inc. and John Donoghue, dated July 2002 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004)

10.5*
License Agreement among Brown University Research Foundation, Massachusetts Institute of Technology and Cyberkinetics, Inc. dated August 13, 2002 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).

10.6*	Exclusive License Agreement between Emory University and Cyberkinetics, Inc., dated August 28, 2002 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).

10.7	Lease Agreement between Cyberkinetics, Inc. and 100 & 200 Foxborough Boulevard Realty Trust, dated May 9, 2003 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).

10.8
Master Lease Agreement between Cyberkinetics, Inc. and General Electric Capital Corporation, dated November 18, 2003 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).

10.9
Clinical Study Agreement, dated December 22, 2003, by and among Cyberkinetics, Inc., Jon Mukand, M.D., Ph.D. and Sargent Rehabilitation Center (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).

10.10	Second Amended and Restated Founders' Option Plan (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).

10.11
Clinical Study Agreement, dated May 10, 2004, by and among Cyberkinetics, Inc., Rhode Island Hospital and Gerhard Friehs, M.D. (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).

10.12	Form of Lock-Up Agreement with certain shareholders, dated October 7, 2004 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 15, 2004).

10.13	Lease agreement between Kax Co. and Cyberkinetics Inc., dated January 28, 2005 (incorporated by reference to Current Report on Form 8-K filed February 1, 2005.)

10.14	Employment Agreement between Cyberkinetics, Inc. and John Donoghue, dated March 24, 2005 (incorporated by reference to Current Report on Form 8-K filed March 28, 2005)

10.15	Loan and Master Security Agreement between Silicon Valley Bank and Cyberkinetics, Inc. dated March 31, 2005 (incorporated by reference to Current Report on Form 8-K filed April 4, 2005.)

10.16	Third Amended and Restated 2002 Equity Incentive Plan (incorporated by reference to Current Report on Form 8-K filed June 28, 2005).

10.17	Securities Purchase Agreement dated September 26, 2006 (incorporated by reference to Current Report on Form 8-K filed September 28, 2005).

10.18
Loan and Master Security Agreement between General Electrical Capital Corporation and Cyberkinetics, Inc. dated December 25, 2005 (incorporated by reference to Current Report on Form 8-K filed December 27, 2005.)

10.19	Promissory Note between General Electrical Capital Corporation and Cyberkinetics, Inc. dated January 10, 2006 (incorporated by reference to Current Report on Form 8-K filed January 13, 2006.)

10.20	Employment Agreement between Cyberkinetics, Inc. and Mark A. Carney, dated February 14, 2006 (incorporated by reference to Current Report on Form 8-K filed February 21, 2006)

10.21*	License Agreement between Purdue Research Foundation and Andara™ Life Science, Inc., dated February 28, 2005(incorporated by reference to Annual Report on Form 10-KSB filed March 30, 2006).

10.22*
License Agreement between Indiana University Research and Technology Corporation and Andara™ Life Science, Inc., dated July 29, 2005(incorporated by reference to Annual Report on Form 10-KSB filed March 30, 2006).

10.23	Fourth Amended and Restated 2002 Equity Incentive Plan (incorporated by reference to Current Report on Form 8-K filed June 9, 2006).

10.24*
Development Proposal and Agreement between Minnetronix, Inc., Andara Life Science, Inc. and Cyberkinetics Neurotechnology Systems, Inc. dated May 30, 2006 (incorporated by reference to Quarterly Report on Form 10-QSB filed August 14, 2006).

10.25*
Cost Reimbursement Subcontract Agreement between Case Western Reserve University and Cyberkinetics Neurotechnology Systems, Inc., dated March 31, 2006 (incorporated by reference to Current Report on Form 8-K filed April 6, 2006).

10.26	Employment Agreement between Cyberkinetics, Inc. and Kurt H. Kruger dated September 18, 2006 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 14, 2006).

10.27	Securities Purchase Agreement dated October 18, 2006 (incorporated by reference to Current Report on Form 8-K filed October 19, 2006).

10.28	Joint Venture and Strategic Investment Agreement with NeuroMetrix, Inc., dated November 13, 2007 (incorporated by reference to Quarterly Report on Form 10-QSB filed November 14, 2007).

10.29**	Collaboration Agreement by and Among Cyberkinetics Neurotechnology Systems Inc., NeuroMetrix Inc. and PNIR, LLC, dated February 18, 2008, filed herewith.

10.30**	Limited Liability Company Agreement by and Among Cyberkinetics Neurotechnology Systems Inc., NeuroMetrix, Inc. and PNIR, LLC, dated February 18, 2008, filed herewith.

10.31	Severance and Consulting Agreement between Cyberkinetics Neurotechnology Systems, Inc. and Mark A. Carney dated March 17, 2008, filed herewith.

10.32	Severance and Consulting Agreement between Cyberkinetics Neurotechnology Systems, Inc. and Kurt H. Kruger dated March 17, 2008, filed herewith.

14.1	Code of Business Conduct and Ethics adopted as of December 6, 2006. (incorporated by reference to Current Report on Form 8-K filed December 12, 2006)

16.1	Letter from Morgan & Company regarding change in independent accountants dated October 7, 2005 (incorporated by reference to Current Report on Form 8-K filed October 8, 2005).

21.1	Subsidiaries of the Registrant, filed herewith.

23.1	Consent of Vitale, Caturano & Company, Independent Registered Public Accounting Firm, filed herewith.

24.1	Power of Attorney (included on signature page).

31.1	Certification of Principal Executive Officer pursuant to Item 601(b)(31) of Regulation S-B, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2003, filed herewith.

31.2	Certification of Principal Financial Officer pursuant to Item 601(b)(31) of Regulation S-B, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2003, filed herewith.

32.1	Certifications of Principal Executive Officer and Principal Financial Officer pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2003, filed herewith.

*	Confidential treatment was approved by the staff of the Securities and Exchange Commission for certain portions of these agreements.

**	Confidential treatment was requested for certain portions of these agreements.

The information contained under Item 2.02 and Item 9.01, as applicable, was “furnished” in accordance with General Instruction B.2 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

ITEM 14.	PRINCIPAL ACCOUNTANT FEES AND SERVICES.

 AUDIT FEES

      Aggregate fees billed by Cyberkinetics’ independent registered public accounting firm for the years ended 2007 and 2006 are as follows:

	2007	2006
Audit fees	$138,753	$88,550
Audit related fees	$—	$31,860
Tax fees	$22,500	$7,000
All Other Fees	$—	$—

Audit Fees

      Audit fees consist of fees for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-QSB, and other audit services including the provision of consent and review of documents filed with the SEC.

Audit Related Fees

      In 2006, the audit related fees primarily include fees for the audit of our wholly-owned subsidiary, Andara Life Science, Inc., acquired in February 2006.

Tax Fees

      Tax fees consist of fees for tax compliance, tax advice, and tax planning services. Tax advice and tax planning services relate to assistance with tax audits and appeals and employee benefit plans.

SIGNATURES

In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CYBERKINETICS NEUROTECHNOLOGYSYSTEMS, INC.

By:	/s/ Timothy R. Surgenor
Timothy R. Surgenor
President and Chief Executive Officer (Principal Executive Officer)

Date: March 31, 2008

By:	/s/ David A. Keene
David A. Keene
Vice President, Finance (Principal Financial and Accounting Officer)

Date: March 31, 2008

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the persons whose signature appears below hereby constitutes and appoints Timothy R. Surgenor and David Keene, each of them acting individually, as his attorneys-in-fact, with the full power of substitution, for him in any and all capacities, to sign any and all amendments to this Annual Report on Form 10-KSB, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming our signatures as they may be signed by our said attorneys-in-fact and any and all amendments to this Annual Report on Form 10-KSB.

In accordance with the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Timothy R. Surgenor	President, Chief Executive Officer, Director	March 31, 2008
Timothy R. Surgenor	(Principal Executive Officer)

/s/ David A. Keene	Vice President, Finance	March 31, 2008
David A. Keene	(Principal Financial and Accounting Officer)

/s/ John P. Donoghue	Chief Scientific Officer, Director	March 31, 2008
John P. Donoghue

/s/ Mark A. Carney	Director	March 31, 2008
Mark A. Carney

/s/ Mark P. Carthy	Director	March 31, 2008
Mark P. Carthy

/s/ George N. Hatsopoulos	Director	March 31, 2008
George N. Hatsopoulos, Ph.D.

/s/ Nicholas G. Hatsopoulos	Director	March 31 , 2008
Nicholas G. Hatsopoulos, Ph.D.

/s/ Theo Melas-Kyriazi	Director	March 31, 2008
Theo Melas-Kyriazi

/s/ Daniel E. Geffken	Director	March 31, 2008
Daniel E. Geffken

/s/ Shai N. Gozani.	Director	March 31 , 2008
Shai N. Gozani, M.D., Ph.D

Exhibit 10.29

Portions of this Exhibit 10.29 have been omitted based upon a request for confidential treatment. This Exhibit, including the non-public information, has been filed separately with the Securities and Exchange Commission. "[***]" designates portions of this document that have been redacted pursuant to the request for confidential treatment filed with the Securities and Exchange Commission.

COLLABORATION AGREEMENT

by and among

Cyberkinetics Neurotechnology Systems, Inc.,

NEUROMetrix, Inc.,

And

PNIR, LLC

February 19, 2008

- i -

- ii -

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT ("Agreement"), dated as of February 19, 2008 (the "Effective Date"), is made by and among Cyberkinetics Neurotechnology Systems, Inc., a Delaware corporation having its principal place of business at 100 Foxborough Boulevard, Suite 240, Foxborough, Massachusetts 02035 ("Cyberkinetics"); NEUROMetrix, Inc., a Delaware Corporation having its principal place of business at 62 Fourth Avenue, Waltham, Massachusetts 02451 ("NEUROMetrix"); and PNIR, LLC, a Delaware Limited Liability Company having its principal place of business at 62 Fourth Avenue, Waltham, Massachusetts 02451 (the "Company"; Cyberkinetics, NEUROMetrix and the Company are sometimes referred to herein individually as a "Party" and sometimes referred to herein collectively as the "Parties").

R E C I T A L S

A. Cyberkinetics, among other activities, is currently developing the Andara™ Oscillating Field Stimulator (OFS™) device technology platform to treat a wide range of nervous system injuries, disorders and conditions.

B. NEUROMetrix has expertise in the areas of detection, measurement, diagnosis and treatment of a wide range of peripheral neurological conditions.

C. The Company has been organized by Cyberkinetics and NEUROMetrix as a joint venture to engage in research and development activities in the Field (as herein defined) and to develop and commercialize the Collaboration Products (as herein defined) throughout the world.

NOW, THEREFORE, in consideration of the premises and of the covenants herein contained, the Parties mutually agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the terms defined in this Article shall have the meanings specified below. Certain other capitalized terms are defined elsewhere in this Agreement.

"Affiliate" with respect to the specified Party, shall mean any corporation or other entity which controls, is controlled by, or is under common control with such Party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other entity. Notwithstanding the foregoing, each Party is hereby deemed not to be an "Affiliate" of any other Party for the purposes of this Agreement.

"Collaboration Product" shall mean any product or process for use in the Field that is the subject of the activities described in the Development Plan, or that otherwise arises in connection with the Parties' performance of their obligations under the Development Plan (including without limitation, the Parties' direct performance of such obligations and the performance of such obligations by any subcontractor), as such products or processes may be improved or modified during the term of this Agreement.

"Commercialization Costs" shall mean the direct variable costs and direct fixed costs incurred by Cyberkinetics, NEUROMetrix, or any of their Affiliates, on or after the Effective Date, to perform, or to have performed by a subcontractor approved by the Company, such Party's obligations under the Commercialization Plan, to the extent such costs conform to the budget in the Commercialization Plan for such activities or otherwise approved in writing by the Steering Committee. For purposes of this definition: (i) "direct variable costs" shall mean and include: (a) charges for the cost of labor, raw materials, supplies and other resources directly and reasonably consumed in the conduct of the Commercialization Plan, (b) amounts paid to subcontractors approved by the Company to perform a Party's obligations under the Commercialization Plan, (c) amounts paid or payable by Cyberkinetics or its Affiliates to Third Parties for access to or use of intellectual property rights approved by the Steering Committee, including without limitation, intellectual property rights that are subject, as of the Effective Date, to a license agreement listed and designated as a "License" on Schedule A, which agreements are hereby deemed to be approved by the Steering Committee for purposes of this Agreement and (d) amounts paid or payable by NEUROMetrix or its Affiliates to Third Parties for access to or use of intellectual property rights approved by the Steering Committee, including without limitation, intellectual property rights that are subject, as of the Effective Date, to a license agreement listed on Schedule C, which agreements are hereby deemed to be approved by the Steering Committee for purposes of this Agreement; provided that: (1) the foregoing amounts payable under the agreements listed and designated as a "License" on Schedule A and agreements listed on Schedule C, respectively, shall not include payments under such agreements specifically for access to or use of intellectual property rights which are added to any such agreements after the Effective Date, (2) the foregoing amounts shall only include payments that are on account of the sale of Collaboration Products, (3) the foregoing amounts shall only be included within the definition of "Commercialization Costs" to the extent they equal but do not exceed a total of [***] of the Net Sales of the relevant Collaboration Product, and (4) for avoidance of doubt, all such amounts in excess of such [***] cap (excluding payments specifically for access to or use of intellectual property rights which may be added to such an agreement after the Effective Date as approved hereunder by the Steering Committee), shall be and remain Cyberkinetics's obligation in the case of agreements designated as a "License" on Schedule A and shall be and remain NEUROMetrix's obligation in the case of agreements listed on Schedule C, and (ii) "direct fixed costs" shall mean and include the cost of facilities, utilities, insurance, equipment depreciation and other fixed costs incurred in connection with a Party's performance of its obligations under the Commercialization Plan, allocated based upon the proportion of such costs directly attributable to such performance, or by such other method of cost allocation as may be approved by the Steering Committee. All cost determinations made hereunder shall be made in accordance with United States generally accepted accounting principles, consistently applied. Notwithstanding the foregoing clauses "(i)(c)" and "(i)(d)", all maintenance fees that become payable (x) under that certain License Agreement between Cyberkinetics and Purdue Research Foundation, dated February 28, 2005, including for example the fees described in Section 4.3 of that agreement, shall be and remain payable by Cyberkinetics and shall not be includable as "Commercialization Costs" nor otherwise shared with the Company or NEUROMetrix and (y) under any agreements identified on Schedule C shall be and remain payable by NEUROMetrix and shall not be includable as "Commercialization Costs" nor otherwise shared with the Company or Cyberkinetics.

"Commercialization Plan" shall mean the comprehensive plan for the commercialization of each Collaboration Product, as more specifically described in Section 6.02(a) of this Agreement.

"Commercially Reasonable and Diligent Efforts" shall mean that level of effort and care which, consistent with the exercise of prudent scientific and business judgment, would be applied by other US-based companies within the medical device industry to develop and commercialize a medical device product that is at a similar stage of development and has similar commercial potential, including without limitation, that such activities are performed in accordance with this Agreement, the Transaction Agreements and all applicable laws and regulations.

"Company's Operating Agreement" shall mean the Limited Liability Company Agreement of even date herewith between Cyberkinetics and NEUROMetrix.

"Control" shall mean, when used in reference to a specified Patent Right or Technology, the right of a Party or one of its Affiliates to grant a right or license in or to such Patent Right or Technology, as provided in this Agreement, without breaching a contractual obligation to a Third Party.

"Cyberkinetics Licensors" shall mean the licensors of Patent Rights licensed to Cyberkinetics and included in the Cyberkinetics Patent Rights sublicensed to the Company. Cyberkinetics Licensors as of the Effective Date are listed on Schedule A attached hereto.

"Cyberkinetics Manufacturing Know-How" shall mean all Manufacturing Know-How owned or Controlled by Cyberkinetics or any of its Affiliates, now or at anytime during the term of this Agreement, that relates to or is useful in the Field.

"Cyberkinetics Patent Rights" shall mean all Patent Rights owned or Controlled by Cyberkinetics or any of its Affiliates, as of the Effective Date or at anytime during the term of this Agreement, to the extent that such Patent Rights claim an invention or technology relating to or useful in the Field, including, without limitation, the patent applications and patents listed on Schedule B attached hereto.

"Cyberkinetics Technology" shall mean all Technology owned or Controlled by Cyberkinetics or any of its Affiliates, now or at anytime during the term of this Agreement, that relates to or is useful in the Field.

"Development Costs" shall mean the direct variable costs and direct fixed costs incurred by Cyberkinetics, NEUROMetrix, or any of their Affiliates, on or after the Effective Date, to perform, or to have performed by a subcontractor approved by the Company, such Party's obligations under the Development Plan, to the extent such costs conform to the budget in the Development Plan for such activities or otherwise approved in writing by the Steering Committee. For purposes of this definition: (i) "direct variable costs" shall mean and include: (a) charges for the cost of labor, raw materials, supplies and other resources directly and reasonably consumed in the conduct of the Development Plan and (b) amounts paid to subcontractors approved by the Company to perform a Party's obligations under the Development Plan and (ii) "direct fixed costs" shall mean and include the cost of facilities, utilities, insurance, equipment depreciation and other fixed costs incurred in connection with a Party's performance of its obligations under the Development Plan, allocated based upon the proportion of such costs directly attributable to such performance, or by such other method of cost allocation as may be approved by the Steering Committee. All cost determinations made hereunder shall be made in accordance with United States generally accepted accounting principles, consistently applied.

"Development Plan" shall mean the comprehensive plan and budget for the development of each Collaboration Product under the Development Program, as more specifically described in Section 5.01(b) of this Agreement.

"Development Program" shall mean the activities conducted, or to be conducted, in the performance of the Development Plan for each Collaboration Product.

"Effective Date" shall mean the date appearing in the first paragraph of this Agreement.

"Existing Cyberkinetics Patent Rights" shall mean all Patent Rights owned or Controlled by Cyberkinetics or any of its Affiliates, as of the Effective Date, to the extent that such Patent Rights claim an invention or technology relating to or useful in the Field.

"Existing NEUROMetrix Patent Rights" shall mean all Patent Rights owned or Controlled by NEUROMetrix or any of its Affiliates, as of the Effective Date, to the extent that such Patent Rights claim an invention or technology relating to or useful in the Field.

"FDA" shall mean the United States Food and Drug Administration, any successor agency, or the regulatory authority of any country other than the United States with responsibilities comparable to those of the United States Food and Drug Administration.

"Field" shall mean the treatment of peripheral nervous system injury, disease or disorders, in humans, with an electrical field; provided, however, the term Field shall not include (a) the treatment of injury, disease or disorders in humans that do not originate from the peripheral nervous system and affect, in substantially the same manner, both the central nervous and peripheral nervous systems, (b) the treatment of central nervous system injury, disease or disorders in humans, (c) the treatment of peripheral nervous system injury, disease or disorders with drugs (whether chemical compounds or biologics), alone as a drug product, or as an active ingredient in a single product consisting of a drug and a medical device (for avoidance of doubt, the phrase "single product" as used in this definition means that the drug and medical device as configured for sale cannot feasibly be divided by the purchaser for use separately) even if such product's safety or efficacy is believed to rely in part on the use of an electrical field or (d) the diagnosis or treatment of peripheral nervous system injury, disease or disorders in humans with quantitative localization of the peripheral nerve and without using an electrical field as part of the therapy.

"Knowledge" with respect to NEUROMetrix shall mean the actual knowledge, without independent investigation, of Shai N. Gozani, W. Bradford Smith, Xuan Kong, Michael L. Williams and Charles Fendrock, and, with respect to Cyberkinetics shall mean the actual knowledge, without independent investigation, of Timothy Surgenor, Mark Carney, J. Christopher Flaherty, Jessica Duda and Kurt Kruger.

"Manufacturing Know-How" shall mean all information, data, processes, know-how, techniques, inventions, discoveries, improvements, practices, methods, knowledge, skill, experience, and other technology, whether or not patentable or copyrightable, and any and all intellectual property rights appurtenant thereto, including without limitation, Patent Rights, copyrights, and trade secrets, in each case, relating to the manufacture, in-process and release testing, packaging, storage and transportation of products, including without limitation, ingredient and component lists, supplier lists, raw material, in-process and finished product specifications, acceptance criteria, manufacturing records, standard operating procedures, engineering plans, installation, operation and process qualification protocols for equipment and facilities, validation records, quality programs, master files submitted to the FDA, process validation reports, environmental monitoring processes, test data including clinical test data, cost data and employee training materials.

"NEUROMetrix Licensors" shall mean the licensors of Patent Rights licensed to NEUROMetrix and included in the NEUROMetrix Patent Rights sublicensed to the Company. NEUROMetrix Licensors as of the Effective Date are listed on Schedule C attached hereto.

"NEUROMetrix Manufacturing Know-How" shall mean all Manufacturing Know-How owned or Controlled by NEUROMetrix or any of its Affiliates, now or at anytime during the term of this Agreement, that relates to or is useful in the Field.

"NEUROMetrix Patent Rights" shall mean all Patent Rights owned or Controlled by NEUROMetrix or any of its Affiliates, as of the Effective Date or at anytime during the term of this Agreement, to the extent that such Patent Rights claim an invention or technology relating to or useful in the Field, including, without limitation, the patent applications and patents listed on Schedule D attached hereto.

"NEUROMetrix Technology" shall mean all Technology owned or Controlled by NEUROMetrix or any of its Affiliates, now or at anytime during the term of this Agreement, that relates to or is useful in the Field.

"Net Sales" with respect to a product shall mean the gross invoiced sales price of such product billed to independent Third Party customers, including without limitation distributors, in bona fide arms-length transactions, less, for purposes only of calculating the payments set forth in Article XIII, to the extent such amounts are included in the gross invoiced sales price, actual: (a) freight and insurance costs incurred in transporting such product to such customers; (b) quantity, cash and other trade discounts actually allowed and taken; (c) customs duties, surcharges and taxes and other governmental charges incurred in connection with the exportation or importation of such product in final form; (d) bad debt expense; (e) amounts repaid or credited by reason of rejections or retroactive price reductions; (f) amounts incurred resulting from governmental mandated rebate or discount programs; and (g) Third Party rebates and chargebacks actually allowed and taken, including hospital buying group chargebacks, hospital buying group/group purchasing organization administration fees or managed care organization rebates. The amount of Net Sales for any period shall be determined on the basis of sales recorded in such period in accordance with United States generally accepted accounting principles, consistently applied. The transfer of a product to Cyberkinetics or NEUROMetrix (or one of their Affiliates) shall not be considered a sale; in such cases, Net Sales shall be determined based on the invoiced sales price to the first Third Party customer, less the foregoing deductions, as applicable.

"Patent Rights" shall mean: (i) all patents, patent applications, certificates of invention, applications for certificates of invention, and supplemental protection certificates, (ii) all extensions, registrations, confirmations, reissues, divisions, continuations or continuations-in-part, re-examinations or renewals of any of the items listed in the foregoing clause "(i)" and (iii) all foreign (ex-US) counterparts of any of the items listed in the foregoing clause "(i)" and "(ii)".

"Program" shall mean the collaboration among the Company, Cyberkinetics and NEUROMetrix described in this Agreement.

"Program Costs" shall mean all Development Costs and Commercialization Costs.

"Program Management Team" shall mean the joint team composed of representatives of Cyberkinetics and NEUROMetrix described in Section 8.01(a) of this Agreement.

"Regulatory Approvals" shall mean all approvals from regulatory authorities in any country required to develop, test, manufacture, market, import, distribute, sell and use a Collaboration Product in any such country, including without limitation, any 510K or Premarket Approval Application (PMA) filed with the FDA, any establishment license application filed with the FDA to obtain approval of the facilities and equipment to be used to manufacture a Collaboration Product, any device master file filed with FDA, regulatory filings that are equivalent to each of the foregoing examples that are made with any agency or authority of a governmental entity outside of the United States having similar authority to the FDA, and any product pricing approvals, where applicable.

"Steering Committee" shall mean the governing body of the Company composed of representatives of Cyberkinetics and NEUROMetrix as described in Section 8.02(a) of this Agreement.

"Technology" shall mean all information, data, processes, know-how, techniques, inventions, discoveries, improvements, practices, methods, knowledge, skill, experience, and other technology, in each case that is unpatented or unpatentable, and any and all intellectual property rights appurtenant thereto, including without limitation, copyrights, trade names, trademarks, service marks and trade secrets.

"Third Party" shall mean any entity other than the Company, Cyberkinetics or NEUROMetrix (and their respective Affiliates).

"Transaction Agreements" shall mean and include the Company's Operating Agreement and any and all other written agreements entered into be and between any of the Parties and relating to the performance of the Program, including without limitation, the Marketing Agreement, the Services Agreement and the Manufacturing Agreement.

ARTICLE II

SCOPE AND STRUCTURE OF THE COLLABORATION

Section 2.01. General.

 Cyberkinetics and NEUROMetrix have formed the Company to research the viability of the use of an electrical field to treat peripheral nerve injuries, diseases and disorders in humans and, assuming such research demonstrates the viability thereof, as well as safety and efficacy of such treatment, to develop and commercialize Collaboration Products throughout the world. The Company will undertake the Development Program for each of the Collaboration Products, with each of the Parties assuming responsibility for those portions of the Development Program allocated to it under the Development Plan and this Agreement, and as the Parties may otherwise agree upon in writing. Upon completion of the Development Program (and assuming the viability of the treatment with an electrical field is demonstrated), Cyberkinetics will manufacture the Collaboration Products for commercial sale by the Company, and NEUROMetrix will market and sell the Collaboration Products as agent for and on behalf of the Company, on the terms and conditions provided for in the Commercialization Plan and this Agreement, and as the Parties may otherwise agree upon in writing.

Section 2.02. Exclusive Relationship and Non-Competition.

(a) Basic Restrictions. During the term of this Agreement, neither the Company, Cyberkinetics nor NEUROMetrix (nor any of their Affiliates) shall independently, or with a Third Party, engage in the commercialization, manufacture, marketing, sale or distribution of, any products for use in the Field, other than as part of the Program. In addition, during the two-year period following termination of this Agreement under Section 13.02(a) or Section 13.02(b), the Party whose breach of this Agreement led to a termination under Section 13.02(a) or the Party that elects to terminate this Agreement under Section 13.02(b), as applicable, and such Party's Affiliates, shall not independently, or with a Third Party, conduct research regarding, or engage in the development, commercialization, manufacture, marketing, sale or distribution of, any products in the Field. The restrictions set forth in this Section 2.02(a) shall survive the termination of this Agreement as and to the extent set forth herein.

(b) Competitive Product Restrictions. During the term of this Agreement, neither Cyberkinetics nor NEUROMetrix, nor any of their respective Affiliates (in each case the "Restricted Party"), shall independently, or with or through a Third Party, sell or otherwise commercialize, or use for commercial purposes, a product to treat peripheral nerve injury, disease or disorders, if such product's safety or efficacy is reasonably believed to rely in material part on the use of an electrical field (each a "Competitive Product"), even if such product consists in part of a drug (whether chemical compounds or biologics), except in connection with the Research Program or as provided in this Section 2.02(b).

(i) Right of First Negotiation. The Company shall have a right of first negotiation with respect to each Competitive Product as follows.

(ii) Competitive Products. If at anytime during the term, the Restricted Party desires to sell or otherwise commercialize, or use for commercial purposes, a Competitive Product, the Restricted Party shall so notify the Company and those two Parties shall negotiate in good faith towards a license, co-promotion, asset sale or similar agreement pursuant to which the Company and the Restricted Party would engage in such activities. If such Parties fail to enter into a license, co-promotion, asset sale or similar agreement, the Restricted Party shall be prohibited from continuing forward with the sale, or other commercialization, or use for commercial purposes, of such Competitive Product except as provided in this Section 2.02(b). Specifically, if the Restricted Party desires to sell or otherwise commercialize, or use for commercial purposes a Competitive Product, before commencing such activities, the Restricted Party will notify the Company of its desire and will provide the Company with a notice identifying the Competitive Product and an outline of the planned activities (i.e., a proposed plan for commercialization, or a proposal to sell the rights to the Competitive Product). If the Company notifies the Restricted Party in writing of its election to pursue a license, co-promotion, asset sale or similar agreement for such Competitive Product within twenty (20) days after the Company's receipt of such notice, the Restricted Party and the Company shall enter into good faith negotiations with respect to such an agreement for a period of ninety (90) days following the Restricted Party's receipt of such election from the Company (the "Negotiation Period"). During the Negotiation Period, the Company may present one or more term sheets to the Restricted Party (each a "Company Term Sheet") and the Restricted Party will either agree to a Company Term Sheet and the Parties will move forward to negotiate a definitive agreement based on such term sheet, or the Restricted Party will promptly provide a counter-offer term sheet to the Company (the "Counter Offer"). During the Negotiation Period, the Restricted Party may revise the terms and conditions of the Counter Offer to the Company.

(iii) Access to Information. During the Negotiation Period, the Restricted Party shall promptly provide the Company with additional information available to the Restricted Party that is related to the Competitive Product that would be subject to the license, and reasonable access to personnel and facilities, as reasonably requested by the Company as part of its due diligence with respect to such license. Such disclosure of information shall be subject to suitable confidentiality and non-use restrictions to be negotiated by the parties at such time.

(iv) Failure to Reach Agreement; the Restricted Party's Right to Negotiate. If the Company does not provide the Restricted Party with such notice of its election to pursue a license, co-promotion, asset sale or similar agreement within the thirty (30) day period after receipt of a notice as described in Section 2.02(b)(ii), the Restricted Party will then be free to enter into negotiations with any Third Party, and the Restricted Party shall have the right to enter into an agreement with respect to the Competitive Product generally in accordance with the terms set forth in the proposed plan for commercialization or proposal to sell the rights to the Competitive Product. If the Company does pursue an agreement as set forth in Section 2.02(b)(ii), but, despite the Parties' compliance with such Section 2.02(b)(ii), the Restricted Party and the Company do not reach an agreement during the Negotiation Period, then the Restricted Party will then be free to enter into negotiations with any Third Party regarding such an agreement for such Competitive Product, provided that such agreement shall have the same scope and general terms as included in the last Counter Offer of the Restricted Party delivered to the Company under Section 2.02(b)(ii), subject to the provisions set forth in Section 2.02(b)(v).

(v) Limitation on the Restricted Party's Right to Enter Agreements with a Third Party. The Restricted Party shall not enter into any such agreement with a Third Party for a Competitive Product on terms and conditions which, when taken as a whole, are materially less favorable to the Restricted Party than the terms and conditions set forth in the last Counter Offer offered by the Restricted Party to the Company as described in Section 2.02(b)(ii).

(vi) Continued Effectiveness of the Company Rights. In the event that the Restricted Party has not entered into an agreement with a Third Party with respect to the Competitive Product as permitted under Section 2.02(b)(v) within six (6) months following the end of a Negotiation Period, then thereafter, if the Restricted Party desires to enter into such an agreement, the Restricted Party will first notify the Company of its desire and the procedure described in this Section 2.02(b) shall apply again.

(c) The provisions of each of the foregoing subsections of this Section 2.02 shall be deemed to be separate and independent restrictions.

ARTICLE III

GRANTS AND RESERVATIONS OF RIGHTS

Section 3.01. Licenses of Rights by Cyberkinetics and NEUROMetrix to the Company.

(a) Grant by Cyberkinetics. Except as otherwise expressly provided herein, Cyberkinetics hereby grants to the Company the exclusive, worldwide, irrevocable (during the term of this Agreement and thereafter to the extent specifically provided in Article XIII hereof), royalty-free (except for the obligation to pay amounts to Cyberkinetics as "Commercialization Costs" in reimbursement of amounts paid by Cyberkinetics to Cyberkinetics Licensors to the extent triggered by or on account of the activities of the Company) right and license, with the right to grant sublicenses, under the Cyberkinetics Patent Rights, the Cyberkinetics Technology and the Cyberkinetics Manufacturing Know-How, to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products. In addition to the foregoing, during the term of the Agreement, Cyberkinetics hereby grants to the Company a non-exclusive and royalty-free license to use, and have used, any of the following trademarks in connection with any of the Collaboration Products and the distribution, marketing and sale thereof by the Company, or by NEUROMetrix on behalf of the Company (collectively, the "Licensed Uses"): Andara™ Oscillating Field Stimulator™ and Andara™ OFS™ and OFS™ (the "Licensed Trademarks"). The Company and NEUROMetrix shall perform all acts reasonably requested by Cyberkinetics to assure that the nature and quality of the Company's use of the Licensed Trademarks are consistent with and do not detract from the goodwill associated with the Licensed Trademarks. All use of the Licensed Trademarks and the goodwill associated therewith shall inure to the benefit of Cyberkinetics. Neither the Company nor NEUROMetrix shall file any application to register any Licensed Trademark, in whole or in part, or any mark that is confusingly similar to any Licensed Trademark, at any time during the term of the Agreement or thereafter. Neither the Company nor NEUROMetrix shall, during the term of the Agreement or thereafter, challenge Cyberkinetics' or its affiliates' title to or rights in the Licensed Trademarks. The Company shall ensure that the Licensed Trademarks are: (a) used in conjunction with the ® or ™ designations as directed by Cyberkinetics; (b) not modified in any manner without the prior written consent of Cyberkinetics; (c) used alone without any other terms or designs which may detract from the Licensed Trademarks; and (d) reproduced according to specifications that may be provided from time to time by Cyberkinetics.

(b) Grant by NEUROMetrix. Except as otherwise expressly provided herein, NEUROMetrix hereby grants to the Company the exclusive, worldwide, irrevocable (during the term of this Agreement and thereafter to the extent specifically provided in Article XIII hereof), royalty-free (except for the obligation to pay amounts to NEUROMetrix as "Commercialization Costs" in reimbursement of amounts paid by NEUROMetrix to NEUROMetrix Licensors to the extent triggered by or on account of the activities of the Company) right and license, with the right to grant sublicenses, under the NEUROMetrix Patent Rights, NEUROMetrix Technology and the NEUROMetrix Manufacturing Know-How, to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products.

(c) Sublicense Rights. Except as provided in Section 3.02, the Company shall not grant any sublicenses of any of the rights granted under this Section 3.01 without the prior written consent of the Steering Committee.

Section 3.02. Sublicenses of Rights from the Company to Cyberkinetics and NEUROMetrix.

 The Company hereby grants to each of Cyberkinetics and NEUROMetrix a non-exclusive, worldwide, irrevocable, royalty-free right and sublicense under the Patent Rights, Technology and Manufacturing Know-How licenses granted to it pursuant to Section 3.01 solely to the extent required to permit such Party (and its permitted subcontractors) to perform its duties under this Agreement in connection with the Program.

Section 3.03. Ancillary Rights.

 Anything herein to the contrary notwithstanding, Cyberkinetics and NEUROMetrix shall both have the right and license hereunder during the term of this Agreement to make, have made and use Collaboration Products for research purposes.

Section 3.04. License to Joint Inventions.

 Company hereby grants to Cyberkinetics the exclusive, worldwide, irrevocable, royalty-free right and license, with the right to grant sublicenses, under the Joint Inventions (defined in Section 9.01(a)) to develop, make, have made, use, offer for sale, sell, have sold, import and export products and services to diagnose and treat spinal cord injuries, diseases and disorders in humans. Company hereby grants to NEUROMetrix the exclusive, worldwide, irrevocable, royalty-free right and license, with the right to grant sublicenses, under the Joint Inventions to develop, make, have made, use, offer for sale, sell, have sold, import and export products and services to diagnose and treat peripheral nerve injuries, diseases or disorders with the injection of a therapeutic agent or agents.

Section 3.05. Non-Impairment.

 Cyberkinetics and NEUROMetrix hereby covenant and agree that neither of them shall take any action, or fail to take any reasonable action, that, in either case, would impair or limit, in any material respect, the scope or enforceability of the licenses or other rights granted under this Agreement (including without limitation the licenses granted in this Article III and the rights and licenses granted in Article XIII) or that would impair or limit in any material respect such Party's ability to perform its obligations hereunder and under the other Transaction Documents, including for example, terminating, or breaching (and failing to cure such breach), any agreement listed on Schedule A or Schedule C, or any other agreement pursuant to which one of the Parties obtained access to intellectual property rights, for use hereunder, as approved by the Steering Committee.

ARTICLE IV

CAPITAL CONTRIBUTIONS; FINANCIAL ARRANGEMENTS

Section 4.01. Program Funding Commitments

(a) NEUROMetrix's Program Funding Commitment. Subject to the terms and conditions set forth herein, NEUROMetrix hereby undertakes to make capital contributions to the Company in an amount equal to the Program Costs incurred during the term of this Agreement up to a maximum of two million dollars ($2,000,000) as an initial funding contribution (the Program Costs incurred over such period, subject to the referenced cap, is the "NEUROMetrix Initial Funding Commitment") plus (ii) fifty percent (50%) of the Program Costs incurred by the Company after the NEUROMetrix Initial Funding Commitment has been reached. NEUROMetrix' first capital contribution shall be paid within fifteen (15) days after the approval of the initial Development Plan by the Steering Committee. Such capital contribution shall be in an amount equal to the operating budget of the Company, as set forth in the initial Development Plan and approved by the Steering Committee, for the first quarter of the Company's operations. All other NEUROMetrix capital contributions hereunder shall be payable on a quarterly basis, as required to fund NEUROMetrix' share of the budget under the Development Plan for the next quarter annual period, such amounts being due and payable no later than fifteen (15) days in advance of the commencement of the relevant quarter annual period.

(b) Cyberkinetics's Program Funding Commitment. Subject to the terms and conditions set forth herein, Cyberkinetics hereby undertakes to make capital contributions to the Company sufficient to pay fifty percent (50%) of all Program Costs incurred by the Company after the NEUROMetrix Initial Funding Commitment has been reached. All Cyberkinetics capital contributions hereunder shall be payable on a quarterly basis, as required to fund Cyberkinetics' share of the budget under the Development Plan for the next quarter annual period, such amounts being due and payable no later then fifteen (15) days in advance of the commencement of the relevant quarter annual period.

(c) External Funding. The Company may receive grants, awards and other funding from government and not-for-profit organization sources. Any such grants, awards and funding shall equally offset (50% to Cyberkinetics and 50% to NEUROMetrix) the funding commitments of each of the Parties as set forth in clauses (a) and (b) above, and such funding commitments shall be adjusted accordingly; provided that such amounts shall not be used to reduce NEUROMetrix required cash capital contributions unless NEUROMetrix has already made two million dollars ($2,000,000) in total capital contributions. The Company shall reimburse Cyberkinetics and NEUROMetrix for reasonable out-of-pocket expenses directly incurred by either of them in connection with securing any such funding as follows: all reasonable out-of-pocket expenses directly incurred between November 13, 2007 and the Effective Date shall be reimbursed but, after the Effective Date, only amounts approved by the Steering Committee for such efforts shall be reimbursable under this Section.

(d) Expense Reimbursement. After the Effective Date, any Program Costs paid directly by Cyberkinetics or NEUROMetrix (or any of their Affiliates) to any Third Party, in accordance with the Development Plan, the Commercialization Plan or otherwise pursuant to the authorization of the Steering Committee, shall be reimbursed by the Company, or offset against the funding requirements of the respective Parties as set forth in clauses (a) and (b) above, on a quarterly basis, upon presentation to the Company of reasonably sufficient evidence of such expenditure. For avoidance of doubt, to the extent that costs incurred by NEUROMetrix or Cyberkinetics to provide goods or services to the Company in accordance with the Development Plan or Commercialization Plan are properly categorized as Program Costs, such amounts shall be paid to NEUROMetrix or Cyberkinetics, as applicable, in accordance with this Agreement, or any Transaction Agreement, as applicable.

Section 4.02. Distribution of Net Profits.

 The net profits of the Company shall be allocated to Cyberkinetics and NEUROMetrix as set forth in the Company's Operating Agreement.

Section 4.03. Audit.

 Each of Cyberkinetics and NEUROMetrix shall keep and maintain proper and complete records and books of account documenting all Program Costs incurred by it. Each Party shall permit independent accountants retained by the other Parties to have access to its records and books for the sole purpose of determining the appropriateness of Program Costs charged by the non-auditing Party hereunder. Such examination shall be conducted during regular business hours and upon reasonable notice, at the auditing Party's own expense, and no more than once in each calendar year during the term of this Agreement and once during the three (3) calendar years following the termination hereof. If such examination reveals that such Program Costs have been overstated, any overpayment shall be promptly refunded by the overpaid Party to the Company. The auditing Party shall pay the fees and expenses of the accountant engaged to perform the audit, unless such audit reveals an overcharge of ten percent (10%) or more for the period examined, in which case the Party who received such overpayment shall pay all reasonable costs and expenses incurred by the auditing Party in the course of making such determination, including the fees and expenses of the accountant.

ARTICLE V

THE DEVELOPMENT PROGRAM

Section 5.01. Conduct of the Development Program.

(a) General. The Company, Cyberkinetics and NEUROMetrix each agree to use Commercially Reasonable and Diligent Efforts to perform their obligations under this Agreement, the Transaction Agreements, the Development Plan and the Commercialization Plan as they relate to each Collaboration Product. Neither NEUROMetrix nor Cyberkinetics shall be required to undertake activities in furtherance of the Development Plan or Commercialization Plan if, and for so long as, the other Party is in breach of its obligation to contribute capital to the Company as required by the provisions of this Agreement. The Parties each agree to notify the other Parties regarding the terms and conditions of any licenses and other agreements governing any Party's right to use any Patent Rights and Technology used in connection with the Program and each Party agrees to comply with any such terms and conditions to the extent applicable to such Party.

(b) Development Plan. The Development Program shall be conducted by the Company under a Development Plan which shall describe (i) the initial research activities to be undertaken by the Company to determine if an electrical field has potential therapeutic use in the treatment of peripheral nerve injury, disease or disorder, (ii) the process by which the key specifications of a prototype electrical field device for use in the treatment of peripheral nerve injury, disease or disorder will be determined and specified, and (iii) the proposed overall program of development of the Collaboration Products, including preclinical studies, clinical studies and regulatory plans and other key elements necessary to obtain Regulatory Approvals for each Collaboration Product. The Development Plan shall include a budget for all development activities proposed for each Collaboration Product, such budget to be as detailed as reasonably possible in light of the stage of development of each such Collaboration Product.

(c) Initial and Updated Development Plan. Within sixty (60) days after the Effective Date, the Program Management Team shall submit to the Steering Committee for review and approval the definitive initial Development Plan for the period beginning on the Effective Date and ending on December 31, 2008, upon which approval such definitive initial Development Plan shall be signed by an authorized representative of each of Cyberkinetics and NEUROMetrix. The Development Plan shall be updated annually by the Program Management Team and submitted to the Steering Committee for review and approval not later than forty-five (45) days prior to January 1 of each year during the Development Program. Each such updated Development Plan shall include (i) an outline of the major research activities which are to be undertaken, and the personnel that will be used for such research, (ii) when Collaboration Products are known and specified, an overall development plan for each Collaboration Product which sets forth all major development tasks remaining to be accomplished prior to submission of filings for Regulatory Approvals, (iii) a detailed description and budget for the research and development activities proposed for the forthcoming calendar year and (iv) until the initial Commercialization Plan is submitted in accordance with Section 6.02, an overall plan which sets forth all major tasks remaining to be accomplished prior to submission of filings for Regulatory Approval. The Program Management Team shall be primarily responsible for preparing the annual updates to the Development Plan and, in connection with the preparation of such updates, shall consult with Cyberkinetics and NEUROMetrix regarding the identification, timing and execution of and budget for the major tasks and detailed activities required to perform the updated Development Plan. The members of the Program Management Team shall actively consult with one another throughout the term of the Development Plan so as to adjust the specific work performed under the Development Plan to conform to evolving developments in technology and the results of the development work performed. While minor adjustments to the Development Plan may be made from time to time upon approval of the Program Management Team, significant changes in the scope or direction of the work and any changes in funding exceeding [***] of the total amount budgeted in any calendar year must be approved by the Steering Committee, in the absence of which approval the most recently approved Development Plan shall remain in effect.

(d) Execution and Performance. The Development Plan shall allocate among the Parties responsibility for each of the activities described therein. The Parties shall use Commercially Reasonable and Diligent Efforts to conduct the activities described in the Development Plan. The Steering Committee will supervise and coordinate the execution by the parties of their obligations with respect to the Development Plan with the Program Management Team supporting the Steering Committee in performing such role.

(e) Attendance at Regulatory Meetings. Each Party shall provide the other Parties with prior written notice of all meetings between representatives of the notifying Party and regulatory authorities regarding any matters that might reasonably be expected to impact a Party's ability to perform its obligations hereunder, or the development or commercialization of a Collaboration Product, including without limitation, matters relating to clinical studies, quality programs, manufacturing operations or facilities related to the Program or any Collaboration Product. Except as otherwise provided herein, the Party receiving such notice shall have the right to have representatives present at all such meetings.

Section 5.02. Development Information.

(a) Reports and Information Exchange. The Company shall own all clinical trial data accumulated from all clinical trials of Collaboration Products. Each of Cyberkinetics and NEUROMetrix shall use Commercially Reasonable and Diligent Efforts to disclose to the Company and to the other Parties all material information relating to any Collaboration Product promptly after it is learned or its materiality is appreciated. The Company shall maintain the database of clinical trial data accumulated from all clinical trials of Collaboration Products and of adverse event information for all such Collaboration Products. Each of Cyberkinetics and NEUROMetrix shall have a permanent (during the term of this Agreement and thereafter) and irrevocable right of access and reference to all such clinical trial data for use outside the Field, subject to the exclusive licenses granted in Section 3.04. At the request of either Cyberkinetics or NEUROMetrix, such data shall be provided to the requesting Party in a computer readable format by the Company, to the extent available, and the Company shall also assist in the transfer and validation of such data to the receiving Party. Each Party shall also keep the Program Management Team informed as to its progress in the Development Plan. Within sixty (60) days following the end of each calendar quarter during the Development Program, each of Cyberkinetics and NEUROMetrix shall provide to the Company and to the other Party a reasonably detailed written report which shall describe the progress to date of all activities for which such Party was allocated responsibility during such quarter under the Development Plan.

(b) Adverse Event Reporting. Each of Cyberkinetics and NEUROMetrix shall notify the Company and the other Party of any potential adverse event information relating to any Collaboration Product as and when required to enable such Party to comply with any and all applicable laws and regulations.

(c) Clinical and Regulatory Audits. Each of Cyberkinetics and NEUROMetrix shall permit the Company and the other Party or the representatives of the Company or the other Party to have access, at the auditing Party's own expense, no more than once in each calendar year during the term of this Agreement, to the non-auditing Party's records and facilities relating to the Development Program for the purpose of monitoring compliance with the requirements of this Agreement, the Transaction Agreements, current Good Clinical Practice regulations promulgated by FDA (and foreign equivalents thereto) and other applicable laws and regulations.

Section 5.03. Regulatory Approval Filings.

 Regulatory Approval filings for the Collaboration Products shall be filed in the name of the Company to the extent permitted by the FDA and otherwise in the name of such other Party as the Steering Committee shall determine. Prior to submission to the FDA, the Parties, through the Program Management Team, shall consult, cooperate in preparing and mutually agree on the content and scope of the Regulatory Approval filings. If and for so long as the FDA does not permit the Company to file and own all Regulatory Approvals in its own name, (i) Regulatory Approval filings shall be made in the name of such other Party as may be designated by the Steering Committee, (ii) such designated Party shall hold the licenses issued in respect of such Regulatory Approval filings and maintain control over the manufacturing facilities and equipment to the extent required by the FDA, (iii) such designated Party shall provide services to the Company in connection with such regulatory matters, and shall be reimbursed its direct costs in connection therewith, and (iv) the Company and the other Party shall have a permanent and irrevocable right of access and reference to such Regulatory Approval filings, licenses and facilities.

Section 5.04. Facilities Visits.

 Representatives of Cyberkinetics and NEUROMetrix may visit all manufacturing sites and the sites of any clinical trials or other research, development and commercialization activities being conducted by the other Party or the Company in connection with the Development Program. If requested by the other Party, Cyberkinetics and NEUROMetrix shall cause appropriate individuals working on the Development Program to be available for meetings at the location of the facilities where such individuals are employed at times reasonably convenient to the Party responding to such request.

ARTICLE VI

SALES, MARKETING AND ADMINISTRATIVE SERVICES

Section 6.01. Sales and Marketing Services.

 NEUROMetrix shall market and sell the Collaboration Products on an exclusive basis as agent for and on behalf of the Company. The terms and conditions pursuant to which NEUROMetrix will perform those services for the Company will be set forth in an agreement to be negotiated in good faith by the Parties (the "Marketing Agreement"). The Marketing Agreement will be consistent with the applicable terms and conditions set forth in this Agreement. The Parties will commence good faith negotiations towards a Marketing Agreement once the final specifications for the first Product are identified. NEUROMetrix shall be entitled to charge the Company all direct costs and a mutually agreed upon portion of indirect costs incurred by NEUROMetrix for the marketing and sale of each Collaboration Product, all as more fully set forth in the Marketing Agreement. The Marketing Agreement shall contain customary terms and conditions governing the marketing, sale, distribution, customer account management, dispute resolution, use of logos and trademarks, product pricing, warranty and indemnification, confidentiality and such other matters as are mutually agreed upon by the Parties. NEUROMetrix shall not be permitted to sell any Collaboration Product for a discount, or make rebates or other credits or offsets available, in connection with purchase of a product other than a Collaboration Product, without the prior written approval of the Steering Committee. Such approval shall be conditioned on the approval of a formula, or other method, pursuant to which the combined revenue from the sale of such Collaboration Product and such other product are allocated between the Company and NEUROMetrix.

Section 6.02. Commercialization Plan.

(a) The commercialization of each Collaboration Product shall be governed by a Commercialization Plan which shall describe the overall plan for commercializing such Collaboration Product, including (i) a comprehensive marketing, sales, pricing, distribution and licensing strategy for such Collaboration Product in all applicable countries, including the Third Parties to be utilized and the arrangements with them that have been or are proposed to be agreed upon (including policies and procedures for adjustments, rebates, bundling and the like), (ii) estimated launch date, market and sales forecasts, in numbers of devices to be sold and local currency issues, and competitive analysis for such Collaboration Product, and (iii) a budget for the Commercialization Costs to be incurred in connection with performing such Commercialization Plan.

(b) Upon the submission of all Regulatory Approval filings for a Collaboration Product in any given country, NEUROMetrix shall develop and submit to the Steering Committee for review and approval an initial Commercialization Plan taking into consideration factors such as market conditions, regulatory factors, competition and the costs and profits of such Collaboration Product. NEUROMetrix shall be primarily responsible for developing each Commercialization Plan and, in connection therewith, shall consult with Cyberkinetics regarding the identification, timing and execution of and budget for the major commercialization tasks required to perform the Commercialization Plan, including without limitation the coordination of manufacturing with sales and marketing. Cyberkinetics shall be primarily responsible for developing a detailed manufacturing plan for each Collaboration Product, which plan shall be reviewed and approved by the Steering Committee and included within each Commercialization Plan. Cyberkinetics shall deliver such plan to NEUROMetrix within a reasonable period of time prior to the date NEUROMetrix expects to submit the overall Commercialization Plan to the Steering Committee. Each Commercialization Plan shall be updated annually by NEUROMetrix, in consultation with Cyberkinetics, and shall be submitted to the Steering Committee for approval not later than sixty (60) days prior to January 1 of each year. Each Commercialization Plan approved by the Steering Committee shall be signed by an authorized representative of each of Cyberkinetics and NEUROMetrix.

(c) NEUROMetrix shall be primarily responsible for the implementation of each Commercialization Plan, including without limitation, setting all terms of sale, including establishing pricing policies, credit terms and cash discounts and allowances, formulating marketing plans, providing patient information, providing customer support services, providing reimbursement counseling services and sales force training; provided that NEUROMetrix's execution and performance in respect of its marketing and sale of Collaboration Products shall be consistent with the strategy, policies and procedures established by each Commercialization Plan. NEUROMetrix shall act as an agent of the Company in connection with the sale of Collaboration Products and all revenues from such sales shall be booked by the Company. NEUROMetrix shall use Commercially Reasonable and Diligent Efforts to conduct the activities described in each Commercialization Plan. Cyberkinetics shall use Commercially Reasonable and Diligent Efforts to perform any activities allocated to it under a Commercialization Plan and to provide such additional marketing support services as NEUROMetrix may from time to time reasonably request.

Section 6.03. General and Administrative Services.

 General and administrative services required by the Company shall be provided at cost by NEUROMetrix. The terms and conditions pursuant to which NEUROMetrix will perform those services for the Company will be set forth in an agreement to be negotiated in good faith by the Parties (the "Services Agreement"). The Services Agreement will be consistent with the applicable terms and conditions set forth in this Agreement. The Parties will commence good faith negotiations towards a Services Agreement promptly after the Effective Date. All such costs, in addition to general and administrative costs payable to Third Parties (such as accountants and lawyers), shall be considered to be Program Costs.

ARTICLE VII

MANUFACTURE AND SUPPLY

Subject to the terms and conditions of this Agreement, Collaboration Products shall be manufactured and supplied for pre-clinical and clinical testing and for commercial sale by Cyberkinetics (or a Third Party selected by Cyberkinetics and approved in writing in advance by the Steering Committee). The terms and conditions pursuant to which Cyberkinetics will perform manufacturing services for the Company will be set forth in an agreement to be negotiated in good faith by the Parties (the "Manufacturing Agreement"). The Manufacturing Agreement will be consistent with the applicable terms and conditions set forth in this Agreement. The Parties will commence good faith negotiations towards a Manufacturing Agreement once the primary specifications for the first Collaboration Product are identified.

Section 7.01. Process Development; Manufacturing Approvals.

 Cyberkinetics shall be primarily responsible for and will use Commercially Reasonable and Diligent Efforts to develop a process for the manufacture of each prototype device for research activities of the Program and for each Collaboration Product and to scale up that process to a scale sufficient to manufacture and supply (i) the anticipated demand for clinical trials of such Collaboration Product in accordance with the projections set forth in the Development Plan and (ii) the anticipated market demand for such Collaboration Product at the time Regulatory Approval is obtained for such Collaboration Product in accordance with the projections set forth in the Commercialization Plan for such Collaboration Product. The development of the process for the manufacture of Collaboration Products as well as the scale up of such process and all material issues incident to the development of the ability to produce Collaboration Products for commercial purposes in sufficient quantity and in a timely manner will be within the purview of Cyberkinetics but may be outsourced to a Third Party if approved in writing in advance by the Steering Committee. Cyberkinetics will use Commercially Reasonable and Diligent Efforts to make, and will cause any Third Party manufacturer or supplier to make, filings necessary to obtain approval of any license application for the production facility which may be required as part of any Regulatory Approval for each Collaboration Product. Any plans for a production facility for the manufacture of Collaboration Products for commercial sale shall be approved by the Steering Committee prior to commencement of any manufacturing.

Section 7.02. Manufacture and Supply of Collaboration Products for Development Purposes.

 Cyberkinetics will use Commercially Reasonable and Diligent Efforts to manufacture and supply (or to cause an approved Third Party to manufacture and supply) prototypes for research activities and Collaboration Products for preclinical studies and clinical trials in quantities and within a time period sufficient to conduct the activities set forth in the Development Plan. Cyberkinetics shall be entitled to charge to the Company only direct costs incurred by Cyberkinetics for the manufacture of all such Collaboration Products supplied for such purposes.

Section 7.03. Manufacture and Supply of Collaboration Products for Commercial Sale.

 Cyberkinetics shall manufacture and supply (or cause an approved Third Party to manufacture and supply) Collaboration Products for commercial sale on the following terms and conditions:

(a) General. Cyberkinetics shall use Commercially Reasonable and Diligent Efforts to manufacture and supply Collaboration Products to meet market demand for Collaboration Products ordered in accordance with the terms of the Manufacturing Agreement. Cyberkinetics shall be entitled to charge the Company direct costs and a mutually agreed upon portion of indirect costs incurred by Cyberkinetics for the foregoing services, provided that in an approved subcontractor is engaged, Cyberkinetics shall only be permitted to pass through the amounts actually paid to such Third Party for such services without mark-up or other fees.

(b) Performance Standards. Cyberkinetics agrees that all Collaboration Products manufactured by it will conform to the applicable specifications upon delivery to the Company (or its designee) and will be manufactured in conformity with the quality program established by Cyberkinetics and approved by the Program Management Team. The Manufacturing Agreement will also include other terms, conditions and warranties that are customary for manufacturing agreements pertaining to medical device products.

Section 7.04. Device History Record.

 The Manufacturing Agreement will also provide for Cyberkinetics to perform or cause to be performed quality assurance and control tests on each Collaboration Product and to provide a device history record setting forth for each Collaboration Product delivered the items tested, specifications and results in a device history record containing the types of information which shall have been approved by the Program Management Team or required by the FDA. Cyberkinetics shall maintain (or shall cause the Third Party manufacturer to maintain) all manufacturing records for a period of not less than five (5) years from the date of manufacture and for so long as required under applicable requirements of the FDA.

Section 7.05. Certificates of Manufacturing Compliance.

 Pursuant to the Manufacturing Agreement, Cyberkinetics shall prepare and maintain (or shall cause the Third Party manufacturer to prepare and maintain) for a period of not less than five (5) years and for so long as required under applicable requirements of the FDA for each Collaboration Product manufactured a certificate of manufacturing compliance containing the types of information which shall have been approved by the Program Management Team or required by the FDA, which certificate will certify that the Collaboration Products were manufactured in accordance with the applicable specifications and the Good Manufacturing Practices of the FDA or other applicable governmental regulatory agency as the same may be amended from time to time. Cyberkinetics shall advise the other Parties immediately if an authorized agent of the FDA or other governmental regulatory agency visits any of Cyberkinetics' manufacturing facilities, or the facilities where the Collaboration Products are being manufactured, for an inspection with respect to the Collaboration Products. Cyberkinetics shall furnish to the other Parties the report by such agency of such visit, and any correspondence with such agency, to the extent relating to Collaboration Products, or that might reasonably impair the manufacture of the Collaboration Product in accordance with this Agreement or the Manufacturing Agreement, within three (3) days of Cyberkinetics' receipt of such report.

Section 7.06. Access to Facilities.

 Each Party shall have the right to inspect those portions of the manufacturing or storage facilities where Collaboration Products are being manufactured or stored, at any time during regular business hours and upon reasonable notice to ascertain compliance with this Agreement or the Manufacturing Agreement. Cyberkinetics shall be responsible for securing such access and inspection right for the Parties in all agreements with Third Party manufacturers, suppliers or warehouses. Any confidential information disclosed to or otherwise gathered by the Party conducting such inspection during any such inspection shall be deemed "Information" as defined in Section 10.01.

ARTICLE VIII

MANAGEMENT

Section 8.01. Program Management Team.

(a) General. The Parties hereby establish a Program Management Team to oversee and coordinate all research activities, the development of Collaboration Products and to prepare for and oversee the launch of Collaboration Products. The Program Management Team will be composed of two (2) representatives appointed by Cyberkinetics and two (2) representatives appointed by NEUROMetrix. Each of such representatives will be an individual with expertise in one or more of the following areas: research, preclinical development, clinical development, manufacturing, regulatory affairs, marketing, sales management and reimbursement. The Program Management Team shall meet as needed but not less than once each week. It is contemplated that the members of the Program Management Team will change over time as the expertise that is most important to the success of the Program changes. Such meetings shall be at times and places or in such form (e.g., telephone or video conference) as the members of the Program Management Team shall agree. A Party may change its representatives to the Program Management Team at any time. Members of the Program Management Team may be represented at any meeting by a deputy designated by him or her. Any approval, determination or other action agreed to by all of the members of the Program Management Team (or their designees) present at the relevant Program Management Team meeting shall be the approval, determination or other action of the Program Management Team. Representatives of either Cyberkinetics or NEUROMetrix who are not members of the Program Management Team may attend meetings of the Program Management Team, but shall have no right to vote in matters that come before any meeting.

(b) Development Program Functions. During the term of the Development Program, the Program Management Team shall oversee and coordinate the research activities and, thereafter, if and to the extent appropriate, the development of Collaboration Products to obtain Regulatory Approvals. The Program Management Team will develop and recommend to the Steering Committee Development Plans (including annual development budgets), will facilitate the flow of information with respect to development work being conducted for each Collaboration Product on a worldwide basis, and will discuss and cooperate with the Steering Committee regarding such worldwide development.

(c) Commercialization Functions. Following submission of filings for Regulatory Approvals for the first Collaboration Product, the functions of the Program Management Team shall be expanded to include supporting the development of Commercialization Plans (including annual budgets), facilitating the flow of information with respect to commercialization work being conducted for each Collaboration Product on a worldwide basis, and will discuss and cooperate with the Steering Committee regarding such worldwide commercialization.

(d) Minutes. The Program Management Team shall keep accurate minutes of its deliberations which shall record all proposed decisions and all actions recommended or taken. Draft minutes shall be sent to all members of the Program Management Team within five (5) working days after each meeting. All records of the Program Management Team shall at all times be available to all Parties.

(e) Authority. For avoidance of doubt, all authority of the Program Management Team shall derive from, and be subordinate to, the authority of the Steering Committee. The Program Management Team shall have no authority to act on behalf of any Party in connection with Third Parties. Without limiting the foregoing, the Program Management Team shall have no authority to, and shall not purport to or attempt to: (i) negotiate agreements on behalf of any Party, (ii) make representations or warranties on behalf of any Party, (iii) waive rights of any Party, (iv) extend credit on behalf of any Party, or (v) take or grant licenses of intellectual property on behalf of any Party.

Section 8.02. Steering Committee.

(a) General. The Parties hereby establish a Steering Committee to oversee and coordinate the activities of the Parties in the performance of the Program. The Steering Committee will be composed of three (3) representatives appointed by Cyberkinetics and three (3) representatives appointed by NEUROMetrix (or such lesser number of representatives as mutually agreed by the Parties in a written instrument). Such representatives will be senior officers and/or managers of their respective companies. The Steering Committee will meet as needed but not less than once each calendar quarter. The Steering Committee shall appoint one of its members to act as Chairman. Such meetings shall be at times and places or in such form (e.g., telephone or video conference) as the members of the Steering Committee shall agree, but shall in general alternate between the offices of Cyberkinetics and NEUROMetrix. A Party may change one (1) or more of its representatives to the Steering Committee at any time. Members of the Steering Committee may be represented at any meeting by another member of the Steering Committee, or by a deputy. Any approval, determination or other action agreed to by a all of the members of the Steering Committee or their designees present at the relevant Steering Committee meeting shall be the approval, determination or other action of the Steering Committee, provided at least one representative of each of Cyberkinetics and NEUROMetrix is present at such meeting. Representatives of either Cyberkinetics or NEUROMetrix who are not members of the Steering Committee may attend meetings of the Steering Committee, but shall have no right to participate therein. Notwithstanding the foregoing, in the event that the determination or decision involves an issue in which the interests of Cyberkinetics or NEUROMetrix are adverse to those of the Company (e.g., the matter involves a contract between the Company and another Party or the exercise of the right of the Company that is or may be adverse to another Party) then the determination or decision will be made by a majority determination of the members of the Steering Committee appointed by the Party that is not adverse to or in conflict with the Company.

(b) Functions. The Steering Committee shall: (i) coordinate the activities of the Parties hereunder; (ii) promote communication between the Parties; (iii) exercise decision-making authority with respect to those issues specified in this Agreement and in the Transaction Agreements; (iii) serve as the governing body of the Company; and (ix) perform such other functions as appropriate to further the purposes of this Agreement as determined by the Parties.

(c) Decision-Making Standard for Steering Committee. All decisions and other actions of the Steering Committee shall be made in good faith and with due care, after consideration of the information that is reasonably available to the Steering Committee, with the intention that: (i) the resulting decision or actions will conform to, or be consistent with, the provisions and requirements of this Agreement and the Transaction Agreements and (ii) the resulting decision or action will maintain or increase the likelihood that the Parties will achieve the purposes and goals of the Program. Without limiting the foregoing, the Steering Committee is expressly prohibited from taking into account interests of a Party, or of any members of the Steering Committee, other than their respective interests in achieving the purposes and goals of the Program.

(d) Authority. The Steering Committee shall have no authority to act on behalf of any Party in connection with Third Parties. Without limiting the foregoing, the Steering Committee shall have no authority to, and shall not purport to or attempt to: (i) negotiate agreements on behalf of any Party, (ii) make representations or warranties on behalf of any Party, (iii) waive rights of any Party, (iv) extend credit on behalf of any Party, or (v) take or grant licenses of intellectual property on behalf of any Party. For avoidance of doubt, where applicable laws or regulations require the approval, certification or authorization of a specific party with respect to any action described herein (including any product development or commercialization activities), any requirement herein that the Steering Committee also approve, certify or authorize such action shall be in addition to the requirements of such law or regulation and shall not be in replacement or limitation thereof.

(e) Minutes. The Steering Committee shall keep accurate minutes of its deliberations which shall record all proposed decisions and all actions recommended or taken. The Chairman shall be responsible for the preparation of draft minutes. Draft minutes shall be sent to all members of the Steering Committee within ten (10) working days after each meeting. All records of the Steering Committee shall at all times be available to all Parties.

(f) Expenses. Cyberkinetics and NEUROMetrix shall each bear all expenses of their respective Steering Committee members related to their participation on the Steering Committee and attendance at Steering Committee meetings.

Section 8.03. General Disagreements.

 All disagreements within the Program Management Team or the Steering Committee shall be subject to the following: (a) the representatives to the Program Management Team or Steering Committee, as applicable, will negotiate in good faith for a period of not less than thirty (30) days to attempt to resolve the dispute. In the case of the Program Management Team, any unresolved dispute shall be referred to the Steering Committee for good faith negotiations for an additional period of not less than thirty (30) days to attempt to resolve the dispute; (b) in the event that the dispute is not resolved after the periods specified in clause (a), then such dispute shall be referred to resolution as described in Section 14.10.

ARTICLE IX

INTELLECTUAL PROPERTY RIGHTS

Section 9.01. Ownership.

 The Parties acknowledge that the ownership rights set forth in this Article IX (i) shall not be affected by the participation of any person in the discovery or development of an Invention in the course of discharging such person's duties as a member of the Program Management Team or the Steering Committee; and (ii) are subject to the license grants set forth in this Agreement.

(a) Ownership of Discoveries and Improvements. All right, title and interest in all writings, inventions, discoveries, improvements and other technology, whether or not patentable or copyrightable, and any patent applications, patents or copyrights based thereon (collectively, the "Inventions") that are discovered, made or conceived during and in connection with the Program solely by employees of Cyberkinetics or others acting on behalf of Cyberkinetics shall be owned by Cyberkinetics. All right, title and interest in all Inventions that are discovered, made or conceived during and in connection with the Program solely by employees of NEUROMetrix or others acting on behalf of NEUROMetrix shall be owned by NEUROMetrix. All right, title and interest in all Inventions that are discovered, made or conceived during and in connection with the Program jointly by employees of Cyberkinetics and NEUROMetrix ("Joint Inventions") shall be owned by the Company. Each of Cyberkinetics and NEUROMetrix shall promptly disclose to the Company and the other Party the making, conception or reduction to practice of Inventions by employees or others acting on behalf of such Party.

(b) Ownership of Trademarks. Cyberkinetics and NEUROMetrix shall select (which selection shall be approved by the Steering Committee), and the Company shall own, all trademarks for the sale and use of Collaboration Products and shall bear all expenses thereof. Notwithstanding the forgoing, the name Andara™ Oscillating Field Stimulator™ and Andara™ OFS™ and OFS™ shall remain the exclusive property of Cyberkinetics, subject to the licenses granted herein.

(c) Cooperation of Employees. Each of Cyberkinetics and NEUROMetrix represents and agrees that all of its employees or others acting on its behalf in performing its obligations under this Agreement or otherwise participating in the Program shall be obligated under a binding written agreement to assign to such Party, or as such Party shall direct, all Inventions made or conceived by such employee or other person. In the case of non-employees working for other companies or institutions on behalf of Cyberkinetics or NEUROMetrix, Cyberkinetics or NEUROMetrix, as applicable, shall have the right to obtain licenses for all Inventions made by such non-employees on behalf of Cyberkinetics or NEUROMetrix, as applicable, in accordance with the policies of said company or institution. Cyberkinetics and NEUROMetrix agree to undertake to enforce such agreements (including, where appropriate, by legal action) considering, among other things, the commercial value of such Inventions.

Section 9.02. Filing, Prosecution and Maintenance of Patent Rights.

 Anything herein to the contrary notwithstanding, all rights and privileges in Section 9.02 through and including Section 9.06 shall be subject to the rights of Cyberkinetics Licensors and NEUROMetrix Licensors to the extent provided in the relevant license agreement; provided however, that each of NEUROMetrix and Cyberkinetics covenant and agree to use reasonable efforts to negotiate rights in any such agreements entered into after the Effective Date that would permit, or at least not be inconsistent with, the terms and conditions set forth in Section 9.02 through and including Section 9.06.

(a) Filing, Prosecution and Maintenance. Each of Cyberkinetics and NEUROMetrix shall be responsible for the filing, prosecution and maintenance of all patent applications and patents which make up its Patent Rights that are relating to or useful in the Field. For so long as any of the license grants set forth in Article III remain in effect and upon request of each other Party, each of Cyberkinetics and NEUROMetrix agrees to file and prosecute patent applications and maintain the patents covering its Patent Rights in all countries determined by the Steering Committee. Each of Cyberkinetics and NEUROMetrix shall consult with and keep the other fully informed of important issues relating to the preparation and filing (if time permits), prosecution and maintenance of such patent applications and patents, and shall furnish to each other Party copies of documents relevant to such preparation, filing, prosecution or maintenance in sufficient time prior to filing such document or making any payment due thereunder to allow for review and comment by each other Party and, to the extent possible in the reasonable exercise of its discretion, the filing Party shall incorporate all such comments. Neither Cyberkinetics nor NEUROMetrix shall allow any of its Patent Rights relating to or useful in the Field to lapse or become abandoned without the prior consent of the Company and the other Party, which consent shall not be unreasonably withheld or delayed. Each Party shall be deemed to have consented to any such lapse or abandonment if it fails to send written notice of its objections thereto to the other Parties within ten (10) days of receipt of written notice of the intention of either such Party to allow such lapse or abandonment to occur. The Company shall have the right, but not the obligation, to assume responsibility for the filing, prosecution maintenance and enforcement of any of such patent applications and patents, at its sole expense, and such patent applications and patents shall be assigned by the owner to the Company and shall no longer be subject to the licenses granted herein.

(b) Patent Filing Costs. Each Party shall bear its own costs associated with filing, prosecuting and maintaining patent applications and patents relating to or useful in the Field.

(c) Joint Inventions. The Company shall use Commercially Reasonable and Diligent Efforts to file, prosecute and maintain all patent applications and patents covering Joint Inventions at its own expense. During the Term, the Company shall file and prosecute patent applications and maintain the patents covering Joint Inventions at the direction of the Steering Committee. The Company shall consult with and keep Cyberkinetics and NEUROMetrix fully informed of issues relating to the preparation and filing (if time permits), prosecution and maintenance of such patent applications and patents, and shall furnish to the Cyberkinetics and NEUROMetrix copies of documents relevant to such preparation, filing, prosecution or maintenance in sufficient time prior to filing such document or making any payment due thereunder to allow for review and comment by the Cyberkinetics and NEUROMetrix and, to the extent possible in the reasonable exercise of its discretion, Company shall incorporate all such comments. The Company shall not allow any of its Patent Rights relating to or useful in the Field to lapse or become abandoned without the prior written consent of the Steering Committee. All costs associated with filing, prosecuting and maintaining patent applications and patents covering Joint Inventions shall be deemed Development Costs. Upon any abandonment of any patent application or patent under this Section 9.02(c), the remaining Parties shall have the right to assume responsibility for the filing, prosecution and maintenance of such patent application or patent, at its own expense, and such patent application or patent shall be assigned to such other Party and shall become part of the NEUROMetrix Patent Rights or Cyberkinetics Patent Rights, as applicable, for all purposes hereunder. If both Cyberkinetics and NEUROMetrix desire to assume responsibility for a patent application or patent abandoned under this Section 9.02(c), then both shall have the right to do so, as joint owners of such patent application or patent, each shall bear fifty percent (50%) of the costs of such activities and such patent application or patent shall become part of both Cyberkinetics Patent Rights and NEUROMetrix Patent Rights.

Section 9.03. Cooperation.

 Each of Cyberkinetics and NEUROMetrix shall make available to each other Party (or to the other Party's authorized attorneys, agents or representatives) its employees, agents or consultants to the extent necessary or appropriate to enable the appropriate Party to file, prosecute and maintain patent applications and resulting patents with respect to inventions owned by a Party and for periods of time sufficient for such Party to obtain the assistance it needs from such personnel. Where appropriate, each of Cyberkinetics and NEUROMetrix shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to any other Party.

Section 9.04. Notification of Patent Issuance.

 Each of Cyberkinetics and NEUROMetrix shall promptly notify each other Party of the issuance of each patent included within the notifying Party's Patent Rights that covers Technology that relates to or is useful within the Field, giving the date of issue and patent number for each such patent.

Section 9.05. No Other Technology Rights.

 Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest in or other right to the Patent Rights, Technology or Manufacturing Know-How of the other Party, including items owned, controlled or developed by the other Party, or transferred by the other Party to said Party at any time pursuant to this Agreement.

Section 9.06. Enforcement of Patent Rights; Defense of Infringement Actions.

 Cyberkinetics and NEUROMetrix shall each promptly notify the other in writing of any alleged or threatened infringement of any patents or patent applications comprising the Cyberkinetics Patent Rights, NEUROMetrix Patent Rights or Joint Patent Rights, or if any Party, or any of their respective Affiliates, shall be individually named as a defendant in a legal proceeding by a Third Party for infringement of a patent because of the manufacture, use, importation, or sale of a Collaboration Product.

(a) First Right to Respond. Subject to any rights or privileges of any Third Party licensor, each Party shall use Commercially Reasonable and Diligent Efforts to respond to or defend against such challenge or infringement of its Patent Rights or charge of infringement; provided that if such challenge or infringement relates to claims or activities within the Field, or a charge that the manufacture, use, importation, or sale of Collaboration Products infringe upon the Patent Rights of Third Parties, then the Steering Committee shall use Commercially Reasonable and Diligent Efforts to respond to or defend against such challenge or infringement. In either case, the other Parties will cooperate with the responding Party's legal counsel, join in such suits as may be brought by the responding Party, and be available at the responding Party's reasonable request to be an expert witness or otherwise to assist in such proceedings.

(b) Sharing of Litigation and Settlement Expenses. The costs incurred by a Party in responding to or defending against a challenge to or infringement of a Party's Patent Rights shall be borne by such Party. If any amounts are recovered in such efforts, such amounts shall be distributed to the Parties to reimburse them for such expenses. If recoveries are insufficient to provide for full reimbursement to all Parties, then the amounts recovered shall be disbursed in proportion to the amount to the Parties' respective expenses. If the amounts recovered exceed the total expenses incurred, such excess amounts shall be retained by the Party that controlled such action.

(c) Second Right to Respond. If a Party does not exercise its right to respond to or defend against challenges or infringements of its Patent Rights as provided in Section 9.06(a) within sixty (60) days of becoming aware of or being notified of such challenges or infringements, then the other Parties shall have the option to do so at its sole cost; provided that in such case all amounts so recovered from such Third Party shall be retained by the Party undertaking such response or defense and the Party so responding shall have no further obligations to the other Parties with respect to the response or defense thereof. This second right to respond shall not constitute a waiver of any claims that may arise out of a Party's failure to use Commercially Reasonable and Diligent Efforts to perform its obligations to the extent required under this Section 9.06.

ARTICLE X

CONFIDENTIALITY

Section 10.01. Nondisclosure Obligations.

 Except as otherwise provided in this Article X, during the term of this Agreement and for a period of five (5) years thereafter, all Parties shall maintain in confidence and use only for purposes specifically authorized under this Agreement (i) confidential information and data resulting from or related to the research undertaken in connection with the Program and (ii) all information and data not described in clause (i) but supplied by any other Party under or in connection with the activities contemplated by this Agreement. For purposes of this Article X, information and data described in clause (i) or (ii) of the preceding paragraph shall be referred to as "Information." To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a Party may disclose Information it is otherwise obligated under this Section not to disclose to its Affiliates, sublicensees, consultants, outside contractors and clinical investigators, on a need-to-know basis and on the condition that such entities or persons agree to keep the Information confidential for the same time periods and to the same extent as such Party is required to keep the Information confidential; and a Party or its sublicensees may disclose such Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or authorizations to conduct clinical trials with and to market commercially Collaboration Products or, in the case of information and data described in clause (i), products outside the Field to the extent that a Party has the right to use such information and data outside the Field. The obligation not to disclose Information shall not apply to any part of such Information that (i) is or becomes patented, published or otherwise becomes publicly known other than by acts of the Party obligated not to disclose such Information or its Affiliates or sublicensees in contravention of this Agreement; (ii) can be shown by written documents to have been disclosed to the receiving Party or its Affiliates or sublicensees by a Third Party, provided such Information was not obtained by such Third Party directly or indirectly from any other Party under this Agreement; (iii) prior to disclosure under this Agreement, was already in the possession of the receiving Party or its Affiliates or sublicensees, provided such Information was not obtained directly or indirectly from any other Party under this Agreement; (iv) can be shown by written documents to have been independently developed by the receiving Party or its Affiliates without breach of any of the provisions of this Agreement; (v) is disclosed by the receiving Party pursuant to a subpoena lawfully issued by a court or governmental agency, provided that the receiving Party notifies each other Party immediately upon receipt of any such subpoena or (vi) is used outside the Field on the condition that any entity or person to whom such Information is disclosed agrees to keep such Information confidential for the same time periods and to the same extent as the Party disclosing such Information is required to keep such terms confidential. The terms and conditions of this Article X shall supersede the terms and conditions set forth in any confidentiality, non-disclosure or similar agreement entered into by and between the Cyberkinetics and NEUROMetrix prior to the Effective Date and all such other agreements shall terminate (subject to the survival of any rights and obligations as provided therein).

Section 10.02. Terms of this Agreement.

 The Parties agree that the public announcement of the execution of this Agreement shall be in the form of the joint press release attached hereto as Schedule E, and that from and after the Effective Date, each Party shall be entitled to make or publish any statement limited to the contents of such press release. The Parties further agree to seek confidential treatment for the filing of this Agreement with the Securities and Exchange Commission and shall agree upon the content of the request for confidential treatment made by each Party in respect of such filing. Except as permitted by the foregoing provisions or as otherwise required by law, Cyberkinetics and NEUROMetrix each agree not to disclose any terms or conditions of this Agreement to any Third Party without the prior written consent of each other Party; provided, that each Party shall be entitled to disclose the terms of this Agreement without such consent to professional advisors (lawyers, accountants and investment bankers) and to potential investors or other financing sources on the condition that such potential investors or financing sources agree to keep such terms confidential for the same time periods and to the same extent as such Party is required to keep such terms confidential.

Section 10.03. Publications.

 Each Party recognizes the mutual interest in obtaining valid patent protection. Consequently, any Party, its employees or consultants wishing to make a publication not otherwise permitted by this Article X, (including any oral disclosure made without obligation of confidentiality) relating to work performed by such Party as part of the Program (the "Publishing Party") shall transmit to each other Party (the "Reviewing Party") a copy of the proposed written publication at least forty-five (45) days prior to submission for publication, or an abstract of such oral disclosure at least fifteen (15) days prior to submission of the abstract or the oral disclosure, whichever is earlier. The Reviewing Party shall have the right (a) to request a delay in publication or presentation in order to protect patentable information, (b) to propose modifications to the publication for patent reasons or (c) to request that the information be maintained as a trade secret. If the Reviewing Party requests a delay as described in (a) above, the Publishing Party shall delay submission or presentation of the publication for a period of ninety (90) days to enable patent applications protecting each Party's rights in such information to be filed. Upon the expiration of forty-five (45) days, in the case of proposed written disclosures, or fifteen (15) days, in the case of an abstract of proposed oral disclosures, from transmission of such proposed disclosures to the Reviewing Party, the Publishing Party shall be free to proceed with the written publication or the oral presentation, respectively, unless the Reviewing Party has requested the delay described above. To the extent possible in the reasonable exercise of its discretion, the Publishing Party shall incorporate all modifications proposed under clause (b) above. If a trade secret that is the subject of a request made under clause (c) above cannot be otherwise equivalently protected without unreasonable expense to the Reviewing Party, such information shall be omitted from the publication.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES

Section 11.01. Cyberkinetics's Representations and Warranties.

 Except as otherwise disclosed on Schedule 11.01 attached hereto, Cyberkinetics represents and warrants, as of the Effective Date, that:

(a)  Cyberkinetics has all requisite corporate power and corporate authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of the obligations of Cyberkinetics hereunder have been duly authorized by all necessary corporate action by the Board of Directors of Cyberkinetics, and no other corporate proceedings on the part of Cyberkinetics are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed by Cyberkinetics and constitutes Cyberkinetics's valid and binding obligation, enforceable against Cyberkinetics in accordance with its terms.

(b) to Cyberkinetics's Knowledge, the issued patents included within the Existing Cyberkinetics Patent Rights are valid and enforceable, and to Cyberkinetics's Knowledge, there are no current or threatened claims by a Third Party alleging that any of such issued patents are invalid or unenforceable or that the use of any invention or technology claimed in any of the issued patents within the Existing Cyberkinetics Patent Rights in the Field would infringe a Third Party's Patent Rights;

(c) there is no existing or, to Cyberkinetics's Knowledge, threatened litigation concerning the ownership or use of the Existing Cyberkinetics Patent Rights;

(d) all Existing Cyberkinetics Patent Rights that have been prosecuted by Cyberkinetics (directly or through legal counsel retained by Cyberkinetics) have been prosecuted in good faith;

(e) to Cyberkinetics's Knowledge, all Existing Cyberkinetics Patent Rights that have been prosecuted by a Third Party (directly or through legal counsel retained by a Third Party) have been prosecuted in good faith;

(f)  Cyberkinetics has not sold, transferred, granted any licenses, or otherwise conveyed any rights in or to the Existing Cyberkinetics Patent Rights that would prevent Cyberkinetics from granting the rights and licenses granted herein;

(h)  Cyberkinetics has no Knowledge of any existing or threatened acts by any Third Party that would infringe the Existing Cyberkinetics Patent Rights; and

(i)  the agreements listed on Schedule 11.01 represent all agreements in effect as of the Effective Date, or that have been entered into but are to become effective after the Effective Date, that Cyberkinetics (or its Affiliates) have entered into with Third Parties pursuant to which: (i) Cyberkinetics (or its Affiliates) have granted to a Third Party the right to use the Existing Cyberkinetics Patent Rights within the Field, (ii) a Third Party granted to Cyberkinetics (or its Affiliates) the right to use such Third Party's intellectual property rights within the Field, or (iii) Cyberkinetics (or its Affiliates) and a Third Party have or shall conduct activities relating to the treatment of peripheral nerve disease, injury or disorder with an electrical field.

Section 11.02. NEUROMetrix's Representations and Warranties.

 Except as otherwise disclosed on Schedule 11.02 attached hereto, NEUROMetrix represents and warrants, as of the Effective Date, that:

(a)  NEUROMetrix has all requisite corporate power and corporate authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of the obligations of NEUROMetrix hereunder have been duly authorized by all necessary corporate action by the Board of Directors of NEUROMetrix, and no other corporate proceedings on the part of NEUROMetrix are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed by NEUROMetrix and constitutes NEUROMetrix' valid and binding obligation, enforceable against NEUROMetrix in accordance with its terms.

(b) to NEUROMetrix' Knowledge, the issued patents included within the Existing NEUROMetrix Patent Rights are valid and enforceable, and to NEUROMetrix' Knowledge, there are no current or threatened claims by a Third Party alleging that any of such issued patents are invalid or unenforceable or that the use of any invention or technology claimed in any of the issued patents within the existing NEUROMetrix Patent Rights in the Field would infringe a Third Party's Patent Rights;

(c) there is no existing or, to NEUROMetrix' Knowledge, threatened litigation concerning the ownership or use of the Existing NEUROMetrix Patent Rights;

(d) all Existing NEUROMetrix Patent Rights that have been prosecuted by NEUROMetrix (directly or through legal counsel retained by NEUROMetrix) have been prosecuted in good faith;

(e) to NEUROMetrix' Knowledge, all Existing NEUROMetrix Patent Rights that have been prosecuted by a Third Party (directly or through legal counsel retained by a Third Party) have been prosecuted in good faith;

(f)  NEUROMetrix has not sold, transferred, granted any licenses, or otherwise conveyed any rights in or to the Existing NEUROMetrix Patent Rights that would prevent NEUROMetrix from granting the rights and licenses granted herein;

(h)  NEUROMetrix has no Knowledge of any existing or threatened acts by any Third Party that would infringe the Existing NEUROMetrix Patent Rights; and

(i)  the agreements listed on Schedule 11.02 represent all agreements in effect as of the Effective Date, or that have been entered into but are to become effective after the Effective Date, that NEUROMetrix (or its Affiliates) have entered into with Third Parties pursuant to which: (i) NEUROMetrix (or its Affiliates) have granted to a Third Party the right to use the Existing NEUROMetrix Patent Rights within the Field, (ii) a Third Party granted to NEUROMetrix (or its Affiliates) the right to use such Third Party's intellectual property rights within the Field, or (iii) NEUROMetrix (or its Affiliates) and a Third Party have or shall conduct activities relating to the treatment of peripheral nerve disease, injury or disorder with an electrical field.

Section 11.03. Disclaimer of Representations and Warranties.

 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER CYBERKINETICS, NEUROMETRIX NOR THE COMPANY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND THE NON-INFRINGEMENT OF ANY THIRD-PARTY PATENTS OR PROPRIETARY RIGHTS. ALL UNIFORM COMMERCIAL CODE AND OTHER WARRANTIES ARE EXPRESSLY DISCLAIMED BY THE PARTIES.

Section 11.04. Limitation of Liability.

 Except for a breach of obligations under Article X, it is agreed by the Parties that no Party shall have a right to or shall claim special, indirect or consequential damages, including lost profits, for breach of this Agreement. Remedies shall be limited to claims for amounts due hereunder or as otherwise provided in this Agreement, including claims for indemnification as provided in Section 12.01 or Section 12.02.

ARTICLE XII

INDEMNIFICATION

Section 12.01. Indemnification by Cyberkinetics.

 During the course of, and upon and after termination of this Agreement for any reason whatsoever, Cyberkinetics shall indemnify, defend and hold, without duplication, (a) the Company, (b) NEUROMetrix (and the Affiliates of NEUROMetrix other than the Company) and (c) their respective directors, officers and employees (collectively, "NEUROMetrix Indemnitees") harmless against any claims (including, without limitation, claims for product liability, personal injury or death, or property damage), liability, damage, loss, cost or expense (including reasonable attorneys' fees and costs) incurred by any of them, to the extent resulting from: (i) the negligence or willful misconduct of Cyberkinetics, or any of its Affiliates, or their employees, representatives or agents; or (ii) Cyberkinetics's breach of this Agreement or any Transaction Agreement. Notwithstanding anything to the contrary, this provision shall not apply to any claims or suits to the extent attributable to the negligence or willful misconduct of a NEUROMetrix Indemnitee or a breach of this Agreement or the Company's Operating Agreement by NEUROMetrix.

Section 12.02. Indemnification by NEUROMetrix.

 During the course of, and upon and after termination of this Agreement for any reason whatsoever, NEUROMetrix shall indemnify, defend and hold, without duplication, (a) the Company, (b) Cyberkinetics (and the Affiliates of Cyberkinetics other than the Company) and (c) their respective directors, officers and employees (collectively, "Cyberkinetics Indemnitees") harmless against any claims (including, without limitation, claims for product liability, personal injury or death, or property damage), liability, damage, loss, cost or expense (including reasonable attorneys' fees and costs) incurred by any of them, to the extent resulting from: (i) the negligence or willful misconduct of NEUROMetrix, or any of its Affiliates, or their employees, representatives or agents; or (ii) NEUROMetrix's breach of this Agreement or any Transaction Agreement. Notwithstanding anything to the contrary, this provision shall not apply to any claims or suits to the extent attributable to the negligence or willful misconduct of a Cyberkinetics Indemnitee or a breach of this Agreement or the Company's Operating Agreement by Cyberkinetics.

Section 12.03. Conditions to Indemnification.

 A Party seeking indemnification under this Article XII (the "Indemnified Party") shall give prompt notice of the claim to the other Party (the "Indemnifying Party") and, provided that the Indemnifying Party is not contesting the indemnity obligation, shall permit the Indemnifying Party to control any litigation relating to such claim and disposition of any such claim, provided that the Indemnifying Party shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of any claim as the settlement or disposition relates to Parties being indemnified under this Article XII and provided, further, that the Indemnifying Party shall not settle or otherwise resolve any claim without prior notice to the Indemnified Party and the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement involves anything other than the payment of money by the Indemnifying Party and a complete and unconditional release of all applicable claims and liability. The Indemnified Party shall cooperate with the Indemnifying Party in its defense of any claim for which indemnification is sought under this Article XII and shall have the right to be present in person or through counsel at all legal proceedings giving rise to the right of indemnification.

Section 12.04. Attribution.

 For purposes of this Article XII: (a) none of the Company, Cyberkinetics or Cyberkinetics's Affiliates (or their respective employees) shall be deemed to be an employee, agent or representative of NEUROMetrix, (b) none of the Company, NEUROMetrix or NEUROMetrix's Affiliates (or their respective employees) shall be deemed to be an employee, agent or representative of Cyberkinetics and (c) none of Cyberkinetics or NEUROMetrix or their respective Affiliates (or their respective employees) shall be deemed to be an employee, agent or representative of the Company.

Section 12.05. Insurance.

 The Company shall maintain product liability insurance with respect to development, manufacture and sales of Collaboration Products in an amount reasonably believed by the Steering Committee to be adequate and customary for the development, manufacture and sale of novel therapeutic products considering the nature of the activities being conducted by the Company at that time. Cyberkinetics and NEUROMetrix shall be named as additional insureds on any such policy.

ARTICLE XIII

TERM AND TERMINATION

Section 13.01. Term.

 The term of this Agreement shall be perpetual unless and until terminated pursuant to Section 13.02.

Section 13.02. Termination.

 This Agreement may be terminated in the following circumstances:

(a) For Breach. If either Cyberkinetics or NEUROMetrix commits a breach of a material provision of this Agreement or any Transaction Agreement, and such breach is not cured within ninety (90) days of written notice thereof from the non-breaching Party, the non-breaching Party (Cyberkinetics or NEUROMetrix as the case may be) may terminate this Agreement and all Transaction Agreements. Such 90-day cure period shall be extended by an additional ninety (90) days, to a total of one hundred eighty (180) days, if the breaching Party has engaged in good faith efforts to remedy such default within such initial 90-day period and indicated in writing to the non-breaching Party prior to the expiration of such 90-day period that it believes that it will be able to remedy the default within such 180-day period, but such extension shall apply only so long as the breaching Party is using good faith, diligent efforts to remedy such default. For purposes of this Section 13.02(a), breach of a material provision of this Agreement or any Transaction Agreement shall include, without limitation, the following: (i) NEUROMetrix's or Cyberkinetics's failure to satisfy timely any financial obligations hereunder; (ii) failure by Cyberkinetics or NEUROMetrix to disclose, contribute or license (or sublicense) Intellectual Property required to be disclosed, contributed or licensed by it hereunder; and (iii) a failure by Cyberkinetics or NEUROMetrix to perform timely any obligation that significantly delays or impairs, or is reasonably likely to significantly delay or impair, the research or the development or commercialization activities of the Company with respect to a Collaboration Product.

(b) For Convenience. At any time following the two (2) year anniversary of the Effective Date, Cyberkinetics or NEUROMetrix may terminate this Agreement for any reason upon one hundred eighty (180) days prior written notice to each other Party (during which 180-day period the obligations of the Parties under this Agreement, including, without limitation, obligations with respect to funding and contribution and/or licensing of intellectual properties, shall continue in full force and effect); provided that such terminating Party's right to so terminate the Agreement is conditioned on its being in compliance with all of its obligations hereunder, and under the Transaction Agreements, at such time.

Section 13.03. Effect of Termination by Cyberkinetics.

(a) For Breach. In addition to the surviving rights and duties set forth in Section 13.05, Cyberkinetics and NEUROMetrix shall have the following rights and duties upon termination of this Agreement by Cyberkinetics following a breach of this Agreement by NEUROMetrix pursuant to Section 13.02(a): (i) the Company shall be dissolved; (ii) all Joint Inventions shall be assigned to Cyberkinetics, and Cyberkinetics shall grant to NEUROMetrix a license to such Joint Inventions that is substantially equivalent to the license granted in Section 3.04; (iii) the licenses granted in Article III shall be revoked; provided, however, that Cyberkinetics shall have an option exercisable upon written notice to NEUROMetrix within the 90-day period provided in Section 13.02(a) to obtain from NEUROMetrix the exclusive, worldwide, irrevocable, non-royalty bearing (except as provided below in this Section 13.03(a) and in Section 13.05) right and license, with the right to grant sublicenses, under the NEUROMetrix Patent Rights, NEUROMetrix Technology and the Manufacturing Know-How owned or controlled by NEUROMetrix, to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products and other devices or products in the Field; (iv) if Cyberkinetics exercises the option provided in clause (iii) above, any applicable Regulatory Approvals (including without limitation those held by a Party other than the Company pursuant to Section 5.03) and clinical data and any trademark and associated goodwill owned by the Company or assigned to the Company by either Cyberkinetics or NEUROMetrix shall be assigned to Cyberkinetics; and (v) if Cyberkinetics exercises the option provided under clause (iii) above, Cyberkinetics shall make payments to NEUROMetrix equal to up to [***] of Net Sales on all Collaboration Products that exist on the Agreement termination date that are sold by Cyberkinetics (or on behalf of Cyberkinetics) and on all other devices or products in the Field that incorporate any of the claims in the NEUROMetrix Patent Rights as of the Agreement termination date that are sold by Cyberkinetics (or on behalf of Cyberkinetics) until the later of (A) such time as all NEUROMetrix Patent Rights subject to the license granted in clause (iii) this Section 13.03(a) shall have expired or (B) ten (10) years after the earlier of (x) the date of the first commercial sale of a Collaboration Product in the United States following Regulatory Approval of such Collaboration Product or (y) the termination of this Agreement. The above-referenced [***] royalty shall be reduced by amounts paid by Cyberkinetics, after the effective date of termination of this Agreement, to Third Parties, for access to or use of Patent Rights that are subject, as of the Effective Date, to a license agreement listed on Schedule C attached hereto as of the Effective Date, to the extent such payments exceed [***] of Net Sales of devices or products sold by Cyberkinetics pursuant to the exercise of the license granted in this Section 13.03(a); provided that such reduction shall not be permitted to decrease any single royalty payment hereunder to less than [***] of Net Sales of any such device or product.

(b) For Convenience. In addition to the surviving rights and duties set forth in Section 13.05, Cyberkinetics and NEUROMetrix shall have the following rights and duties upon termination of this Agreement by Cyberkinetics for its convenience pursuant to Section 13.02(b): (i) the Company shall be dissolved; (ii) all Joint Inventions shall be assigned to NEUROMetrix, and NEUROMetrix shall grant to Cyberkinetics a license to such Joint Inventions that is substantially equivalent to the license granted in Section 3.04; (iii) the licenses granted in Article III shall be revoked; provided, however, that NEUROMetrix shall have an option exercisable upon written notice to Cyberkinetics within the 180-day period provided in Section 13.02(b) to obtain from Cyberkinetics the exclusive, worldwide, irrevocable, non-royalty bearing (except as provided below in this Section 13.03(b) and in Section 13.05) right and license, with the right to grant sublicenses, under the Cyberkinetics Patent Rights, Cyberkinetics Technology and the Manufacturing Know-How owned or controlled by Cyberkinetics, to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products and other devices or products in the Field; provided that any license granted to NEUROMetrix hereunder shall be subject to the terms and conditions of Cyberkinetics's obligations to the Cyberkinetics Licensors; (iv) if NEUROMetrix exercises the option provided in clause (iii) above, any applicable Regulatory Approvals (including without limitation those held by a Party other than the Company pursuant to Section 5.03) and clinical data and any trademark and associated goodwill owned by the Company or assigned to the Company by either Cyberkinetics or NEUROMetrix shall be assigned to NEUROMetrix; and (v) if NEUROMetrix exercises the option provided under clause (iii) above, NEUROMetrix shall make royalty payments to Cyberkinetics equal to the royalty payments that would have been payable by NEUROMetrix to Cyberkinetics if NEUROMetrix had terminated this Agreement following a breach of this Agreement by Cyberkinetics and NEUROMetrix had thereafter exercised its option under Section 13.04(a), but such royalty payments shall be payable by NEUROMetrix until the later of (A) such time as all Cyberkinetics Patent Rights subject to the license granted in clause (iii) this Section 13.03(b) shall have expired or (B) fifteen (15) years after the earlier of (x) the date of the first commercial sale of a Collaboration Product in the United States following Regulatory Approval of such Collaboration Product or (y) the termination of this Agreement.

Section 13.04. Effect of Termination by NEUROMetrix.

(a) For Breach. In addition to the surviving rights and duties set forth in Section 13.05, Cyberkinetics and NEUROMetrix shall have the following rights and duties upon termination of this Agreement by NEUROMetrix following a breach of this Agreement by Cyberkinetics pursuant to Section 13.02(a): (i) the Company shall be dissolved; (ii) all Joint Inventions shall be assigned to NEUROMetrix, and NEUROMetrix shall grant to Cyberkinetics a license to such Joint Inventions that is substantially equivalent to the license granted in Section 3.04; (iii) the licenses granted in Article III shall be revoked; provided, however, that NEUROMetrix shall have an option exercisable upon written notice to Cyberkinetics within the 90-day period provided in Section 13.02(a) to obtain from Cyberkinetics the exclusive, worldwide, irrevocable, non-royalty bearing (except as provided below in this Section 13.04(a) and in Section 13.05) right and license, with the right to grant sublicenses, under the Cyberkinetics Patent Rights, Cyberkinetics Technology and the Manufacturing Know-How owned or controlled by Cyberkinetics, to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products and other devices or products in the Field; (iv) if NEUROMetrix exercises the option provided in clause (iii) above, any applicable Regulatory Approvals (including without limitation those held by a Party other than the Company pursuant to Section 5.03) and clinical data and any trademark and associated goodwill owned by the Company or assigned to the Company by either Cyberkinetics or NEUROMetrix shall be assigned to NEUROMetrix; and (v) if NEUROMetrix exercises the option provided under clause (iii) above, NEUROMetrix shall make payments to Cyberkinetics equal to [***] of Net Sales on all Collaboration Products that exist on the Agreement termination date and on all other devices or products in the Field that incorporate any of the claims in the Cyberkinetics Patent Rights as of the Agreement termination date that are sold by NEUROMetrix (or on behalf of NEUROMetrix) until the later of (A) such time as all Cyberkinetics Patent Rights subject to the license granted in clause (iii) of this Section 13.04(a) shall have expired or (B) ten (10) years after the earlier of (x) the date of first commercial sale of a Collaboration Product in the United States following Regulatory Approval of such Collaboration Product or (y) the termination of this Agreement. The above-referenced [***] royalty shall be reduced by amounts paid by NEUROMetrix, after the effective date of termination of this Agreement, to Third Parties, for access to or use of Patent Rights that are subject, as of the Effective Date, to a license agreement listed on Schedule A attached hereto as of the Effective Date, to the extent such payments exceed [***] of Net Sales of devices or products sold by NEUROMetrix pursuant to the exercise of the license granted in this Section 13.04(a); provided that such reduction shall not be permitted to decrease any single royalty payment hereunder to less than [***] of Net Sales of any such device or product.

(b) For Convenience. In addition to the surviving rights and duties set forth in Section 13.05, Cyberkinetics and NEUROMetrix shall have the following rights and duties upon termination of this Agreement by NEUROMetrix for its convenience pursuant to Section 13.02(b): (i) the Company shall be dissolved; (ii) all Joint Inventions shall be assigned to Cyberkinetics, and Cyberkinetics shall grant to NEUROMetrix a license to such Joint Inventions that is substantially equivalent to the license granted in Section 3.04; (iii) the licenses granted in Article III shall be revoked; provided, however, that Cyberkinetics shall have an option exercisable upon written notice to NEUROMetrix within the 180-day period provided in Section 13.02(b) to obtain from NEUROMetrix the exclusive, worldwide, irrevocable, non-royalty bearing (except as provided below in this Section 13.04(b) and in Section 13.05) right and license, with the right to grant sublicenses, under the NEUROMetrix Patent Rights, NEUROMetrix Technology and the Manufacturing Know-How owned or controlled by NEUROMetrix, to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products and other devices or products in the Field; (iv) if Cyberkinetics exercises the option provided in clause (iii) above, any applicable Regulatory Approval (including without limitation those held by a Party other than the Company pursuant to Section 5.03) and clinical data and any trademark and associated goodwill owned by the Company or assigned to the Company by either Cyberkinetics or NEUROMetrix shall be assigned to Cyberkinetics; and (v) if Cyberkinetics exercises the option provided under clause (iii) above, Cyberkinetics shall make royalty payments to NEUROMetrix equal to the royalty payments that would have been payable by Cyberkinetics to NEUROMetrix if Cyberkinetics had terminated this Agreement following a breach of this Agreement by NEUROMetrix and Cyberkinetics had thereafter exercised its option under Section 13.03(a), but such royalty payments shall be payable by Cyberkinetics until the later of (A) such time as all NEUROMetrix Patent Rights subject to the license granted in clause (iii) this Section 13.04(b) shall have expired or (B) fifteen (15) years after the earlier of (x) the date of the first commercial sale of a Collaboration Product in the United States following Regulatory Approval of such Collaboration Product or (y) the termination of this Agreement.

Section 13.05. Cooperation.

(a) Licensor Party. NEUROMetrix and Cyberkinetics each covenant and agree that, if the other Party exercises an option to take a license under Section 13.03 or Section 13.04 above, then NEUROMetrix or Cyberkinetics, as applicable (for purposes of this Section 13.05 only, under such circumstances such Party is a "Licensor Party" and the other Party is the "Licensee Party"), as the Licensor Party, will: (i) provide the Licensee Party with notice and a copy of any agreements between the Licensor Party and any Third Parties pursuant to which Licensor Party has in-licensed or otherwise obtained access to intellectual property rights that are subject to the relevant license granted under Section 13.03 or Section 13.04 (each such Third Party agreement is a "Third Party License"), (ii) not terminate or otherwise allow to lapse the rights of any such Third Party License without the consent of the Licensee Party, which consent shall not be unreasonably withheld, (iii) not breach or fail to cure any breach of any such Third Party License which breach or failure to cure would result in termination of the Third Party License, (iv) take such other measures not prohibited by the Third Party License which measures are reasonably requested by the Licensee Party to enable it to exercise its rights under the relevant license granted under Section 13.03 or Section 13.04 and (v) not take any action without the consent of the Licensee Party, which consent shall not be unreasonably withheld, that would limit or impair or that would reasonably be anticipated to limit or impair, in any material respects, with the Licensee Party's rights under any Third Party License.

(b) Licensee Party. NEUROMetrix and Cyberkinetics each covenant and agree that, when and for so long as it is the Licensee Party, it will: (i) comply with the terms of any applicable Third Party License of which it has notice, including by timely paying all royalties or other amounts that are payable in connection with the exercise of its license; and (ii) not take any action that would limit or impair or that would reasonably be anticipated to limit or impair, in any material respects, with the Licensor Party's retained rights under any Third Party License.

Section 13.06. Survival of Rights and Duties.

 No termination of this Agreement shall eliminate any rights or duties accrued prior to such termination which by their terms extend after the termination, including without limitation the rights and duties of the Parties under Articles X and XII and this Article XIII and Sections 2.02(a), 3.04, 4.03, 5.02(a)(as relates to the right of access and reference to certain clinical data), 9.01(a), 9.01(c), 9.03, 9.05, 11.04, 14.01, 14.04, 14.09, 14.10, and 14.15, all of which shall survive any termination of this Agreement. For the avoidance of any doubt, the Party that continues to develop and market Collaboration Products following a termination pursuant to this Article XIII shall not be obligated to utilize the marketing and sales services, general and administrative services, or manufacturing services, as the case may be, of the other Party pursuant to Article VI or Article VII hereof (and such other Party shall have no obligation to provide such services).

ARTICLE XIV

MISCELLANEOUS

Section 14.01. Cooperation.

 If either Cyberkinetics or NEUROMetrix (the "Assuming Party") shall acquire rights from the other Party (the "Responsible Party") to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products or other devices or products in the Field in accordance with the provisions of Article XIII, the Responsible Party shall promptly provide to the Assuming Party (or any Third Party or Affiliate designated by the Assuming Party) all Technology, Manufacturing Know-How and access to regulatory filings sufficient to allow the Assuming Party to exercise its rights thereunder. The Responsible Party shall further use its reasonable best efforts to provide all assistance required by the Assuming Party with respect to such transfer so as to permit the Assuming Party to begin to exercise such rights as soon as possible to minimize any disruption in the continuity of supply or marketing of Collaboration Products. In addition, if upon the date this Agreement is terminated Collaboration Products are being manufactured in facilities owned or leased by the Responsible Party (including facilities subleased by the Company from the Responsible Party), the Responsible Party agrees to lease such facilities to the Assuming Party on commercially reasonable terms for a period of up to twenty-four (24) months.

Section 14.02. Exchange Controls.

 All payments due hereunder shall be paid in United States dollars. If at any time legal restrictions prevent the prompt remittance of part or all payments with respect to any country where a Collaboration Product is sold, payment shall be made through such lawful means or methods as the Parties may determine.

Section 14.03. Withholding Taxes.

 If applicable laws or regulations require that taxes be withheld from payments made hereunder, the Company will (i) deduct such taxes, (ii) timely pay such taxes to the proper authority, and (iii) send written evidence of payment to the Party from whom such taxes were withheld within sixty (60) days after payment. Each Party will assist the other Parties in claiming tax refunds, deductions or credits at such other Party's request and will cooperate to minimize the withholding tax, if available, under various treaties applicable to any payment made hereunder.

Section 14.04. Interest on Late Payments.

 Any payments to be made hereunder that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by applicable law, at the London Interbank Offer Rate (LIBOR), plus three (3) percentage points, calculated on the number of days payment is delinquent; provided that, to the extent a Party fails to make any capital contributions to the Company, interest shall become due and payable as set forth in the Company's Operating Agreement (and interest shall not be payable hereunder).

Section 14.05. Force Majeure.

No Party shall be held liable or responsible to any other Party (or to any other person or entity) nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than the obligation to pay money as and when due hereunder) when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including but not limited to, fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or any other Party; provided that such Party takes reasonable measures to minimize the duration and effect of any such causes of default or breach.

Section 14.06. Assignment.

 This Agreement may not be assigned or otherwise transferred by any Party without the consent of the other Parties; provided, however, that either Cyberkinetics or NEUROMetrix: (a) may, without such consent, assign its rights and obligations under this Agreement in connection with a corporate reorganization, to any member of an affiliated group, all or substantially all of the equity interest of which is owned and controlled by such Party or its direct or indirect parent corporation, and (b) shall assign its rights and obligations under this Agreement to a Third Party (i) in connection with a merger, consolidation or sale of substantially all of such Party's assets to such Third Party and (ii) in connection with a sale by such Party of all or substantially all of the assets owned by such Party that relate to the activities described herein; provided, in both such cases, that such Party's rights and obligations under this Agreement shall be assumed by such Third Party in any such transaction. Any purported assignment in violation of the preceding sentence shall be void.

Section 14.07. Severability.

 Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

Section 14.08. Notices.

 Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor, and shall be effective upon receipt by the addressee.

If to Cyberkinetics:

Cyberkinetics Neurotechnology Systems, Inc.
100 Foxborough Boulevard, Suite 240
Foxborough, Massachusetts 02035
Attention: President

with a copy to:

Ice Miller LLP
One American Square Suite 3100
Indianapolis, Indiana 46282
Attention: John R. Thornburgh, Esq

If to NEUROMetrix:

NEUROMetrix, Inc.
62 Fourth Avenue
Waltham, Massachusetts 02451
Attention: President

with a copy to:

Goodwin & Proctor LLP
Exchange Place
Boston, Massachusetts 02019
Attention: H. David Henken, Esq.

If to the Company:

PNIR, LLC
62 Fourth Avenue
Waltham, Massachusetts 02451
Attention: President

with a copy to the other Party not sending such notice.

Section 14.09. Applicable Law; Jurisdiction.

 This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Any dispute not required to be subject to the dispute resolution processes set forth herein (including Section 8.03 and Section 14.10), shall be filed and litigated exclusively in a state or federal court located in the Commonwealth of Massachusetts, and each Party hereby consents to the exclusive jurisdiction of such courts and waives any defense of personal jurisdiction, improper venue or forum non conveniens.

Section 14.10. Dispute Resolution.

(a) General. Except as otherwise provided in Section 8.03 and Section 14.10(c)(v), any dispute or claim arising out of or relating to this Agreement (or any agreement entered into by the Company with any other Party), or a breach hereof or thereof, shall be resolved in accordance with this Section 14.10. Except with respect to any dispute as to whether a Party properly exercised its rights to terminate this Agreement, during the course of resolving any such dispute, the Parties shall continue to perform their obligations hereunder and under such other agreements (including by making payment of any undisputed portion of any payment obligation that is the subject of a dispute hereunder or thereunder). Notwithstanding the foregoing, the obligation of the Parties to continue to perform hereunder and under such other agreements during the resolution of disputes shall not require a Party to perform obligations (other any undisputed portion of any payment obligation) where such performance is rendered impossible, or would otherwise not maintain or increase the likelihood that the Parties will achieve the purposes and goals of the Program, because of circumstances created by or directly related to the dispute itself.

(b) Good Faith Consultation. In the event of a dispute between the Parties (a "Dispute"), the Parties shall attempt in good faith to settle such Dispute through mutual consultation. If, after such consultation, the Dispute cannot be resolved, the Parties shall wait for not less than sixty (60) days after the Dispute arises and at the end of such period meet for a second consultation. If the Dispute is not resolved after the second consultation, the matter shall be referred to the Chief Executive Officer of Cyberkinetics and the Chief Executive Officer of NEUROMetrix (together, the "Senior Executives") for resolution. The Senior Executives shall diligently attempt to resolve the Dispute, including, if they deem it necessary, meeting directly in order to provide full consideration of the Dispute. If the Senior Executives are unable to resolve the Dispute within sixty (60) additional days after the second consultation then the Dispute shall be referred to arbitration.

(c) Arbitration. Any arbitration hereunder shall be conducted pursuant to the provisions of this Section 14.10. Each such arbitration shall be conducted in the English language by an arbitrator (the "Arbitrator"). The Arbitrator shall be appointed pursuant to the rules of JAMS alternative dispute resolution company ("JAMS") upon delivery of the Notice of Arbitration (as herein defined). Any such arbitration shall be held in Boston, Massachusetts. The Arbitrator shall have the authority to allocate between the Parties the costs of arbitration in such equitable manner as the Arbitrator shall determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

(i) Whenever a Party (the "Claimant") shall decide to institute arbitration proceedings, it shall give written notice to that effect (the "Notice of Arbitration") to JAMS and to each other Party (the "Respondent"). The Notice of Arbitration shall set forth in detail the nature of the Dispute, the facts upon which the Claimant relies and the issues to be arbitrated (collectively, the "Arbitration Issues"). Within fifteen (15) days of its receipt of the Notice of Arbitration, the Respondent shall send the Claimant and the Arbitrator a written Response (the "Response"). The Response shall set forth in detail the facts upon which the Respondent relies. In addition, the Response shall contain all counterclaims which the Respondent may have against the Claimant, whether or not such claims have previously been identified. If the Response sets forth a counterclaim, the Claimant shall, within fifteen (15) days of the receipt of the Response, deliver to the Respondent and the Arbitrator a Reply, answering such counterclaim and setting forth in detail the facts upon which the Claimant relies.

(ii) Each Party shall have the right to engage in pre-arbitration discovery in the form of requests for production of documents and, if agreed to by the Parties or permitted by the Arbitrator for good cause shown, depositions, subject to any limitation as ordered by the Arbitrator. Each Party will, upon the written request of each other Party, within thirty (30) calendar days of the request, provide the other with copies of documents relevant to the issues raised by any claim or counterclaim on which the producing Party may rely in support of or in opposition to any claim or defense. Depositions, if any, shall be held within thirty (30) calendar days of the Arbitrator's order granting such a request or by a date agreed to by the Parties. Each deposition shall be limited to a maximum of three (3) hours duration. Any dispute regarding discovery, or the relevance, scope or deadlines thereof, shall be determined by the Arbitrator, which determination shall be conclusive. All discovery shall be completed within sixty (60) calendar days following the appointment of the Arbitrator.

(iii) The Parties shall agree, or the Arbitrator shall set a date that falls fifteen (15) days after the later of (i) the expiration of the period provided in Section 14.10(b)(i) for the Claimant to deliver a Reply or (ii) the completion of any discovery pursuant to Section 14.10(b)(ii) for: each of the Parties to submit to the Arbitrator a proposed resolution of the Arbitration Issues and a proposed resolution of any counterclaims set forth in the Response, including the amount of monetary damages, if any, or other relief sought. Once all Parties' proposals have been submitted, the Arbitrator shall deliver to each Party a copy of each other Party's proposal.

(iv) A final arbitration hearing shall be held within thirty (30) days of the submission of the proposals. At the final arbitration hearing, presentation of the case shall include: opening statements, testimony of necessary witnesses, stipulated or properly authenticated documents, and closing statements. Each Party may compel existing employees of the opposing Party to testify, and each Party agrees to make such existing employees available for hearing testimony. No documents may be submitted as evidence unless the documents have been provided to the opposing Party in advance of the arbitration. Any Party may demand that a transcript of the hearing be prepared. If such a demand is made, then the Parties shall each pay one-half of the cost of the transcript. Within one (1) month of the final arbitration hearing, the Arbitrator shall issue a written opinion with respect to any Dispute, which opinion shall explicitly accept either Party's proposal in its entirety (the "Final Decision"). The Arbitrator shall not have the authority to reach a Final Decision that is not consistent in all material respects with either Party's proposal. The Arbitrator shall have no authority to issue any other Final Decision, other than an allocation of costs and fees in accordance with Section 14.10(c). In rendering a Final Decision, the Arbitrator shall follow the law of the jurisdiction set forth in Section 14.09, and shall not use equitable or other principles that would permit the Arbitrator to ignore the Agreement or the law. A Final Decision shall be binding on all Parties. Any award of monetary damages by the Arbitrator shall be subject to all limitations set forth in this Agreement.

(d) Business Issue Deadlocks. In the event an issue relating to the conduct of the business of the Program comes before the Steering Committee or the conduct of the business of the Company comes before the Program Management Team, and such business decision is not governed by the terms of this Agreement, but rather is specifically or by omission left to the business judgment of the Steering Committee or the Program Management Team, and the Steering Committee or the Program Management Team, acting in accordance with this Agreement (including the provisions of Section 8.03), is unable to reach a decision on how (or whether) to address or resolve such business issue, then the provisions set forth in Section 14.10(c) shall apply, but the arbitrator shall be an individual with senior management experience at a company that manufactures and sell medical devices in the United States and such arbitrator's decision shall be rendered as follows: at the conclusion of the arbitration hearings, each party shall submit a proposed resolution of the business dispute to the arbitrator that it believes will preserve the benefits of the Collaboration for each of the Parties, insofar as reasonably possible, while preserving or increasing the likelihood that the Company will successfully develop and commercialize a Collaboration Product. The arbitrator shall choose among the proposed resolutions and adopt one as the arbitrator's decision, and shall render that decision as the arbitrator's final determination. The arbitrator shall not have discretion to render any decision other than one submitted by one of the Parties. Notwithstanding the foregoing, to the extent the deadlock to be resolved under this Section 14.10(d) relates to the amount of the budget to be included in the Development Plan or the Commercialization Plan for a coming calendar year, then the amount of the budget for such coming calendar year shall be determined as set forth above, provided that the maximum amount of the budget for such coming calendar year shall be capped at [***] of the budget for the then current calendar year.

Section 14.11. Entire Agreement.

 This Agreement and the Company's Operating Agreement contain the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by all Parties hereto.

Section 14.12. Headings.

 The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and the several Articles and Sections hereof.

Section 14.13. Interpretation.

 Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, feminine or the neuter gender shall include the masculine, feminine and the neuter.

Section 14.14. Independent Contractors.

 It is expressly agreed that Cyberkinetics and NEUROMetrix shall be independent contractors and that, except as limited liability company members of the Company, the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Cyberkinetics nor NEUROMetrix shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other or the Company, without the prior consent of any other Party to do so, or except as expressly set forth herein, for example when NEUROMetrix acts as a sales agent for the Company.

Section 14.15. Agreement Not to Solicit Employees.

 During the term of this Agreement and for a period of [***] years following the termination of this Agreement (the "Restricted Period"), Cyberkinetics and NEUROMetrix agree not to solicit, seek to persuade, or induce any individual who is or was during the Restricted Period an employee of the other Party to discontinue his or her employment with that Party or to employ or engage such person in order to become employed by or associated with any business, enterprise or effort that is associated with its own business. For avoidance of doubt, hiring or engaging the services of an individual in response to an advertisement, or in response to an unsolicited inquiry, shall not be a breach of this Section 14.15.

Section 14.16. Waiver.

 The waiver by any Party hereto of any right hereunder or the failure to perform or of a breach by any other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

Section 14.17. Interpretation.

 Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party hereto as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision

Section 14.18. Counterparts.

 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC.

By:	/s/ Tim Surgenor
Title: President

NEUROMETRIX, INC.

By:	/s/ Shai Gozani
Title: President

PNIR, LLC

By:	CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC., Member

By:	/s/ Tim Surgenor
Title: President

By: NEUROMETRIX, INC., Member

By:	/s/ Shai Gozani
Title: President

Schedule A

Cyberkinetics Licensors*

[***]

* The term "Cyberkinetics Licensors" includes those entities having at least one agreement designated with an "L" but excludes those entities whose agreement or agreements are all designated with an "O."

Schedule B

Cyberkinetics Patent Rights include the following patents and patent applications if and to the extent the patents and patent applications include claims to an invention or technology relating to or useful in the Field:

Cyberkinetics Licensed Pending and Issued Patents

sorted by origin of technology

[***]

Cyberkinetics Patent Rights include the following patent applications if and to the extent the patent applications include claims to an invention or technology relating to or useful in the Field:

Cyberkinetics Owned Pending Applications (none yet issued as of 2008 01 20)

Note: numerous additional inventions being prioritized and considered for patent filing sorted by Cyberkinetics Docket #

[***]

Schedule C

NEUROMetrix Licensors

[***]

Schedule D

Neurometrix Patent Rights include the following patents and patent applications if and to the extent such patents and patent applications include claims to an invention or technology relating to or useful in the Field:

Issued Patents [Patent Number, Issue Date, Title]

[***]

Filed Patents [Publication Number, File Date, Title]

[***]

Provisional Patents [ Publication Number, File Date, Title]

[***]

Schedule 11.01

Cyberkinetics Exception to Representations and Warranties

[***]

Schedule 11.02

NEUROMetrix Exception to Representations and Warranties

[***]

Schedule E

Joint Press Release

(attached)

EXECUTION COPY

Exhibit 10.30

Portions of this Exhibit 10.30 have been omitted based upon a request for confidential treatment. This Exhibit, including the non-public information, has been filed separately with the Securities and Exchange Commission. "[***]" designates portions of this document that have been redacted pursuant to the request for confidential treatment filed with the Securities and Exchange Commission.

LIMITED LIABILITY COMPANY AGREEMENT

OF

PNIR, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT ("Agreement") is made effective as of February 19, 2008 (the "Effective Date") by and among Cyberkinetics Neurotechnology Systems, Inc., a Delaware corporation having its principal place of business at 100 Foxborough Boulevard, Suite 240 Foxborough, Massachusetts 02035 ("Cyberkinetics"), NEUROMetrix Corporation, a Delaware corporation having its principal place of business at 62 Fourth Avenue, Waltham, Massachusetts 02451 ("NEUROMetrix"), and such other individuals and entities who may become members of PNIR, LLC (the "Company") in accordance with law and the terms hereof (hereinafter collectively referred to as the "Members" and individually as a "Member"). Capitalized terms used but not defined herein shall be given the same meaning as provided in the Collaboration Agreement of even date herewith by and among the Company, Cyberkinetics and NEUROMetrix, as amended from time to time (the "Collaboration Agreement").

ARTICLE I
FORMATION AND MANAGEMENT

Section 1.01. Formation. The Company shall be organized as a limited liability company pursuant to the Delaware Limited Liability Company Act, as the same may be amended from time to time (the "Act"). The Act shall govern the rights and liabilities of the parties hereto except as otherwise expressly stated herein.

Section 1.02. Members; Delegation of Authority to Board of Directors. The Company shall be Member managed for purposes of the Act. The Members of the Company are those persons listed on Schedule A attached hereto, as the same may be amended from time to time. Each Member hereby agrees that (a) the Company's management shall be vested solely and exclusively in the Company's Board of Directors designated by the Members as provided in Section 1.03 hereof and (b) it will not exercise any authority (actual, apparent or otherwise) that it may have to bind or obligate the Company, transact any business on behalf of or in the name of the Company, or otherwise participate in the control of the business affairs of the Company, except as expressly provided herein, in the Collaboration Agreement, in any Transaction Agreement, or as authorized by the Board of Directors (as defined in Section 1.03 below).

Section 1.03. Board of Directors.

(a) The business and affairs of the Company shall be managed solely and exclusively by a Board of Directors that is designated by the Members pursuant to the terms of this Section 1.03 (the "Board of Directors"). No Member shall have any power to manage the Company other than through its designated representatives on the Board of Directors. The Board of Directors shall not have any power to take any actions on behalf of the Company unless such actions are unanimously approved at a meeting of the Board of Directors or by unanimous written consent of the Board of Directors.

1

EXECUTION COPY

(b) Except where the approval of the Members is expressly required by this Agreement or by non-waivable provisions of the Act, the Board of Directors shall have full and complete authority, power and discretion to direct, manage and control the business, affairs and properties of the Company and to make all decisions and take all actions relating thereto, including, without limitation, the authority to (i) negotiate and execute agreements on behalf of the Company; (ii) make representations and warranties on behalf of the Company; (iii) waive rights of the Company; (iv) extend credit on behalf of the Company; and (v) take or grant licenses of intellectual property on behalf of the Company. Notwithstanding anything contained in this Agreement to the contrary, the Board of Directors shall not take actions which are inconsistent with or in violation of the Collaboration Agreement or any of the Transaction Agreements.

(c) Unless otherwise determined by the unanimous consent of the Members, the Board of Directors shall consist of six (6) persons (each a "Director"), which shall include three (3) individuals designated by Cyberkinetics (the "Cyberkinetics Directors"), in its sole discretion, and three (3) individuals designated by NEUROMetrix (the "NEUROMetrix Directors"), in its sole discretion. The Directors need not be Members. The initial Cyberkinetics Directors shall be Timothy R. Surgenor, Kurt H. Kruger and Mark A. Carney and the initial NEUROMetrix Directors shall be Shai N. Gozani, M.D., Ph.D., Michael Williams, Ph.D., and W. Bradford Smith. Each of the Directors shall also serve as a member of the Steering Committee established pursuant to the Collaboration Agreement.

(d) Each Director shall be elected at any annual or special meeting of the Members (or by unanimous written consent of the Members in lieu of a meeting of the Members) and shall serve until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. The Members hereby irrevocably agree to vote all membership interests of the Company presently owned or hereafter acquired by them, as may be required from time to time, in order to ensure that the Directors designated in accordance with clause (c) of this Section 1.03 are elected to the Board of Directors. The Members intend that the provisions of this Section 1.03 shall be a voting agreement by and among the Members and shall be specifically enforceable for all purposes and at all times by the Members until the voting agreement provisions are amended or terminated pursuant to a duly authorized written amendment to this Agreement.

(e) Any of the Cyberkinetics Directors may be removed at any time during his or her term of office, with or without cause, by and only by written notice from Cyberkinetics to the other Members. Any vacancy in the office of the Cyberkinetics Directors shall be filled by and only by a person designated by Cyberkinetics. Any of the NEUROMetrix Directors may be removed at any time during his or her term of office, with or without cause, by and only by written notice from NEUROMetrix to the other Members. Any vacancy in the office of the NEUROMetrix Directors shall be filled by and only by a person designated by NEUROMetrix.

2

EXECUTION COPY

Section 1.04. Further Delegation of Authority. The Board of Directors may create such committees or offices, appoint the members of such committees and such officers, and hire such other individuals or entities and delegate to any of the foregoing such management responsibility or authority as the Board of Directors determines appropriate, including without limitation those duties and responsibilities which may have been delegated to the Steering Committee under the Collaboration Agreement. It is contemplated that all committees will consist of an equal number of representatives from each of Cyberkinetics and NEUROMetrix. Any contract, agreement, instrument or other document to which the Company is a party may be executed by any Director, officer or other individual or entity that has been expressly authorized to do so by the Board of Directors.

Section 1.05. Director Fiduciary Duties and Liability. To the fullest extent permitted by applicable law, no Director shall have any fiduciary or similar duty, at law or in equity, or any liability relating thereto, to the Company or any Member (or any affiliate of any Member), with respect to the Company or its business or affairs. In furtherance of and without limiting any of the foregoing, to the fullest extent permitted by applicable law, each Member hereby waives any claim for breach of fiduciary duty or similar duty against any Director with respect to the Company or its business or affairs. However, nothing contained in this Agreement is intended to or will relieve or discharge any Director (a) from its obligation to act in good faith with respect to the Company and its business and affairs or (b) from liability to the Company or the Members on account of any fraudulent or similar intentional misconduct or a knowing violation of law.

ARTICLE II
OFFICES, NAME, ETC.

Section 2.01. Principal Office. The principal office of the Company shall be located at 62 Fourth Avenue, Waltham, Massachusetts 02451 or such place within the Commonwealth of Massachusetts as may be determined by the Board of Directors from time to time. The Company shall maintain its records at such address.

Section 2.02. Registered Office; Resident Agent. The name and address of the Company's registered agent for service of process in the Commonwealth of Massachusetts shall be NEUROMetrix, 62 Fourth Avenue, Waltham, Massachusetts 02451, Attention: President, or such other name and address as determined by the Board of Directors.

Section 2.03. Name. The business of the Company shall be conducted under the name of PNIR, LLC" or such other name as may be determined by the Board of Directors.

3

EXECUTION COPY

Section 2.04. Term. The term of the Company shall commence upon the filing of the Certificate of Formation (the "Effective Date") and shall continue until it is terminated as hereinafter provided.

Section 2.05. Business Ventures. Any Member may engage independently or with others in other business ventures of every nature and description, and neither the Company nor any Member shall have any rights in and to such independent ventures or the income or profits derived therefrom; provided that a Member's participation in such venture is subject to and consistent with all applicable provisions of the Collaboration Agreement.

ARTICLE III
PURPOSES AND POWERS

Section 3.01. Purpose. The purpose of the Company is to (a) research, develop, commercialize and market the Collaboration Products and (b) engage in all such other activities permitted under the Act as are determined by the Board of Directors.

Section 3.02. Powers. The Company shall have all the powers necessary or convenient to the conduct, promotion or attainment of the business, trade, purposes or activities of the Company, including, without limitation, all the powers of an individual, partnership, corporation or other entity.

ARTICLE IV
MEMBERS AND THEIR CONTRIBUTIONS

Section 4.01. Capital Contributions; Failure to Contribute.

(a) Capital Contributions; Percentage Interests.

(i) Each Member will contribute capital to the Company as and when provided in the Collaboration Agreement and as and when otherwise determined by the Board of Directors. The mutually agreed upon fair value of the property contributed by each Member as of the Effective Date (hereinafter referred to as each Member's "Initial Property Capital Contribution") is set forth in Schedule A attached hereto. The Development Plan and the Commercialization Plan developed and approved as provided in the Collaboration Agreement shall each include a budget for activities to be conducted by or on behalf of the Company and shall provide for the timing and amount of cash capital calls from the Members to be made to fund such activities. Except as specifically provided in the Collaboration Agreement or the Act, no Member shall have any obligation to make any contribution of cash or property to the Company. In the event a Member fails to make a cash contribution to capital as and when provided in the Collaboration Agreement or as and when otherwise determined by the Board of Directors, without limiting any other remedies that may arise hereunder, under the Collaboration Agreement or under any other Transaction Agreement, such overdue amount shall bear interest, from the date such capital contribution is due until it is paid in full (including, for the avoidance of doubt, from the proceeds of a Default Loan as described below), at a rate equal to the London Interbank Offer Rate (LIBOR) plus three percentage points (but in no event higher than the highest rate permitted by applicable law) until paid in full.

4

EXECUTION COPY

(ii) No interest shall accrue on any Capital Contributions, and no Member shall have the right to withdraw or to be repaid any capital it has contributed, except as otherwise specifically provided in this Agreement.

(iii) Except as otherwise provided in Article V of this Agreement, each Member's share of Net Profits and Net Losses ("Percentage Interest") is set forth in Schedule A, as the same may be amended from time to time in accordance with the provisions of this Agreement.

(b) Failure to Make Cash Contributions.

(i) If any Member (the "Non-Contributing Member"): (A) fails to make all or any portion of any cash Capital Contribution required to be made by it in accordance with the Development Plan or Commercialization Plan, and such Member fails to cure such failure within the time periods provided in the Collaboration Agreement or (B) otherwise fails timely to make all or any portion of any cash Capital Contribution required to be made by it in accordance with Section 4.01(a)(i) above (in either case, the amount of capital not so contributed is the "Delinquent Contribution" and the date when such amount is first overdue, taking into account and waiting until expiration of the applicable cure periods under the Collaboration Agreement, is the “Delinquency Date”), then, in both such cases, each Member who makes the cash Capital Contribution required in accordance with the Collaboration Agreement and otherwise as required by the foregoing Section 4.01(a)(i) (the "Contributing Members"), in addition to any and all other remedies available to a Contributing Member under this Agreement, the Collaboration Agreement, or otherwise at law or in equity (including, without limitation, instituting a legal proceeding to collect the Delinquent Contribution), shall have the right, but not the obligation, to proceed in accordance with the terms and conditions set forth in this Section 4.01(b).

(ii) Each of the Contributing Members may elect to advance to the Company its pro rata portion (based upon its aggregate Capital Contributions relative to the aggregate Capital Contributions made by all Contributing Members electing to fund the Delinquent Contribution) of any Delinquent Contribution, in cash, within thirty (30) days following the Delinquency Date, and such advance shall be treated as a non-recourse loan by the Contributing Member(s) to the Non-Contributing Member (with any accrued interest as provided in this Section 4.01, a "Default Loan"), bearing interest at a rate equal to the greater of (x) the London Interbank Offer Rate (LIBOR) plus five percentage points and (y) twelve percent (12%) per annum (but in no event higher than the highest rate permitted by applicable law) from the Delinquency Date until paid in full. Each Default Loan shall be due and payable upon the earlier of nine (9) months from the date such Default Loan is advanced (or such other maturity date as mutually agreed upon by the Contributing Member and the Non-Contributing Member) or the date of dissolution of the Company. As of the date of any advance of a Default Loan, the Non-Contributing Member shall be deemed to have contributed an amount equal to the principal amount of such Default Loan to the capital of the Company, and the Capital Account of the Non-Contributing Member shall be credited with a like amount. Notwithstanding the provisions of Articles VI and X hereof, until any and all Default Loans are repaid in full, including all applicable interest, the Non-Contributing Member shall draw no distributions from the Company and all cash or property otherwise distributable with respect to the Non-Contributing Member's Interest (or fees payable by the Company to the Non-Contributing Member or any of its Affiliates) shall be distributed to the Contributing Member(s) (pro rata in proportion to the amounts advanced) in repayment of the outstanding balance of the Default Loan, with such funds being applied first to reduce any and all interest accrued on such Default Loan and then to reduce the principal amount thereof. Any amounts so applied shall be treated, for all purposes under this Agreement, as having actually been distributed to the Non-Contributing Member and applied by the Non-Contributing Member to repay any outstanding Default Loan(s).

5

EXECUTION COPY

(iii) If, upon the maturity of any Default Loan (taking into account any agreed upon extensions thereof), any principal thereof or accrued interest thereon remains outstanding and unpaid by the Non-Contributing Member, the Contributing Member making such Default Loan shall elect one of the following options: (A) to renew such Default Loan (or any portion thereof) pursuant to the terms and conditions of this Section 4.01(b) for such term as may be determined by the Contributing Member and bearing interest at a rate equal to the greater of (x) the London Interbank Offer Rate (LIBOR) plus seven percentage points and (y) sixteen percent (16%) per annum (but in no event higher than the highest rate permitted by applicable law) from the date of such renewal until paid in full, (B) to contribute the right to receive repayment of all or any portion of such outstanding principal of, and accrued but unpaid interest on, such Default Loan (or any portion thereof) to the capital of the Company and to dilute the Percentage Interest of the Non-Contributing Member in accordance with the provisions of Section 4.01(b)(iv) below or (C) to pursue any and all other remedies available to the Contributing Member under this Agreement, the Collaboration Agreement, or otherwise at law or in equity (including, without limitation, instituting a legal proceeding to collect the Default Loan). The Contributing Member may elect any of the options set forth in the immediately preceding sentence by giving written notice of such election to the Non-Contributing Member no less than ten (10) days prior to the maturity date of the Default Loan (or such lesser period of time as may be practicable in the case of a dissolution of the Company which results in the maturity of the Default Loan). Failure of the Contributing Member to give such timely written notice to the Non-Contributing Member shall be deemed to constitute an election to renew such Default Loan for an additional term of ninety (90) days on the terms set forth herein.

6

EXECUTION COPY

(iv) The Non-Contributing Member may repay any Default Loan in full or in part at any time before the maturity date without premium or penalty. Upon the maturity of a Default Loan that is not fully repaid on or before the maturity date thereof, the Contributing Member may elect to treat all or any portion of such outstanding principal of, and accrued but unpaid interest on, such Default Loan previously extended by the Contributing Member (or any portion thereof) as a direct capital contribution by the Contributing Member to the capital of the Company and (A) such amounts so contributed shall be deemed repaid and satisfied by the Non-Contributing Member; (B) such amounts so contributed shall be deemed to have been distributed to the Non-Contributing Member, and debited to the Capital Account of the Non-Contributing Member; and (C) the Capital Account of the Contributing Member shall be increased by the amount so contributed. Upon the contribution of the principal and interest of any Default Loan by the Contributing Member pursuant to this Section 4.01(b)(iv), the Percentage Interest of the Non-Contributing Member shall be reduced by the Dilution Percentage and the Percentage Interest of the Contributing Member shall be increased by the Dilution Percentage (and Schedule A attached hereto shall be amended to reflect such reductions and increases). The "Dilution Percentage" shall equal the amount expressed in percentage points (rounded to the nearest one-hundredth of a percentage point) calculated based upon the following formula:

Outstanding Balance of any Default Loan (including interest) Contributed by the Contributing Member

Dilution Percentage = 150% x
Aggregate amount of all Capital Contributions (cash and property) made by the Members (including the outstanding balance of any Default Loan (including interest) contributed by the Contributing Member)

The application of the provisions of this Section 4.01(b)(iv) is illustrated by the following example: Assume that (A) the aggregate Capital Contributions made by the Members hereunder (prior to the additional Capital Contribution) was $5,000,000; (B) an additional cash Capital Contribution of $200,000 was required to be contributed by the Members pursuant to Section 4.01(a)(i); (C) the Non-Contributing Member, whose Percentage Interest is at the time 50%, failed to contribute its share of such contribution of $100,000 (i.e., 50% x $200,000); and (D) the Contributing Member, whose Percentage Interest is 50%, made the Delinquent Contribution of $100,000 to the capital of the Company on behalf of the Non-Contributing Member pursuant to this Section 4.01(b).

The Dilution Percentage applicable to the Non-Contributing Member in the preceding illustration would be equal to 2.88 percentage points, calculated as follows:

2.88%	= 150%	x	$100,000
($5,000,000 + $100,000 + $100,000)

The Percentage Interest of the Non-Contributing Member, therefore, would be reduced by 2.88 percentage points from 50% to 47.12%, and the Percentage Interest of the Contributing Member would be increased by a like amount from 50% to 52.88%. In the event there is more than one Contributing Member, such increase shall be allocated among them in proportion to the amounts of the Default Loan advanced by each of them. Any and all adjustments to Percentage Interests pursuant to this Section 4.01(b) shall be rounded to the nearest .01%. As a result of any contribution to the capital of the Company pursuant to this Section 4.01(b), any Contributing Member shall have the right, but not the obligation, to cause the Capital Accounts of the Members to be booked-up or booked-down in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(f) to reflect the fair market value of the Company's assets (as reasonably determined by such Contributing Member) at the time of such contribution.

7

EXECUTION COPY

For avoidance of doubt, interest that would have accrued on the unpaid capital contribution of the Non-Contributing Member in the above example was excluded for the sake of simplicity.

Section 4.02. Capital Accounts. A separate account (a "Capital Account") shall be maintained for each Member and adjusted in accordance with Treasury Regulation Section 1.704-1(b) as follows:

(a) There shall be (i) credited to each Member's Capital Account (A) the amount of cash such Member has contributed to the Company, (B) the agreed fair market value of any property such Member has contributed to the Company, as determined in good faith by the Board of Directors, and (C) such Member's allocable share of Net Profits (and any items in the nature of income or gain separately allocable to such Member); and (ii) charged against each Member's Capital Account (A) the amount of all distributions to such Member, and (B) such Member's allocable share of Net Losses (and any items in the nature of losses or deductions separately allocable to such Member).

(b) If the Company at any time distributes any of its assets in kind to any Member, the Capital Account of each Member shall be adjusted to account for that Member's allocable share (as determined under Section 5.01 below) of the Net Profits or Net Losses that would have been realized by the Company had it sold the assets that were distributed at their respective fair market values immediately prior to their distribution.

(c) In the event any Member's interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

Section 4.03. Loans. The Members shall not make loans to the Company unless the Members unanimously agree in writing to make such loans.

Section 4.04. Additional Members. Except as otherwise provided in Section 8.02 with respect to Substitute Members, additional Members may only be admitted with the prior written approval of all of the Members. Such additional Members shall execute and acknowledge a counterpart to this Agreement or shall otherwise evidence in writing their agreement to be bound by the terms hereof in such manner as the Members shall determine.

8

EXECUTION COPY

Section 4.05. Liability of Members.

(a) No Member shall be liable for the obligations of the Company solely by reason of being a Member.

(b) No Member shall be required to make any contributions to the capital of the Company other than as provided in Section 4.01 (a) hereof.

(c) No Member shall be liable to the Company or the other Members for monetary damages for breach of fiduciary or similar duty as a Member, if any, to the fullest extent permitted by applicable law; provided, however, that this provision shall not eliminate the liability of a Member (i) for acts or omissions not in good faith or which involve fraudulent or similar intentional misconduct or a knowing violation of law, or (ii) for any breach of the Collaboration Agreement, or this Agreement or any other Transaction Agreement. No amendment to or repeal of this Section 4.05(c) shall apply to or have any effect on the liability or alleged liability of any Member for or with respect to any acts or omissions of such Member occurring prior to such amendment or repeal occurring, or any cause of action, suit or claim that, but for this Section 4.05(c), would accrue or arise prior to such amendment, repeal or adoption of an inconsistent provision.

Section 4.06. Withdrawal of Members. No Member shall have the right to withdraw from the Company or to demand a return of its capital interest at any time except upon termination and dissolution of the Company, unless agreed to by the unanimous written consent of the other Members.

ARTICLE V
ALLOCATIONS

Section 5.01. Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings given them in this Article V:

(a) "Adjusted Capital Account" for a Member means such Member's Capital Account (i) reduced by the net adjustments, allocations and distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) which, as of the end of the Company's taxable year are reasonably expected to be made to such Member, and (ii) increased by the sum of (A) the amounts a Member is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 2(i)(5), (B) the excess, if any, of such Member's Capital Contribution over such Member's actual paid-in capital contribution and (c) that portion of any indebtedness of the Company (other than "partner nonrecourse debt" as defined in Treasury Regulation Section 1.704-2(b)(4)) with respect to which the Member bears the economic risk of loss that such indebtedness would not be repaid out of the assets of the Company if all of the assets of the Company were sold at their respective book values as of the end of the fiscal period and the proceeds from the sales together with any amounts described in clause (B) above, were used to pay the liabilities of the Company.

(b) "Net Profits" and "Net Losses" mean the taxable income or loss, as the case may be, for a period (or from a transaction) as determined in accordance with Section 703(a) of the Internal Revenue Code of 1986, as amended ("IRC") (for this purpose, all items of income, gain, loss, or deduction required to be separately stated pursuant to IRC Section 703(a) (1) shall be included in taxable income or loss) computed with the following adjustments: (i) To the extent required by (and in the manner described in) Treasury Regulation 1.704-1(b) (2), items of gain, loss, and deduction shall be computed based upon the book values of the Company's assets rather than upon such assets' adjusted bases for federal income tax purposes (if different); (ii) Any tax-exempt income received by the Company shall be included as an item of gross income;(iii) The amount of any adjustments to the adjusted bases (or book values if clause (i) above applies) of any assets of the Company pursuant to IRC Section 743 shall not be taken into account; and (iv) Any expenditure of the Company described or treated as being described in IRC Section 705(a)(2)(B) shall be treated as a deductible expense.

9

EXECUTION COPY

(c) "Member Loan Nonrecourse Deductions" means any Company deductions that would be Nonrecourse Deductions if they were not attributable to a liability owed to or guaranteed by a Member within the meaning and intent of Treasury Regulation Section 1.704-2(i).

(d) "Member Loan Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(i)(3).

(e) "Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(d). Minimum Gain shall be computed separately for each Member in a manner consistent with the Treasury Regulations under IRC Section 704(b).

(f) "Nonrecourse Deductions" has the meaning set forth in Treasury Regulation Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a taxable year of the Company shall be determined according to the provisions of Treasury Regulation Section 1.704-2(c).

(g) "Nonrecourse Liability" means any liability of the Company with respect to which no Member has personal liability, as determined in accordance with IRC Section 752 and the Treasury Regulations promulgated thereunder.

Section 5.02. Allocations of Profit and Loss. As of the end of each fiscal year of the Company, or at the time any allocation is determined to be necessary by the Board of Directors, Net Profits or Net Losses shall be allocated as follows:

(a) Except as provided in Section 5.03 below, Net Profits and Net Losses for any fiscal year shall be allocated among the Members in proportion to their respective Percentage Interests.

(b) With respect to the allocation of Net Losses or Net Profits pursuant to this Section 5.02 for any fiscal year in which an additional or Substitute Member is admitted to the Company, all Net Losses or Net Profits so allocable shall be allocated in a manner which takes into account the varying Percentage Interests during such fiscal year based on an accounting convention chosen by the Board of Directors. In no event shall a retroactive allocation of Net Losses be made pursuant to this Section 5.02.

10

EXECUTION COPY

Section 5.03. Special Allocations. Notwithstanding the provisions of Section 5.02 above, the following allocations of Net Profits and Net Losses and items thereof shall be made:

(a) If, during any year a Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4),(5) or (6), and, as a result of such adjustment, allocation or distribution, such Member's Adjusted Capital Account has a negative balance (computed with the adjustments set forth in clauses (i) and (ii) of Section 5.01(a)), then items of gross income for such year (and, if necessary, subsequent years) shall first be allocated to such Member in the amount necessary to eliminate such negative balance as quickly as possible. This Section 5.03(a) is intended to constitute a "qualified income offset" provision within the meaning of the above Treasury Regulations, and shall be so interpreted.

(b) Nonrecourse Deductions for a taxable year or other period shall be specially allocated among the Members in proportion to their Percentage Interests.

(c) Any Member Loan Nonrecourse Deduction for any taxable year or other period shall be specially allocated to the Member or Members who bear the risk with respect to the loan to which the Member Loan Nonrecourse Deduction is attributable in accordance with Treasury Regulation Section 1.704-2(b).

(d) In no event shall Net Losses of the Company be allocated to a Member if such allocation would cause or increase a negative balance in such Member's Adjusted Capital Account.

(e) Except as set forth in Treasury Regulation Section 1.704-2(f)(2), (3) and (4), if, during any taxable year, there is a net decrease in Minimum Gain, each Member, prior to any other allocation pursuant to this Article V, shall be specially allocated items of gross income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to that Member's share of the net decrease of Minimum Gain, computed in accordance with Treasury Regulation Section 1.704-2(g). Allocation of gross income and gain pursuant to this Section 5.03(e) shall be made first from gain recognized from the disposition of Company assets subject to non-recourse liabilities (within the meaning of the Treasury Regulations promulgated under IRC Section 752), to the extent of the Minimum Gain attributable to those assets, and thereafter, from a pro rata portion of the Company's other items of income and gain for the taxable year. It is the intent of the parties hereto that any allocation pursuant to this Section 5.03(e) shall constitute a "minimum gain chargeback" under Treasury Regulation Section 1.704-2(f). With respect to a net decrease in Member Loan Minimum Gain, items of gross income shall be specially allocated consistent with the preceding sentence, and Treasury Regulation Section 1.704-2(i)(4).

(f) In the event that Net Profits, Net Losses or items thereof are allocated to one or more Members pursuant to paragraphs (a) or (d) above, subsequent Net Profits and Net Losses will first be allocated (subject to the provisions of paragraphs (a) through (d)) to the Members in a manner designed to result in each Member having a Capital Account balance equal to what it would have been had the original allocation of Net Profits, Net Losses or items thereof pursuant to paragraphs (a) or (d) not occurred.

11

EXECUTION COPY

(g) The respective Percentage Interests in the Net Profits and Net Losses or items thereof shall remain as set forth above unless changed by amendment to this Agreement or by an assignment of an interest in the Company authorized by the terms of this Agreement. Except as otherwise provided herein, for tax purposes, all items of income, gain, loss, deduction or credit shall be allocated to the Members in the same manner as are Net Profits and Net Losses; provided, however, that if, as a result of clause (i) of Section 5.01(b), the book value of any property of the Company was used in computing Net Profits or Net Losses, then items of income, gain, deduction or credit related to such property for tax purposes shall be allocated among the Members so as to take account of the variation between the adjusted basis of the property for tax purposes and its book value in the manner provided for by the "traditional method" under IRC Section 704(c).

(h) If a Member's Percentage Interest is reduced (provided the reduction does not result in a complete termination of the Member's interest in the Company), the Member's share of the Company's "unrealized receivables" and "substantially appreciated inventory" (within the meaning of IRC Section 751) shall not be reduced, so that, notwithstanding any other provisions of this Agreement to the contrary, that portion of the Net Profit otherwise allocable upon a liquidation or dissolution of the Company pursuant to Article V hereof which is taxable as ordinary income (recaptured) for federal income tax purposes shall, to the extent possible without increasing the total gain to the Company or to any Member, be specially allocated among the Members in proportion to the deductions (or basis reductions treated as deductions) giving rise to such recapture.

(i) In the event that (a) there is a change in the federal income tax law, (b) the Company borrows money or property, or (c) the Company makes an election to adjust the basis of the Company’s assets under Section 754 of the Code, the Board of Directors, acting in its reasonable discretion after consultation with tax counsel to the Company, shall make the minimum modifications to the allocation provisions of this Agreement necessary to preserve the underlying economic objectives of the Members as reflected in this Agreement, and, in the case of such a borrowing or election, shall properly allocate the tax items relating to such borrowing or election in accordance with the IRC and the Treasury Regulations.

ARTICLE VI
DISTRIBUTIONS

Section 6.01. General. Except as provided in Article X, after providing for the payment of any amounts due on the indebtedness of the Company, if any, and providing for a reasonable reserve for the payment of expenses and liabilities of the Company, the balance of the Net Profits of the Company shall be distributed to the Members at such times as determined by the Board of Directors, but on no less than a quarterly basis, pro rata among the Members based upon their respective Percentage Interests.

12

EXECUTION COPY

Section 6.02. Tax Distributions. Notwithstanding anything contained herein to the contrary, within ninety (90) days following each fiscal year, subject to the availability of cash after providing for the payment of any amounts due on the indebtedness of the Company, if any, and providing for a reasonable reserve for the payment of expenses and liabilities of the Company, the Company shall distribute to each Member cash in an amount equal to forty percent (40%) of the Company’s net taxable income or gain shown as allocated to such Member on the Company’s federal income tax return for such fiscal year. Notwithstanding the foregoing, the aggregate amount of any distribution payable to any Member under this Section 6.02 shall be reduced by any other distributions received by such Member during the applicable fiscal year.

ARTICLE VII
INDEMNIFICATION

Section 7.01. Indemnification of Directors and Officers. The Company shall, to the fullest extent permitted by the Act, as amended from time to time, and subject to the limitations and conditions set forth in this Article VII, indemnify the organizer, officers and Directors of the Company (collectively, "Indemnified Persons") from and against all expenses and liabilities (including counsel fees, judgments, fines, excise taxes, penalties and amounts payable in settlements) reasonably incurred by or imposed upon an Indemnified Person in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, in which such Indemnified Person may become involved by reason of his or her service as an officer or Director of the Company. The Members shall have such indemnification rights and obligations as set forth in the Collaboration Agreement and as otherwise determined by all of the Members.

(a) Indemnification may include payment by the Company of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of any undertaking by the Indemnified Person to repay such payment if it is ultimately determined that he is not entitled to indemnification under this Article VII, which undertaking may be accepted without reference to the financial ability of the Indemnified Person to make such repayments.

(b) The Company shall not indemnify any Indemnified Person in connection with a proceeding (or part thereof) initiated by such person unless he or she is successful on the merits, the proceeding was authorized by the Members or the Board of Directors or the proceeding seeks a declaratory judgment regarding his own conduct.

(c) The indemnification rights provided in this Article VII (i) shall not be deemed exclusive of any other rights to which Indemnified Persons may be entitled under any law, agreement or vote of disinterested Members, Board of Directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of Indemnified Persons. The Company may, to the extent authorized from time to time by the Board of Directors, grant indemnification rights to employees or agents of the Company or persons other than Indemnified Persons serving the Company and such rights maybe equivalent to, or greater or less than, those set forth in this Article VII.

13

EXECUTION COPY

(d) No indemnification shall be provided for any Indemnified Person with respect to (i) any matter as to which he or she shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Company, (ii) any act which constitutes gross negligence or willful misconduct, or (iii) any matter disposed of by a compromise payment by such Indemnified Person, pursuant to a consent decree or otherwise, unless the payment and indemnification thereof have been approved by the Board of Directors, which approval shall not unreasonably be withheld or delayed, or by a court of competent jurisdiction.

(e) Any amendment or repeal of the provisions of this Article VII shall not adversely affect any right or protection of an Indemnified Person with respect to any act or omission of such Indemnified Person occurring prior to such amendment or repeal.

ARTICLE VIII
ASSIGNABILITY OF MEMBERSHIP INTERESTS

Section 8.01. Assignment.

(a) A Member may not assign his or its membership interest in the Company, or any of his or its rights or obligations under this Agreement, in whole or in part, without the prior written consent of all of the other Members, who may or may not consent thereto in their absolute discretion. In addition to the foregoing limitation, Cyberkinetics and NEUROMetrix shall assign all of their respective interests in the Company, including without limitation their membership interest in the Company, and their rights and obligations under this Agreement, to any assignee of such party’s rights under the Collaboration Agreement and, notwithstanding the foregoing sentence, no such assignment shall require the consent of any other Member.

(b) An assignment of a Member's interest does not of itself dissolve the Company or permit the assignee to participate in the business and affairs of the Company or to become a Member or exercise any rights or powers of a Member.

Section 8.02. Substitute Members. Except for an assignee of a Member's interest in accordance with the second sentence of Section 8.01 (a), who shall be admitted as a Substitute Member, no assignee of a Member's interest shall have the right to be admitted as a Substitute Member in place of the assignor unless:

(a) the assignor shall designate in writing satisfactory to the other Members the intention that the assignee is to become a Substitute Member;

(b) the assignee shall agree in writing to be bound by all of the terms of this Agreement;

(c) all of the other Members consent in writing to the admission of the assignee as a Substitute Member, which consent may be withheld in their absolute discretion;

14

EXECUTION COPY

(d) the assignee shall execute and/or deliver such instruments, including without limitation, an opinion of counsel satisfactory to the Members, to the effect that such proposed assignment and substitution does not violate state or federal securities laws, and such instrument as the Members deem necessary or desirable to effect such assignee's admission as a Substitute Member and to evidence the assignee's acceptance of the terms of this Agreement; and

(e) the assignee shall pay all reasonable expenses in connection with the assignee's admission as a Substitute Member.

Section 8.03. Rights of Assignees. An assignee who does not become a Substitute Member shall succeed only to the rights of the assignor to receive allocations and distributions from the Company as provided in Articles V, VI and X, and shall not have the right to vote to the extent of the assigned interest.

Section 8.04. Other Restrictions. A Member may not pledge, encumber or hypothecate any of its interest without the prior written consent of all of the other Members.

ARTICLE IX
FISCAL YEAR, ACCOUNTING, INSPECTION OF BOOKS

Section 9.01. Fiscal Year and Accounting. Except as otherwise approved by the Board of Directors, or required by law, the fiscal year of the Company shall be the calendar year and the books of the Company shall be kept on the accrual method.

Section 9.02. Inspection of Books. The books of the Company shall at all times be available for inspection and audit by any Member at the Company's principal place of business during business hours. The Company shall furnish each Member with all necessary tax reporting information as to its interest in the Company, with an annual balance sheet and profit and loss statement and with a cash flow statement showing any distributions made to the Members, within ninety (90) days after the close of each fiscal year.

ARTICLE X
DISSOLUTION

Section 10.01. Events of Dissolution. The term of the Company shall commence on the Effective Date and shall be in full force and effect until the earliest of the following:

(a) the sale or disposition of all or substantially all of the assets of the Company;

(b) the dissolution of the Company by the unanimous consent of the Members;

(c) the death, insanity, retirement, resignation, expulsion, bankruptcy, or dissolution of a Member; provided, however, that the Members may consent to the continuation of the business of the Company after the occurrence of such an event, pursuant to Section 18-806 of the Act and Section 10.02 of this Agreement;

15

EXECUTION COPY

(d) the entry of a decree of judicial dissolution under Section 18-802 of the Act;

(e) the occurrence of any event, other than those referred to in paragraph (d), which causes dissolution of a limited liability company under the Act; or

(f) upon the termination of the Collaboration Agreement in accordance with its terms.

Notwithstanding the dissolution of the Company, the business of the Company shall continue to be governed by this Agreement until the winding up of the Company occurs.

Section 10.02. Consent to Continue Company. The Members may vote to continue the business of the Company within ninety (90) days after the occurrence of an event of dissolution as set forth in Section 10.01, pursuant to and in accordance with Section 18-806 of the Act. The agreement of the remaining Members holding a majority of the remaining Percentage Interests shall constitute the consent of the Members to the continuation of the Company.

Section 10.03. Distribution Upon Dissolution.

(a) After payment of liabilities owing to creditors, the Board of Directors or the liquidator, as the case may be, shall set up such reserves as it deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company, including the expenses of liquidation. Such reserves may be paid over by the Board of Directors or the liquidator to a bank to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the Board of Directors or the liquidator may deem advisable, such reserves shall be distributed to the Members or their assigns in the manner set forth below in Section 10.03(b). In the event that any part of such net assets consists of securities or other non-cash assets, the Board of Directors or liquidator may (but shall not be required to) take whatever steps it deems appropriate to convert such assets into cash or into any other form that would facilitate the distribution thereof.

(b) After payment has been made pursuant to Section 10.03(a), the Board of Directors or the liquidator shall (i) cause the assets described in Section 13.03 of the Collaboration Agreement to be distributed in accordance with the applicable terms of such section and (ii) cause the remaining net assets of the Company to be distributed to and among the Members in proportion to and to the extent of their positive Capital Account balances (after such balances have been adjusted to reflect all allocations of Net Profits and Net Losses and the payments made in Section 10.03(a)). For purposes of distributing assets pursuant to the foregoing clause (ii), cash and non-cash assets shall be distributed to each Member on a pro rata basis, or in such other manner as the Board of Directors may determine, with all non-cash assets being distributed on the basis of their fair market value.

(c) The Company shall terminate when all property has been distributed among the Members. Upon such termination, the Board of Directors shall execute and cause to be filed a certificate of cancellation of the Company, as provided for in Section 18-203 of the Act, and any and all other documents necessary in connection with the termination of the Company.

16

EXECUTION COPY

ARTICLE XI
GENERAL PROVISIONS

Section 11.01. Complete Agreement; Conflicts Among Agreements; Modification. This Agreement and the Collaboration Agreement contain a complete statement of all the agreements among the parties hereto with respect to the Company. There are no representations, agreements, arrangements or undertakings, oral or written, between or among the Members relating to the subject matter of this Agreement and the Collaboration Agreement which are not fully expressed in this Agreement and the Collaboration Agreement. Except to the extent this Agreement specifically provides that it shall control as to any conflicting provisions as between it and the Collaboration Agreement, it is intended that the provisions of this Agreement and the provisions of the Collaboration Agreement will supplement each other and such agreements shall be reconciled with one another to the maximum extent possible. This Agreement may be amended or modified only with the prior written consent of all of the Members.

Section 11.02. Governing Law; Severability. All questions with respect to the construction of this Agreement and the rights and liabilities of the parties shall be determined in accordance with the applicable provisions of the laws of the State of Delaware, and this Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations of such state. If any provision of this Agreement, or the application thereof to any person or circumstances, shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of that provision to other persons or circumstances shall not be affected but rather be enforced to the extent permitted by law.

Section 11.03. Notice. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, delivered personally, by facsimile or by electronic transmission (and promptly confirmed by personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other party at its address indicated on Schedule A, or to such other address as the addressee shall have last furnished in writing to the addressor, and shall be effective upon receipt by the addressee.

Section 11.04. Pronouns. Feminine or masculine pronouns shall be substituted for the neuter pronouns, neuter pronouns for masculine or feminine pronouns, plural for the singular and the singular for the plural, in any place in this Agreement where the context may require such substitution.

Section 11.05. Titles. The titles of Articles and Sections are included only for convenience and shall not be construed as a part of this Agreement or in any respect affecting or modifying its provisions.

17

EXECUTION COPY

Section 11.06. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of all parties hereto and their heirs, successors, permitted assigns, and legal representatives.

Section 11.07. Counterparts. This Agreement may be signed in one or more counterparts and all counterparts so executed shall constitute one agreement binding on all parties hereto, notwithstanding that all parties have not signed the original or the same counterpart.

Section 11.08. Dispute Resolution. Any dispute or claim arising out of or relating to this Agreement, or a breach hereof, shall be resolved consistent with and pursuant to the dispute resolution procedures set forth in Section 14.10(c) and (d) of the Collaboration Agreement, as the same may be amended from time to time, and such provisions are incorporated herein by reference and applicable hereto regardless of any termination of the Collaboration Agreement.

Section 11.09. Legal Counsel. Each Member hereby acknowledges and agrees that each Member will, if it desires to engage counsel on any matter, retain its own independent counsel with respect thereto and will pay all fees and expenses of such independent counsel. The Company may engage legal counsel in connection with its business and affairs so long as the selection thereof is approved by the Board of Directors.

Section 11.10. Auditors. The Company may engage independent auditors in connection with its business and affairs so long as the selection thereof is approved by the Board of Directors.

[The remainder of this page is intentionally left blank.]

18

EXECUTION COPY

IN WITNESS WHEREOF, we have affixed our signatures as of the day first above written.

MEMBERS :

Cyberkinetics Neurotechnology Systems, Inc.

Date:	By:	/s/ Tim Surgenor
Title: President

NEUROMetrix Corporation

By:	/s/ Shai Gozani
Title: President

19

EXECUTION COPY

Schedule A

As of February 19, 2008

Members

Cyberkinetics Neurotechnology Systems, Inc.
100 Foxborough Boulevard
Suite 240
Foxborough, Massachusetts 02035
Attn: President

NEUROMetrix Corporation
62 Fourth Avenue
Waltham, Massachusetts 02451
Attn: President

Initial Property Capital Contributions
Cyberkinetics Neurotechnology Systems, Inc.:	[***] *

NEUROMetrix Corporation:	[***] **

* Agreed fair market value for Cyberkinetics Patent Rights, Cyberkinetics Technology and Cyberkinetics Manufacturing Know-How contributed as of the Effective Date pursuant to the terms of the Collaboration Agreement.

** Agreed fair market value for NEUROMetrix Patent Rights, NEUROMetrix Technology and NEUROMetrix Manufacturing Know-How contributed as of the Effective Date pursuant to the terms of the Collaboration Agreement.

Percentage Interests

Cyberkinetics Neurotechnology Systems, Inc.	50%
NEUROMetrix Corporation	50%

Total:	100%

20

Exhibit 10.31

AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and effective as of March 17, 2008, by and between Cyberkinetics Neurotechnology Systems, Inc., a Delaware corporation (the “Company”) and Mark A. Carney (“Mr. Carney”).

RECITALS

WHEREAS, the Company and Mr. Carney have agreed to terminate that certain Employment Agreement dated February 14, 2006 by and between the Company and Mr. Carney (the “Employment Agreement”) and to modify the severance obligations of the Company pursuant to Section 5 of the Employment Agreement and enter a consulting arrangement as set forth herein;

WHEREAS, the parties wish to memorialize their agreement pursuant to which the Employment Agreement shall be terminated and to which Mr. Carney shall receive certain consideration in receipt thereof, release the Company from its obligation to pay cash severance under the Employment Agreement, provide consulting services to the Company and otherwise to be obligated to the Company under the terms of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. TERMINATION OF EMPLOYMENT AGREEMENT. The Company and Mr. Carney hereby consent and agree that the Employment Agreement shall be terminated pursuant to Section 5(b) thereof as of the date hereof.

2. SEVERANCE. The Company and Mr. Carney hereby consent and agree that the Company is hereby released of its obligation to pay any severance or benefits payable under the Employment Agreement in connection with its termination as set forth in Section 1 above in exchange for the following:

(a) The Company shall issue to Mr. Carney 650,000 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), which shares of Common Stock which shall not be registered under the Securities Act of 1933;

(b) All outstanding unvested option shares held by Mr. Carney shall immediately vest upon the execution of this Agreement and such options shall be exercisable for a period of ninety (90) days following the termination of the Services Term (as defined below);

(c) The restrictions on all outstanding shares of restricted Common Stock issued to Mr. Carney on November 9, 2007 shall continue to lapse in accordance with their stated terms during the Services Term;

(d) During the Services Term, Mr. Carney shall continue to serve as a member of the board of directors of the Company and the Company’s steering committee representative to PNIR, LLC, subject to the Company’s, the board of director’s and the shareholders’ previously existing right and ability to remove Mr. Carney from such positions;

(e) During the Services Term, the Company shall continue to pay Mr. Carney’s blackberry and phone card expenses consistent with past practice;

(f) For a period of twelve (12) months following the date of this Agreement, the Company shall pay Mr. Carney an amount in cash, in accordance with the payroll practices of the Company, equal to the amount expended by Mr. Carney in connection with (i) the purchase of life insurance equivalent to that provided by the Company during Mr. Carney’s employment and (ii) his election, to the extent allowed by law, to exercise applicable rights under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) to maintain health and dental insurance coverage plus the amount of U.S. state and federal tax payable by Mr. Carney in connection with the receipt of such amount.

3. TERMS OF ENGAGMENT. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and Mr. Carney hereby agrees to be engaged by the Company as a consultant as of the date hereof. Mr. Carney’s engagement, subject to earlier termination as hereafter provided, shall be for a term of six (6) months commencing on the date hereof (the “Services Term”). In the event that Mr. Carney and the Company wish to extend the Services Term, an amendment to this Agreement shall be executed in accordance with Section 20 hereof.

4. CAPACITY AND PERFORMANCE.

(a) During the Services Term, Mr. Carney shall be engaged by the Company as in independent contractor and shall perform such duties and responsibilities on behalf of the Company as may reasonably be designated from time to time by the Company, consistent with Mr. Carney’s prior position of Executive Vice President (collectively, the “Services”).

(b) During the Services Term, Mr. Carney shall devote no less than four, eight-hour days per month of his business time and his best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and to the discharge of his duties and responsibilities necessary to carry out the function of this engagement.

5. COMPENSATION AND EXPENSE REIMBURSEMENT. As compensation for all services performed by Mr. Carney under this Agreement and during the Services Term and subject to performance of Mr. Carney’s duties and obligations, pursuant to this Agreement or otherwise:

(a) Compensation. During the Term hereof, the Company shall pay Mr. Carney SEVEN HUNDRED FIFTY DOLLARS ($750.00) per day, payable in accordance with the payroll practices of the Company, provided, however, that such amount shall increase to ONE THOUSAND FIVE HUNDRED DOLLARS ($1,500.00) per day if, during the Services Term, the Company receives a Humanitarian Device Exemption approval from the U.S. FDA for its Andara OFS device and successfully completes a financing that provides adequate financial reserves to operate the Company for a period of no less than twelve (12) months without the need for a subsequent financing.

(b) Expenses. The Company shall pay or reimburse Mr. Carney for all reasonable and necessary business expenses incurred or paid by Mr. Carney in the performance of his duties and responsibilities hereunder, subject to reasonable restrictions on such expenses set by the Company and to such reasonable substantiation and documentation in accordance with the policies and procedures of the Company.

(c) Benefits; Expenses; Other Compensation. Except as expressly provided herein or required by law, the Company will not pay to Mr. Carney any benefits, expenses or other compensation.

6. RELATIONSHIP OF THE PARTIES.

(a) Independent Contractor Status. Mr. Carney shall be an independent contractor. Mr. Carney shall act in accordance with this status and Mr. Carney shall not hold himself out as an officer or employee of the Company, nor shall Mr. Carney make any claim based on any right or privilege applicable to the Company’s employees. Under no circumstances shall Mr. Carney or Mr. Carney’s agents, if any, look to the Company as their employer, or as a partner, agent, or principal.

(b) Taxes. Mr. Carney shall pay, when and as due, any and all taxes incurred as a result of Mr. Carney’s compensation hereunder. Mr. Carney shall indemnify the Company for any claims, losses, costs, fees, liabilities, damages or injuries suffered by the Company arising out of Mr. Carney’s failure to pay any taxes due under this section.

(c) Other Costs. Mr. Carney shall be directly responsible for all costs of self-employment, including social security liabilities, federal, state and local income tax payments for Mr. Carney. Mr. Carney also shall be directly responsible for all tax returns and reports required by any governmental body, including charges or premiums for F.I.C.A., unemployment insurance and other taxes (including penalties and interest).

7. REPRESENTATIONS.

(a) Capacity. Mr. Carney possesses the capacity to enter into this Agreement.

(b) Compliance with Law; Company Policies. Mr. Carney will comply with all applicable federal and state laws and regulations, as well as all applicable policies of the Company, relating to the performance of the Services under this Agreement.

(c) No Conflicts. Mr. Carney hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not be in breach or be in conflict with any other agreement to which Mr. Carney is a party or is bound and that Mr. Carney is not subject to any covenants against competition or similar covenants that would affect the performance of his obligations hereunder. Mr. Carney will not disclose or use any proprietary information of a third party without such party's consent.

8. OWNERSHIP OF WORK PRODUCT. Mr. Carney understands the Company does not desire to acquire from Mr. Carney any trade secrets, know-how or confidential information that Mr. Carney may have acquired from others or which may have been developed or acquired by Mr. Carney outside the scope of his prior employment by the Company. Mr. Carney expressly understands and agrees that any and all right or interest Mr. Carney obtains in any designs, trade secrets, technical specifications and technical data, know-how and show-how, customer and vendor lists, marketing plans, pricing policies, inventions, concepts, ideas, expressions, discoveries, improvements and patent or patent rights which are authored, conceived, devised, developed, reduced to practice, or otherwise obtained by Mr. Carney within the scope of his engagement with the Company and during Mr. Carney’s engagement with the Company which relate to, result from, and arise out of Mr. Carney’s relationship with the Company are expressly regarded as “works for hire”, as that term is defined in United States Copyright Act (17 U.S.C. Section 101) or works invented or authored within the scope of employment (the “Inventions”). Mr. Carney hereby assigns to the Company the sole and exclusive right to such Inventions. Mr. Carney agrees to promptly disclose to the Company any and all such Inventions, and that, upon request of the Company, Mr. Carney will execute and deliver any and all documents or instruments and take any other action which the Company shall deem necessary to assign to and vest completely in the Company, to perfect trademark, copyright and patent protection with respect to, or to otherwise protect the Company’s trade secrets and proprietary interest in such Inventions. The obligations of this Section shall continue beyond the termination of Mr. Carney’s relationship with respect to such Inventions conceived of, reduced to practice, or developed by Mr. Carney during the Services Term and within the scope of his prior employment by the Company. The Company agrees to pay any and all copyright, trademark and patent fees and expenses or other costs incurred by Mr. Carney for any assistance rendered to the Company pursuant to this Section.

9. NON-DISCLOSURE.

(a) For purposes of this Section 9, “the Company” shall include any affiliates of the Company.

(b) As used herein, “Company Confidential Information” shall mean all intellectual property and other proprietary information of the Company, including without limitation:

(i)	the Company’s business methods and practices;

(ii)	databases and information used in the Company’s business;

(iii)	the names of the Company’s suppliers and customers and the nature of their relationship with the Company;

(iv)	the business information and requirements of the Company’s customers;

(v)	confidential, proprietary or trade secret information submitted to the Company by the Company’s customers, suppliers, employees, consultants or co-venturers; and

(vi)
any other information including, but not limited to, trade secrets or confidential information with respect to inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans, pricing and proposals;

(c) Mr. Carney will not at any time, whether during or after the termination of his relationship, for any reason whatsoever, reveal to any person or entity (both commercial and non-commercial) any of the trade secrets or Company Confidential Information, without limitation, its research and development activities; inventions, processes, formulae, data, chemical composition, chemical or natural compounds now existing or under development, improvements, discoveries, developments, product designs, prototypes and technical specifications; algorithms, trade secrets or technical data; show-how and know-how; marketing plans and strategies; pricing and costing policies; customer and supplier lists and accounts; or nonpublic financial information of the Company so far as they have come or may come to Mr. Carney’s knowledge, except as may be required in the ordinary course of performing his duties as an employee or consultant of the Company. This restriction shall not apply to: (i) information that is in the public domain through no fault of Mr. Carney; (ii) information received from a third party outside the Company that was disclosed without a breach of any confidentiality obligation; (iii) information approved for release by written authorization of the Company; or (iv) information that may be required by law or an order of any court, agency or proceeding to be disclosed. Mr. Carney shall keep secret all matters of such nature entrusted to Mr. Carney and shall not use or disclose any such information for the benefit of any third party in any manner which may injure or cause loss to the Company, whether directly or indirectly.

10. NONCOMPETITION AND NONSOLICITATION.

During the Services Term and for a period equal to twelve (12) months following termination of this Agreement, however caused, Mr. Carney shall not, without the prior written consent of the Company, which consent will not be unreasonably withheld or delayed:

(a) For himself or on behalf of any other person or entity, directly or indirectly, either as principal, agent, stockholder, employee, consultant, representative or in any other capacity, own, manage, operate or control, or be connected or employed by, or otherwise associate in any manner with, engage in or have a financial interest in any business which is directly or indirectly competitive with the Company’s Business (as defined below), or any of its affiliates, except that nothing contained herein shall preclude Mr. Carney from (i) purchasing or owning stock in any such business if such stock is publicly traded, or (ii) acting as a partner, principal, member, shareholder, officer, director or employee of one or more venture capital or private equity funds(or its general partner, managing member or management company) regardless of the investments of any such venture capital or private equity funds.

(b) Either individually or on behalf of or through any third party, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of competing with the Company or any present or future parent, subsidiary or other affiliate of the Company which is engaged in a similar business as the Company’s Business, any customers or patrons of the Company, or any prospective customers or patrons with respect to which the Company has developed or made a sales presentation (or similar offering of services).

(c) Either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any other employees of or consultants to the Company within the immediately preceding twelve (12) month period or any affiliate of the Company to leave the services of the Company or any affiliate for any reason.

(d) For purposes of this Section 10, the Company’s business (“Business”) shall mean researching, developing or commercializing therapeutic and diagnostic devices and drugs for the diagnosis and treatment of nervous system injury and disease; provided, however, that the term “Business” shall be deemed amended to reflect any change in the Company’s Business after the date of this Agreement but prior to the termination of Mr. Carney’s engagement with the Company. A business will be deemed to be competitive with the Company if it is engaged in a business substantially similar, in whole or in part, to the Company’s Business.

11. ASSIGNMENT/SUBCONTRACT. Mr. Carney may not assign or subcontract his obligations under this Agreement.

12. TERMINATION

(a) The Company may terminate Mr. Carney’s service under this Agreement with Cause (as defined below) at any time during the Services Term.

(b) For purposes of this Agreement, the Company shall have Cause to terminate Mr. Carney’s service under this Agreement if Mr. Carney:

(i)	is convicted of any crime or offense;

(ii)	fails or refuses to comply with the written policies or reasonable directives of the Company after notice from the Company and a reasonable opportunity to cure the failure or refusal;

(iii)	commits any act of willful dishonesty, or breach of fiduciary duty with respect to any aspect of the Company’s or any affiliate’s business;

(iv)	is guilty of misconduct in connection with his performance hereunder; or

(v)	materially breaches this Agreement and fails to cure such breach in a reasonable period of time after written notice of such breach from the Company.

(c) If Mr. Carney’s services under this Agreement is terminated by the Company for Cause, then (i) the Company shall have no further obligations hereunder with respect to payment for services accruing from and after the effective date of termination and shall have all other rights and remedies available under this or any other agreement and at law or in equity; and (ii) any restricted stock held by Mr. Carney (for which all restrictions have not lapsed) shall be repurchased by the Company at par value. Notwithstanding the foregoing, the Company shall promptly pay to the Mr. Carney on the effective termination date any and all amounts then owed to Mr. Carney pursuant to this Agreement. In addition, Mr. Carney shall also be entitled to reimbursement of any reimbursable business expenses which were incurred by Mr. Carney through and including the date of termination, which shall be paid by the Company in accordance with the Company’s expense reimbursement policy. The Executive shall be entitled to convert the Life Insurance into an individual policy.

(d) Mr. Carney’s services under this Agreement will terminate automatically on the occurrence of the death or disability of Mr. Carney.

(e) Upon termination of Mr. Carney’s services under this Agreement, Mr. Carney will immediately deliver to the Company all records, notes, data, memoranda, work product and equipment in his possession that are the property of the Company, including any documentation relating to the Services.

13. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties hereto with reference to the subject matter of this Agreement and shall not be changed or modified except by a written instrument signed by both parties. The parties agree that all other non competition, confidentiality, non solicitation and other similar agreements between the Company (or any of its affiliates) and Mr. Carney are hereby terminated and shall not be of any further force and effect. This Agreement may be executed in any number of counterparts which together shall constitute one instrument.

14. SEVERABILITY. If any provision in this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions in this Agreement shall continue in full force and effect.

15. EQUITABLE REMEDIES. Mr. Carney acknowledges that the Services are personal and unique to Mr. Carney and that any breach of this agreement by Mr. Carney will cause irreparable harm to the Company. Accordingly, the Company shall have the right to enforce this Agreement and any of its provisions by injunction or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

16. INTERPRETATION. Captions of the sections of this Agreement are for reference purpose only and do not constitute terms or conditions hereof. The parties acknowledge that they have thoroughly reviewed this Agreement and bargained over its terms. Accordingly, neither party shall be considered responsible for the preparation of this Agreement, which shall be deemed to have been prepared jointly by both parties. The provisions of the Agreement allocate the risks between the parties. The terms and conditions included herein reflect this allocation of risk, and each provision herein is part of the bargained-for consideration of this Agreement.

17. WAIVER. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18. NOTICES. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to Mr. Carney at his last known address on the records of the Company or, in the case of the Company, at the Company's principal place of business, to the attention of the Chief Executive Officer, or to such other address as either party may specify by notice to the other actually received.

19. AMENDMENT. This Agreement may be amended or modified only by a written instrument signed by Mr. Carney and by an expressly authorized representative of the Company.

20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

21. GOVERNING LAW / CONSENT TO JURISDCTION. This Agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts without regard to the conflicts of laws principles thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC.

By:	/s/ Timothy R. Surgenor
Name: Timothy R. Surgenor
Its: President and Chief Executive Officer

/s/ Mark A. Carney
Name: Mark A. Carney

Exhibit 10.32

AGREEMENT

THIS AGREEMENT ( “Agreement”) is made and effective as of March 17, 2008, by and between Cyberkinetics Neurotechnology Systems, Inc., a Delaware corporation (the “Company”) and Kurt H. Kruger (“Mr. Kruger”).

RECITALS

WHEREAS, the Company and Mr. Kruger have agreed to terminate that certain Employment Agreement dated September 18, 2006 by and between the Company and Mr. Kruger (the “Employment Agreement”) and to modify the severance obligations of the Company pursuant to Section 5 of the Employment Agreement and enter a consulting arrangement as set forth herein;

WHEREAS, the parties wish to memorialize their agreement pursuant to which the Employment Agreement shall be terminated and to which Mr. Kruger shall receive certain consideration in receipt thereof, release the Company from its obligation to pay cash severance under the Employment Agreement, provide consulting services to the Company and otherwise to be obligated to the Company under the terms of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. TERMINATION OF EMPLOYMENT AGREEMENT. The Company and Mr. Kruger hereby consent and agree that the Employment Agreement shall be terminated pursuant to Section 5(b) thereof as of the date hereof.

2. SEVERANCE. The Company and Mr. Kruger hereby consent and agree that the Company is hereby released of its obligation to pay any severance or benefits payable under the Employment Agreement in connection with its termination as set forth in Section 1 above in exchange for the following:

(a) The Company shall issue to Mr. Kruger 325,000 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), which shares shall not be registered under the Securities Act of 1933, as amended.

(b) The Company shall issue to Mr. Kruger 325,000 restricted shares of Common Stock, which restricted shares shall not be registered under the Securities Act of 1933, as amended, and which restricted shares shall vest and the restrictions thereon shall lapse upon the earlier to occur of (i) any sale, merger or other transaction resulting in a change in control of the Company; or (ii) the date on which the U.S. Food and Drug Administration (FDA) approves, conditionally approves or makes known its intent to approve or conditionally approve the Company’s application for humanitarian device exemption (HDE) for its Andara OFS Therapy for spinal cord injury, as long as Mr. Kruger continues to be engaged by the Company on such vesting date under the terms and conditions of this Agreement (or another agreement mutually agreed upon);

(c) All outstanding unvested option shares held by Mr. Kruger shall immediately vest upon the execution of this Agreement and such options shall be exerciseable for a period of ninety (90) days following the termination of the Services Term (as defined below);

(d) The restrictions on all outstanding shares of restricted Common Stock issued to Mr. Kruger on September 18, 2006 shall immediately lapse on the execution of this Agreement;

(e) For a period of twelve (12) months following the date of this Agreement, the Company shall pay Mr. Kruger an amount in cash, in accordance with the payroll practices of the Company, equal to the amount expended by Mr. Kruger in connection with (i) the purchase of life insurance equivalent to that provided by the Company during Mr. Kruger’s employment and (ii) his election, to the extent allowed by law, to exercise applicable rights under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) to maintain health and dental insurance coverage plus the amount of U.S. state and federal tax payable by Mr. Kruger in connection with the receipt of such amount.

3. TERMS OF ENGAGMENT. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and Mr. Kruger hereby agrees to be engaged by the Company as a consultant as of the date hereof. Mr. Kruger’s engagement, subject to earlier termination as hereafter provided, shall be for a term of seven (7) months commencing on the date hereof (the “Services Term”). In the event that Mr. Kruger and the Company wish to extend the Services Term, an amendment to this Agreement shall be executed in accordance with Section 20 hereof.

4. CAPACITY AND PERFORMANCE.

(a) During the Services Term, Mr. Kruger shall be engaged by the Company as in independent contractor and shall perform such duties and responsibilities on behalf of the Company as may reasonably be designated from time to time by the Company, consistent with Mr. Kruger’s prior position of Chief Financial Officer (collectively, the “Services”).

(b) During the Services Term, Mr. Kruger shall devote no less than sixty-four hours per month during the first month, no less than thirty-two hours per month during the second month, and thereafter on an as-needed basis, of his business time and his best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and to the discharge of his duties and responsibilities necessary to carry out the function of this engagement.

5. COMPENSATION AND EXPENSE REIMBURSEMENT. As compensation for all services performed by Mr. Kruger under this Agreement and during the Services Term and subject to performance of Mr. Kruger’s duties and obligations, pursuant to this Agreement or otherwise:

(a) Compensation. During the Term hereof, the Company shall pay Mr. Kruger NINETY-FIVE DOLLARS ($95.00) per hour, payable in accordance with the payroll practices of the Company; and

(b) Expenses. The Company shall pay or reimburse Mr. Kruger for all reasonable and necessary business expenses incurred or paid by Mr. Kruger in the performance of his duties and responsibilities hereunder, subject to prior written approval and any other reasonable restrictions on such expenses set by the Company and to such reasonable substantiation and documentation in accordance with the policies and procedures of the Company.

(c) Benefits; Expenses; Other Compensation. Except as expressly provided herein, the Company will not pay to Mr. Kruger any benefits, expenses or other compensation.

6. RELATIONSHIP OF THE PARTIES.

(a) Independent Contractor Status. Mr. Kruger shall be an independent contractor. Mr. Kruger shall act in accordance with this status and Mr. Kruger shall not hold himself out as an officer or employee of the Company, nor shall Mr. Kruger make any claim based on any right or privilege applicable to the Company’s employees. Under no circumstances shall Mr. Kruger or Mr. Kruger’s agents, if any, look to the Company as their employer, or as a partner, agent, or principal.

(b) Taxes. Mr. Kruger shall pay, when and as due, any and all taxes incurred as a result of Mr. Kruger’s compensation hereunder. Mr. Kruger shall indemnify the Company for any claims, losses, costs, fees, liabilities, damages or injuries suffered by the Company arising out of Mr. Kruger’s failure to pay any taxes due under this section.

(c) Other Costs. Mr. Kruger shall be directly responsible for all costs of self-employment, including social security liabilities, federal, state and local income tax payments for Mr. Kruger. Mr. Kruger also shall be directly responsible for all tax returns and reports required by any governmental body, including charges or premiums for F.I.C.A., unemployment insurance and other taxes (including penalties and interest).

7. REPRESENTATIONS.

(a) Capacity. Mr. Kruger possesses the capacity to enter into this Agreement.

(b) Compliance with Law; Company Policies. Mr. Kruger will comply with all applicable federal and state laws and regulations, as well as all applicable policies of the Company, relating to the performance of the Services under this Agreement and will hold the Company harmless from any loss or damage caused by his breach of such requirements.

(c) No Conflicts. Mr. Kruger hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not be in breach or be in conflict with any other agreement to which Mr. Kruger is a party or is bound and that Mr. Kruger is not subject to any covenants against competition or similar covenants that would affect the performance of his obligations hereunder. Mr. Kruger will not disclose or use any proprietary information of a third party without such party's consent.

8. OWNERSHIP OF WORK PRODUCT. Mr. Kruger understands the Company does not desire to acquire from Mr. Kruger any trade secrets, know-how or confidential information that Mr. Kruger may have acquired from others or which may have been developed or acquired by Mr. Kruger outside the scope of his prior employment by the Company. Mr. Kruger expressly understands and agrees that any and all right or interest Mr. Kruger obtains in any designs, trade secrets, technical specifications and technical data, know-how and show-how, customer and vendor lists, marketing plans, pricing policies, inventions, concepts, ideas, expressions, discoveries, improvements and patent or patent rights which are authored, conceived, devised, developed, reduced to practice, or otherwise obtained by Mr. Kruger within the scope of his engagement with the Company and during Mr. Kruger’s engagement with the Company which relate to, result from, and arise out of Mr. Kruger’s relationship with the Company are expressly regarded as “works for hire”, as that term is defined in United States Copyright Act (17 U.S.C. Section 101) or works invented or authored within the scope of employment (the “Inventions”). Mr. Kruger hereby assigns to the Company the sole and exclusive right to such Inventions. Mr. Kruger agrees to promptly disclose to the Company any and all such Inventions, and that, upon request of the Company, Mr. Kruger will execute and deliver any and all documents or instruments and take any other action which the Company shall deem necessary to assign to and vest completely in the Company, to perfect trademark, copyright and patent protection with respect to, or to otherwise protect the Company’s trade secrets and proprietary interest in such Inventions. The obligations of this Section shall continue beyond the termination of Mr. Kruger’s relationship with respect to such Inventions conceived of, reduced to practice, or developed by Mr. Kruger during the term of this Agreement and within the scope of employment by the Company. The Company agrees to pay any and all copyright, trademark and patent fees and expenses or other costs incurred by Mr. Kruger for any assistance rendered to the Company pursuant to this Section.

9. NON-DISCLOSURE.

(a) For purposes of this Section 9, “the Company” shall include any affiliates of the Company.

(b) As used herein, “Company Confidential Information” shall mean all intellectual property and other proprietary information of the Company, including without limitation:

(i)	the Company’s business methods and practices;

(ii)	databases and information used in the Company’s business;

(iii)	the names of the Company’s suppliers and customers and the nature of their relationship with the Company;

(iv)	the business information and requirements of the Company’s customers;

(v)	confidential, proprietary or trade secret information submitted to the Company by the Company’s customers, suppliers, employees, consultants or co-venturers; and

(vi)
any other information including, but not limited to, trade secrets or confidential information with respect to inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans, pricing and proposals;

(c) Mr. Kruger will not at any time, whether during or after the termination of its relationship, for any reason whatsoever, reveal to any person or entity (both commercial and non-commercial) any of the trade secrets or Company Confidential Information, without limitation, its research and development activities; inventions, processes, formulae, data, chemical composition, chemical or natural compounds now existing or under development, improvements, discoveries, developments, product designs, prototypes and technical specifications; algorithms, trade secrets or technical data; show-how and know-how; marketing plans and strategies; pricing and costing policies; customer and supplier lists and accounts; or nonpublic financial information of the Company so far as they have come or may come to Mr. Kruger’s knowledge, except as may be required in the ordinary course of performing his duties as an employee or consultant of the Company. This restriction shall not apply to: (i) information that is in the public domain through no fault of Mr. Kruger; (ii) information received from a third party outside the Company that was disclosed without a breach of any confidentiality obligation; (iii) information approved for release by written authorization of the Company; or (iv) information that may be required by law or an order of any court, agency or proceeding to be disclosed. Mr. Kruger shall keep secret all matters of such nature entrusted to Mr. Kruger and shall not use or disclose any such information for the benefit of any third party in any manner which may injure or cause loss to the Company, whether directly or indirectly.

10. NONCOMPETITION AND NONSOLICITATION.

During the Services Term and for a period equal to twelve (12) months following termination of this Agreement, however caused, Mr. Kruger shall not, without the prior written consent of the Company, which consent will not be unreasonably withheld or delayed:

(a) For himself or on behalf of any other person or entity, directly or indirectly, either as principal, agent, stockholder, employee, consultant, representative or in any other capacity, own, manage, operate or control, or be connected or employed by, or otherwise associate in any manner with, engage in or have a financial interest in any business which is directly or indirectly competitive with the Company’s Business (as defined below), or any of its affiliates, except that nothing contained herein shall preclude Mr. Kruger from (i) purchasing or owning stock in any such business if such stock is publicly traded or (ii) acting as a partner, principal, member, shareholder, officer, director or employee of one or more venture capital or private equity funds(or its general partner, managing member or management company) regardless of the investments of any such venture capital or private equity funds.

(b) Either individually or on behalf of or through any third party, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of competing with the Company or any present or future parent, subsidiary or other affiliate of the Company which is engaged in a similar business as the Company’s Business, any customers or patrons of the Company, or any prospective customers or patrons with respect to which the Company has developed or made a sales presentation (or similar offering of services).

(c) Either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any other employees of or consultants to the Company within the immediately preceding twelve (12) month period or any affiliate of the Company to leave the services of the Company or any affiliate for any reason.

(d) For purposes of this Section 10, the Company’s business (“Business”) shall mean researching, developing or commercializing therapeutic and diagnostic devices and drugs for the diagnosis and treatment of nervous system injury and disease; provided, however, that the term “Business” shall be deemed amended to reflect any change in the Company’s Business after the date of this Agreement but prior to the termination of Mr. Kruger’s engagement with the Company. A business will be deemed to be competitive with the Company if it is engaged in a business substantially similar, in whole or in part, to the Company’s Business.

11. INDEMNIFICATION. Mr. Kruger will indemnify and hold the Company harmless from all claims, losses, expenses, fees (including, without limitation, attorneys’ fees), costs and judgments that may be asserted against the Company as a result of any act or omission of Mr. Kruger in the performance by him of the Services under this Agreement, unless said act or omission was authorized by the Company or resulted directly or indirectly from any cause beyond the reasonable control of Mr. Kruger.

12. ASSIGNMENT/SUBCONTRACT. Mr. Kruger may not assign or subcontract his obligations under this Agreement.

13. TERMINATION

(a) The Company may terminate Mr. Kruger’s service under this Agreement with Cause (as defined below) at any time during the Services Term.

(b) For purposes of this Agreement, the Company shall have Cause to terminate Mr. Kruger’s service under this Agreement if Mr. Kruger:

(i)	is convicted of any crime or offense;

(ii)	fails or refuses to comply with the written policies or reasonable directives of the Company;

(iii)	commits any act of willful disloyalty, dishonesty, or breach of fiduciary duty with respect to any aspect of the Company’s or any affiliate’s business;

(iv)	is guilty of misconduct in connection with his performance hereunder; or

(v)	materially breaches this Agreement.

(c) If this Agreement is terminated by the Company for Cause, then (i) the Company shall have no further obligations hereunder accruing from and after the effective date of termination and shall have all other rights and remedies available under this or any other agreement and at law or in equity; and (ii) any unvested options held by Mr. Kruger shall immediately expire and any restricted stock held (for which all restrictions have not lapsed) by Mr. Kruger shall be repurchased by the Company at par value. Notwithstanding the foregoing, the Company shall promptly pay to the Mr. Kruger on the effective termination date any and all amounts then owed to Mr. Kruger pursuant to this Agreement. In addition, Mr. Kruger shall also be entitled to reimbursement of any reimbursable business expenses which were incurred by Mr. Kruger through and including the date of termination, which shall be paid by the Company in accordance with the Company’s expense reimbursement policy. The Executive shall be entitled to convert the Life Insurance into an individual policy.

(d) This Agreement will terminate automatically on the occurrence of the death or disability of Mr. Kruger.

(e) Upon termination of this Agreement, Mr. Kruger will immediately deliver to the Company all records, notes, data, memoranda, work product and equipment in his possession that are the property of the Company, including any documentation relating to the Services.

14. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties hereto with reference to the subject matter of this Agreement and shall not be changed or modified except by a written instrument signed by both parties. This Agreement may be executed in any number of counterparts which together shall constitute one instrument.

15. SEVERABILITY. If any provision in this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions in this Agreement shall continue in full force and effect.

16. EQUITABLE REMEDIES. Mr. Kruger acknowledges that the Services are personal and unique to Mr. Kruger and that any breach of this agreement by Mr. Kruger will cause irreparable harm to the Company. Accordingly, the Company shall have the right to enforce this Agreement and any of its provisions by injunction or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

17. INTERPRETATION. Captions of the sections of this Agreement are for reference purpose only and do not constitute terms or conditions hereof. The parties acknowledge that they have thoroughly reviewed this Agreement and bargained over its terms. Accordingly, neither party shall be considered responsible for the preparation of this Agreement, which shall be deemed to have been prepared jointly by both parties. The provisions of the Agreement allocate the risks between the parties. The terms and conditions included herein reflect this allocation of risk, and each provision herein is part of the bargained-for consideration of this Agreement.

18. WAIVER. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

19. NOTICES. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to Mr. Kruger at his last known address on the records of the Company or, in the case of the Company, at the Company's principal place of business, to the attention of the Chief Executive Officer, or to such other address as either party may specify by notice to the other actually received.

20. AMENDMENT. This Agreement may be amended or modified only by a written instrument signed by Mr. Kruger and by an expressly authorized representative of the Company.

21. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

22. GOVERNING LAW / CONSENT TO JURISDCTION. This Agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts without regard to the conflicts of laws principles thereof. Each party hereto irrevocably and unconditionally consents to submit to the jurisdiction and venue of the state and federal courts of Norfolk County Massachusetts with respect to any litigation arising out of, or related to, this agreement and the transactions contemplated hereby, and agrees not to commence any litigation relating thereto except in the state and federal courts of Norfolk County, Massachusetts, and further agrees that service of any process, summons, notice or document by U.S. mail, first-class, postage prepaid, shall be effective service of process for any litigation brought against it in said court. Each of the parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this agreement or the transactions contemplated hereby, in the state and federal courts of Norfolk County, Massachusetts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC.

By:	/s/ Timothy R. Surgenor
Name: Timothy R. Surgenor
Its: President and Chief Executive Officer

/s/ Kurt H. Kruger
Name: Kurt H. Kruger

Exhibit 21.1

Subsidiaries of the Registrant

Andara Life Science, Inc., an Indiana corporation
Cyberkinetics, Inc., a Delaware corporation

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation of our report dated March 31, 2008 relating to the consolidated financial statements of Cyberkinetics Neurotechnology Systems, Inc. as of and for the years ended December 31, 2007 and 2006, included in this Form 10-KSB, into the Company's previously filed Registration Statements on Forms S-8 (File Nos. 333-127557 and 333-124928).

/s/ VITALE, CATURANO & COMPANY, LTD.
Boston, Massachusetts
March 31, 2008

Exhibit 31.1

CERTIFICATION

I, Timothy R. Surgenor, the President of the registrant, certify that:

1. I have reviewed this report on Form 10-KSB of Cyberkinetics Neurotechnology Systems, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a. designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b. designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c. evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d. disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

a. all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

b. any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

/s/ Timothy R. Surgenor Name: Timothy R. Surgenor
Title: President and Chief Executive Officer
(Principal Executive Officer)

March 31, 2008

Exhibit 31.2

CERTIFICATION

I, David A. Keene, the Vice President, Finance of the registrant, certify that:

1. I have reviewed this annual report on Form 10-KSB of Cyberkinetics Neurotechnology Systems, Inc.;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a. designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b. designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c. evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d. disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

a. all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

b. any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

/s/ David A. Keene
Name: David A. Keene
Title: Vice President, Finance
(Principal Financial and Accounting Officer)

March 31, 2008

Exhibit 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO SECTION 906
OF THE SARBANES-OXLEY ACT OF 2003

     In connection with the annual report of Cyberkinetics Neurotechnology Systems, Inc. (the “Company”) on Form 10-KSB for the period ending December 31, 2007 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), each of the undersigned, in the capacities and on the dates indicated below, hereby certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2003, that to his knowledge:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Timothy R. Surgenor
Timothy R. Surgenor
President and Chief Executive Officer
(Principal Executive Officer)

/s/ David A. Keene
David A. Keene
Vice President, Finance
(Principal Financial and Accounting Officer)

March 31, 2008

     A signed original of this written statement required by Section 906 has been provided to Cyberkinetics Neurotechnology Systems, Inc. and will be retained by Cyberkinetics Neurotechnology Systems, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

APPENDIX A

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our report dated March 31, 2008, and to all references to our Firm, in Prospectus Supplement No. 23 to Form SB-2 (Registration No. 333-129140), and prospectus, as amended, of Cyberkinetics Neurotechnology Systems, Inc. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ Vitale, Caturano & Company, Ltd.
Boston, Massachusetts
April 7, 2008